EXHIBIT 10.11

LOAN AND SECURITY AGREEMENT

YRC WORLDWIDE INC.,
as
Administrative Borrower,

BORROWERS NAMED HEREIN,

GUARANTORS NAMED HEREIN,

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders

and

RBS CITIZENS BUSINESS CAPITAL,
a division of RBS Asset Finance, Inc.,
a subsidiary of RBS Citizens, N.A.,
as Agent

RBS CITIZENS, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH and CIT FINANCE LLC

As Joint Lead Arrangers
and
Joint Bookrunners

BANK OF AMERICA, N.A.
as Syndication Agent

ALLY COMMERCIAL FINANCE and PNC BANK
As Co-Documentation Agents

Dated as of February 13, 2014

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION 1

1.1	Definitions. 1

1.2	Terms Defined in UCC. 53

1.3	Accounting Terms. 54

1.4	Certain Matters of Construction. 54

1.5	Pro Forma Calculations. 55

SECTION 2.	CREDIT FACILITIES 57

2.1	Commitment. 57

2.2	Letter of Credit Facility. 59

2.3	Increase in Commitments. 62

2.4	Extensions of Commitments. 64

SECTION 3.	INTEREST, FEES AND CHARGES 66

3.1	Interest. 66

3.2	Fees. 67

3.3	Computation of Interest, Fees, Yield Protection. 68

3.4	Reimbursement Obligations. 68

3.5	Illegality. 69

3.6	Increased Costs. 69

3.7	Increased Capital Costs. 69

3.8	Mitigation; Replacement of Lenders. 70

3.9	Indemnities. 71

3.10	Maximum Interest. 71

SECTION 4.	LOAN ADMINISTRATION 72

4.1	Manner of Borrowing and Funding Loans. 72

4.2	Defaulting Lender. 73

4.3	Number and Amount of LIBOR Loans; Determination of Rate. 74

4.4	Administrative Borrower. 75

4.5	One Obligation. 75

4.6	Effect of Termination. 75

SECTION 5.	PAYMENTS 76

5.1	General Payment Provisions. 76

5.2	Repayment of Loans. 76

5.3	Reserved. 76

5.4	Mandatory Prepayments. 76

5.5	Payment of LIBOR Loans and Other Obligations. 77

5.6	Marshaling; Payments Set Aside. 78

5.7	Post-Default Allocation of Payments. 78

5.8	Application of Payments. 79

5.9	Loan Account; Account Stated. 79

5.10	Taxes. 79

5.11	Withholding Tax Exemption. 80

5.12	Nature and Extent of Each Borrower’s Liability. 82

SECTION 6.	CONDITIONS PRECEDENT 85

6.1	Conditions Precedent to Initial Loans. 85

6.2	Conditions Precedent to All Credit Extensions. 88

6.3	Limited Waiver of Conditions Precedent. 88

SECTION 7.	COLLATERAL 88

7.1	Grant of Security Interest. 88

7.2	Cash Collateral. 91

7.3	Real Property Collateral. 91

7.4	Other Collateral. 91

7.5	No Assumption of Liability. 92

7.6	Further Assurances. 92

SECTION 8.	COLLATERAL ADMINISTRATION 92

8.1	Borrowing Base Certificates. 92

8.2	Administration of Accounts. 93

8.3	Administration of Deposit Accounts; Cash Dominion Trigger Period; Borrowing Base Cash Account. 93

8.4	General Provisions. 95

8.5	Power of Attorney. 95

SECTION 9.	REPRESENTATIONS AND WARRANTIES 96

9.1	General Representations and Warranties. 96

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS 103

10.1	Affirmative Covenants. 103

10.2	Negative Covenants. 112

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT 132

11.1	Events of Default. 132

11.2	Remedies upon Default. 134

11.3	License. 135

11.4	Setoff. 135

11.5	Remedies Cumulative; No Waiver; Commercial Reasonableness. 135

SECTION 12.	AGENT 136

12.1	Appointment, Authority and Duties of Agent. 136

12.2	Agreements Regarding Collateral and Field Examination Reports. 138

12.3	Reliance By Agent. 139

12.4	Action Upon Default. 139

12.5	Ratable Sharing. 139

12.6	Indemnification of Agent Indemnitees. 139

12.7	Limitation on Responsibilities of Agent. 140

12.8	Successor Agent and Co-Agents. 140

12.9	Due Diligence and Non-Reliance. 141

12.10	Replacement of Certain Lenders. 142

12.11	Remittance of Payments and Collections. 142

12.12	Agent in its Individual Capacity. 142

12.13	Agent Titles. 143

12.14	No Third Party Beneficiaries. 143

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS 143

13.1	Successors and Assigns. 143

13.2	Participations. 143

13.3	Assignments. 144

13.4	Tax Treatment. 145

13.5	Representation of Lenders. 145

SECTION 14.	GUARANTY. 145

14.1	Guaranty. 145

14.2	Waivers. 146

14.3	No Defense. 146

14.4	Guaranty of Payment. 146

14.5	Liabilities Absolute. 146

14.6	Waiver of Notice. 147

14.7	Agent’s Discretion. 148

14.8	Reinstatement. 148

14.9	Action Upon Event of Default. 149

14.10	Statute of Limitations. 149

14.11	Reserved. 149

14.12	Guarantor’s Investigation. 149

14.13	Keepwell. 149

14.14	Termination. 150

SECTION 15.	MISCELLANEOUS 150

15.1	Consents, Amendments and Waivers. 150

15.2	Indemnity. 152

15.3	Notices and Communications. 152

15.4	Performance of Loan Parties’ Obligations. 154

15.5	Credit Inquiries. 154

15.6	Severability. 155

15.7	Cumulative Effect; Conflict of Terms. 155

15.8	Counterparts; Facsimile Signatures. 155

15.9	Entire Agreement. 155

15.10	Obligations of Lenders. 155

15.11	Confidentiality. 155

15.12	Reserved. 156

15.13	GOVERNING LAW. 156

15.14	Consent to Forum. 157

15.15	Waivers by Loan Parties. 157

15.16	Patriot Act Notice. 158

15.17	No Oral Agreement. 158

15.18	Term Debt Intercreditor Agreement. 158

15.19	Release of Guarantors. 159

15.20	Release of Liens. 159

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Borrowing Base Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Notice of Borrowing

Exhibit E	Form of Grant of Security Interest in Trademarks

Exhibit F	Form of Grant of Security Interest in Patents

Exhibit G	Form of Grant of Security Interest in Copyrights

Exhibit H	Form of Perfection Certificate

Exhibit I	Form of Notice of Continuation/Conversion

Exhibit J	Form of Assignment Notice

Schedule 1.1(a)	Guarantors as of the Closing Date

Schedule 1.1(b)	Commitments of Lenders

Schedule 1.1(c)	Copyrights

Schedule 1.1(d)	Excluded Real Property

Schedule 1.1(e)	Existing Letters of Credit

Schedule 1.1(f)	Licenses

Schedule 1.1(g)	Patents

Schedule 1.1(h)	Pension Fund Entities

Schedule 1.1(i)	Trademarks

Schedule 6.1.6	Local Counsel

Schedule 7.1.1(a)	Pledged Collateral

Schedule 7.1.1(b)	Additional Collateral Provisions

Schedule 7.1(c)	Commercial Tort Claims

Schedule 8.3	Deposit Accounts ***CONFIDENTIAL***

Schedule 9.1.11	Subsidiaries

Schedule 9.1.14	Labor Matters

Schedule 10.1.13(a)	Further Assurances and Post-Closing Conditions

Schedule 10.2.1(b)	Liens

Schedule 10.2.2(e)	Investments
Schedule 10.2.3(b)    Debt

Schedule 10.2.5	Closing Date Dispositions

Schedule 10.2.8	Transactions with Affiliates

Schedule 10.2.9	Burdensome Agreements

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of February 13, 2014, by and among YRC WORLDWIDE INC., a Delaware Corporation (“Parent”), as administrative borrower (in such capacity, “Administrative Borrower”), Parent, YRC INC., a Delaware Corporation (“YRC”), USF REDDAWAY INC., an Oregon Corporation (“Reddaway”), USF HOLLAND INC., a Michigan Corporation (“Holland”), and NEW PENN MOTOR EXPRESS, INC., a Pennsylvania Corporation (“New Penn”, and together with Parent, YRC, Holland and Reddaway, “Borrowers” and each a “Borrower”), those Subsidiaries of Parent identified on Schedule 1.1(a) attached hereto (as updated from time to time) (collectively, “Guarantors” and each, a “Guarantor”); the financial institutions from time to time party to this Agreement as lenders (collectively, “Lenders” and each a “Lender”), the financial institutions from time to time party to this Agreement as issuing banks (collectively, “Issuing Banks” and each an “Issuing Bank”), and RBS CITIZENS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as agent for Lenders and Issuing Banks (in such capacity, “Agent”).

R E C I T A L S:

Borrowers have requested that Agent, Lenders and Issuing Banks make available a credit facility, to be used by Parent and Restricted Subsidiaries to finance their business enterprises. Agent, Lenders and Issuing Banks are willing to provide such credit facility on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION
1.1    Definitions. As used herein, the following terms have the meanings set forth below:
1    ABL Priority Collateral – as defined in the Term Debt Intercreditor Agreement.
2    Accelerated Reporting Trigger Event – shall occur when Availability is less than or equal to fifteen percent (15%) of the Collateral Line Cap.
3    Accelerated Reporting Trigger Period – shall commence upon the occurrence of an Accelerated Reporting Trigger Event, and shall continue until the date that the Accelerated Reporting Trigger Event shall have ceased to exist for a period of at least thirty (30) consecutive calendar days.
4    Account(s) - “accounts” as defined in Section 9-102 of the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered, or (c) arising out of the use of a credit or charge card.
5    Account Debtor - any Person who is or who may become obligated to any Loan Party under, with respect to or on account of an Account.
6    Administrative Borrower - as defined in the preamble to this Agreement.
7    Affiliate - with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have meanings correlative thereto.
8    Agent - as defined in the preamble to this Agreement.
9    Agent Indemnitees - Agent and its respective officers, directors, employees, Affiliates, agents and attorneys.
10    Agent Payment Account - an account designated by Agent to Administrative Borrower on the Closing Date and such other account as Agent may from time to time designate to Administrative Borrower as the “Agent Payment Account” for purposes of this Agreement and the other Loan Documents.
11    Agent Professionals - attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent, as applicable.
12    Agreed 1Q2014 Amount - as defined in the definition of Consolidated Fixed Charges.
13    Applicable Debt - as defined in the definition of Weighted Average Life to Maturity.
14    Applicable Law - with respect to any Person, all laws, rules, regulations and governmental guidelines applicable to such Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, requirements, and agreements with, any Governmental Authority.
15    Applicable Margin - with respect to any Type of Loan on any day, the margin set forth below for such type of Loan, as determined by the Average Availability for the most recently completed calendar quarter:

Level	Average Availability	Base Rate Loans	LIBOR Loans
I	Greater than or equal to $140,000,000	1.00%	2.00%
II	Less than $140,000,000 but greater than or equal to $70,000,000	1.25%	2.25%
III	Less than $70,000,000	1.50%	2.50%

The Applicable Margin shall be determined through March 31, 2014 as if Level III were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease based upon the Average Availability for the most recently completed calendar quarter (or, for Applicable Margin for the calendar quarter ending June 30, 2014, for the period from the Closing Date through March 31, 2014), which change shall be effective on the first (1st) day of each calendar quarter. In the event that, at any time after the end of a calendar quarter, and prior to Full Payment of the Obligations, it is determined that the Average Availability for such calendar quarter used for the determination of the Applicable Margin was (i) less than the actual amount of the Average Availability for such calendar quarter, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Average Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent upon written demand therefor (and in no event later than three (3) Business Days after such written demand) or (ii) greater than the actual amount of the Average Availability for such calendar quarter, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Average Availability and any reduction in interest for the applicable period as a result of such recalculation shall be promptly credited to the loan account of Borrowers. Notwithstanding the foregoing, any additional interest described in clause (i) above shall not be due and payable until written demand is made for such payment pursuant to clause (i) above and, accordingly, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the Default Rate), at any time prior to a failure to pay when due following such written demand.
Notwithstanding the foregoing, the Applicable Margin set forth above shall be reduced by 0.25% during each period when the financial statements most recently submitted by Administrative Borrower pursuant to Section 10.1.1 demonstrate that the Total Leverage Ratio of Parent and Restricted Subsidiaries, on a consolidated basis, is less than 2.50:1.00 for the Test Period covered by such financial statements.
16    Approved Fund - any Person (other than a natural person) that is primarily engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
17    Assignment and Acceptance - an assignment agreement between a Lender and Eligible Assignee, substantially in the form of Exhibit A.
18    Attributable Debt - on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
Audited Financial Statements - shall mean the audited consolidated balance sheets of Parent and its consolidated Subsidiaries for the Fiscal Years ending December 31, 2010, December 31, 2011 and December 31, 2012 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows of Parent and its consolidated Subsidiaries.
Auto-Extension Letter of Credit – is defined in Section 2.2.1(f).
19    Availability - as of any date of determination calculated on a Pro Forma Basis, the amount equal to: (a) the Collateral Line Cap, minus (b) the then outstanding Facility Exposure; provided, that solely for the purposes of determining whether an Accelerated Reporting Trigger Event has occurred, Availability may be increased by the amount of cash maintained by Loan Parties in one or more Dominion Accounts (excluding the Borrowing Base Cash Account) in an aggregate amount not to exceed $25,000,000 at any time; provided, that during the period from the Closing Date to the date that is forty-five (45) days after the Closing Date (or such longer period as Agent may agree in its reasonable discretion), Dominion Accounts shall be deemed to include any deposit account of Loan Parties as to which a Deposit Account Control Agreement is required to be delivered (or other method of control effected) under this Agreement whether or not such requirement has been satisfied.
Availability Reserve - on any day, the sum (without duplication of any other reserve or eligibility criteria) of (a) the aggregate amount of liabilities secured by Liens (other than Permitted Liens) upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (b)  amounts to reflect events, conditions, contingencies or risks which, as determined by Agent in its Permitted Discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, the ability of Agent to realize upon the Collateral of the type that is included in the Borrowing Base; (c) amounts to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Loan Party to Agent is or may have been incomplete, inaccurate or misleading in any material respect (to the extent thereof); or (d) amounts in respect of any state of facts which Agent determines in its Permitted Discretion constitutes an Event of Default. The amount of any Availability Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in its Permitted Discretion.
20    Agent shall have the right to establish and modify components of the Availability Reserve against the Borrowing Base assets from time to time in its Permitted Discretion in accordance with the terms above, provided, that so long as no Specified Event of Default has occurred and is continuing, Agent has provided Administrative Borrower with at least two (2) Business Days’ prior written notice of such establishment or modification and Administrative Borrower shall have the opportunity during such two (2) Business Day period to discuss such establishment or modification with Agent; provided, that (x) no Letters of Credit shall be issued or Loans funded during such two (2) Business Day period if, after giving effect to such establishment or modification, the requested issuance or funding would result in an Overadvance, and (y) no such notice shall be required for changes resulting by virtue of mathematical calculations or if a Material Adverse Effect would occur if such reserves were not established.
21    Average Availability - for any period, the daily average of Availability for such period as calculated by Agent.
22    Average Revolver Usage - for any period, the average daily aggregate Facility Exposure for such period divided by the Commitments on the last day of such period.
23    Bank Product - any of the following products, services or facilities extended to any Loan Party or Subsidiary by a Bank Product Provider: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card, purchase card, corporate credit card and merchant card services; and (d) other banking products or services as may be requested by any Loan Party or Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.7.1, the applicable Bank Product Provider must have previously provided written notice to Agent and Administrative Borrower of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder (“Bank Product Amount”) and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent and Administrative Borrower by the applicable Bank Product Provider. No Bank Product Amount may be established or increased (other than increases in connection with marking to market products under Hedging Agreements) at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.
24    Bank Product Amount - as defined in the definition of Bank Product.
25    Bank Product Debt - Debt and other obligations of a Loan Party relating to Bank Products.
26    Bank Product Provider - RBS, any other Lender or any of their respective Affiliates (other than a Disqualified Lender) that provides Bank Products to any Loan Party or Subsidiary.
27    Bankruptcy Code - the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented.
28    Base Rate - for any day, a variable rate of interest per annum equal to the highest of (a) the “prime rate” as determined by Agent announced from time to time by RBS at its offices in Boston, Massachusetts (or any successor to the foregoing) as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank), (b) the Federal Funds Effective Rate (as defined below) from time to time plus one-half of one percent (0.50%), and (c) the LIBOR Rate for a one (1) month Interest Period on such day plus one percent (1%). The term “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by it.
29    Base Rate Loan - a Loan that bears interest based on the Base Rate.
30    Blocked Person - any Person that is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC.
31    Board - the Board of the Federal Reserve System of the United States of America.
32    Borrower or Borrowers - as defined in the preamble to this Agreement and any other Person that at any time after the date hereof becomes a Borrower.
33    Borrowing - a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
34    Borrowing Base - on any date of determination and without duplication, an amount equal to the sum of:
(a)    eighty five percent (85%) of the sum of (x) Eligible Accounts minus (y) the Dilution Reserve, plus
(b)    one hundred percent (100%) of the amount of Eligible Borrowing Base Cash, minus
(c)    the Deferred Revenue Reserve, minus
(d)    the Availability Reserve.
Borrowing Base Cash Account - account maintained by Administrative Borrower, on behalf of Borrowers, with Agent as designated in a letter agreement between Administrative Borrower and Agent on the Closing Date and any other account maintained with Agent and designated as the “Borrowing Base Cash Account” by Administrative Borrower and Agent from time to time.
Borrowing Base Cash Release - as defined in Section 8.3.3.
35    Borrowing Base Certificate - a certificate substantially in the form attached hereto as Exhibit B, as such form may be modified by Agent and Administrative Borrower from time to time in a manner consistent with the terms of this Agreement, by which Administrative Borrower, on behalf of Borrowers, certifies calculation of the Borrowing Base as of the date delivered.
36    Business Day - any day (a) which is neither a Saturday or Sunday nor a day on which commercial banks are authorized or required to be closed in New York City; (b) when such term is used to describe a day on which a borrowing, payment, prepayment, or repayment is to be made in respect of any LIBOR Loan, any day which is: (i) neither a Saturday or Sunday nor a day on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Loan, any day which is a London Banking Day.
37    Capital Expenditures - for any period of determination with respect to Parent and Restricted Subsidiaries, the aggregate of (a) all amounts that would be reflected as additions to property, plant or equipment on a consolidated statement of cash flows of Parent and Restricted Subsidiaries in accordance with GAAP and (b) the value of all assets under Capitalized Leases incurred by Parent and Restricted Subsidiaries during such period; provided, that, Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition or other Investment of all or substantially all of the assets of another Person or business line permitted hereby, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by a third party (excluding Parent or any Restricted Subsidiary) and for which none of Parent nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (v) property, plant and equipment taken in settlement of accounts, and (vi) expenditures made with the net proceeds of any Debt (other than Loans advanced hereunder) or equity issuance.
38    Capitalized Lease - any lease that is required to be capitalized for financial reporting purposes and reflected as a liability on a balance sheet of such Person in accordance with GAAP.
39    Cash Collateral - cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
40    Cash Collateral Account - a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its Permitted Discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.
41    Cash Collateralize - the delivery of cash to Agent, as security for the payment of the Obligations, with respect to any LC Obligations, in an amount equal to one hundred two percent (102%) of such LC Obligations (excluding amounts owing pursuant to clause (c) of the definition thereof). Cash Collateralization has a correlative meaning.
42    Cash Dominion Trigger Event - shall occur when either (i) a Specified Event of Default has occurred; or (ii) Borrowers fail to maintain Availability in an amount at least equal to twelve and one-half percent (12.5%) of the Collateral Line Cap for five (5) consecutive Business Days; or (iii) Borrowers shall fail to maintain at any time Availability in an amount at least equal to ten percent (10%) of the Collateral Line Cap.
43    Cash Dominion Trigger Period - shall commence upon the occurrence of a Cash Dominion Trigger Event, and shall continue until the date that (i) no Specified Event of Default exists; and (ii) Borrowers have maintained Availability of not less than twelve and one-half percent (12.5%) of the Collateral Line Cap for a period of thirty (30) consecutive calendar days.
44    Cash Equivalents –
45    (a) Dollars and, to the extent consistent with past practice, Canadian Dollars;
46    (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;
47    (c) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, rated at least A-1 or P-1 by S&P or Moody’s;
48    (d) investments in demand deposits, certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, Agent, Term Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;
49    (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (d) above;
50    (f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; and
51    (g) other short-term investments of any Foreign Subsidiary entered into in accordance with normal investment policies and practices of such Foreign Subsidiary consistent with past practices for cash management and constituting investments in governmental obligations and investment funds analogous to and having a credit risk not greater than investments of the type described in clauses (a) through (f) above.
52    Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than set forth in clause (a) above; provided, that such amounts are converted into currencies listed in clause (a) within ten Business Days following the receipt of such amounts.
53    Cash Management Services - any services provided from time to time by RBS or any other Lender or any of its Affiliates to any Loan Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.
Cash Pension Contribution - as to any period of determination, the actual cash pension funding payments made by Parent and Restricted Subsidiaries with respect to pension funding obligations during such period.

54    Casualty Event - any event that gives rise to the receipt by Parent or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property or as compensation for such condemnation event.
55    CFC – a “controlled foreign corporation” within the meaning of Section 957 of the Code.
56    Change in Law - the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for the purposes of this Agreement: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
57    Change of Control - shall mean:
(a)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent;
(b)    occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (i) nominated by the board of directors of Parent nor (ii) appointed by directors so nominated; or
(c)    a “change of control” (or similar event) shall occur under (i) the Term Debt Documents or any Permitted Refinancing thereof or (ii) any other Debt for borrowed money with an aggregate principal amount (in the case of this clause (ii)) in excess of the Threshold Amount.
1    Claims - all liabilities, obligations, actual losses, damages, penalties, judgments, proceedings, costs and expenses of any kind (including remedial response costs, reasonable and documented out-of-pocket attorneys’ fees (limited in the case of attorney’s fees to one primary counsel for Agent and Lenders taken as a whole and one additional counsel in each relevant jurisdiction and, in the event of any actual or reasonably perceived conflict of interest, one additional counsel of each type to similarly situated parties) and Extraordinary Expenses) at any time incurred by or asserted against any Indemnitee in any way relating to (a) any Loan Documents or transactions contemplated thereby, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens under the Loan Documents, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or under Applicable Law in connection with the Loan Documents, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all reasonable and documented out-of-pocket costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto (limited in the case of attorney’s fees to one primary counsel for Agent and Lenders taken as a whole and one additional counsel in each relevant jurisdiction and, in the event of any actual or reasonably perceived conflict of interest, one additional counsel of each type to similarly situated parties).
2    Closing Date - as defined in Section 6.1.
3    Code - the U.S. Internal Revenue Code of 1986, as amended.
Collateral - all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations; provided, that it shall exclude all Excluded Property and all defined terms used therein shall exclude Excluded Property.
Collateral and Guarantee Requirement - shall mean, at any time, the requirement that:
(a)    on the Closing Date, Agent shall have received each Security Document to the extent required to be delivered on the Closing Date pursuant to Section 6.1, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;
(b)    in each case subject to the limitations and exceptions set forth in this Agreement and the Security Documents, any action required to be taken by Agent to effectuate the same and the lien subordination set forth in the Term Debt Intercreditor Agreement, the Obligations shall have been secured by:
(i)    a perfected first priority security interest (subject to Liens permitted by Section 10.2.1) in all personal property of Loan Parties consisting of all accounts receivable, Cash and Cash Equivalents, deposit accounts and supporting obligations and books and records related to the foregoing and, in each case, proceeds thereof;
(ii)    a perfected second priority pledge (subject to Liens permitted by Section 10.2.1) of all Equity Interests directly held by any Loan Party (provided, that (A) such pledge of Equity Interests shall not include more than 65% of the voting Equity Interests of (x) each Foreign Subsidiary and (y) each Domestic Subsidiary that is a disregarded entity for U.S. Federal income Tax purposes if substantially all of its assets consist of the Equity Interests or Debt of one or more Foreign Subsidiaries, and (B) such pledge of Equity Interests shall not include (x) margin stock and (y) Equity Interests in any joint venture, alliance or marketing arrangement or in any Subsidiary that is not a wholly owned Subsidiary of Parent (but shall include proceeds thereof), but only to the extent that the creation of a security interest in such Equity Interests is prohibited or restricted by the Organization Documents of such joint venture, alliance or marketing arrangement or Subsidiary or by any contractual restriction contained in any agreement with third party holders of other Equity Interests in such joint venture, alliance or marketing arrangement or Subsidiary which holders are not Affiliates of Parent (except to the extent any such prohibition or restriction is deemed ineffective under the UCC or other applicable Law) or (z) Equity Interests of (or held as assets by) Unrestricted Subsidiaries, Immaterial Subsidiaries or captive insurance Subsidiaries);
(iii)    a perfected second priority security interest (subject to Liens permitted by Section 10.2.1) in, and Mortgages on, each Material Real Property (provided, that Mortgages may be delivered after the Closing Date in accordance with the Post-Closing Side Letter);
(iv)    a perfected second priority security interest (subject to Liens permitted by Section 10.2.1) in substantially all plant and equipment of Loan Parties and in substantially all motor vehicles (including tractors, trailers and other Rolling Stock but excluding employee or light vehicles and other assets subject to certificates of title with an individual fair market value of $40,000) of Loan Parties; and
(v)    a perfected second priority security interest (subject to Liens permitted by Section 10.2.1) in substantially all other personal property of Loan Parties, including investment property, contracts, Patents, Copyrights, Trademarks and other general intangibles (subject to the Term Debt Intercreditor Agreement), commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing;
(c)    subject to the limitations and exceptions set forth in this Agreement and the Security Documents, to the extent a security interest in and mortgage lien on any Material Real Property is required under Section 6.1, 10.1.11 or 10.1.13 (together with any Material Real Property that is subject to a Mortgage on the Closing Date, each, a “Mortgaged Property”), Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of Agent for the benefit of Lenders, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property (the “Mortgage Policies”) issued by Chicago Title or another nationally recognized title insurance company reasonably acceptable to Agent in form and in an amount reasonably acceptable to Agent (not to exceed 100% of the fair market value of the Real Property (or interest therein, as applicable) covered thereby), insuring the Mortgages to be valid, subsisting Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 10.2.1, each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under Applicable Law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to Agent) as shall be reasonably requested by Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit (if available after the applicable Loan Party uses commercially reasonable efforts), doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions), (iii) either (1) an American Land Title Association/American Congress of Surveying and Mapping (ALTA/ACSM) form of survey for which all charges have been paid, dated a date, containing a certification and otherwise being in form and substance reasonably satisfactory to Agent or (2) such documentation as is sufficient to omit the standard survey exception to coverage under the Mortgage Policy with respect to such Mortgaged Property and affirmative endorsements reasonably requested by Agent, including “same as” survey and comprehensive endorsements, (iv) customary legal opinions, addressed to Agent and Lenders, and (v) in order to comply with the Flood Laws, the following documents: (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”); (B) if any of the material improvement(s) to the improved Material Real Property is located in a special flood hazard area, a notification thereof to the applicable Loan Party (“Flood Notice”) and, if applicable, notification to the applicable Loan Party that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community in which the property is located does not participate in the NFIP; (C) documentation evidencing the applicable Loan Party’s receipt of the Flood Notice (e.g., a countersigned Flood Notice or return receipt of certified U.S. Mail or overnight delivery); and (D) if the Flood Notice is required to be given and flood insurance is available in the community in which such Material Real Property is located, a copy of one of the following: the flood insurance policy, the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued or such other evidence of flood insurance reasonably satisfactory to Agent and documentation reasonably satisfactory to Agent supporting the amount of flood insurance required for such Material Real Property (any of the foregoing being “Evidence of Flood Insurance”); and
(d)    after the Closing Date, each Restricted Subsidiary of Parent that is not an Excluded Subsidiary shall become a Guarantor pursuant to a joinder agreement in accordance with Section 10.1.11 or 10.1.13, as applicable, and signatory to this Agreement; provided, that notwithstanding the foregoing provisions, any Subsidiary of Parent that Guarantees any Term Debt, any Term Refinancing Debt, any Permitted Junior Debt or any Permitted Refinancing of any of the foregoing, or that is a borrower under the Term Debt Documents (or any Permitted Refinancing thereof) shall be a Guarantor hereunder for so long as it Guarantees such Debt (or is a borrower with respect thereto).
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:
(A)    the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, the obtaining of title insurance with respect to or the taking of any other actions with respect to: (i) any fee owned Real Property that is not Material Real Property or any Leasehold Property (it being understood there shall be no requirement to obtain any landlord waivers, estoppels, consents or collateral access letters), (ii) motor vehicles (other than tractors, trailers and other Rolling Stock) consisting of an employee or light vehicle and other assets subject to certificates of title with an individual fair market value of less than $40,000, (iii) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC financing statement) of an amount less than $5,000,000 and commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $5,000,000, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is rendered ineffective under the UCC or other Applicable Law), (v) Collateral in which pledges or security interests are prohibited or restricted by Applicable Law or require the consent of any governmental authority or third party, which consent has not been obtained, (vi) Margin Stock, (vii) Equity Interests in joint ventures and other non-wholly owned Subsidiaries of Parent (but only to the extent that the organizational documents of such Subsidiaries or agreements with other equity holders prohibit or restrict the pledge thereof under restrictions that are enforceable under the UCC or other Applicable Law), (viii) Equity Interests of (or held as assets by) Unrestricted Subsidiaries, Immaterial Subsidiaries, or captive insurance Subsidiaries, (ix) any lease, license or agreement or any Property to the extent a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law, other than proceeds and receivables thereof, the assignment of which is deemed effective under the UCC or other Applicable Law, notwithstanding such prohibition, (x) any assets or rights subject to a purchase money security interest, Capitalized Lease or similar arrangement, (xi) with respect to Term Priority Collateral, any asset on which perfection action is not required under the Term Debt Documents, (xii) any assets to the extent a security interest in such assets could result in an adverse Tax consequences as reasonably determined by Parent, in consultation with Agent; provided, that no Collateral described in subclauses (b)(i) through (iv) above will be subject to this clause (xii), (xiii) any intent-to-use Trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark application under applicable Federal law, (xiv) any equipment or other collateral with a net book value in an aggregate amount not to exceed $5,000,000, (xv) other assets not specifically included in the Collateral in circumstances where the cost of obtaining a security interest in such assets exceeds the practical benefit to Lenders afforded thereby as reasonably determined by Agent in consultation with Parent, and (xvi) any non-U.S. assets or assets of the Loan Parties that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property in any non-U.S. jurisdiction other than foreign deposit accounts of any Loan Party containing the proceeds of ABL Priority Collateral at any time (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required in respect of such assets);
(B)    (i) perfection by possession or control shall not be required with respect to (x) any intercompany notes in an aggregate principal amount not to exceed $5,000,000 and (y) any other notes or other evidence of Debt in an aggregate principal amount not to exceed $5,000,000; (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the United States (including the Equity Interests of any Foreign Subsidiary) or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and (iii) except to the extent that perfection and priority may be achieved (w) by the filing of a financing statement under the Uniform Commercial Code with respect to a Loan Party, (x) with respect to Real Property and the recordation of Mortgages in respect thereof, as contemplated by clauses (b)(iii) and (c) above, (y) with respect to Equity Interests or Debt, by the delivery of certificates or instruments representing or evidencing such Equity Interests or Debt along with appropriate undated instruments of transfer executed in blank, or (z) by notation of liens on certificate of title, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in clause (A) above and this clause (B);
(C)    Agent in its reasonable discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking of other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition (or any similar requirements set forth herein or in any other Loan Documents) where it reasonably determines, in consultation with Parent, that such creation or perfection of security interests or Mortgages, or such obtaining of title insurance or taking of other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which such act would otherwise be required by this Agreement or any Security Documents; provided, that Agent shall have received on or prior to the Closing Date, (i) UCC financing statements in appropriate form for filing under the UCC in the jurisdiction of incorporation or organization of each Loan Party, and (ii) evidence that the Term Agent shall be in possession of any certificates or instruments representing or evidencing Equity Interests of Loan Parties and each directly wholly owned Domestic Subsidiary of Loan Parties, in each case accompanied by undated instruments of transfer and stock powers endorsed in blank; and
(D)    Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to the exceptions and limitations set forth in this Agreement and the Security Documents.
1    Collateral Line Cap - at any date of determination, the lesser of (x) the Commitments and (y) the Borrowing Base.
2    Commitment - for any Lender, its obligation to make Loans and to participate in LC Obligations (excluding amounts owing pursuant to clause (c) of the definition of LC Obligations) up to the maximum principal amount shown on Schedule 1.1(b), or as specified hereafter in the most recent Assignment and Acceptance to which it is a party. “Commitments” means the aggregate amount of such commitments of all Lenders. The Commitments on the Closing Date are equal to $450,000,000.
3    Commercial Software License - any non-exclusive license of commercially available (on non-discriminatory pricing terms) computer software to a Loan Party from a commercial software provider (e.g., “shrink-wrap”, “browse-wrap” or “click-wrap” software licenses) or a license of freely available computer software from a licensor of free or open source software.
4    Commitment Termination Date - the earliest to occur of (a) the Latest Maturity Date; (b) the date on which Borrowers terminate the Commitments pursuant to Section 2.1.4; or (c) the date on which the Commitments are terminated pursuant to Section 11.2.
5    Commodity Exchange Act - the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
6    Compliance Certificate - a certificate substantially in the form attached hereto as Exhibit C, as such form may be modified by Agent and Administrative Borrower from time to time in a manner consistent with the terms of this Agreement, by which Administrative Borrower, on behalf of Loan Parties, calculates the Fixed Charge Coverage Ratio for the period covered by the most recent financial statements delivered pursuant to Section 10.1.1 whether or not such Compliance Certificate is delivered during a Financial Reporting Trigger Period.
7    Concentration Account - account maintained by Administrative Borrower, on behalf of Borrowers, with Agent as designated in a letter agreement between Administrative Borrower and Agent on the Closing Date and any other account designated as the “Concentration Account” by Administrative Borrower and Agent from time to time.
8    Consolidated EBITDA - for any period of determination calculated on a Pro Forma Basis, the Consolidated Net Income for such period, plus:
(a)    without duplication and to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income (other than clauses (viii) or (xi)), the sum of the following amounts for such period with respect to Parent and Restricted Subsidiaries:
(ii)    total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, any expenses or losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative obligations, letter of credit fees, costs of surety bonds in connection with financing activities and any bank fees and financing fees (including commitment, underwriting, funding, “rollover” and similar fees and commissions, discounts, yields and other fees, charges and amounts incurred in connection with the issuance or incurrence of Debt and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements entered into for the purpose of hedging interest or commodity rate risk) and annual agency, unused line, facility or similar fees paid under definitive documentation related to Debt (whether amortized or immediately expensed),
(iii)    provision for taxes based on income, profits or capital gains of Parent and Restricted Subsidiaries, including, without limitation, federal, state, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,
(iv)    depreciation and amortization,
(v)    extraordinary, unusual or non-recurring charges, expenses or losses,
(vi)    non-cash expenses, charges and losses (including reserves, impairment charges or asset write-offs, write-offs of deferred financing fees, losses from investments recorded using the equity method, purchase accounting adjustments and stock-based awards compensation expense), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided, that if any of the non-cash charges referred to in this clause (v) represents an accrual or reserve for potential cash items in any future period, (1) Parent may determine not to add back such non-cash charge in the current period and (2) to the extent Parent does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid,
(vii)    restructuring costs and charges, integration costs, retention, recruiting, relocation and signing bonuses and expenses, and severance costs (including, for the avoidance of doubt, any bonuses payable in connection with the IBT Transactions in 2014 and 2015),
(viii)    Transaction Expenses,
(ix)    pro forma results for acquisitions (including the commencement of activities constituting such business) and material dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition, and operational changes and operational initiatives (including, to the extent applicable, from the Transactions but excluding the IBT Transactions), including any synergies, operating expense reductions, other operating improvements and cost savings as certified by Parent as having been determined in good faith to be reasonably anticipated to be realizable within twelve (12) months following any such acquisition or disposition, operational change and operational initiatives (with the total add-back pursuant to this clause (viii) or Section 1.5(c) to be limited in the aggregate to 20% of Consolidated EBITDA (prior to giving effect to any such adjustments pursuant to this clause (viii) and Section 1.5 but otherwise on a pro forma consolidated basis) in any Test Period; provided, that such limitation on add-backs shall not apply if supported by a quality of earnings report prepared by a nationally recognized accounting firm or other third-party advisor reasonably acceptable to Agent or if such adjustments satisfy the requirements of Regulation S-X),
(x)    other transaction specific accruals, costs, charges, fees and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions, investments, restricted payments, dispositions or issuances, amendments, waivers or modifications of debt or equity (whether or not consummated) reasonably expected to be permitted under this Agreement or the consummation of which would result in the repayment in full of the Obligations (other than unasserted contingent indemnity and reimbursement obligations and obligations of any Loan Party arising under any Hedging Agreement),
(xi)    proceeds of business interruption insurance received or reasonably expected to be received within 365 days; provided, that any such expected amounts that are not actually received in such 365 day period shall be deducted from Consolidated EBITDA in fiscal quarter immediately following such 365 day period,
(xii)    charges, losses or expenses to the extent indemnified or insured or reimbursed or reasonably expected to be indemnified, insured or reimbursed by a third party within 365 days after such charge, loss or expense; provided, that any such expected amounts that are not actually received in such 365 day period shall be deducted from Consolidated EBITDA in fiscal quarter immediately following such 365 day period,
(xiii)    the amount of any minority interest expense attributable to minority interests of third parties in the positive income of any non-wholly owned Restricted Subsidiary,
(xiv)    any net loss from disposed, abandoned or discontinued operations,
(xv)    net realized losses from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements,
(xvi)    the cumulative effect of a change in accounting principles,
(xvii)    realized non-cash foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Parent and Restricted Subsidiaries, less
(b)    without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) and all other non-cash items of income for such period, (ii) any gains and income from investments recorded using the equity method, and (iii) any gains arising out of transactions of the types described in clauses (a)(xii), (xiii), (xiv), (xv) and (xvi) above; provided, that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge referred to in clause (a)(v)(B) above for a prior period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Consolidated Net Income) to Consolidated EBITDA in any subsequent period to such extent so reversed (or received).
1    Consolidated Fixed Charges - for any period of determination calculated on a Pro Forma Basis, (a) cash interest expense payable during such period (including amounts payable under Capitalized Leases), (b) regularly scheduled principal payments payable in cash during such period (including amounts payable under Capitalized Leases), and (c) letter of credit fees payable in cash during such period. Notwithstanding the foregoing, (i) Consolidated Fixed Charges for the Test Period ending March 31, 2014 (or, if necessary under Section 10.2.10, December 31, 2013) shall be calculated by multiplying (x) $[30,225,000] (the “Agreed 1Q2014 Amount”) by (y) four, (ii) Consolidated Fixed Charges for the Test Period ending June 30, 2014 shall be calculated by multiplying (x) the sum of the Agreed 1Q2014 Amount plus the actual amount of Consolidated Fixed Charges for the Fiscal Quarter ending June 30, 2014 by (y) two, (iii) Consolidated Fixed Charges for the Test Period ending September 31, 2014 shall be calculated by multiplying (x) the sum of the Agreed 1Q2014 Amount plus the actual amount of Consolidated Fixed Charges for the two Fiscal Quarters ending September 30, 2014 by (y) the product of four divided by three, and (iv) Consolidated Fixed Charges for the Test Period ending December 31, 2014 shall equal the sum of the Agreed 1Q2014 Amount plus the actual amount of Consolidated Fixed Charges for the three (3) Fiscal Quarters ending December 31, 2014.
Consolidated Fixed Charge Coverage Ratio - for any period of determination calculated on a Pro Forma Basis, the ratio of: (a) (i) Consolidated EBITDA calculated on a Pro Forma Basis for such period, minus (ii) Capital Expenditures made during such period, minus (iii) the aggregate amount of net cash taxes paid in cash during such period, minus (iv) the amount, if any, by which the Cash Pension Contribution for such period exceeds the Pension Expense for such period, and plus (v) the amount, if any, by which the Pension Expense for such period exceeds the Cash Pension Contribution for such period, divided by (b) the Consolidated Fixed Charges for such period.
2    Consolidated Net Income - for any period of determination, the net income (or loss) of Parent and Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP on a consolidated basis (without duplication) for such period (without deduction for minority interests); provided, that (a) in determining Consolidated Net Income, the net income of any other Person which is not a Restricted Subsidiary, is an Unrestricted Subsidiary or is accounted for by Parent by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Parent, Restricted Subsidiaries or another Restricted Subsidiary during such period, (b) the net income of any Subsidiary of Parent shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Loan Documents and or the Term Debt Documents and (z) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by Parent in good faith)) and (c) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with a Loan Party or any Subsidiary or the date that such Person’s assets are acquired by Parent or any Subsidiary shall be excluded.
Consolidated Total Assets - total assets of Parent and Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of Parent and Restricted Subsidiaries for the most recently completed Fiscal Quarter for which financial statements have been delivered pursuant to Section 10.1.1(a) or (b).
Consolidated Total Debt - as of any date of determination calculated on a Pro Forma Basis, the aggregate principal amount of Debt of Parent and Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Debt as provided in Section 1.4), consisting of Debt for borrowed money, Attributable Debt or purchase money Debt, debt obligations evidenced by bonds, debentures, promissory notes, loan agreements or similar instruments, and all Guarantees of any of the foregoing; provided, that (i) Consolidated Total Debt shall not include Debt in respect of letters of credit, bankers’ acceptances and other similar contingent obligations, except to the extent of unreimbursed amounts thereunder, (ii) Consolidated Total Debt shall not include obligations under Hedging Agreements permitted hereunder, and (iii) Consolidated Total Debt shall not include any Debt which Parent or any Restricted Subsidiary has either defeased or discharged and satisfied.
Contractual Obligation – as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
Contribution Deferral Agreement - that certain Second Amended and Restated Contribution Deferral Agreement, dated as of January 31, 2014, among YRC, Holland, New Penn, Reddaway, certain other of the Subsidiaries of Parent, the Trustees for the Central States, Southeast and Southwest Areas Pension Fund, the Pension Fund Entities and each other pension fund from time to time party thereto and Wilmington Trust Company, all as the same may be amended, amended and restated, restated, supplemented or otherwise modified in accordance with the terms hereof.
3    Control – as defined in the definition of Affiliate.
4    Copyright License - any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Loan Party material to the operation of the business of any Loan Party or that such Loan Party otherwise has the right to license material to the operation of the business of any Loan Party, or granting any right to any Loan Party under any Copyright now or hereafter owned by any third party, and all rights of such Loan Party under any such agreement.
5    Copyrights - all of the following now owned or hereafter acquired by or assigned to any Loan Party: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the USCO, including those listed on Schedule 1.1(c), (c) all rights and privileges arising under Applicable Law with respect to such Loan Party’s use of such Copyrights, (d) all derivatives, reissues, renewals, continuations and extensions thereof and amendments thereto, (e) all income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect to the foregoing, including damages and payments for past, present or future infringements thereof, (f) all rights corresponding thereto throughout the world and (g) all rights to sue for past, present or future infringements thereof.
Debt - as to any Person at any time, without duplication and without reference to what constitutes indebtedness or a liability in accordance with GAAP, all of the following: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person; (c) net obligations of such Person under any Hedging Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services; (e) indebtedness (excluding prepaid interest thereon) described in clauses (a) through (d) and (f) through (h) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Debt; (g) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests (but solely to the extent required to occur on or prior to the Latest Maturity Date (other than as a result of a change of control, asset sale or similar event)); and (h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Debt of any Person (i) shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent such Person’s liability for such Debt is otherwise expressly contractually limited and only to the extent such Debt would be included in the calculation of Consolidated Total Debt and (ii) shall exclude (A) trade accounts payable in the ordinary course of business, (B) any earn-out obligation until such earn-out obligation has become due and payable, (C) any current and undeferred pension contributions or health and welfare contributions due from such Person and/or its applicable Subsidiaries to any Pension Fund Entity, (D) liabilities accrued in the ordinary course, (E) deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (F) operating leases, (G) customary obligations under employment agreements and deferred compensation, and (H) deferred tax liabilities. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Debt of any Person for purposes of clause (e) that is limited in recourse to the property encumbered thereby shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
Debtor Relief Laws - the Bankruptcy Code as now or hereafter in effect or any successor thereto, as well as all other liquidation, conservatorship, bankruptcy, assignment for benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States federal or state law or of any applicable foreign law from time to time in effect affecting the rights of creditors generally.
Debt Repayment Conditions - at the time of determination with respect to any proposed repayment of Debt (to the extent that such repayment is subject to the Debt Repayment Conditions in accordance with the terms of this Agreement), and subject to Section 2.3.4, that (a) no Event of Default then exists or would arise as a result of repaying such Debt, and (b) Availability on the date of such proposed repayment (after giving effect thereto) is not less than $67,500,000. Prior to consummating any proposed transaction which is subject to the Debt Repayment Conditions, Administrative Borrower shall deliver to Agent evidence acceptable to Agent of the satisfaction of the conditions set forth above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to Agent.
6    December 2013 Exchange Agreements - each of the exchange agreements dated as of December 22, 2013, as amended, restated, modified, waived, supplemented or consented to, by and among Administrative Borrower and certain of the holders of the Series B Senior Secured Notes due 2015 that are party thereto.
7    December 2013 Registration Rights Agreement - the Registration Rights Agreement dated as of December 22, 2013, as amended, restated modified, waived, supplemented or consented to, by and among Administrative Borrower and each of the purchasers signatory thereto.
8    December 2013 Stock Purchase Agreements - each of the stock purchase agreements dated as of December 22, 2013, as amended, restated, modified, waived, supplemented or consented to, by and among Administrative Borrower and each of the purchasers party thereto.
9    Default - an event or condition that, with the lapse of time or giving of notice, without any waiver or cure hereunder, would constitute an Event of Default.
Defaulting Lender - any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement within one (1) Business Day of the date that it is required to do so under the Agreement, (b) notified Administrative Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement, (d) failed, within one (1) Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination made in good faith by Agent that a Lender is a Defaulting Lender under clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, each Issuing Bank and each Lender.
10    Default Rate - for any Obligation described in Section 3.1.1(b) (including, to the extent permitted by law, accrued but unpaid interest), two percent (2%) plus the interest rate otherwise applicable thereto.
11    Deferred Revenue Reserve – at any date of determination, 85% of “deferred revenue liability” as reflected on the balance sheet of Parent and Restricted Subsidiaries as of the last day of the most recently completed Fiscal Month.
12    Deposit Account Control Agreements - the written agreements, in form and substance reasonably satisfactory to Agent and Administrative Borrower, by and among Agent, for the benefit of Secured Parties, each Loan Party with a deposit account at any bank and the bank at which such deposit account is at any time maintained, which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in such deposit account without further consent by such Loan Party and has such other terms and conditions as Agent may reasonably require.
13    Dilution – as of any date of determination on a consolidated basis for all Loan Parties, a percentage, based upon the experience of the immediately prior 365 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits or other dilutive items with respect to Loan Parties’ Accounts during such period, by (b) Loan Parties’ billings with respect to Accounts during such period.
14    Dilution Reserve - as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%).
Disposition or Dispose - the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
Disqualified Equity Interests - any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the then Latest Maturity Date; provided, that if such Equity Interests are issued pursuant to, or in accordance with, a plan for the benefit of employees of Parent or Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Parent or Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
15    Disqualified Lender – (i) those banks, financial institutions and other entities identified in writing by Administrative Borrower to Agent prior to the date hereof, (ii) any competitors of Parent or its Subsidiaries, and (iii) any of their known Affiliates; provided, that a “competitor” or an affiliate of a competitor or an entity referenced in clause (i) above shall not include any bona fide debt fund or investment vehicle (other than a person which is excluded pursuant to clause (i) above) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.
16    Dollar(s) - lawful money of the United States.
17    Domain Names - all internet domain names and associated URL addresses in or to which any Loan Party now or hereafter has any right, title or interest.
18    Domestic Subsidiary - any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia; provided, that notwithstanding the foregoing, “Domestic Subsidiary” shall not include any Subsidiary substantially all of the assets of which are Equity Interests or Debt in (or owed by) one or more Subsidiaries that are not Domestic Subsidiaries.
19    Dominion Account - any special account, lockbox, blocked account or other deposit account established by Loan Parties at RBS, JPMorgan Chase Bank, National Association, Bank of Nova Scotia, The Toronto-Dominion Bank, or another bank reasonably acceptable to Agent which is subject to a Deposit Account Control Agreement in favor of Agent.
20    Eligible Account - an Account owing to a Loan Party that arises in the Ordinary Course of Business (or, subject to Section 10.2.2, acquired by a Loan Party in connection with any Permitted Acquisition or other acquisition permitted hereunder and, in any such instance, has been reviewed as part of a field exam conducted by the Agent pursuant to Section 10.1.10) from the sale or lease of goods or rendition of services and is payable in Dollars or Canadian Dollars; provided, that in no event shall an Account be an Eligible Account if:
21    (a)    such Account is unpaid for more than one hundred twenty (120) days after the original invoice date; provided, that, on any date of determination, the aggregate amount of Accounts which remain unpaid for more than ninety (90) days after the original invoice date thereof and are included in the calculation of Eligible Accounts may not exceed 3.5% of all Eligible Accounts on such date;
22    (b)    fifty percent (50%) or more of the aggregate Accounts owing by the Account Debtor to such Loan Party are not Eligible Accounts under the foregoing clause (a);
23    (c)    such Account, when aggregated with other Accounts owing by the applicable Account Debtor, exceeds fifteen percent (15%) of the aggregate Eligible Accounts of Loan Parties (or such higher percentage as Agent may establish for any specific Account Debtor from time to time);
24    (d)    such Account is owing by an account debtor appearing on the most recently published OFAC Specially Designated Nationals and Blocked Persons List;
25    (e)    such Account is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance including, without limitation, off bill discounts, overcharge claims, cargo claims, due to interlines, A/R credits payable (but ineligibility shall be limited solely to the amount thereof);
26    (f)    an Insolvency Proceeding has been commenced by or against the Account Debtor, or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or to Loan Parties’ knowledge, is not Solvent; provided, that, in the case of an Insolvency Proceeding, so long as (x) an order exists permitting such Account Debtor to pay the applicable Loan Party as a “critical vendor”, and (y) such Account Debtor has obtained adequate postpetition financing to pay the Accounts of such Loan Party arising postpetition, the Accounts of such Loan Party that arise postpetition shall not be deemed ineligible under the provisions of this clause (f) to the extent that the order permitting such financing allows the payment of such postpetition Accounts.
27     (g)    the Account Debtor does not maintain its principal place of business inside the United States or Canada; except, that at Agent’s option, such Account owing by an Account Debtor that does not maintain its principal place of business inside the United States or Canada may be deemed an Eligible Account if either: (x) the applicable Account Debtor has delivered to such Loan Party an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent and payable only in the United States and in Dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent, and such Loan Party has complied with the terms of Section 7.4.2 with respect to the assignment of any Letter-of-Credit-Rights to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, (y) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount reasonably acceptable to Agent, or (z) such Account is otherwise reasonably acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine in its Permitted Discretion);
28    (h)    such Account is owing by a Governmental Authority, unless the applicable Account Debtor is the United States, any state or territory thereof or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act or other Applicable Law; provided, that, notwithstanding the foregoing provisions of this clause (h), Accounts owing by a Governmental Authority that have not been assigned to Agent in compliance with the Assignment of Claims Act or other Applicable Law may be included in the Borrowing Base at any time so long as such Accounts otherwise constitute Eligible Accounts and the aggregate amount of such Accounts included in the calculation of Eligible Accounts (before giving effect to the applicable advance rate) does not exceed 2.5% of the aggregate amount of all Eligible Accounts at such time; and provided, further, that, notwithstanding the foregoing provisions of this clause (h), during a Cash Dominion Trigger Period no Account owing by a Governmental Authority shall be deemed an Eligible Account unless the Account Debtor is the United States, any state or territory thereof or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act or other Applicable Law;
29    (i)    such Account is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (including, without limitation, any Lien to secure the performance of a surety, performance bond or similar instrument);
30    (j)    such Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment unless such Chattel Paper or Instrument has been delivered to Agent;
31    (k)    payment has been extended as to such Account, the applicable Account Debtor has made a partial payment, or such Account arises from a sale on a cash-on-delivery or cash-in-advance basis;
32    (l)    such Account arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale or return, sale on approval, consignment, or other repurchase or return basis; provided, that, this clause (l) shall not apply to Accounts generated by Loan Parties in the Ordinary Course of Business from any Account Debtor that constitutes an Affiliate solely because such Account Debtor shares a common material equityholder with Parent;
33    (m)    such Account represents a progress billing or retainage or has not been invoiced;
34    (n)    such Account includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;
35    (o)    such Account is subject to a legally binding commitment to be sold to a third party or was generated by a Loan Party or any division or operating unit thereof that is subject to a legally binding commitment to be sold to a third party;
36    (p)    payment of such Account is being administered by an outside collection agency; or
37    (q)    Loan Parties’ records with respect to such Account do not identify the Account Debtor with respect thereto.
Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral except to the extent that they constitute Excluded Property.
38    Eligible Assignee - a Person that is (a) a Lender (other than a Defaulting Lender), an Affiliate of a Lender or Approved Fund; (b) prior to the occurrence of an Event of Default under Section 11.1(a) or (j), any other Person approved by Agent and Administrative Borrower (which approval by Administrative Borrower shall (i) not be unreasonably withheld or delayed, and (ii) be deemed granted if the Administrative Borrower has not objected thereto in writing to the Agent within ten days of receiving a request for approval), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a non-exempt prohibited transaction under Section 4975 of ERISA or any other Applicable Law; and (c) during the continuance of any Event of Default under Section 11.1(a) or (j), any Person acceptable to Agent in its Permitted Discretion; provided, that notwithstanding the foregoing, no Disqualified Lender or Defaulting Lender shall qualify as an Eligible Assignee, and in any event no Loan Party shall qualify as an Eligible Assignee.
39    Eligible Borrowing Base Cash - cash from time to time deposited in the Borrowing Base Cash Account.
40    Enforcement Action - any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).
41    Environmental Laws - all federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety (with respect to exposure to hazardous or toxic substances or wastes) or the presence, Release of, or exposure to, hazardous or toxic substances or wastes, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, hazardous or toxic substances or wastes.
Environmental Liability - all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, capital and operating costs, injunctive relief, costs associated with financial assurance, permitting or closure requirements, natural resource damages and investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
Environmental Permit - any permit, approval, identification number, license or other authorization required under any Environmental Law.
Equipment - means (x) any “equipment” as such term is defined in Article 9 of the UCC and shall also include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, vehicles, Tractor Trailers and Rolling Stock now or hereafter owned by any Loan Party in each case, regardless of whether characterized as equipment under the UCC and (y) and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
42    Equity Interests - with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities) but excluding in each case any debt security that is convertible into, or exchange for, Equity Interest.
43    ERISA - the Employee Retirement Income Security Act of 1974.
44    ERISA Affiliate - any corporation that is part of the same controlled group of corporations as Parent and/or its Subsidiaries within the meaning of Section 414(b) of the Code, and any trade or business (whether or not incorporated) under common control with Parent and/or its Subsidiaries within the meaning of Section 414(c) of the Code.
ERISA Event - (a) a Reportable Event; (b) the failure to satisfy the minimum funding standard with respect to a Plan within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived (unless such failure is corrected by the final due date for the plan year for which such failure occurred), (c) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the receipt by Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates of notice pursuant to Section 305(b)(3)(D) of ERISA that a Multiemployer Plan is or will be in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA), or is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Section 4241 of ERISA); (e) the filing pursuant to Section 431 of the Code or Section 304 of ERISA of an application for the extension of any amortization period; (f) the failure to timely make a contribution required to be made with respect to any Plan or Multiemployer Plan; (g) the filing of a notice to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (h) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (i) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (j) the incurrence by Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (k) the receipt by Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice of an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (l) the receipt by Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Parent, any Restricted Subsidiary or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability; (m) the occurrence of any event or condition that would reasonably be expected to result in the termination of a Plan or the appointment of a trustee to administer a Plan; or (o) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan which could result in liability to Parent or any Restricted Subsidiary or with respect to which Parent or any Restricted Subsidiary is a “disqualified person” (as defined in Section 4975 of the Code) or a “party in interest” (as defined in Section 3(14) of ERISA).
45    Event of Default - as defined in Section 11.1.
46    Evidence of Flood Insurance - as defined in the definition of Collateral and Guarantee Requirement.
47    Excluded Deposit Accounts - collectively, (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Loan Parties’ salaried employees, (b) petty cash accounts to the extent the balances therein do not exceed (x) $1,000,000 in the aggregate for more than five (5) Business Days, and/or (y) $5,000,000 in the aggregate for more than one (1) Business Day, (c) zero-balance accounts, (d) deposit accounts specifically and exclusively used to maintain cash collateral required pursuant to the Term Debt Agreement, or (e) escrow amounts; provided, that any deposits or other amounts in excess of the amounts permitted under clause (b) and maintained in petty cash accounts above shall be remitted promptly to a Dominion Account.
48    Excluded Property - assets described in clause (A) of the “notwithstanding” clause in the definition of Collateral and Guarantee Requirement.
49    Excluded Real Property - (a) any Real Property having a fair market value of less than $2,000,000 (at the Closing Date or, with respect to any such Real Property acquired after (or held by a Person that becomes a Loan Party after) the Closing Date as described in Section 10.1.11 or 10.1.13, as applicable, at the time of acquisition (or at the time such Person becomes a Loan Party)), in each case, as reasonably estimated by Administrative Borrower in good faith; provided, that the aggregate value of Real Property excluded pursuant to this clause (a) shall not exceed $20,000,000 or (b) any Real Property for so long as such Real Property secures the obligations of certain Loan Parties under the Contribution and Deferral Agreement on a first lien basis on the Closing Date and is listed on Schedule 1.1(d); and provided, further, that in the case of each of clauses (a) and (b), Administrative Borrower (or its counsel) shall designate any such property as an “Excluded Real Property” by written notice (which may include email or other electronic communication) to Agent (or its counsel) on or prior to the Closing Date or, in the case of clause (a), from time to time thereafter.
50    Excluded Subsidiary - (a) any Subsidiary that is not a wholly owned Subsidiary of Parent, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by Applicable Law whether or not existing on the Closing Date or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing the Obligations or if Guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such contractual obligation is waived or otherwise removed or such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, in the reasonable judgment of Agent, in consultation with Administrative Borrower, the burden or cost or other consequences (other than adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by Secured Parties therefrom, (e) any other Subsidiary with respect to which, in the reasonable judgment of Administrative Borrower, the tax consequences of providing a Guarantee could be adverse, (f) any Foreign Subsidiary of Parent or of any other direct or indirect Domestic Subsidiary or Foreign Subsidiary, (g) any Unrestricted Subsidiary, (h) any captive insurance company or non-profit Subsidiary, (i) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (j) Receivables SPV (so long as Receivables SPV does not hold any ABL Priority Collateral), and (k) any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes and substantially all of the assets of which consist of (x) the capital stock or indebtedness of (or owed by) one or more CFCs and (y) not more than an immaterial amount of cash. The Excluded Subsidiaries as of the Closing Date are identified on Schedule 9.1.11.
51    Excluded Swap Obligation - with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or would otherwise become illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Loan Party or the grant of such security interest would otherwise become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal or unlawful.
52    Excluded Tax - with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise (or similar) Taxes imposed on (or measured by) its gross or net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which any Borrower or Guarantor, as applicable, is located, (c) any U.S. Tax that is imposed on amounts payable to a Lender at the time it becomes a party to this Agreement, acquires additional interests in the credit facility contemplated hereunder, or designates a new lending office (except to the extent a Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrowers with respect to such Tax pursuant to Section 5.10, (d) Taxes attributable to a failure to comply with Section 5.11, (e) Taxes imposed by a jurisdiction as a result of any connection between such party and such jurisdiction other than any connection arising solely from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, or enforcing any, Loan Document, (f) any Taxes, charges or similar levies arising from an Assignment and Acceptance, grant of a participation described in Section 13.2 hereof or a transfer or assignment to or designation of a new applicable lending office for receiving payment under any loan document, (g) any withholding Taxes imposed pursuant to FATCA, and (h) interest, penalties and additions to Tax on the foregoing amounts.
53    Existing 6% Senior Notes - those certain 6% Convertible Senior Notes due 2014 under that certain Indenture, dated as of February 23, 2010 (as amended, restated, modified or supplemented from time to time prior to the date hereof), among Parent, as issuer, the guarantors party thereto and US Bank, National Association, as trustee.
54    Existing ABL Facility - the credit facility governed by that certain Credit Agreement, dated as of July 22, 2011 (as amended, restated, modified or supplemented from time to time prior to the date hereof), among Receivables SPV, as borrower, Parent, as servicer, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as agent.
55    Existing Term Facility - the term loan facility governed by that certain Amended and Restated Credit Agreement, dated as of July 22, 2011 (as amended, restated, modified or supplemented from time to time prior to the date hereof), among Parent, the lenders party thereto from time to time and JPMorgan Chase Bank, National Association, as agent.
56    Existing Letters of Credit – those Letters of Credit identified on Schedule 1.1(e) hereto.
57    Existing Series A Notes - those certain 10% Series A Convertible Senior Secured Notes due 2015 under that certain Indenture, dated as of July 22, 2011 (as amended, restated, modified or supplemented from time to time prior to the date hereof), among Parent, as issuer, the subsidiaries party thereto as guarantors and U.S. Bank National Association, as trustee.
58    Existing Series B Notes - those certain 10% Series B Convertible Senior Secured Notes due 2015 under that certain Indenture, dated as of July 22, 2011 (as amended, restated, modified or supplemented from time to time prior to the date hereof), among Parent, as issuer, the subsidiaries party thereto as guarantors and U.S. Bank National Association, as trustee.
59    Extended Commitment – as defined in Section 2.4.1.
60    Extension – as defined in Section 2.4.1.
61    Extension Amendment – as defined in Section 2.4.3.
62    Extension Offer – as defined in Section 2.4.1.
63    Extraordinary Expenses - all reasonable and documented out-of-pocket costs, expenses or advances that Agent (or, to the extent expressly provided herein, a Lender) may incur during an Event of Default, or during the pendency of an Insolvency Proceeding of a Loan Party (limited (i) in the case of legal fees, to one primary outside counsel for Agent and Lenders taken as a whole, one additional counsel in each relevant foreign jurisdiction and, in the event of any actual or reasonably perceived conflict of interest, one additional counsel of each type to similarly situated parties and (ii) in the case of third party advisors, to one such advisor approved by Agent with the prior consultation of Administrative Borrower), including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral in accordance with the terms herein; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents, Loans or Letters of Credit; or (g) Protective Advances.
64    Facility Exposure - the aggregate outstanding Loans plus LC Obligations (excluding amounts owing pursuant to clause (c) of the definition of LC Obligations).
65    FATCA - Sections 1471 through 1474 of the Code, as in effect on the date hereof (or any amended or successor version that is substantively comparable), and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections or any intergovernmental agreement between the United States and any other jurisdiction in connection therewith whether in existence on the Closing Date or promulgated or published thereafter.
66    Federal Funds Effective Rate – as defined in the definition of Base Rate.
67    Fee Letter –the fee letter agreement, dated as of the Closing Date, between Agent and Parent, on behalf of itself and the other Loan Parties.
Financial Covenant Trigger Event- shall occur when Borrowers fail to maintain Availability in an amount at least equal to ten percent (10%) of the Collateral Line Cap.
68    Financial Covenant Trigger Period – shall commence on the occurrence of a Financial Covenant Trigger Event, and shall continue until the date that the Financial Covenant Trigger Event shall have ceased to exist for a period of at least thirty (30) consecutive calendar days.
69    Fiscal Month – a calendar month.
70    Fiscal Quarter – a consecutive three-month period ending March 31, June 30, September 30 or December 31, as adjusted from time to time to the extent not prohibited hereunder.
71    Fiscal Year - a consecutive twelve-month period ending December 31, as adjusted from time to time to the extent not prohibited hereunder.
72    Flood Laws - the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board).
73    Flood Notice – as defined in the definition of Collateral and Guarantee Requirement.
74    FLSA - the Fair Labor Standards Act of 1938.
75    Foreign Lender - any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.
76    Foreign Subsidiary - a Subsidiary other than a Domestic Subsidiary.
77    Full Payment of the Obligations - the occurrence of the following: (a) the Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations and Bank Product Debt as to which arrangements with respect thereto reasonably satisfactory the applicable Bank Product Provider shall have been made), and (c) all Letters of Credit have terminated, expired or Cash Collateralized (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the applicable Issuing Bank shall have been made). For the avoidance of doubt, “Full Payment of the Obligations” shall not include payment of Bank Product Debt.
78    GAAP - generally accepted accounting principles in the United States in effect from time to time; provided, however, that if Administrative Borrower notifies Agent that Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that Required Lenders request an amendment to any provision hereof for such purposes), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
General Intangibles - has the meaning provided in Article 9 of the UCC and shall in any event include all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Loan Party, as the case may be, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Loan Party.
79    Governmental Authority - any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
80    Grant of Security Interest - a Grant of Security Interest in certain Intellectual Property Collateral substantially in the form of Exhibit E, F or G attached hereto.
Guarantee - as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt of the payment or performance of such Debt, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt of any other Person, whether or not such Debt is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien); provided, that the term Guarantee shall not include (i) endorsements for collection or deposit, in either case in the ordinary course of business, (ii) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Debt), or (iii) product warranties. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term Guarantee as a verb has a corresponding meaning.
81    Guarantor or Guarantors - as defined in the preamble to this Agreement and any other Person that at any time after the date hereof becomes a Guarantor (together with their respective successors and assigns).
82    Guaranty - the guaranty set forth in Section 14 of this Agreement and any other guaranty of the Obligations of Borrowers now or hereafter executed by a Guarantor in favor of Agent, for the benefit of Secured Parties.
Hazardous Materials - (a) any petroleum products, distillates or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
Hedge Termination Value - in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
83    Hedging Agreement - an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.
84    Holland - as defined in the preamble to this Agreement.
IBT - the International Brotherhood of Teamsters.
85    IBT Agreement - that certain National Master Freight Agreement, effective April 1, 2008, among the IBT, YRC, Holland and New Penn, as amended, restated, modified, supplemented, extended, renewed or replaced from time to time.
86    IBT Extension Agreement - that certain Extension of the Agreement for the Restructuring of the YRC Worldwide Inc. Operating Companies, by and among YRC, Holland, New Penn, Reddaway and the Teamsters National Freight Industry Negotiating Committee of the IBT.
87    IBT Transactions - the modification and extension through March 31, 2019 of the IBT Agreement and the approval and ratification of the IBT Extension Agreement by the members of the IBT in all material respects in accordance with all Applicable Law and other requirements relating thereto.
88    Immaterial Subsidiary - any Subsidiary of Parent constituting a Restricted Subsidiary that does not individually have total assets or annual revenues in that exceed 1% of Parent’s and Restricted Subsidiaries’ total assets or annual revenues as of the end of each Fiscal Quarter; provided, that the aggregate amount of assets or annual revenues of such all Immaterial Subsidiaries shall not, at any time, exceed 2.5% of Parent’s and Restricted Subsidiaries’ total assets or annual revenues as of the end of each Fiscal Quarter; and provided, further, that if, as of the date the financial statements for any Fiscal Quarter of Parent and Restricted Subsidiaries are delivered or required to be delivered hereunder, the consolidated assets or revenues of all Restricted Subsidiaries so designated by Parent as Immaterial Subsidiaries shall have, as of the last day of such Fiscal Year, exceeded the limits set forth above, then within ten (10) Business Days (or such later date as agreed by Agent in its reasonable discretion) after the date such financial statements are so delivered (or so required to be delivered), Parent shall redesignate one or more Immaterial Subsidiaries, in each case in a written notice to Agent, such that, as a result thereof, the consolidated assets and revenues of all Restricted Subsidiaries that are still designated as Immaterial Subsidiaries do not exceed such limits. Upon any such Restricted Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, such Restricted Subsidiary, to the extent not otherwise qualifying as an Excluded Subsidiary, shall comply with Section 10.1.11, to the extent applicable. The Immaterial Subsidiaries as of the Closing Date are identified on Schedule 9.1.11.
89    Increase Effective Date – as defined in Section 2.3.3.
90    Incremental Amendment – as defined in Section 2.3.3.
91    Increase Notice – as defined in Section 2.3.1.
92    Incremental Facility – as defined in Section 2.3.1.
93    Incremental Lenders – as defined in Section 2.3.3.
94    Indemnitees - Agent Indemnitees, Lender Indemnitees, and Issuing Bank Indemnitees.
95    Insolvency Proceeding - any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or substantially all of its Property; or (c) a general assignment or trust mortgage for the benefit of creditors.
96    Intellectual Property - all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Loan Party, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software (including all data and source code and related documentation), databases, all other proprietary information, including but not limited to Domain Names, social media identifications and tags including Twitter usernames and Facebook usernames, and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.
97    Intellectual Property Collateral - Collateral consisting of Intellectual Property.
98    Intercompany Claims – as defined in Section 14.9.
99    Intercompany Note – one or more promissory notes evidencing Debt owed among Parent and Restricted Subsidiaries subordinated to the Obligations on terms reasonably acceptable to Agent.
100    Intercreditor Provisions – as defined in Section 11.1(o).
101    Interest Period - relative to any LIBOR Loan:
(a)    initially, the period beginning on (and including) the date on which such LIBOR Loan is made or continued as, or converted into, a LIBOR Loan pursuant to this Agreement and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as Administrative Borrower may select in its notice pursuant to this Agreement; and
(b)    thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by Administrative Borrower by irrevocable notice to Agent not less than two (2) Business Days prior to the last day of the then current Interest Period with respect thereto; provided, however, that:
(i)    Administrative Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than eight different dates;
(ii)    Interest Periods commencing on the same date for LIBOR Loans comprising part of the same advance under this Agreement shall be of the same duration;
(iii)    if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and
(iv)    no Interest Period may end later than the Commitment Termination Date.
102    Investment - any acquisition of all or substantially all assets of another Person; any acquisition of record or beneficial ownership of any Equity Interests of another Person; or any advance or capital contribution to or other investment in another Person.
103    Issuing Bank - RBS (or one or more designated Affiliates of RBS), PNC Bank, Bank of America, N.A. and any other Lender or Affiliate of a Lender designated as an Issuing Bank by Administrative Borrower from time to time with the approval of Agent (such approval not to be unreasonably withheld, conditioned or delayed). As of the Closing Date, the Issuing Banks are RBS, PNC Bank and Bank of America, N.A.
104    Issuing Bank Indemnitees - Issuing Banks and their respective officers, directors, employees, Controlled Affiliates, agents and attorneys.
105    Junior Financing - any Subordinated Debt and any other Debt that is required to be subordinated in right of payment to the Obligations.
106    Junior Financing Documentation - any documentation governing any Junior Financing.
107    Knowledge - as to any Person, the actual knowledge of any Responsible Officer of such Person.
Latest Maturity Date - at any date of determination, the latest maturity or expiration date applicable to any Commitment hereunder at such time.
LC Application - an application by Administrative Borrower, on behalf of any Borrower, to any Issuing Bank for the issuance of a Letter of Credit, in customary form and substance which shall be reasonably satisfactory to Agent and such Issuing Bank.
108    LC Conditions - the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.2; (b) after giving effect to such issuance, total LC Obligations under clauses (a) and (b) of the definition thereof do not exceed the Letter of Credit Subline, no Overadvance exists or would be caused thereby, and, if no Loans are outstanding, the LC Obligations under clauses (a) and (b) of the definition thereto do not exceed the Collateral Line Cap; (c) the expiration date of such Letter of Credit is (i) no more than three hundred sixty-five (365) days from issuance (or in the case of any renewal or extension thereof, three hundred sixty-five (365) days from such renewal or extension), in the case of standby Letters of Credit, (ii) no more than one hundred twenty (120) days from issuance, in the case of documentary Letters of Credit, and (iii) no later than the Latest Maturity Date unless the requested Letter of Credit is Cash Collateralized on the date of issuance in a manner acceptable to the applicable Issuing Bank; (d) the Letter of Credit and payments thereunder are denominated in Dollars; (e) the form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank in their Permitted Discretion; and (f) with respect to any Issuing Bank, the stated amount of all outstanding Letters of Credit issued by such Issuing Bank in the aggregate shall not exceed such Issuing Bank’s, LC Issuance Sublimit following the issuance of such Letter of Credit without the consent of such Issuing Bank in its sole discretion.
109    LC Documents - all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Administrative Borrower, Loan Parties or any other Person to any Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.
110    LC Issuance Sublimit – for any Issuing Bank, its obligation to issue Letters of Credit up to the maximum aggregate stated amount shown on Schedule 1.1(b), or as specified hereafter in the most recent Assignment and Acceptance to which it is a party. The LC Issuance Sublimit of any Issuing Bank may be increased from time to time with the consent of such Issuing Bank and the approval of Agent.
111    LC Obligations - the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the aggregate undrawn amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing by Borrowers with respect to Letters of Credit.
112    LC Request - a request for issuance of a Letter of Credit, to be provided by Administrative Borrower, on behalf of a Borrower, to Issuing Bank, in customary form which shall be in form and substance reasonably satisfactory to Agent and Issuing Bank.
113    Leasehold Property – any leasehold interest of any Loan Party as lessee under any lease of Real Property.
114    Lender Indemnitees - Lenders and their officers, directors, employees, Controlled Affiliates, agents and attorneys.
115    Lenders - as defined in the preamble to this Agreement, including Agent and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance or otherwise.
116    Letter of Credit - any standby or documentary letter of credit, including all Existing Letters of Credit, issued by any Issuing Bank for the account of any Loan Party.
117    Letter of Credit Subline - $450,000,000.
118    LIBOR Lending Rate - relative to any LIBOR Loan to be made, continued or maintained as, or converted into, a LIBOR Loan for any Interest Period, a rate per annum determined pursuant to the following formula:
LIBOR Lending Rate    =             LIBOR Rate
(1.00 - LIBOR Reserve Percentage)
119    LIBOR Loan - any Loan that bears interest based on the LIBOR Lending Rate.
120    LIBOR Loan Prepayment Fee - as defined in Section 5.5.1.
121    LIBOR Rate - with respect to any LIBOR Loan for the Interest Period applicable thereto, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to eurodollar deposits in dollars in the London interbank market) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that if more than one rate is specified on such Page for such comparable period, the applicable rate shall be the arithmetic mean of all such rates. In the event that such rate is not available at such time for any reason, then the term “LIBOR Rate” shall mean, with respect to any LIBOR Loan for the Interest Period applicable thereto, the rate of interest per annum at which dollar deposits in the approximate amount of the LIBOR Loan being made, continued or converted and for a term comparable to such Interest Period are offered by the principal London office of Agent in immediately available funds to major banks in the London interbank market at approximately 11:00 a.m. London time two (2) Business Days prior to the commencement of such Interest Period.
122    LIBOR Reserve Percentage - relative to any day of any Interest Period for LIBOR Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.
123    License - any Patent License, Trademark License, Copyright License, Commercial Software License or other license or sublicense agreement granting rights under Intellectual Property to which any Loan Party is a party, including those listed on Schedule 1.1(f).
124    Lien - any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease or financing lease having substantially the same economic effect as any of the foregoing).
125    Liquidity - as of any date of determination calculated on a Pro Forma Basis, the amount equal to: (a) Availability on such date, plus (b) all cash maintained by Loan Parties in one or more Dominion Accounts on such date (excluding the Borrowing Base Cash Account); provided, that during the period from the Closing Date to the date that is forty-five (45) days after the Closing Date (or such longer period as Agent may agree in its reasonable discretion), Dominion Accounts shall be deemed to include any deposit account of Loan Parties as to which a Deposit Account Control Agreement is required to be delivered (or other method of control effected) under this Agreement whether or not such requirement has been satisfied.
126    Loan - a loan made pursuant to Section 2.1, and any Overadvance Loan or Protective Advance; collectively, Loans.
127    Loan Account - the loan account established by each Lender on its books pursuant to Section 5.9.
128    Loan Documents - this Agreement, Other Agreements and Security Documents. For the avoidance of doubt, Hedging Agreements and any agreements in respect of Bank Product Debt do not constitute Loan Documents.
129    Loan Party or Loan Parties - each Borrower and/or Guarantor as applicable.
130    London Banking Day - a day on which dealings in US dollars deposits are transacted in the London interbank market.
131    Margin Stock - as defined in Regulation U of the Board.
Master Account – account maintained by Administrative Borrower, on behalf of Borrowers, with Agent as designated in a letter agreement between Administrative Borrower and Agent on the Closing Date and any other account designated as the “Master Account” by Administrative Borrower and Agent from time to time.
Material Adverse Effect - a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent), operating results or financial condition of Parent and Restricted Subsidiaries, taken as a whole; (b) material adverse effect on the ability of Loan Parties (taken as a whole) to fully and timely perform their payment obligations under the Loan Documents to which any Loan Party is a party; or (c) material adverse effect on the rights and remedies available to Lenders or Agent under any Loan Document (other than due to the action or inaction of Agent or any Lender).
132    Material Real Property - each Real Property that is (i) owned in fee by a Loan Party, (ii) located in the United States and (iii) not an Excluded Real Property; provided, that Material Real Property shall include any Real Property subject to a mortgage under the Term Debt Documents.
133    Maturity Date - (i) with respect to the Commitments in existence on the Closing Date that have not been extended pursuant to Section 2.4, February 13, 2019 (the “Original Maturity Date”), (ii) with respect to any Commitments as to which the final maturity date has been extended pursuant to Section 2.4, the final maturity date as specified in the Extension Offer accepted by the applicable Lender or Lenders holding such Commitments, and (iii) with respect to any Incremental Facility, the final maturity date as specified in the Incremental Amendment governing the Commitments.
134    Maximum Incremental Facility Amount - as defined in Section 2.3.1.
135    Minimum Extension Condition - as defined in Section 2.4.2.
136    Moody’s - Moody’s Investors Service, Inc., and its successors.
137    Mortgage - each mortgage, deed of trust or deed to secure debt pursuant to which a Loan Party grants to Agent, for the benefit of Secured Parties, Liens upon the Real Property owned by such Loan Party, as security for the Obligations.
138    Mortgage Policies - as defined in the definition of Collateral and Guarantee Requirement.
139    Mortgaged Property - as defined in the definition of Collateral and Guarantee Requirement.
140    Multiemployer Plan - any employee benefit plan or arrangement described in Section 4001(a)(3) of ERISA that is contributed to by any Loan Party or Subsidiary or ERISA Affiliate.
141    Net Proceeds - 100% of the cash proceeds actually received by Parent or any wholly-owned Restricted Subsidiary (provided that, for the avoidance of doubt, JHJ International Transportation Co., Ltd. is not a wholly-owned Restricted Subsidiary) (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation and similar awards, but in each case only as and when received) from any Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations that are secured by the applicable asset or property (including without limitation principal amount, premium or penalty, if any, interest, fees and expenses and other amounts) (other than pursuant to the Loan Documents, the Term Debt Documents (other than in respect of Term Priority Collateral) or any Term Refinancing Debt), other expenses and brokerage, consultant and other fees actually incurred in connection therewith, (ii) in the case of any Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (ii)) attributable to minority interests and not available for distribution to or for the account of Parent or a wholly owned Restricted Subsidiary as a result thereof, (iii) taxes paid or reasonably estimated to be payable as a result thereof (provided, that if the amount of any such estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid), and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (iii) above) (x) related to any of the applicable assets and (y) retained by Parent or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Casualty Event occurring on the date of such reduction); provided, that if no Event of Default exists such proceeds may be applied by Parent or any Restricted Subsidiary to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Parent or Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition permitted hereunder of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within 270 days of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 270 days of such receipt, so used or contractually committed with a third party that is not to be so used (it being understood that if any portion of such proceeds are not so used within such 270 day period but within such 270 day period are contractually committed with a third party that is not to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such 270 day period and 180 days from the entry into such contractual commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Specified Event of Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment with a third party that is not entered into at a time when no Specified Event of Default was continuing); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless the aggregate net proceeds exceeds $7,500,000 in any Fiscal Year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and
For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Parent or any Restricted Subsidiary shall be disregarded.
142    New Penn - as defined in the preamble to this Agreement.
143    NFIP - as defined in the definition of Collateral and Guarantee Requirement.
144    Note - any promissory note to be executed by Borrowers in favor of a Lender, which shall be in the amount of such Lender’s Commitment and shall evidence the Loans made by such Lender.
145    Notice of Borrowing - a Notice of Borrowing to be provided by Administrative Borrower to request the funding of a Borrowing of Loans, in substantially the form attached as Exhibit D hereto.
146    Notice of Conversion/Continuation - a Notice of Conversion/Continuation to be provided by Administrative Borrower to request a conversion or continuation of any Loans as LIBOR Loans, in substantially the form attached as Exhibit I hereto.
147    Obligations - all (a) principal of and premium, if any, on the Loans, (b) LC Obligations, (c) interest, expenses, fees and other sums payable by Loan Parties under Loan Documents, (d) obligations of Loan Parties under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Loan Parties pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several. Subject to Section 14.13, in no event shall the Obligations include any Excluded Swap Obligations.
148    OFAC – the Office of Foreign Assets Control of the U.S. Department of the Treasury.
149    Ordinary Course of Business - any business practice currently or previously engaged in by Parent and Restricted Subsidiaries, and any similar, ancillary, complementary or other business practice reasonably related thereto or that is a reasonable extension, development or expansion thereof.
150    Organization Documents - (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
151    Original Maturity Date - as defined in the definition of Maturity Date.
152    Other Agreement - each Note; LC Document; Fee Letter; Borrowing Base Certificate; Compliance Certificate; Perfection Certificate; Term Debt Intercreditor Agreement; Post-Closing Side Letter; custodial administration agreement; subordination agreement; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter executed or delivered by a Loan Party to Agent or a Lender pursuant to this Agreement or any other Loan Document.
153    Overadvance - as defined in Section 2.1.5.
154    Overadvance Loan - a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.
155    Parent - as defined in the preamble to this Agreement.
156    Participant - as defined in Section 13.2.1.
157    Participant Register - as defined in Section 13.2.4.
158    Patent License - any written agreement, now or hereafter in effect, granting to any third party any right to develop, commercialize, import, make, have made, offer for sale, use or sell any invention on which a Patent, now or hereafter owned by any Loan Party or that any Loan Party otherwise has the right to license, is in existence, or granting to any Loan Party any such right with respect to any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Loan Party under any such agreement.
159    Patents - means all of the following now owned or hereafter acquired by any Loan Party: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule 1.1(g), (b) all rights and privileges arising under Applicable Law with respect to such Loan Party’s use of any Patents, (c) all inventions and improvements described and claimed therein, (d) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (e) all income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing including damages and payments for past, present or future infringements thereof, (f) all rights corresponding thereto throughout the world and (g) rights to sue for past, present or future infringements thereof.
160    Patriot Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
161    Payment Conditions - at the time of determination with respect to any proposed transaction, and subject to Section 2.3.4, that (a) no Event of Default then exists or would arise as a result of consummating such transaction, and (b) (i) Liquidity on the date of such proposed transaction (after giving effect thereto) is not less than $100,000,000 (with not less than $67,500,000 of such Liquidity being attributable to Availability), or (ii) (x) Availability on the date of such proposed transaction (after giving effect thereto) is not less than $67,500,000, and (y) the Consolidated Fixed Charge Coverage Ratio for the most recently completed Test Period for which financial statements have been provided pursuant to Section 10.1.1 calculated on a Pro Forma Basis (giving effect to such proposed transaction) is equal to or greater than 1.10 to 1.00. Prior to consummating any proposed transaction which is subject to the Payment Conditions, Administrative Borrower shall deliver to Agent evidence acceptable to Agent of the satisfaction of the conditions set forth above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to Agent.
162    Payment Item - each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.
163    PBGC - the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
Pension Expense - the actual pension expense for the applicable period of Parent and its Subsidiaries pursuant to the profit and loss statement charge (or benefit) with respect to such pension funding obligations for such period.
Pension Fund Entities - those entities identified on Schedule 1.1(h) hereto.
Perfection Certificate - means a certificate substantially in the form of Exhibit H, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by any Responsible Officer of Administrative Borrower.
164    Permitted Acquisition - as defined in Section 10.2.2.
Permitted Additional Debt - shall mean Debt incurred by any Loan Party; provided, that (i) such Debt may only be secured by assets consisting of Collateral and may not be secured by any assets other than the Collateral, (ii) such Debt is not at any time guaranteed by any Subsidiaries that are not Loan Parties, (iii) the other terms and conditions of such Debt (excluding pricing, fees, rate floors and optional prepayment or redemption terms), if different from those contained herein or in the Term Debt Documents, are customary market terms for Debt of such type (provided, that a certificate of a Responsible Officer of Parent delivered to Agent at least five (5) Business Days prior to the incurrence of such Debt (or such shorter period as Agent may agree in its sole discretion), together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that Parent has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless Agent notifies Parent within such five (5) Business Day period (or such shorter period as Agent may agree in its sole discretion) that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (iv) the security agreements (taken as a whole) relating to such Debt, if applicable, are substantially the same as or more favorable to the Loan Parties than the security documents governing the Term Debt, with such differences as are reasonably satisfactory to Agent, (v) no Event of Default shall exist immediately prior to or after giving effect to such incurrence, (vi) a representative acting on behalf of the holders of such Debt shall have become party to or otherwise subject to the provisions of the Term Debt Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to Agent and Administrative Borrower that contains terms substantially similar to the Term Debt Intercreditor Agreement or other intercreditor agreement on market terms as determined by the Agent in good faith, and (vii) if applicable, the priority position of the holders of such Debt with respect to the Collateral under the Term Debt Intercreditor Agreement shall be equivalent or junior to the position of the holders of the Term Debt and all obligations under such Debt shall constitute Term Obligations under (and as defined in) the Term Debt Intercreditor Agreement. Notwithstanding the foregoing, Permitted Additional Debt shall include all Permitted Additional Debt (as defined in the Term Debt Agreement as in effect on the date hereof).
165    Permitted Discretion - Agent’s judgment exercised in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
166    Permitted Junior Debt - unsecured Debt incurred by any Loan Party in the form of one or more series of unsecured notes or loans; provided, that (i) if constituting Subordinated Debt, (A) such Debt (including any Guarantee thereof) is subordinated to the Obligations on terms customary for high yield subordinated debt securities or otherwise reasonably satisfactory to Agent and (B) the Obligations at all times constitute “Designated Senior Debt” (or comparable term) under the documents governing such Debt, (ii) such Debt does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale, change of control or similar provisions or AHYDO “catch-up” payments), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date, (iii) such Debt is not at any time guaranteed by any Person that is not a Loan Party and (iv) the other terms and conditions of such Debt (excluding pricing, fees, rate floors and optional prepayment or optional redemption terms), if different than the terms hereof, are customary market terms for Debt of such type (provided, that a certificate of a Responsible Officer of Parent delivered to Agent at least five (5) Business Days prior to the incurrence of such Debt (or such shorter period as Agent may agree in its sole discretion), together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that Parent has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement unless Agent notifies Parent within such five (5) Business Day period (or such shorter period as Agent may agree in its sole discretion) that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)).
167    Permitted Lien - as defined in Section 10.2.1.
168    Permitted Refinancing - with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Debt of such Person; provided, that (a) the original aggregate principal amount of such Debt (or accreted value, if applicable) does not exceed the aggregate principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed, replaced or extended except (i) by an amount equal to accrued but unpaid interest, premiums and fees payable by the terms of such Debt and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such modification, refinancing, refunding, renewal, replacement or extension and (ii) by an amount equal to any existing available commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Debt permitted pursuant to Section 10.2.3(e), the Debt resulting from such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Debt permitted pursuant to Sections 10.2.3(e), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Debt being modified, refinanced, refunded, renewed, replaced or extended is Debt permitted pursuant to Section 10.2.3(b) or 10.2.3(r), or is otherwise a Junior Financing, (i) to the extent such Debt being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment or in lien priority to the Obligations, the Debt resulting from such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms (taken as a whole) (x) at least as favorable to Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed, replaced or extended (provided, that a certificate of a Responsible Officer of Parent delivered to Agent at least five (5) Business Days prior to the incurrence of such Debt (or such shorter period as Agent may agree in its sole discretion), together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that Parent has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Agent notifies Parent within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) or (y) otherwise reasonably acceptable to Agent, (ii) the obligors (including any guarantors) in respect of the Debt resulting from such modification, refinancing, refunding, renewal, replacement or extension shall not include any Person other than the obligors (including any guarantors) of the Debt being modified, refinanced, refunded, renewed, replaced or extended unless otherwise permitted hereby, and (iii) in the case of any Permitted Refinancing in respect of the Term Debt or any Term Refinancing Debt, such Permitted Refinancing is secured, if at all, only by all or any portion of the collateral securing the Term Debt (but not by any other assets) pursuant to one or more security agreements subject, in the case of assets constituting (or required to constitute) Collateral, to the Term Debt Intercreditor Agreement or any replacement intercreditor agreement reasonably satisfactory to Agent, that contains terms substantially similar to the Term Debt Intercreditor Agreement or other intercreditor agreement on market terms as determined by the Agent in good faith. When used with respect to any specified Debt, Permitted Refinancing shall mean the Debt incurred to effectuate a Permitted Refinancing of such specified Debt.
169    Person - any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
170    Plan - an employee pension benefit plan (other than a Multiemployer Plan) that is either (a) maintained by a Loan Party or Subsidiary for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which a Loan Party or Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.
Pledged Collateral – as defined in Section 7.1.1.
Pledged Debt – as defined in Section 7.1.1.
Pledged Equity – as defined in Section 7.1.1.
Pledged Securities - means any Promissory Notes, stock certificates or other Securities, certificates or Instruments now or hereafter included in the Pledged Collateral, including all Pledged Equity, Pledged Debt and all other certificates, instruments or other documents representing or evidencing any Pledged Collateral.
Post-Closing Side Letter – the post-closing side letter as of the date hereof among certain Loan Parties and Agent.
Projections – as defined in Section 10.1.1(c).
171    Pro Rata - with respect to any Lender, a percentage (expressed as a decimal, rounded to the third (3rd) decimal place) determined (a) while Commitments are outstanding, by dividing the amount of such Lender’s Commitment by the aggregate amount of all Commitments; and (b) at any other time, by dividing the amount of such Lender’s outstanding Loans and LC Obligations (under clauses (a) and (b) of the definition thereof) by the aggregate amount of all outstanding Loans and LC Obligations (under clauses (a) and (b) of the definition thereof).
172    Pro Forma Basis - with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.5.
173    Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
174    Protective Advances - as defined in Section 2.1.6.
175    Qualified ECP Loan Party - in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
176    RBS - RBS Citizens Business Capital, a division of RBS Asset Finance, Inc., a New York corporation, a subsidiary of RBS Citizens, N.A.
177    Real Property - collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
178    Recapitalization Transactions - (a) retiring by (x) exchanging for equity interests of Parent, (y) repaying through the net cash proceeds of one or more equity offerings by Parent or (z) setting aside a sufficient amount of cash to redeem at maturity, at least 90% of the aggregate outstanding principal amount of Parent’s Existing Series A Notes and Existing Series B Notes, (b) amending and restating that certain Amended and Restated Contribution and Deferral Agreement, dated as of July 22, 2011, among YRC, Holland, New Penn and Reddaway, collectively as primary obligors, the Trustees for the Central States, Southeast and Southwest Areas Pension Fund, the Wilmington Trust Company, as agent, and the other funds party thereto, to, among other changes, release all collateral currently securing such indebtedness (other than first lien real estate collateral constituting Excluded Property) and extend the maturity to December 31, 2019 and (c) refinancing, redeeming, defeasing or otherwise paying in full in cash (or depositing such amount with the trustee thereof) all of Parent’s Existing 6% Senior Notes.
179    Receivables Assets - (a) any Accounts owed to Parent or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all Accounts, all contracts and contract rights, guarantees or other obligations in respect of such Accounts, all records with respect to such Accounts and any other assets customarily transferred together with Accounts in connection with a non-recourse accounts receivable factoring arrangement, except for Standard Receivables Undertakings, assigned or otherwise transferred or pledged by Parent in connection with a Receivables Facility.
180    Receivables Facility - an arrangement between Parent or a Restricted Subsidiary and another Person pursuant to which (a) Parent or such Restricted Subsidiary, as applicable, sells (directly or indirectly) in the Ordinary Course of Business to such Person Accounts owing from by customers, together with Receivables Assets related thereto, (b) the obligations of Parent or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Receivables Purchase Obligations) to Parent and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by Parent) and may include Standard Receivables Undertakings.
181    Receivables Purchase Obligation - any obligation of Parent or a Restricted Subsidiary in respect of Receivables Assets in a Receivables Facility to purchase Receivables Assets arising as a result of a breach of a representation, warranty or covenant otherwise, including as a result of receive or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to such party.
182    Receivables SPV - YRCW Receivables LLC, a Delaware limited liability company.
183    Reddaway - as defined in the preamble to this Agreement.
Refinancing Transactions - the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Term Facility and the Existing ABL Facility, the release of all cash and other amounts restricted under or by the Existing Term Facility and the Existing ABL Facility and the termination and release of any and all commitments, security interests and guaranties in connection therewith on the Closing Date.
184    Register – as defined in Section 13.3.3.
185    Reimbursement Date - as defined in Section 2.3.2.
Release - any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.
186    Report - as defined in Section 12.2.3.
187    Reportable Event - any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived with respect to a Plan.
188    Required Lenders - subject to Section 4.2, (a) Lenders holding in excess of fifty-one percent (51%) of the Commitments; or (b) if the Commitments have terminated, Lenders holding Facility Exposure in excess fifty-one percent (51%) of the aggregate Facility Exposure. For the avoidance of doubt, no Defaulting Lender shall be included in the calculation of Required Lenders.
189    Resignation Effective Date - as defined in Section 12.8.1.
Responsible Officer - the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director of treasury or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed by the recipient of such document to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed by the recipient of such document to have acted on behalf of such Loan Party.
190    Restricted Payment - any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Parent or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest of Parent or any Restricted Subsidiary, or on account of any return of capital to Parent’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).
191    Restricted Subsidiary - any Subsidiary of Parent other than an Unrestricted Subsidiary. The Restricted Subsidiaries as of the Closing Date are identified on Schedule 9.1.11.
192    Rolling Stock - any railroad car, locomotive, stacktrain or other rolling stock, or accessories used on such railroad cars, locomotives or other rolling stock (including superstructures and racks); provided, that Rolling Stock shall exclude Tractor Trailers.
Sale and Leaseback Transaction - shall mean any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same property.
193    S&P - Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
SEC - the Securities and Exchange Commission or any Governmental Authority that is the successor thereto.
194    Secured Parties - Agent, Issuing Bank, Lenders and Bank Product Providers.
195    Security Documents – the Vehicle Collateral Agreement, the Vehicle Custodial Administration Agreement, any Guaranty, Mortgages, Deposit Account Control Agreements and all Loan Documents, Grants of Security Interest, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Security – means a “security” as such term is defined in Article 8 of the UCC and, in any event, shall include any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
Security Interest – as defined in Section 7.1.2
196    Solvent - as to Parent and Restricted Subsidiaries on a consolidated basis on any date of determination, (a) the fair value of the assets of Parent and Restricted Subsidiaries, on a consolidated basis (on a going concern basis), exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value (on a going concern basis) of the property of Parent and Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) Parent and Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) Parent and Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
197    Specified Event of Default - any Event of Default under Section 11.1(a), 11.1(b) (solely to the extent arising from a material breach of any certification, representation or warranty made or deemed made by Administrative Borrower in any Borrowing Base Certificate), 11.1(c) (solely to the extent arising with respect to a breach of Section 8.l, 8.3, 10.1.10 or 10.2.10 (during a Financial Covenant Trigger Period)), 11.1(f) (solely to the extent arising from a payment default or acceleration under any such document, instrument or agreement), 11.1(i) or 11.1(j).
Specified Pension Fund Obligations - the payment obligations due from Parent and/or its applicable Subsidiaries to the Pension Fund Entities under the terms and conditions of the Contribution Deferral Agreement.
Specified Transaction - any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of Parent, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of Parent or a Restricted Subsidiary, in each case consummated after the Closing Date and whether by merger, consolidation, amalgamation or otherwise, and any incurrence or repayment of Debt or Restricted Payment, in each case, that by the terms of this Agreement requires a financial ratio or test to be calculated on a “Pro Forma Basis”.
Standard Receivables Undertakings - representations, warranties, covenants, guarantees and indemnities entered into by Parent or any Restricted Subsidiary, which Parent has determined in good faith to be customary in a Receivables Facility, it being understood that any Receivables Repurchase Obligation shall be deemed to be a non-credit related recourse accounts receivable factoring arrangement.
198    Subordinated Debt - Debt incurred by a Loan Party that is expressly subordinate and junior in right of payment to Full Payment of the Obligations.
199    Subsidiary - any entity at least fifty percent (50%) of whose voting securities or Equity Interests is owned by a Loan Party or any combination of Loan Parties (including indirect ownership by a Loan Party through other entities in which any Loan Party directly or indirectly owns fifty percent (50%) of the voting securities or Equity Interests).
200    Successor Parent – as defined in Section 10.2.4(d).
201    Supermajority Lenders – subject to Section 4.2 (a) Lenders holding in excess of sixty-six and two thirds percent (66 2/3%) of the aggregate Commitments; and (b) the Commitments have terminated, at least two Lenders holding Facility Exposure in excess of sixty-six and two thirds percent (66 2/3%) of the aggregate Facility Exposure. For the avoidance of doubt, no Defaulting Lender shall be included in the calculation of Supermajority Lenders.
202    Swap Obligation - with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
203    Tax or Taxes - any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges in the nature of taxes imposed by any Governmental Authority, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes, and all interest, penalties and similar liabilities relating thereto.
204    Term Agent – Credit Suisse AG, Cayman Islands Branch, as Agent and Collateral Agent under the Term Debt Agreement, any affiliate thereof, or successor or replacement thereto (subject to the Term Debt Intercreditor Agreement).
205    Term Debt Agreement - that certain Credit Agreement by and among Parent, the guarantors party thereto, Term Agent, and the lenders from time to time party thereto, dated as of February __, 2014, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the Term Debt Intercreditor Agreement.
206    Term Debt - means Debt and all other obligations outstanding under or secured by the Term Debt Documents (including, for the avoidance of doubt, Term Refinancing Debt and Incremental Term Loans (as defined in the Term Debt Agreement as in effect on the date hereof) and, in each case, all Permitted Refinancings thereof.
207    Term Debt Documents - the Term Debt Agreement and the “Loan Documents” as defined therein.
208    Term Debt Intercreditor Agreement - that certain intercreditor agreement, dated as of even date hereof, between Agent and Term Agent as acknowledged by Loan Parties, as amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.
209    Term Priority Collateral - as defined in the Term Debt Intercreditor Agreement.
210    Term Refinancing Amendment - an amendment to the Term Debt Agreement executed by each of (a) Parent, (b) Term Agent, (c) each additional lender under the Term Debt Agreement that will make an Other Term Loan (as defined in the Term Debt Agreement as in effect on the date hereof) pursuant to such Term Refinancing Amendment and (d) each existing lender under the Term Debt Agreement that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness (as defined in the Term Debt Agreement as in effect on the date hereof) being incurred pursuant thereto, in accordance with Section 2.18 of the Term Debt Agreement.
211    Term Refinancing Debt - Permitted Additional Debt or Indebtedness incurred pursuant to a Term Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Debt) in exchange for, or to extend, renew, replace, restructure or refinance, in whole or part, existing Term Debt (including any successive Credit Agreement Refinancing Indebtedness (as defined in the Term Debt Agreement as in effect on the date hereof).
212    Test Period - for any date of determination, the most recent period as of such date of four consecutive Fiscal Quarters for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 10.1.1(a) or 10.1.1(b), as applicable.
213    Threshold Amount - $30,000,000.
214    Total Leverage Ratio - as of any date of determination calculated on a Pro Forma Basis, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period ending on such date of determination.
215    Tractor Trailers - shall mean any vehicle, truck, tractor, trailer, tank trailer or other trailer or similar vehicle or other trailer.
216    Trademark License - any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Loan Party material to the operation of the business of any Loan Party or that any Loan Party otherwise has the right to license material to the operation of the business of any Loan Party, or granting to any Loan Party any right to use any Trademark now or hereafter owned by any third party, and all rights of any Loan Party under any such agreement.
217    Trademarks - all of the following now owned or hereafter acquired by any Loan Party: (a) all Trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, the goodwill of the business symbolized thereby or associated therewith, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule 1.1(i), (b) all rights and privileges arising under Applicable Law with respect to such Loan Party’s use of any Trademarks, (c) all reissues, continuations, extensions and renewals thereof and amendments thereto, (d) all income, fees, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including damages, claims and payments for past, present or future infringements thereof, (e) all rights corresponding thereto throughout the world and (f) rights to sue for past, present and future infringements or dilutions thereof or other injuries thereto.
218    Transaction Expenses - any costs, fees or expenses incurred or paid by Parent and its Subsidiaries in connection with the Transactions (including costs and bonuses associated with the IBT Transactions and, for the avoidance of doubt, any costs, fees or expenses under the Contribution Deferral Agreement in connection with the closing of the second amendment and restatement thereof), this Agreement and the other Loan Documents.
219    Transactions - collectively, (a) the consummation of the IBT Transactions, (b) the consummation of the Recapitalization Transactions, (c) the execution and delivery by Loan Parties of the Loan Documents to which they are a party and the making of the Loans hereunder on the Closing Date, (d) the execution and delivery by Parent and its Subsidiaries party thereto of the Term Debt Documents and the funding under the Term Debt on the Closing Date, (e) the execution and delivery by Parent and its Subsidiaries party thereto of the Contribution Deferral Agreement on January 31, 2014, (f) the performance by Parent of its obligations under the December 2013 Stock Purchase Agreements, December 2013 Exchange Agreements and the December 2013 Registration Rights Agreement, (g) the consummation of the Refinancing Transactions, and (h) the payment of the Transaction Expenses.
220    Transferee - any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
221    Type - any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.
Unaudited Financial Statement - the unaudited consolidated balance sheets and related statements of operations and cash flows of Parent and its consolidated Subsidiaries as at the end of and for the Fiscal Quarters ended September 30, 2013.
222    Unused Line Fee Percentage - for any day, a percentage per annum equal to (a) initially, 0.250% per annum; and (b) following March 31, 2014, the following percentages per annum of the Commitments based upon the Average Revolver Usage for the immediately preceding calendar month:
223    Average Revolver Usage        Unused Line Fee Percentage
224    Less than 50%                0.375%
225    Greater than or equal to 50%        0.250%
226    UCC - the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
227    Unrestricted Subsidiary – any Subsidiary of Parent designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to Section 10.1.14. The Unrestricted Subsidiaries as of the Closing Date are identified on Schedule 9.1.11.
228    U.S. Lender – as defined in Section 5.11.1(b).
USCO – means the U.S. Copyright Office.
USPTO – means the U.S. Patent and Trademark Office.
229    U.S. Tax Compliance Certificate – as defined in Section 5.11.1(a).
230    Vehicle Collateral Agreement – the security and collateral agency agreement, dated as of the date hereof, among Credit Suisse AG, Cayman Islands Branch, as collateral agent, Term Agent, as term loan representative, Agent, as ABL representative, and Loan Parties.
231    Vehicle Custodial Administration Agreement - the custodial administration agreement, dated as of the date hereof, among Parent, the Subsidiaries of Parent from time to time party thereto, Vintek, Inc., as custodial administrator, Term Agent, Agent and Credit Suisse AG, Cayman Islands Branch, as collateral agent under the Vehicle Collateral Agreement.
232    Weighted Average Life to Maturity - when applied to any Debt at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Debt; provided, that for purposes of determining the Weighted Average Life to Maturity of any Debt that is being modified, refinanced, refunded, renewed, replaced, restructured or extended (the “Applicable Debt”), the effects of any amortization of or prepayments made on such Applicable Debt prior to the date of the applicable modification, refinancing, restructuring, refunding, renewal, replacement or extension shall be disregarded.
233    wholly owned - with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
234    Withdrawal Liability - shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
235    YRC - as defined in the preamble to this Agreement.
1.2    Terms Defined in UCC. Capitalized terms used in this Agreement and not otherwise defined herein but defined in the UCC shall have the meanings specified therefor in the UCC.
1.3    Accounting Terms. Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (a) without giving effect to any election under Statement of Financial Accounting Standards 159 or Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of Parent or any Restricted Subsidiaries at “fair value”, as defined therein; (b) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 and/or Statement of Financial Accounting Standards 150 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof; and (c) treating Unrestricted Subsidiaries as if they were not consolidated with Parent or any Restricted Subsidiary and otherwise eliminating all accounts of Unrestricted Subsidiaries. Furthermore, unless Administrative Borrower elects otherwise, notwithstanding any other provision contained herein or in any other Loan Document, for all purposes under this Agreement and the other Loan Documents, including negative covenants, financials covenants and component definitions, operating leases and Capitalized Leases will be deemed to be treated in a manner consistent with their current treatment under GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter. For the avoidance of doubt, the principal amount of any non-interest bearing Debt or other discount security constituting Debt at any date shall be the principal amount thereof that would be shown on a balance sheet of Parent dated such date prepared in accordance with GAAP, except as expressly set forth in clauses (a) and (b) of this Section 1.3.
1.4    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions, refinancings, replacements, restructuring or renewals (solely to the extent applicable, to the extent permitted by the Loan Documents and subject, in any event, to the definition of Permitted Refinancings as applicable); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes successors and permitted assigns; or (f) time of day means time of day in New York, New York. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity. Any financial ratios required to be maintained by Parent pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). All calculations of fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent in its Permitted Discretion (and not necessarily calculated in accordance with GAAP). When the performance of any covenant, duty or obligation under any Loan Document is stated to be required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best knowledge” of any Loan Party or words of similar import are used in any Loan Documents, it means “Knowledge,” as defined herein. For purposes of determining compliance with any one of Sections 10.2.1, 10.2.2, 10.2.3, 10.2.5, 10.2.6, 10.2.8, 10.2.9 and 10.2.13, in the event that any Lien, Investment, Debt, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Debt meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by Administrative Borrower (and Administrative Borrower shall be entitled to redesignate use of any such clauses from time to time) in its sole discretion at such time. For purposes of determining the Total Leverage Ratio or Consolidated Fixed Charge Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing Parent’s financial statements corresponding to the test period with respect to the applicable date of determination and will, in the case of Debt, reflect the currency translation effects, determined in accordance with GAAP, of Hedging Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Debt. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.5    Pro Forma Calculations.
1.5.1    Notwithstanding anything to the contrary herein, the Total Leverage Ratio, Consolidated Fixed Charge Ratio, Availability and Liquidity shall be calculated in the manner prescribed by this Section 1.5.
1.5.2    For purposes of calculating the Total Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Parent and may include, for the avoidance of doubt, any synergies, operating expense reductions, other operating improvements and cost savings as certified by Parent as having been determined in good faith to be reasonably anticipated to be realizable within twelve (12) months following any such acquisition or disposition, operational change and operational initiatives. Notwithstanding the foregoing, (A) all pro forma adjustments under this Section 1.5.2 shall not, taken together with those added pursuant to clause (a)(viii) of the definition of "Consolidated EBITDA", increase pro forma Consolidated EBITDA by more than 20% for any test period (calculated prior to giving effect to any addback pursuant to this Section 1.5.2 or clause (a)(viii) of the definition of "Consolidated EBITDA"); provided, that such limitation on pro forma adjustments shall not apply if supported by a quality of earnings report prepared by a nationally recognized accounting firm or other third-party advisor reasonably acceptable to Agent or if such adjustments satisfy the requirements of Regulation S-X and (B) no pro forma adjustments under this Section 1.5.2 shall be made in respect of the Transactions (including in respect of the IBT Transaction).
1.5.3    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent and may include, for the avoidance of doubt, any synergies, operating expense reductions, other operating improvements and cost savings as certified by the Parent as having been determined in good faith to be reasonably anticipated to be realizable within eighteen (18) months following any such acquisition or disposition, operational change and operational initiatives. Notwithstanding the foregoing, (A) all pro forma adjustments under this Section 1.5.3 shall not, taken together with those added pursuant to clause (a)(viii) of the definition of "Consolidated EBITDA" and Section 1.5.2, increase pro forma Consolidated EBITDA by more than 20% for any test period (calculated prior to giving effect to any addback pursuant to this Section 1.5.3 or clause (a)(viii) of the definition of "Consolidated EBITDA" and Section 1.5.2); provided, that such limitation on pro forma adjustments shall not apply if supported by a quality of earnings report prepared by a nationally recognized accounting firm or other third-party advisor reasonably acceptable to Agent or if such adjustments satisfy the requirements of Regulation S-X and (B) no pro forma adjustments under this Section 1.5.3 shall be made in respect of the Transactions (including in respect of the IBT Transaction).
1.5.4    In the event that Parent or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Debt included in the calculations of the Total Leverage Ratio, Consolidated Fixed Charge Coverage Ratio, Availability and Liquidity (other than Debt incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio, Consolidated Fixed Charge Coverage Ratio, Availability, and Liquidity shall be calculated giving pro forma effect to such incurrence or repayment of Debt, to the extent required, as if the same had occurred on the last day of the applicable Test Period (or, with respect to the calculation of Availability and Liquidity, the applicable date of determination) of the Total Leverage Ratio, Availability and Liquidity. Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Parent to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Parent or such Restricted Subsidiary may designate.
1.5.5    For purposes of calculating the Consolidated Fixed Charge Coverage Ratio in any Test Period in which a Specified Transaction occurs, Capital Expenditures in clause (ii) of the definition of Consolidated Fixed Charge Coverage Ratio shall (a) include any Capital Expenditures of the target of a Permitted Acquisition consummated in such Test Period (whether or not such Permitted Acquisition was consummated at the time such Capital Expenditures were made) and (b) exclude any Capital Expenditures made by any Person or that are attributable to any division or line of business, in each case, that is disposed of in such Test Period.
1.5.6    In determining the Consolidated Fixed Charges for any period in which a Specified Transaction occurs, (a) pro forma effect will be given to the incurrence, repayment or retirement of any Debt of Parent and/or any of its Restricted Subsidiaries since the first day of such period as if such Debt was incurred, repaid or retired on the first day of such period and if such Debt bears, at the option of Parent and/or any Restricted Subsidiaries, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of Parent, either the fixed or floating rate, and (b) Consolidated Fixed Charges will include fees attributable to any letters of credit issued for the account of the target of a Permitted Acquisition consummated in such Test Period to the extent that such letters of credit (or replacements thereof) remain outstanding after the consummation of such Permitted Acquisition.
1.5.7    Whenever any provision of this Agreement requires Parent to have a Total Leverage Ratio or a Consolidated Fixed Charge Coverage Ratio (in each case) on a Pro Forma Basis in connection with any action to be taken by Parent or any Restricted Subsidiary hereunder, Parent shall deliver to Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance or such Total Leverage Ratio or Consolidated Fixed Charge Coverage Ratio, as applicable.
SECTION 2.    CREDIT FACILITIES
2.1    Commitment.
2.1.1    Loans. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrowers from time to time through the Commitment Termination Date. The Loans may be repaid and reborrowed (without premium or penalty other than any LIBOR Loan Prepayment Fee) as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if the Facility Exposure (including after giving effect to the requested Loan) would exceed an amount equal to the Collateral Line Cap.
2.1.2    Notes. The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. Promptly following the request of any Lender, Borrowers shall deliver a Note to such Lender.
2.1.3    Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (in each case to the extent permitted hereunder) (a) on the Closing Date, (ii) to pay Transaction Expenses; and (iii) to consummate the Refinancing Transactions; and (b) after the Closing Date (i) to pay Obligations in accordance with this Agreement; and (ii) for working capital and other lawful purposes of Borrowers (including Permitted Acquisitions, investments, capital expenditures and restricted payments), and to pay all other payments expressly permitted under this Agreement. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Debt which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of the Federal Reserve System, as amended.
2.1.4    Voluntary Reduction or Termination of Commitments.
(a)    The Commitments shall terminate on the Commitment Termination Date. Upon at least three (3) Business Days prior written notice to Agent at any time, Administrative Borrower, on behalf of Borrowers, may, at its option, terminate the Commitments and this credit facility. Any notice of termination given by Administrative Borrower, on behalf of Borrowers, shall be irrevocable; provided, that a notice of termination of the Commitments delivered by Administrative Borrower may state that such notice is conditioned upon the effectiveness of other events, in which case such notice may be revoked by Administrative Borrower (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. On the termination date, Borrowers shall make Full Payment of the Obligations.
(b)    Borrowers may permanently reduce the Commitments, on a Pro Rata basis for each Lender, from time to time upon written notice to Agent, which notice shall specify the amount of the reduction, shall be irrevocable once given, shall be given at least three (3) Business Days prior to the end of a calendar month and shall be effective as of the first (1st) day of the next calendar month. Each reduction shall be in a minimum amount of $2,500,000, or an increment of $1,000,000 in excess thereof, provided, that in no event shall the Commitments be reduced to an amount less than $350,000,000.
2.1.5    Overadvances. If the Facility Exposure exceeds, at any time, the Collateral Line Cap (“Overadvance”), the excess amount (which shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents) shall be payable by Borrowers on demand by Agent (or within two (2) Business Days with respect to the repayment of outstanding Loans in the event of an Overadvance caused by an establishment or modification of any component of the Availability Reserve then in effect to the extent that such establishment or modification is not subject to a two (2) Business Day notice period under the definition of Availability Reserve). Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (i) when no other Event of Default is known to Agent, as long as (A) the Overadvance does not continue for more than thirty (30) consecutive days (and no Overadvance may exist for at least five (5) consecutive days thereafter before further Overadvance Loans are required), and (B) the Overadvance is not known by Agent to exceed, when combined with Protective Advances under Section 2.1.6, ten percent (10%) of the Borrowing Base; and (ii) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (A) is not increased by more than $10,000,000, and (B) does not continue for more than thirty (30) consecutive days. In no event shall an Overadvance Loan be made that would cause the outstanding Facility Exposure to exceed the aggregate Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms. Overadvances may be made even if the conditions precedent set forth in Section 6.2 have not been satisfied (or waived).
2.1.6    Protective Advances. Agent shall be authorized, in its Permitted Discretion (with written notice to Administrative Borrower, provided, that Agent’s failure to provide such notice shall not in any way impair Agent’s right to make such a Protective Advance or the enforceability of such Protective Advance as part of the Obligations), at any time that an Event of Default exists or any conditions in Section 6 are not satisfied (or waived) to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount (together with Overadvances under Section 2.1.5) equal to the greater of (i) $45,000,000 and (ii) ten percent (10%) of the Commitments at such time, if Agent deems such Loans necessary or desirable to preserve or protect any Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses not paid by Borrowers when required hereunder. All Protective Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authorization to make further Protective Advances by written notice to Agent with a copy to Administrative Borrower. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall any Protective Advance be made that would cause the outstanding Facility Exposure to exceed the aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 6.2 have not been satisfied or waived.
2.2    Letter of Credit Facility.
2.2.1    Issuance of Letters of Credit. Subject to the LC Conditions, each Issuing Bank agrees to issue Letters of Credit from time to time until one (1) Business Day prior to the Latest Maturity Date, on the terms set forth herein, including the following:
(a)    Each Borrower acknowledges that each Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon such Issuing Bank’s and Agent’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. No Issuing Bank shall have any obligation to issue any Letter of Credit unless (ii) such Issuing Bank and Agent receives a LC Request and LC Application at least two (2) Business Days prior to the requested date of issuance; and (iii) each LC Condition is satisfied or waived. No Issuing Bank shall issue a Letter of Credit if any LC Condition has not been satisfied. All Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder on the Closing Date
(b)    Letters of Credit may be requested by Administrative Borrower, for the benefit of a Loan Party, only (iv) to support obligations of such Loan Party; or (v) for other lawful purposes. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit; except, that delivery of a new LC Application shall be required at the discretion of the applicable Issuing Bank.
(c)    Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with the issuance of any Letter of Credit, other than the gross negligence, willful misconduct or bad faith of Agent, any Issuing Bank or any Lender as determined in a final, non-appealable judgment by a court of competent jurisdiction, none of Agent, any Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of any Issuing Bank under the Loan Documents shall be cumulative.
(d)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, the applicable Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by such Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence (other than gross negligence) or misconduct (other than willful misconduct) of any such agents or attorneys-in-fact selected with reasonable care.
(e)    Notwithstanding anything contained herein to the contrary, no Issuing Bank shall be under any obligation to issue any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder, unless (w) Defaulting Lender has been replaced pursuant to Section 3.8.2 or otherwise, (x) the LC Obligations of such Defaulting Lender have been Cash Collateralized, (y) the Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future LC Obligations will be covered by all Lenders that are not Defaulting Lenders, or (z) all of the LC Obligations of such Defaulting Lenders are able to be reallocated to other Lenders in a manner consistent with the last sentence of Section 4.2.
(f)    If Administrative Borrower requests in any LC Request, the applicable Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and Administrative Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Issuing Bank, Administrative Borrower shall not be required to make a specific request to Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Latest Maturity date, unless otherwise agreed upon by Agent and Issuing Bank; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of the LC Conditions), or (B) it has received written notice on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from Agent, any Lender or Administrative Borrower that one or more of the applicable conditions specified in Sections 6.2 are not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.
2.2.2    Reimbursement; Participations.
(c)    If any Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to such Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by such Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until date of payment by Borrowers. The obligation of Borrowers to reimburse an Issuing Bank for any payment made under a Letter of Credit issued by it shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Administrative Borrower submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due to the applicable Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied (or waived).
(d)    Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from the applicable Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations (excluding amounts owing pursuant to clause (c) of the definition of LC Obligations) relating to the Letter of Credit. If any Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one (1) Business Day) and unconditionally pay to Agent, for the benefit of such Issuing Bank, Lender’s Pro Rata share of such payment. Upon request by a Lender, each Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
(e)    The obligation of each Lender to make payments to Agent for the account of each Issuing Bank in connection with such Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. No Issuing Bank makes to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Loan Party. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.
(f)    No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of (i) its own (or its affiliates’, directors’, officers’, employees’ or agents’) gross negligence, bad faith or willful misconduct, or (ii) its own (or its affiliates’, directors’, officers’, employees’ or agents’) material breach of its obligations hereunder. No Issuing Bank shall have any liability to any Lender if such Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.
(g)    In the event of any conflict between the terms hereof and the terms of any LC Document, the terms hereof shall control and any grant of security interest in any LC Documents shall be void.
2.2.3    Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (c) that an Event of Default exists, (d) that Availability is less than zero, or (e) on or after the Latest Maturity Date (to the extent not otherwise Cash Collateralized at the time of issuance in accordance with the terms hereof), then Borrowers shall, at the applicable Issuing Bank’s or Agent’s request, pay to the applicable Issuing Bank the amount of all outstanding LC Obligations under clauses (a) and (c) of the definition thereof and Cash Collateralize the undrawn amount of all outstanding Letters of Credit within two (2) Business Days after written request therefor. If Borrowers fail to Cash Collateralize outstanding Letters of Credit as required herein, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied or waived).
2.3    Increase in Commitments.
2.3.1    General. Administrative Borrower may at any time or from time to time after the Closing Date, by notice to Agent (any such notice, an “Increase Notice”) (whereupon Agent shall promptly make a copy of such Increase Notice available to Lenders), request one or more increases to the Commitments (any such increase, an “Incremental Facility”) in an aggregate amount not to exceed $100,000,000 (the “Maximum Incremental Facility Amount”). Each Incremental Facility shall be in an aggregate amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided, that such amount may be less than $5,000,000 and in lower increments if such amount represents all remaining availability under the Maximum Incremental Facility Amount).
2.3.2    Terms of Incremental Facilities. The following terms shall apply to any Incremental Facility established pursuant to an Incremental Amendment: (i) such Incremental Facility shall rank pari passu in right of payment and of security with all other Commitments; (ii) the maturity date of such Incremental Facility shall not be earlier than the Original Maturity Date; (iii) such Incremental Facility shall not be secured by any Lien on any asset of Loan Parties that does not also secure the then outstanding Commitments; (iv) the covenants, events of default and guarantees of such Incremental Facility shall be consistent with the terms of then outstanding Commitments, (v) pricing in connection with the Incremental Facility shall be consistent with the terms of the then outstanding Commitments, and (vi) fees to be paid in connection with such Incremental Facility shall be mutually agreed upon by Administrative Borrower, Agent and the financial institutions participating in such Incremental Facility. To the extent commitments from additional financial institutions are required in connection with any Incremental Facility, Agent shall control all aspects of the selection and syndication process (in consultation with Administrative Borrower) and be compensated for the arranging of the Incremental Facility in an amount to be mutually agreed with Administrative Borrower.
2.3.3    Increase Notices. Each Increase Notice shall set forth (i) the requested amount and proposed terms of the relevant Incremental Facility and (ii) the date on which the relevant Incremental Facility is requested to become effective (the “Increase Effective Date”). Commitments under any Incremental Facility may be provided by any existing Lender (but no existing Lender shall have any obligation to participate in make any Incremental Facility except to the extent that it has agreed to do so pursuant to an Incremental Amendment) or by any other additional Lender (Lenders or additional Lenders participating in such Incremental Facility, collectively, “Incremental Lenders”). Commitments in respect of Incremental Facilities shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Administrative Borrower, each Incremental Lender and Agent. Each Incremental Amendment shall be on the terms and pursuant to documentation to be determined by Administrative Borrower and the relevant Incremental Lenders; provided, that to the extent such terms and documentation (taken as a whole) are not consistent with this Agreement in any material respect (except to the extent permitted by the foregoing clauses), they shall be reasonably satisfactory to Agent; provided, in any event that such terms shall be consistent with Section 2.3.2 above. The effectiveness of any Incremental Facility shall be subject to the satisfaction (or waiver) on the date thereof of each of the conditions set forth in Section 6.2 (and for purposes thereof the closing of the Incremental Facility shall be deemed to be a request for a credit extension) and, to the extent reasonably requested by Agent, receipt by Agent of customary legal opinions, board resolutions, officers’ certificates and a solvency certificate or representation, in each case consistent with those delivered on the Closing Date under Section 6.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to Agent), and customary reaffirmation agreements.
2.3.4    Incremental Amendment. Notwithstanding anything to the contrary in Section 15.1 or otherwise in this Agreement, any Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and Administrative Borrower, to effect the terms thereof, to the extent such terms are permitted under this Section 2.3. Any such Incremental Amendment may include ratable increases in the thresholds set forth in the definition of Payment Conditions and Debt Repayment Conditions. Notwithstanding the foregoing, Agent shall have the right (but not the obligation) to seek the advice or concurrence of Required Lenders with respect to any matter contemplated by this Section 2.3 and, if Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with Administrative Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with Administrative Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by Agent for any such advice or concurrence, all such amendments entered into with Administrative Borrower by Agent hereunder shall be binding and conclusive on Lenders. Without limiting the foregoing, in connection with any Incremental Amendment and as required by Applicable Law to protect Agent’s perfected security interest thereon, the respective Loan Parties shall (at their expense) amend (and Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date after giving effect to such Incremental Amendment (or such later date as may be advised by local counsel to Agent).
2.3.5    Incremental Facility. Except as otherwise specifically set forth herein or in the Incremental Amendment, all of the other terms and conditions applicable to any Incremental Facility shall be identical to the terms and conditions applicable to the Commitments immediately prior to the Incremental Facility.
2.4    Extensions of Commitments.
2.4.8    Notwithstanding anything to the contrary in Section 15.1 or any other provision of this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Administrative Borrower to all Lenders on a Pro Rata basis and on the same terms to each such Lender, Administrative Borrower may from time to time with the consent of any Lender that shall have accepted such offer extend the maturity date of the Commitments and modify the interest rate or fees payable in respect of the Commitments of such Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments) (each, an “Extension”, and each group of Commitments as so extended, as well as the group of original Commitments not so extended, being a “tranche”; any Extended Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted and a separate class of Commitments), so long as the following terms are satisfied (or waived): (i) except as to interest rates, fees and final maturity date, the Commitments of any Lender extended pursuant to any Extension (“Extended Commitments”) shall have the terms and conditions that are substantially identical to all other Commitments; provided, that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extended Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Commitments after the effective date of the applicable Extension shall be made on a pro rata basis or less in the event the Borrowers elect to reduce the Commitments of non-extending Lenders with all other Commitments, (2) all Letters of Credit shall be participated on a pro rata basis or less in the event the Borrowers elect to reduce the Commitments of non-extending Lenders by all Lenders with Commitments in accordance with their percentage of the Commitments, (3) the permanent repayment of Loans with respect to, and termination of, Extended Commitments after the effective date of the applicable Extension shall be made on a pro rata basis with all other Commitments, except that Administrative Borrower shall be permitted to permanently repay and terminate commitments of any such class on a non-pro rata basis at maturity as compared to any other class with a later maturity date than such class, and (4) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Commitments and Loans, (iii) the final maturity date of any Extended Commitment shall be no earlier than the then Latest Maturity Date, (iv) if the aggregate amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by Administrative Borrower pursuant to such Extension Offer, then the Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective amounts with respect to which such Lenders have accepted such Extension Offer, (v) all documentation in respect of such Extension shall be consistent with the foregoing, and (vi) any applicable Minimum Extension Condition shall be satisfied unless waived by Administrative Borrower.
2.4.9    With respect to all Extensions consummated pursuant to this Section 2.4, (i) no Extension Offer is required to be in any minimum amount or any minimum increment, provided, that Administrative Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Administrative Borrower’s sole discretion and may be waived by Administrative Borrower) of Commitments of any or all applicable classes to participate in such Extension. Agent and Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.4 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any other provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.4.
2.4.10    Each of the parties hereto hereby (A) agrees that this Agreement and the other Loan Documents may be amended to give effect to each Extension (an “Extension Amendment”), without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Commitments incurred pursuant thereto, and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and Administrative Borrower, to effect the provisions of this Section 2.4, and Required Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize Agent to enter into any such Extension Amendment and (B) consent to the transactions contemplated by this Section 2.4 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Amendment). Without limiting the foregoing, in connection with any Extension, if necessary, the respective Loan Parties shall (at their expense) amend (and Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date after giving effect to such Extension (or such later date as may be advised by local counsel to Agent).
2.4.11    Notice. In connection with any Extension, Administrative Borrower shall provide Agent at least five (5) Business Days’ (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 2.4.
SECTION 3.    INTEREST, FEES AND CHARGES
3.1    Interest.
3.1.4    Rates and Payment of Interest.
(b)    The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at the LIBOR Lending Rate for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one (1) day’s interest shall accrue.
(c)    During an Insolvency Proceeding with respect to any Loan Party (other than an Immaterial Subsidiary), or during any other Event of Default if Required Lenders so elect, Obligations consisting of principal and accrued but unpaid interest on the Loans shall bear interest at the Default Rate; provided, that the Default Rate shall not accrue on the Obligations of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Each Loan Party acknowledges that the cost and expense to Agent and each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost and expense.
(d)    Interest accrued on the Loans shall be due and payable in arrears, (i) for any Base Rate Loan, on the first (1st) day of each calendar quarter and, for any LIBOR Loan, the last day of its Interest Period provided, that in the case of Interest Periods of more than three (3) months, accrued interest on LIBOR Loans shall also be paid on the 90th day of the Interest Period; (ii) on any date of prepayment, with respect to the principal amount of LIBOR Loans being prepaid; and (iii) on the Maturity Date applicable thereto. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable promptly after written demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable promptly after written demand.
3.1.5    Continuation and Conversion Elections. By delivering a Notice of Conversion/Continuation to Agent on or before 2:00 p.m. on a Business Day, Administrative Borrower may from time to time irrevocably elect, on not less than three (3) nor more than five (5) Business Days’ notice, that, subject to Section 4.3 below, (c) any Base Rate Loan be converted to a LIBOR Loan or (d) any LIBOR Loan be converted on the last day of an Interest Period into a LIBOR Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Loan with a similar Interest Period; provided, however, that, upon election of Required Lenders by written notice to Administrative Borrower, no portion of the outstanding principal amount of any Loans may be converted to, or continued as, LIBOR Loans when any Event of Default has occurred and is continuing. In the absence of delivery of a Notice of Conversion/Continuation with respect to any LIBOR Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Loan shall, on such last day, automatically convert to a Base Rate Loan.
3.1.6    Repayments, Continuations and Conversions of LIBOR Loans. LIBOR Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Loan. Upon maturity, a LIBOR Loan may be continued for an additional Interest Period or may be converted to a Base Rate Loan, as set forth in Section 3.1.2.
3.1.7    Substitute Rate.
(a)    If Agent shall have determined in good faith after the Closing Date that:
(iv)    Dollar deposits in the relevant amount and for the relevant Interest Period are not available to Agent in the London interbank market or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining LIBOR Loans during such Interest Period; or
(v)    by reason of circumstances affecting Agent in the London interbank market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Loans of any duration, then, upon written notice from Agent to Administrative Borrower, the obligations of Lenders hereunder to make or continue any Loans as, or to convert any Loans into, LIBOR Loans of such duration shall forthwith be suspended until Agent shall notify Administrative Borrower that the circumstances causing such suspension no longer exist.
(b)    If any Lender shall have determined in good faith that the LIBOR Rate no longer adequately reflects such Lender’s cost of funding loans, then, upon notice from such Lender to Administrative Borrower and Agent, the obligations of such Lender under this Section to make or continue any Loans as, or to convert any Loans into, LIBOR Loans of such duration shall forthwith be suspended until such Lender shall notify Administrative Borrower and Agent that the circumstances causing such suspension no longer exist.
3.2    Fees.
3.2.6    Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders (other than any Defaulting Lender), a fee equal to the applicable Unused Line Fee Percentage multiplied by the amount by which the Commitments exceed the average daily principal balance of Loans and the stated amount of Letters of Credit during any calendar quarter. Such fee shall be payable in arrears, on the first (1st) day of each calendar quarter and on the Maturity Date applicable thereto. For the avoidance of doubt, no fees shall accrue under this Section 3.2.1 in favor of any Defaulting Lender for so long as it remains a Defaulting Lender.
3.2.7    LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders (other than any Defaulting Lender), a fee equal to the Applicable Margin in effect for LIBOR Loans multiplied by the average daily stated amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the first (1st) day of each calendar quarter; (b) to Agent, for the account of Issuing Bank, a fronting fee equal to one-eighth of one percent (.125%) of the stated amount of each Letter of Credit, which fee shall be payable upon issuance of the Letter of Credit and quarterly in arrears, on the first (1st) day of each calendar quarter thereafter, and shall be payable on any increase in stated amount made between any such dates; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Insolvency Proceeding with respect to any Loan Party (other than an Immaterial Subsidiary), or during any other Event of Default if Required Lenders so elect, the fee payable under clause (a) shall be increased by two percent (2%) per annum. For the avoidance of doubt, no fees shall accrue under this Section 3.2.2 in favor of any Defaulting Lender for so long as it remains a Defaulting Lender.
3.2.8    Other Fees. Borrowers shall pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee as set forth in the Fee Letter is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.
3.3    Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of three hundred sixty (360) days (or 365/366 days, in the case of Base Rate Loans). Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.10 (which shall include the method for calculating such amount), submitted to Administrative Borrower by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error. Failure to or delay on the part of Agent or any Lender to demand compensation pursuant to any of Sections 3.4, 3.6, 3.7, 3.9 or 5.10 shall not constitute a waiver of Agent’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate Agent or any Lender pursuant to any such Section for any increased costs, reductions or other amounts incurred more than 180 days prior to the date that such Agent or such Lender, as applicable, notifies Administrative Borrower of circumstances and/or events giving rise to such increased costs, reductions or other amounts and of Agent’s or such Lender’s intention to claim compensation therefor; provided, further, that, if the circumstance and/or event giving rise to such increased costs, reductions or other amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
3.4    Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (e) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (f) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (g) subject to the limits of Section 10.1.10, each inspection, audit or appraisal with respect to any Loan Party or Collateral, whether prepared by Agent’s personnel or a third party. All amounts reimbursable by Borrowers under this Section shall constitute Obligations secured by the Collateral and shall be payable (x) in the case of Extraordinary Expenses, promptly upon written demand, and (y) with respect to all other amounts due pursuant to this Section 3.4, within thirty (30) days of written demand thereof, in each case including customary documentation supporting such request.
3.5    Illegality. If a Lender shall reasonably determine (which determination shall, upon notice thereof to Administrative Borrower and Agent be conclusive and binding on Borrowers) that any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, continue or maintain any LIBOR Loan as, or to convert any Loan into, a LIBOR Loan of a certain duration, the obligations of such Lender to make, continue, maintain or convert into any such LIBOR Loans shall, upon such determination, forthwith be suspended until such Lender shall notify Borrower and Agent that the circumstances causing such suspension no longer exist, and all LIBOR Loans of such type shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.
3.6    Increased Costs. If on or after the date hereof any Change in Law:
(a)    shall subject any Lender to any Tax with respect to its LIBOR Loans or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to such Lender of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for Excluded Taxes); or
(b)    shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board) against assets of, deposits with or for the account of, or credit extended by, such Lender or shall impose on such Lender or on the London interbank market any other condition affecting its LIBOR Loans or its obligation to make LIBOR Loans;
and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any available LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement with respect thereto, by an amount deemed by such Lender to be material, then, within fifteen (15) days after written demand (including customary documentation supporting such request) by such Lender, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided, that Borrowers shall not be required to compensate any Lender pursuant to this Section 3.6 for any Taxes which are otherwise the subject of Section 5.10 or for any Excluded Tax.
3.7    Increased Capital Costs. If any Change in Law affects the amount of capital or liquidity required or expected to be maintained by any Lender, or Person Controlling such Lender, and such Lender determines (in its Permitted Discretion) that the rate of return on its or such Controlling Person’s capital as a consequence of its Commitments or the Loans made by such Lender is reduced to a level below that which such Lender or such Controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to Borrower and Agent, Borrowers shall promptly pay, after presentment of the certificate described in Section 3.3, directly to such Lender additional amounts sufficient to compensate such Lender or such Controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrowers. In determining such amount, such Lender may use any method of averaging and attribution that it (in its Permitted Discretion) shall deem applicable.
3.8    Mitigation; Replacement of Lenders.
3.8.1    Mitigation. Each Lender agrees that, upon becoming aware that it is subject to Section 3.5, 3.6, 3.7 or 5.10, it will take reasonable measures to reduce Borrowers’ obligations under such Sections, including funding or maintaining its Commitments or Loans through another office, as long as use of such measures would not adversely affect Lender’s Commitments, Loans, business or interests, and would not be inconsistent with any internal policy or applicable legal or regulatory restriction.
3.8.2    Replacement of Lenders.
(a)    If any Lender requests compensation under Section 3.6 or Section 3.7, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.10 or 5.11, or if any Lender ceases to make LIBOR Loans as a result of any of the conditions in Section 3.5, then Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender (and such Lender shall be obligated) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in drawn Letters of Credit and, other than in the case of a Defaulting Lender, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Administrative Borrower (in the case of all other amounts), and (ii) in the case of any such assignment resulting from a claim for compensation under Section 3.6 or 3.7 or payments required to be made pursuant to Section 5.10 or 5.11, such assignment will result in a reduction in such compensation or payments.
(b)    Any Lender being replaced pursuant to clause (a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender's Commitment and outstanding Loans and participations in drawn Letters of Credit, as applicable (provided, that the failure of any such Lender to execute an Assignment and Acceptance shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes, if any, evidencing such Loans to Administrative Borrower or Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender's Commitments and outstanding Loans and participations in drawn Letters of Credit, as applicable, (B) all obligations of Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or Administrative Borrower (as applicable) to such assigning Lender concurrently with such Assignment and Acceptance, any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 13.1 as a consequence of such assignment and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.
3.9    Indemnities. In addition to (but without duplication of) the LIBOR Loan Prepayment Fee payable under Section 5.5.1, Borrowers agree to reimburse each Lender (without duplication) for any increase in the cost to such Lender, or reduction in the amount of any sum receivable by such Lender, in respect, or as a result of:
(c)    any conversion or repayment or prepayment of the principal amount of any LIBOR Loans on a date prior to the scheduled last day of the Interest Period applicable thereto;
(d)    any Loans not being made as LIBOR Loans in accordance with the Notice of Borrowing thereof;
(e)    any Loans not being continued as, or converted into, LIBOR Loans in accordance with the Notice of Conversion/ Continuation notice thereof; or
(f)    any costs associated with marking to market any obligations under any Hedging Agreement with a Bank Product Provider that (in the reasonable determination of Agent) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Loan on a date other than the scheduled last day of the Interest Period applicable thereto.
Such Lender shall promptly notify Administrative Borrower and Agent in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required to fully compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by Borrowers to such Lender within fifteen (15) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on Borrowers. Borrowers understand, agree and acknowledge the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) each Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Loan Prepayment Fee, and other funding losses incurred by Lenders. Borrowers further agree to pay the LIBOR Loan Prepayment Fee and other funding losses (except for lost profits), if any, whether or not the applicable Lender elects to purchase, sell and/or match funds. Notwithstanding anything to the contrary in this Section 3.9, Borrowers shall not be required to compensate any Lender pursuant to this Section 3.9 for any Taxes which are otherwise the subject of Section 5.10 or for any Excluded Tax.
3.10    Maximum Interest. In no event shall interest, charges or other amounts that are contracted for, charged or received by Agent and Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”). If, in any calendar month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate. If, upon Full Payment of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section, have accrued under the Loan Documents, then Borrowers shall, to the extent permitted by Applicable Law, pay to Agent, for the account of Lenders, (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents. If a court of competent jurisdiction determines that Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by Agent or any Lender), and upon Full Payment of the Obligations, any balance shall be refunded to Borrowers. In determining whether any excess interest has been charged or received by Agent or any Lender, all interest at any time charged or received from Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.
SECTION 4.    LOAN ADMINISTRATION
4.1    Manner of Borrowing and Funding Loans.
4.1.9    Notice of Borrowing.
(c)    Whenever Borrowers desire funding of a Borrowing of Loans, Administrative Borrower shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 2:00 p.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least two (2) Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 2:00 p.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one (1) month if not specified).
(d)    Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation.
(e)    At such time as Borrowers have established and maintain controlled disbursement accounts with Agent or Agent’s Affiliate, the parties agree that the presentation for payment of any check or other item of payment drawn on, or other transfer made from, such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment. At such time, the proceeds of such Loans may be disbursed directly to the controlled disbursement accounts or other appropriate account.
4.1.10    Fundings by Lenders. Each Lender shall timely honor its Commitment by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder. Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 2:00 p.m. on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two (2) Business Days before the proposed funding date for LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided in the immediately preceding sentence, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the Business Day immediately following the requested funding date. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Loans as directed by Administrative Borrower. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.
4.1.11    Notices. Each Loan Party authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Administrative Borrower, for the account of Borrowers, shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern absent manifest error. Neither Agent nor any Lender shall have any liability for any loss suffered by a Loan Party as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Loan Party’s behalf.
4.2    Defaulting Lender. Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees and whether in respect of Loans, participation interests or otherwise). For purposes of voting or consenting to matters with respect to this Agreement and the other Loan Documents and determining Pro Rata, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). At any time that there is a Defaulting Lender, payments received for application to the Obligations payable to Lenders (other than the Defaulting Lender) in accordance with the terms of this Agreement shall be distributed to such non-defaulting Lenders on a Pro Rata basis calculated after giving effect to the reduction of the Defaulting Lender’s Loan to zero (0) as provided herein or at Agent’s option, Agent may instead receive and retain such amounts that would be otherwise attributable to the Pro Rata share of the Defaulting Lender. To the extent that Agent elects to receive and retain such amounts, Agent may hold them and, in its reasonable discretion, relend such amounts to Borrowers. To the extent that Agent exercises its option to relend such amounts, such amounts shall be treated as Loans for the account of Agent in addition to the Loans that are made by Lenders, other than Defaulting Lenders, on a Pro Rata basis as calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero (0) as provided herein but shall be repaid in the same order of priority as Protective Advances for purposes of Section 5.7.1 hereof, except as Agent may otherwise elect. Agent shall determine whether any Loans requested shall be made from relending such amounts or from Loans from Lenders other than the Defaulting Lenders and any allocation of requested Loans between them. The rights of a Defaulting Lender shall be limited as provided herein until such time as the Defaulting Lender (a) has made all payments to Agent of the amounts that it had failed to pay causing it to become a Defaulting Lender, (b) has made any other payments as it would have been required to make as a Lender during the period that it was a Defaulting Lender other than in respect of the principal amount of Loans, which payments as to the principal amount of Loans shall be settled and funded based on the outstanding principal balance of the Loans on the date that Defaulting Lender makes all of the payments required to be made under Section 4.2(a) above or shall be settled and funded by such Lender at such other time thereafter as Agent may specify, and (c) is otherwise in compliance with the terms of this Agreement. Upon the making of such payment or payments by Defaulting Lender with respect to the event that is the basis for it having become a Defaulting Lender, such Lender shall (i) cease to be a Defaulting Lender, (ii) only be entitled to receive the payment of interest (and no other amounts) accrued during the period that such Lender was a Defaulting Lender to the extent previously received and retained by Agent from or for the account of Borrowers relating to the funds constituting Loans funded by such Lender prior to the date that such Lender became a Defaulting Lender (and not previously paid to such Lender), (iii) have its Commitment reinstated for all purposes and (iv) fund Loans and settle in respect of the Loans and other Obligations in accordance with the terms hereof. The existence of a Defaulting Lender and the operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse (except as otherwise expressly provided herein with respect to such Defaulting Lender) the performance by any Borrower or Guarantor of its duties and obligations hereunder. During any period in which there is a Defaulting Lender with a Commitment, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit the Pro Rata share of each non-Defaulting Lender with a Commitment shall be computed without giving effect to the Commitment of that Defaulting Lender, and such obligation to so acquire, refinance or fund participations in such Letters of Credit shall automatically be reallocated among the non-Defaulting Lenders with Commitments or Commitments, as applicable, upon such Defaulting Lender becoming a Defaulting Lender; provided, that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in such Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender with a Commitment arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
4.3    Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among Lenders on a Pro Rata basis. No more than eight aggregated LIBOR Loans may be outstanding at any time, and each aggregate LIBOR Loan when made, continued or converted shall be in a minimum amount of $1,000,000, or an increment of $250,000 in excess thereof.
Upon determining the LIBOR Lending Rate for any Interest Period requested by Borrowers, Agent shall promptly notify Administrative Borrower thereof by telephone or electronically and, if requested by Administrative Borrower, shall confirm any telephonic notice in writing.
4.4    Administrative Borrower.
(e)    Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Loans and Letters of Credit pursuant to this Agreement and the Loan Documents from Agent or any Lender in the name or on behalf of such Borrower, Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Loan Party. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.
(f)    Administrative Borrower hereby accepts the appointment by Borrowers to act as Agent of Borrowers pursuant to this Section 4.4. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Borrowers, or the issuance of any Letters of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.
(g)    Each Borrower and Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the Loan Documents.
(h)    Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Loan Party by Administrative Borrower shall be deemed for all purposes to have been made by such Loan Party, as the case may be, and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.
(i)    No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent (or such shorter period as approved by Agent).
4.5    One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
4.6    Effect of Termination. On the effective date of any termination of the Commitments, all Obligations (other than Bank Product Debt) shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, with the consent of Agent, any Cash Management Services). All undertakings of Loan Parties contained in the Loan Documents shall survive any termination of the Commitments, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents, in each case, until Full Payment of the Obligations. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.6, 5.10, 12, 15.2, 15.11 and this Section, and the obligation of each Loan Party and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility (except as expressly provided for in any such release) provided, that the survival of Section 15.11 following Full Payment of the Obligations shall be limited to the period of two (2) years following such Full Payment of the Obligations. In addition to (and not in any way limiting) Section 15.20 hereunder, upon Full Payment of the Obligations (other than contingent indemnity Obligations which have not been asserted) and termination of all Commitments, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
SECTION 5.    PAYMENTS
5.1    General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, and subject to Section 5.10, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 p.m. on the due date. Any payment after such time, at the election of Agent, shall be deemed made on the next Business Day. Administrative Borrower, on behalf of Borrowers, may, at the time of payment, specify to Agent the Obligations to which such payment is to be applied; provided, that if not specified, such amounts shall be applied to repay outstanding Loans without a corresponding Commitment reduction. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by the LIBOR Loan Prepayment Fee and all amounts due under Section 3.9. Subject to Section 5.7.1, any payment or prepayment of Loans shall be applied to each Lender’s Loans on a Pro Rata basis. Subject to the immediately preceding sentence, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.
5.2    Repayment of Loans. Loans shall be due and payable in full on the Commitment Termination Date. Loans may be prepaid from time to time, without penalty or premium, other than the LIBOR Loan Prepayment Fee, if applicable. If an Overadvance exists, Borrowers shall immediately (or within two (2) Business Days with respect to the repayment of outstanding Loans in the event of an Overadvance caused by an establishment or modification of any component of the Availability Reserve then in effect to the extent that such establishment or modification is not subject to a two (2) Business Day notice period under the definition of Availability Reserve) repay the outstanding Loans and Cash Collateralize LC Obligations, in each case in an amount sufficient to reduce the Facility Exposure to the Collateral Line Cap; provided, that once any such Overadvance no longer exists any funds on deposit as Cash Collateral for LC Obligations shall be returned.
5.3    Reserved.
5.4    Mandatory Prepayments. Subject to Section 5.7, during any Cash Dominion Trigger Period, Borrowers shall (a) prepay the Loans, and (b) pay other amounts outstanding under this Agreement and the other Loan Documents with the proceeds and collections received by Loan Parties to the extent so required under the provisions of Section 8.3 (it being understood and agreed that for purposes of this sentence, LC Obligations shall be deemed to not be outstanding). Prepayments made pursuant to this Section 5.4, first, shall be applied ratably to the outstanding Loans (without any reduction in the Commitments), second, shall be applied ratably to all other amounts outstanding under this Agreement and the other Loan Documents, third, shall, if required by Agent during an Event of Default, be used to Cash Collateralize the LC Obligations, and fourth, so long as no Event of Default is continuing, shall be remitted to Borrowers.
5.5    Payment of LIBOR Loans and Other Obligations.
5.5.1    LIBOR Loans. LIBOR Loans may be prepaid upon the terms and conditions set forth herein. Administrative Borrower shall give Agent, no later than 2:00 p.m. at least two (2) Business Days’ notice of any proposed prepayment of any LIBOR Loans, specifying the proposed date of payment of such LIBOR Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Loans shall be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess thereof and accompanied by the payment of all charges outstanding on such LIBOR Loans and of all accrued interest on the principal repaid to the date of payment. Borrowers acknowledge that prepayment or acceleration of a LIBOR Loan during an Interest Period may result in Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Loans on any date prior to the last day of an Interest Period shall be accompanied by, and Borrowers hereby promise to pay to Agent for the Pro Rata benefit of Lenders, on each such date or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (excluding in all events the loss of anticipated profits) (“LIBOR Loan Prepayment Fee”) determined by Agent pursuant to the following formula:
(c)    the then current LIBOR Rate applicable to an Interest Period with a maturity date closest to the end of the Interest Period with respect to the LIBOR Loans being prepaid as to which prepayment is made, subtracted from
(d)    the LIBOR Lending Rate applicable to the LIBOR Loan being prepaid.
If the result of this calculation is zero (0) or a negative number, then there shall be no LIBOR Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:
(iii)    the amount of the LIBOR Loan being prepaid.
The resulting amount shall be divided by:
(iv)    360
and multiplied by:
(v)    the number of days remaining in the Interest Period as to which the prepayment is being made.
The resulting amount of these calculations shall be the LIBOR Loan Prepayment Fee.
5.5.2    Other Obligations. Obligations (other than Loans, obligations under Hedging Agreements and Bank Product Debt), including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on written demand.
5.6    Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. If any Loan Party makes a payment to Agent or Lenders, or if Agent or any Lender receives payment from the proceeds of Collateral, exercise of setoff or otherwise, and such payment is subsequently invalidated or required to be repaid to a trustee, receiver or any other Person, then the Obligations originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been received and any enforcement or setoff had not occurred.
5.7    Post-Default Allocation of Payments.
5.7.2    Allocation. Notwithstanding anything herein to the contrary (except, in the case of LC Obligations, Section 8.3.2), during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Loan Party, realization on Collateral, setoff or otherwise, shall be allocated as follows:
(f)    first, to all costs and expenses, including Extraordinary Expenses, and indemnities owing to Agent pursuant to the Loan Documents;
(g)    second, to interest owing to Agent on Protective Advances or Overadvance Loans;
(h)    third, to pay the principal of all Protective Advances and Overadvance Loans;
(i)    fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);
(j)    fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products, Protective Advances; and Overadvance Loans);
(k)    sixth, to pay the principal of all Loans not paid pursuant to clause (d) above and/or to Cash Collateralize LC Obligations;
(l)    seventh, to pay all other Obligations other than Obligations in connection with any Bank Product Debt;
(m)    eighth, to Bank Product Debt; and
(n)    ninth, as directed by a court of competent jurisdiction.
Amounts shall be applied to each category of Obligations set forth above until Full Payment of the Obligations thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to Agent and Administrative Borrower or the actual Bank Product Debt as calculated by the methodology reported to Agent and Administrative Borrower for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the relevant Bank Product Provider. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.
5.7.3    Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).
5.8    Application of Payments. During a Cash Dominion Trigger Period, in accordance with Section 8.3.2, the collected funds in each Dominion Account as of the end of each Business Day (or less frequently if agreed to by Agent) shall be swept to the Master Account and promptly applied in accordance with Sections 5.4 and 8.3. If, as a result of Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of any Loan Party and shall be made available to Borrowers as long as no Event of Default exists in accordance with Section 5.4.
5.9    Loan Account; Account Stated.
5.9.1    Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Loan Parties to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Administrative Borrower, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.
5.9.2    Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within forty-five (45) days after receipt or inspection that specific information is subject to dispute.
5.10    Taxes.
5.10.1    Except as required by Applicable Law, any and all payments by Borrowers to or for the account of Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, other than Excluded Taxes. If Borrowers shall be required by Applicable Law to withhold or deduct any Taxes with respect to any sum payable under any Loan Documents, (a) except with respect to withholding or deductions in respect of Excluded Taxes, the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made; (b) Borrowers shall make such withholding or deductions; and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxing or other authority in accordance with Applicable Law.
5.10.2    Borrowers shall indemnify Lenders, within thirty (30) days after written demand therefor, for the full amount of any Taxes (other than Excluded Taxes) paid or payable by such Lender on or with respect to any payment by or on account of any Obligations and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided, that if any Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with such Borrower to obtain a refund of such Taxes so long as such efforts would not, in the reasonable determination of such Lender, result in any unreimbursed additional costs, expenses or risks or be otherwise disadvantageous to it; provided, further, that Borrowers shall not be required to compensate any Lender pursuant to this Section 5.10.2 for any amounts paid or incurred in any Fiscal Year for which such Lender is claiming compensation if such Lender does not furnish notice of such claim within 270 days from the end of such Fiscal Year; provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then the beginning of such 270-day period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender, or by Agent on its own behalf or on behalf of any Lender, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error. Without limiting the provisions of Sections 5.10.1 or 5.10.2, each Lender shall, and does hereby, indemnify each Borrower and Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Excluded Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or Agent) incurred by or asserted against such Borrower or Agent by any Governmental Authority. Each Lender hereby authorizes Agent, Administrative Borrower or any Borrower to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to Agent under this Section 5.10.2. The agreements in this Section 5.10.2 shall survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
5.11    Withholding Tax Exemption.
5.11.1    Each Lender (with respect to the relevant lending office) and Agent shall, if reasonably requested by Administrative Borrower or Agent, deliver such documentation prescribed by Applicable Law or as reasonably requested by such party, as will enable such party to determine whether such Lender (with respect to the relevant lending office) is subject to withholding under Applicable Law, is entitled to an exemption from such withholding or is eligible for a reduced rate of withholding with respect to payments to be made to such Lender under the Loan Documents. In addition, each Lender (with respect to the relevant lending office) and Agent shall deliver updated or appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) promptly upon the obsolescence or invalidity of any documentation previously delivered by such party or promptly notify Administrative Borrower and Agent. In addition, each Lender (with respect to the relevant lending office) shall deliver to Administrative Borrower and Agent such other tax forms or other documents as shall be prescribed by Applicable Law, to the extent applicable, (x) to demonstrate that payments to such Lender (with respect to the relevant lending office) under this Agreement and the other Loan Documents are exempt from any withholding tax imposed pursuant to FATCA or (y) to allow Administrative Borrower and Agent to determine the amount to deduct or withhold. Without limiting the foregoing:
(d)    On or before the date on which a Foreign Lender (or Agent that is not a “United States person” as defined under Section 7701(a)(30) of the Code) becomes a party to this Agreement, the Foreign Lender (or Agent that is not a “United States person” as defined under Section 7701(a)(30) of the Code) shall deliver to Administrative Borrower and Agent two duly completed and executed copies of IRS Form W-8BEN, W-8ECI or W-8IMY (or any subsequent replacement or substitute form therefor), certifying that such Lender (or Agent that is not a “United States person” as defined under Section 7701(a)(30) of the Code) can receive payment of Obligations or other amounts payable hereunder without deduction or withholding of any United States federal income taxes and such other form or forms, certificates or documentation as reasonably requested by Administrative Borrower or Agent to confirm or establish that such party can receive payment of Obligations or other amounts payable hereunder without deduction or withholding of U.S. taxes. Without limiting the foregoing, any Foreign Lender that is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code, shall also provide Agent and Administrative Borrower with IRS Form W‑8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) and a certificate, in a form acceptable to Agent and Administrative Borrower, representing to Agent and Administrative Borrower that such Foreign Lender is not: (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Loan Party within the meaning of Section 871(h)(3)(B) of the Code, (3) a “controlled foreign corporation” receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) of the Code) and (4) a conduit entity participating in a conduit financing arrangement as defined in Treasury Regulation Section 1.881-3 (a “U.S. Tax Compliance Certificate”). To the extent a Foreign Lender is not the beneficial owner, the Foreign Lender shall provide two (2) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner. Each Foreign Lender shall deliver to Administrative Borrower and Agent two additional copies of any such form and any such other forms and certifications from time to time if requested by Administrative Borrower or Agent and before the preceding form expires or becomes obsolete or after the occurrence of any event requiring a change in the form, as well as any amendments, extensions or renewals thereof as may be reasonably requested by Administrative Borrower or Agent, in each case, certifying that the Foreign Lender can receive payment of Obligations without deduction or withholding of any such taxes, unless an event (including any change in treaty or law) has occurred that renders such forms inapplicable or prevents the Foreign Lender from certifying that it can receive payments without deduction or withholding of such taxes. During any period that a Foreign Lender does not or is unable to establish that it can receive payments without deduction or withholding of such taxes, other than by reason of an event (including any change in treaty or law) that occurs after it becomes a Lender, Agent may withhold taxes from payments to such Foreign Lender at the applicable statutory and treaty rates, and Borrowers shall not be required to pay any additional amounts under this Section 5.11 or Section 5.10 as a result of such withholding.
(e)    On or before the date on which such a Lender or Agent becomes a party to this Agreement, each Lender or Agent that is a “United States person” as defined under Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to Administrative Borrower and Agent such form or forms, certificates or documentation, including two (2) original executed copies of IRS Form W-9, and at all other times as reasonably requested by Administrative Borrower or Agent to confirm or establish that such Lender or Agent is not subject to deduction, withholding, or backup withholding of United States Tax with respect to any payments to such Lender. Such forms shall be delivered by each Lender to Administrative Borrower and Agent on or before the date such Lender becomes a party to this Agreement.
(f)    Each Lender having sold a participation in any of its obligations shall collect from such Participant the documents described in this Section 5.11.1 and provide them to Administrative Borrower and Agent.
5.11.2    If the Internal Revenue Service or any other Governmental Authority of the United States or any other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of Lender to comply with the provisions of Section 5.11.1, such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 5.11.2, together with all costs and expenses (including attorney’s fees and expenses). The obligation of Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
5.11.3    If a Lender or Agent receives a refund of Taxes for which a payment has been made by a Borrower pursuant to Section 5.10, then such Lender or Agent shall reimburse such Borrower for such amount (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under Section 5.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses by such Lender or Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).
5.12    Nature and Extent of Each Borrower’s Liability.
5.12.1    Joint and Several Liability.
(a)    All Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Loans or Letters of Credit hereunder or the amount of such Loans received or the manner in which Agent and Lenders account for such Loans, Letters of Credit or other extensions of credit on its books and records. The Obligations with respect to Loans made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to Loans made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of all Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letters of Credit or other extensions of credit made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (iv) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (v) the absence of any attempt to collect the Obligations from the other Borrowers or any other security therefor, or the absence of any other action to enforce the same, (vi) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or Lenders with respect to any provisions of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to Agent, for itself and on behalf of Lenders, except to the extent such waiver, consent, extension, forbearance or granting of any indulgence explicitly is effective with respect to such Borrower, (vii) the failure by Agent or Lenders to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrowers, (viii) the election of Agent or Lenders in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (ix) the disallowance of all or any portion of the claim(s) of Agent or Lenders for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or (x) any other circumstances which might constitute a legal or equitable discharge or defense of the other Borrowers other than Full Payment of the Obligations. With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letters of Credit or other extensions of credit made to the other Borrowers hereunder, each Borrower waives, until Full Payment of the Obligations and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or Lenders now has or may hereafter have against Borrowers, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent and Lenders. Upon any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.
(b)    Each Borrower expressly subordinates (to the extent permitted by Applicable Law) any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement until Full Payment of the Obligations.
5.12.2    Waivers.
(a)    Each Borrower expressly subordinates all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.
(b)    Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Property by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.12. If, in the exercise of any rights or remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by Agent or such Lender and waives (to the extent permitted by Applicable Law) any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. If Agent bids at any foreclosure or trustee’s sale or at any private sale, Agent may bid all or a portion (in Agent’s discretion) of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. Subject to Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be commercially reasonable, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of such Borrower’s Obligations to Agent and Lenders, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
5.12.3    Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers hereby represent and warrant to Agent and Lenders that (a) Borrowers’ business is a mutual and collective enterprise, (b) Borrowers make up a related organization of various entities constituting a single economic and business enterprise in which Borrowers share an identity of interests such that any benefit received by any one of them benefits the other Borrowers; and (c) certain of Borrowers render services to or for the benefit of other Borrowers, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers (including, inter alia, the payment by Borrowers of creditors of the other Borrowers and guarantees by Borrowers of indebtedness of the other Borrowers and the provision of administrative, marketing, payroll and management services to or for the benefit of the other Borrowers). Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.
SECTION 6.    CONDITIONS PRECEDENT
6.1    Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan or issue any Letter of Credit until the date (“Closing Date”) that each of the following conditions has been satisfied or waived in writing by Agent:
6.1.2    Loan Documents. This Agreement and the other Loan Documents, which shall be in form and substance reasonably satisfactory to Agent and Parent, shall have been duly executed by each Loan Party that is to be a party thereto. Agent on behalf of the Secured Parties shall, upon the filing of the applicable documentation (and the payment of applicable fees), notation of title, maintenance of control or possession, have a Lien in the Collateral (other than as set forth in the Post-Closing Side Letter) of the type and priority necessary to satisfy the Collateral and Guarantee Requirement.
6.1.3    Transactions. Prior to or substantially concurrently with the funding of the Loans on the Closing Date, each of the Transactions shall be consummated and Loan Parties shall have paid all fees and expenses which have been invoiced at least two (2) Business Days prior to the Closing Dates and were incurred in connection with the Transactions to the extent earned, due and payable on or before the Closing Date.
6.1.4    Dominion Accounts. Agent shall have received duly executed Deposit Account Control Agreements with respect to each deposit account maintained by Loan Parties at RBS on the Closing Date (other than Excluded Deposit Accounts).
6.1.5    Officer’s Certificates. Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Responsible Officer of Administrative Borrower certifying that, after giving effect to the Transactions and the initial Loans and transactions hereunder, (i) Loan Parties on a consolidated basis are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (without duplication of other materiality qualifications contained therein) as of such date (except for representations and warranties that expressly relate to an earlier date and in such case are true and correct in all material respects (without duplication of other materiality qualifications contained therein) as of such date); and (iv) since December 31, 2012, there has not occurred any event or condition which could reasonably be expected to have a Material Adverse Effect.
6.1.6    Resolutions, Organization Documents, Incumbency Certificate. Agent shall have received a certificate of a duly authorized officer of each Loan Party, certifying (g) that attached copies of such Loan Party’s Organization Documents are true and complete, and in full force and effect, without amendment except as shown, (h) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (i) to the title, name and signature of each Person authorized to sign the Loan Documents on the Closing Date. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Loan Party in writing. For the avoidance of doubt, it is understood and agreed that the same certificate delivered pursuant to the Term Debt Documents shall satisfy the requirement set forth herein; provided, that, (i) appropriate the certifications made in such certificate are also made to Agent and Lenders under this facility and (ii) such certificate is in form reasonably satisfactory to Agent.
6.1.7    Opinion. Agent shall have received, on behalf of itself and Lenders, an opinion of (i) Kirkland & Ellis LLP, counsel for Loan Parties, and (ii) from each local counsel for Loan Parties listed on Schedule 6.1.6, in each case, dated the Closing Date and addressed to Agent, Loan Parties and Lenders and in customary form and substance, and Loan Parties hereby request such counsel to deliver such opinions.
6.1.8    Good Standing Certificates. Agent shall have received copies of the charter documents of each Loan Party, certified as appropriate by the Secretary of State or another official of such Loan Party’s jurisdiction of organization. Agent shall have received good standing certificates for each Loan Party, issued by the Secretary of State or other appropriate official of (a) such Loan Party’s jurisdiction of organization and (b) for Borrowers, each jurisdiction of such Borrower’s chief executive office (to the extent such concept exists within such jurisdiction).
6.1.9    Insurance. To the extent required by Section 10.1.7, Agent shall have received (to the extent it is commercially reasonable for Loan Parties to provide) evidence of insurance and loss payee and additional insured endorsements required hereunder and under the other Loan Documents, in substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee and an additional insured.
6.1.10    Due Diligence.
(g)    Agent shall have received a set of projections of Parent and Restricted Subsidiaries for the Fiscal Year 2014 and 2015 (on a month-by-month basis) and for Fiscal Years 2016, 2017 and 2018 (on a year-by-year basis).
(h)    Agent shall have received, in form and substance reasonably satisfactory to Agent and Lenders, the results of background checks on the chairman, chief financial officer and chief executive officer of Parent.
6.1.11    Borrowing Base Certificate. Agent shall have received a Borrowing Base Certificate prepared as of the Closing Date or as of such other date as Agent and Administrative Borrower may mutually agree, accompanied by applicable documentation supporting the information contained therein, including but not limited to account aging reports.
6.1.12    Availability. After giving effect to the Transactions, (a) Availability shall not be less than fifteen percent (15%) of the Collateral Line Cap, and (b) Availability plus cash on the balance sheet of Parent and Restricted Subsidiaries (other than the Eligible Borrowing Base Cash or other restricted cash) shall not be less than $200,000,000.
6.1.13    Searches/Discharge of Liens. Agent shall have received UCC, tax lien and judgment search results for the jurisdiction of organization of each Loan Party and each other jurisdiction or location reasonably requested by Agent, which search results shall be in substance reasonably satisfactory to Agent. Agent shall have received evidence that all Liens (other than Permitted Liens) affecting the assets of Loan Parties have been or will be discharged on or before the Closing Date.
6.1.14    Possessory Collateral. Term Agent shall have received all possessory collateral required to be delivered to Term Lender pursuant to the Term Debt Documents which shall contain provisions reasonably satisfactory to Agent pursuant to which the Term Lender agrees to hold such possessory collateral as agent (on a second priority basis) for Agent.
6.1.15    Third Party Waivers and Consents. Except as could not reasonably be expected to cause a Material Adverse Effect, Agent shall have received all consents, waivers, acknowledgements and other agreements from third persons necessary in order to permit, protect and perfect its Lien upon the Collateral or to effectuate the provisions and purposes of this Agreement and the other Loan Documents.
6.1.16    USA PATRIOT Act. Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case, to the extent requested in writing to Administrative Borrower at least three (3) Business Days in advance of the Closing Date.
6.1.17    Absence of Material Litigation. There shall not be pending any litigation or other proceeding relating to this Agreement or the Transactions.
6.1.18    Organizational and Capital Structure. After giving effect to the Transactions, the organizational and capital structure of Parent and its Subsidiaries shall be reasonably satisfactory to Agent.
6.1.19    Governmental Approvals. All material governmental approvals necessary in connection with this Agreement shall have been obtained and be in full force and effect, and all waiting periods shall have expired without any action being taken or threatened by any Governmental Authority that would restrain or otherwise impose adverse conditions on this Agreement.
6.1.20    Other Debt for Borrowed Money. After giving effect to the Transactions, Loan Parties shall have outstanding no Debt for borrowed money other than (a) Debt under this Agreement, (b) the Term Debt, (c) Debt set forth on Schedule 10.2.3(b), and (d) Debt otherwise permitted pursuant to Section 10.2.
6.1.21    Intercompany Sale of Accounts. Substantially concurrent with the consummation of the Transactions, evidence reasonably satisfactory to Agent that all Accounts held by Receivables SPV prior to the Closing Date and intended to constitute Eligible Accounts have been duly transferred to one or more Loan Parties.
Execution and delivery to Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 6.1 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on an Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 6.1, and (iii) all documents sent to such Lender for approval, consent, or satisfaction were acceptable to such Lender.
6.2    Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans or arrange for issuance of any Letters of Credit (or any amendment, renewal or extension of any Letter of Credit which increases the stated amount thereof) to or for the benefit of Borrowers, unless the following conditions are satisfied (or waived):
6.2.2    No Default or Event of Default. No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
6.2.3    Representations and Warranties. The representations and warranties of each Loan Party in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifications contained therein) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date and on such date are true and correct in all material respects (without duplication of any materiality qualifications contained therein) as of such date);
6.2.4    No Overadvance. No Overadvance or unfunded Cash Collateralizing obligation shall exist or result from such funding or issuance; and
6.2.5    LC Conditions. With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied (or waived).
Each request (or deemed request) by Administrative Borrower, on behalf of Borrowers, for funding of a Loan or issuance of a Letter of Credit to or for the benefit of Borrowers (other than, for the avoidance of doubt, any conversion or continuation of an existing Loan) shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding or issuance.
6.3    Limited Waiver of Conditions Precedent. If Agent, Issuing Bank or Lenders fund any Loans or arrange for issuance of any Letters of Credit to or for the benefit of Borrowers when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (c) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding or issuance; nor (d) any Default or Event of Default due to such failure of conditions or otherwise.
SECTION 7.    COLLATERAL
7.1    Grant of Security Interest.
7.1.6    Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Loan Party hereby collaterally assigns and pledges to Agent, for the benefit of Secured Parties, and hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in, all of such Loan Party’s right, title and interest in, to and under (i) all Equity Interests held by it (including those Equity Interests listed on Schedule 7.1.1(a)) and any other Equity Interests obtained in the future by such Loan Party and the certificates representing all such Equity Interests (the “Pledged Equity”); provided, that (A) the Pledged Equity shall not include more than 65% of the voting Equity Interests of (x) each Foreign Subsidiary and (y) each Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes substantially all of the assets of which consist of Equity Interests or Debt of one or more Foreign Subsidiaries and (B) the Pledged Equity shall not include (x) Margin Stock, (y) Equity Interests in any joint venture, alliance or marketing arrangement or in any Subsidiary that is not a wholly owned Subsidiary of Parent (but shall include Proceeds thereof), but only to the extent that the creation of a security interest in such Equity Interests is prohibited or restricted by the Organization Documents of such joint venture, alliance or marketing arrangement or Subsidiary or by any contractual restriction contained in any agreement with third party holders of other Equity Interests in such joint venture, alliance or marketing arrangement or Subsidiary which holders are not Affiliates of Parent (except to the extent any such prohibition or restriction is deemed ineffective under the UCC or other Applicable Law) or (z) Equity Interests of (or held as assets by) Unrestricted Subsidiaries, Immaterial Subsidiaries or captive insurance Subsidiaries; (ii)(A) the Promissory Notes and any Instruments evidencing indebtedness owned by it listed opposite the name of such Loan Party on Schedule 7.1.1(a) and (B) any Promissory Notes and Instruments evidencing indebtedness obtained in the future by such Loan Party (the “Pledged Debt”); (iii) all other property that may be delivered to and held by Agent pursuant to the terms of this Section 7.1; (iv) subject to Section 8.5, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (v) subject to Section 8.5, all rights and privileges of such Loan Party with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and (vi) all Proceeds of, and Security Entitlements in respect of, any of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”). Notwithstanding the foregoing, if after the date hereof any Loan Party shall acquire any Equity Interest or Promissory Note (1) in which a pledge (or other security interest) is prohibited or restricted by applicable law or requires the consent of any governmental authority or third party, (2) to the extent a pledge of such Equity Interests or Promissory Note could result in adverse tax consequences as reasonably determined by Parent in consultation with Agent and as to which Parent shall have confirmed such determination by written notice to Agent or is otherwise listed on Schedule 7.1.1(a) on the Closing Date; provided, such asset is not specifically included in the Collateral or (3) in circumstances where the cost of obtaining a pledge of such Equity Interests or Promissory Note exceeds the practical benefit to Lenders afforded thereby as reasonably determined between Parent and the Collateral Agent and as to which Agent shall have confirmed such determination by written notice to Administrative Borrower or is otherwise listed on Schedule 7.1.1(a) on the Closing Date then such Equity Interest or Promissory Note shall not be included in the Pledged Collateral. In addition, notwithstanding the foregoing or anything else to the contrary in this Agreement or in any Loan Document, in no event shall any Excluded Property constitute Pledged Collateral.
TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the applicable Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.
7.1.7    Security Interests in Personal Property. As security for the payment or performance, as the case may be, in full of the Obligations, each Loan Party hereby collaterally assigns and pledges to Agent, for the benefit of Secured Parties, and hereby grants to Agent, for the benefit of Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in, to or under any and all of the following assets and properties now owned or at any time hereafter acquired by such Loan Party or in which such Loan Party now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):
(c)    all Accounts;
(d)    all Chattel Paper;
(e)    all Documents;
(f)    all Equipment (including, without limitation, all Tractor Trailers and Rolling Stock);
(g)    all General Intangibles;
(h)    all Instruments;
(i)    all Inventory;
(j)    all Investment Property;
(k)    all books and records pertaining to the Article 9 Collateral;
(l)    all Goods and Fixtures;
(m)    all Money, cash, Cash Equivalents and Deposit Accounts;
(n)    all Letter-of-Credit Rights;
(o)    all Commercial Tort Claims described on Schedule 7.1(c) from time to time;
(p)    each Collateral Account, and all cash, Money, Securities and other investments deposited therein;
(q)    all Supporting Obligations;
(r)    all Security Entitlements in any or all of the foregoing;
(s)    all Intellectual Property; and
(t)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing (including proceeds of all insurance policies) and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided, that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in or a pledge of Excluded Property or solely for purposes of this Agreement, the Limited States Vehicle Collateral (as defined in the Vehicle Collateral Agreement), such security interest in the Limited States Vehicle Collateral being granted as of the date hereof to Credit Suisse AG, Cayman Islands Branch, as collateral agent under the Vehicle Collateral Agreement.
7.2    Cash Collateral. Any Cash Collateral may be invested, in Agent’s reasonable discretion in consultation with Administrative Borrower, in Cash Equivalents (it being further understood and agreed that all interest on such Cash Equivalents belongs to Loan Parties), but Agent shall have no duty to do so, regardless of any agreement, understanding or course of dealing with any Loan Party, and shall have no responsibility for any investment or loss (other than in the case of gross negligence, willful misconduct or bad faith of the terms of this Agreement). Each Loan Party hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in the Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, as they become due and payable in accordance with the terms of this Agreement. The Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Loan Party or other Person claiming through or on behalf of any Loan Party shall have any right to any Cash Collateral, until the Full Payment of the Obligations or the termination or cancellation of such Obligations that are Cash Collateralized or until the conditions resulting in the requirement to provide such Cash Collateral cease to exist, whereupon all rights to such Cash Collateral will automatically revert to Loan Parties without further action of any Person.
7.3    Real Property Collateral. The Obligations shall also be secured by Mortgages upon all Material Real Property owned by Loan Parties. If any Loan Party acquires a fee interest in any Material Real Property after the Closing Date, Loan Parties shall, within sixty (60) days (or such later date as Agent may agree in its reasonable discretion), execute and deliver a Mortgage in form for recording and sufficient to create a second priority Lien, subject to the Term Debt Intercreditor Agreement, in favor of Agent on such Material Real Property, and shall deliver all other documents, certificates and information required by the Collateral and Guaranty Requirements.
7.4    Other Collateral.
7.4.3    Commercial Tort Claims. Each Loan Party shall concurrently with the delivery of next required Compliance Certificate notify Agent in writing if any Loan Party has a Commercial Tort Claim solely to the extent such claim is asserted in writing (other than a Commercial Tort Claim for less than $5,000,000) and, promptly following upon Agent’s reasonable written request, shall promptly execute such documents and take such actions as Agent deems reasonably necessary to confer upon Agent (for the benefit of Secured Parties) a duly perfected, second priority Lien upon such claim, subject to the Term Debt Intercreditor Agreement and Permitted Liens.
7.4.4    Certain After-Acquired Collateral. Subject to the Collateral and Guarantee Requirement, the Term Debt Agreement and the Loan Documents, each Loan Party shall, with the delivery of the next required Compliance Certificate, notify Agent in writing in such Compliance Certificate if, after the Closing Date, any Loan Party obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s reasonable written request, shall promptly execute such documents and take such actions as Agent reasonably deems appropriate to effect Agent’s duly perfected, Lien (subject to Permitted Liens) upon such Collateral, including obtaining any necessary possession or control agreement subject, in each instance, to the Term Debt Intercreditor Agreement. Within the same delivery period as required for the delivery of the annual Compliance Certificate required to be delivered under 10.1.2 of this Agreement, Administrative Borrower shall provide a list of any additional USPTO or USCO registrations of Intellectual Property of all Loan Parties not previously disclosed to Agent including such information as is necessary to make appropriate filings in the USPTO and USCO.
7.5    No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Loan Parties relating to any Collateral.
7.6    Further Assurances. To the extent required under the Collateral and Guarantee Requirement, promptly following reasonable written request from Agent, Loan Parties shall deliver such instruments, assignments, supplements, title certificates, or Loan Documents or agreements, and shall take such actions, as Agent deems reasonably necessary under Applicable Law to evidence or perfect, preserve and protect its Lien on any Collateral, or otherwise to give effect to the intent of this Section 7, in each instance subject to the Term Debt Intercreditor Agreement and the Collateral and Guarantee Requirement. Each Loan Party authorizes Agent to file in any relevant jurisdiction any financing statement and any amendments thereto that indicates the Collateral as “all assets” or “all personal property” of such Loan Party, or words to similar effect. To the extent consistent with the Collateral and Guarantee Requirement, each Loan Party hereby further authorizes Agent to file filings with the USPTO and USCO (or any successor office or any similar office) or other necessary documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Loan Party hereunder in any Intellectual Property, without the signature of such Loan Party, and naming such Loan Party, as debtor, and Agent, as secured party.
SECTION 8.    COLLATERAL ADMINISTRATION
8.1    Borrowing Base Certificates. By (i) the fifteenth (15th) day of each calendar month, or (ii) during an Accelerated Reporting Trigger Event or the continuance of an Event of Default, on the third (3rd) Business Day of each week, Administrative Borrower, on behalf of Borrowers, shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared (x) as of the close of business on the last Business Day of the previous calendar month in the case of clause (i) above and (y) as of the close of business on the preceding Friday in the case of clause (ii) above; provided, that Administrative Borrower shall be entitled to give notice to Agent (no more frequently than once per Fiscal Quarter) of its intent to submit weekly Borrowing Base Certificates, and, upon giving such notice, shall submit weekly Borrowing Base Certificates in the manner set forth in clause (ii) above through the full month following the month during which such notice is delivered; provided further that the first weekly Borrowing Base Certificate may be delivered sooner than the third (3rd) Business Day of a week. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Administrative Borrower, on behalf of Borrowers, and certified by a Responsible Officer of Administrative Borrower; provided, that Agent may from time to time review (with 2 Business Days prior written notice to Administrative Borrower) and adjust any such calculation in its Permitted Discretion after consultation with Administrative Borrower solely to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.
8.2    Administration of Accounts.
8.2.3    Records and Schedules of Accounts. Each Loan Party shall keep accurate and complete records of its Accounts in all material respects, including all payments and collections thereon, and shall submit to Agent, on such periodic basis as Agent may reasonably request (provided, that absent the occurrence and continuance of an Event of Default or an Accelerated Reporting Trigger Period, such reports shall not be required more than one time per month), a sales and collections report, in form reasonably satisfactory to Agent. Each Loan Party shall also provide to Agent, on or before the fifteenth (15th) day of each calendar month (or on the third (3rd) Business Day of each week during an Accelerated Reporting Trigger Period), (x) a detailed aged trial balance of all Accounts as of the end of the preceding calendar month (or week, as the case may be), specifying each Account’s Account Debtor name and address, amount, invoice date and due date, and (y) a reasonably detailed dilution report.
8.2.4    Taxes. If an Account of any Loan Party includes a charge for any Taxes, and if an Event of Default has occurred and is continuing, Agent, upon providing ten (10) days’ prior notice to such Loan Party, is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party and to charge such Loan Party therefor; provided, however, that neither Agent nor Lenders shall be liable by exercise of Agent’s rights under this Section 8.2.2 for any Taxes that may be due from any Loan Party or with respect to any Collateral.
8.2.5    Account Verification. Upon the occurrence and during the continuance of an Event of Default, upon notice to Administrative Borrower, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Loan Party to verify the validity, amount or any other matter relating to any Accounts of Loan Party by mail, telephone or otherwise. Loan Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
8.2.6    Proceeds of Collateral. Loan Parties shall take all reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral and all other amounts received by any Loan Party or any Subsidiary are made directly to a Dominion Account. If any Loan Party or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly deposit the same into a Dominion Account or, during a Cash Dominion Trigger Event, remit same to the Master Account in accordance with Section 8.3.
8.3    Administration of Deposit Accounts; Cash Dominion Trigger Period; Borrowing Base Cash Account.
8.3.5    Deposit Accounts; Deposit Account Control Agreements.
(d)    Schedule 8.3 sets forth all deposit accounts maintained by Loan Parties. Each Loan Party shall promptly notify Agent of any opening or closing of a deposit account and will amend Schedule 8.3 to reflect same at the next required delivery of a Compliance Certificate. Except for Excluded Deposit Accounts, each Loan Party shall be the sole account holder (unless co-owned with another Loan Party) of each deposit account owned by it and shall not allow any other Person (other than Agent and Term Agent or any of its agents or designees) to have control over any deposit account of Loan Parties or any Property deposited therein.
(e)    Loan Parties shall obtain a Deposit Account Control Agreement covering, or otherwise take all reasonable actions necessary to establish Agent’s control of, each deposit account of Loan Parties other than Excluded Deposit Accounts. Notwithstanding anything to the contrary contained in this Section 8.3, Agent and Lenders hereby agree that Loan Parties may have (x) up to forty-five (45) days following the Closing Date (or such later date as Agent shall agree in its reasonable discretion) to obtain a Deposit Account Control Agreement covering, or otherwise take all reasonable actions necessary to establish Agent’s control of, each deposit account (other than Excluded Deposit Accounts) maintained by Loan Parties with any bank or depository other than RBS, and (y) up to sixty (60) days following the consummation of any Permitted Acquisition or acquisition constituting an Investment permitted under this Agreement (or such later date as Agent shall agree in its reasonable discretion (not to be unreasonably withheld, delayed or conditioned)) to obtain a Deposit Account Control Agreement covering, or otherwise take all reasonable actions necessary to establish Agent’s control of, each deposit account (other than Excluded Deposit Accounts) acquired by any Loan Party in connection with such transaction.
8.3.6    Cash Dominion Trigger Period.
(i)    Loan Parties acknowledge and agree that, during a Cash Dominion Trigger Period, all available funds constituting the proceeds of ABL Priority Collateral (whether or not on deposit in a Dominion Account) shall be transferred daily to the Master Account and, to the extent that there are any amounts outstanding hereunder or under any other Loan Document, to Agent Payment Account and applied by Agent in accordance with Sections 5.4 and 5.8 and this Section 8.3. Accordingly, each Loan Party hereby authorizes and directs each Dominion Account bank to deliver to the Master Account, on a daily basis, all balances in each Dominion Account. Each Loan Party irrevocably appoints Agent as such Loan Party’s attorney-in-fact, during a Cash Dominion Trigger Period, to collect such balances to the extent any such delivery is not so made. Agent agrees that it shall not give any instructions under any Deposit Account Control Agreement, or withhold any withdrawal rights with respect to funds in any Dominion Account, unless, until and only for so long as a Cash Dominion Trigger Period is in effect.
(j)    During the continuance of a Cash Dominion Trigger Period or, at the election of Agent, if an Event of Default has occurred and is continuing, Agent agrees that (x) each Loan Party may have unfettered access to cash on deposit in all Dominion Accounts to the extent not used to pay outstanding amounts under this Agreement in accordance with Sections 5.4 and 5.8 and this Section 8.3, and (y) Loan Parties shall have no obligation to Cash Collateralize the LC Obligations outstanding at such time.
(k)    Following the end of any Cash Dominion Trigger Period, (x) those automatic transfers to the Master Account described above shall cease, (y) Agent shall promptly transfer all amounts on deposit in the Master Account to the Concentration Account or such other deposit account as directed by Administrative Borrower, and (z) Agent shall promptly revoke those instructions delivered by Agent during such Cash Dominion Trigger Period to each Dominion Account bank with respect to each Dominion Account.
8.3.7    Borrowing Base Cash Account. Loan Parties may deposit cash in the Borrowing Base Cash Account from time to time which cash, once deposited in such account, shall constitute Eligible Borrowing Base Cash for all purposes hereunder. No amounts may be withdrawn from the Borrowing Base Cash Account without the consent of Agent. Without limiting Agent’s “control” over all amounts on deposit in the Borrowing Base Cash Account under Article 9 of the UCC, Agent hereby agrees to authorize the withdrawal of cash from the Borrowing Base Cash Account from time to time at the request of Administrative Borrower (any such withdrawal, a “Borrowing Base Cash Release”) so long as (x) no Event of Default then exists or would arise as a result of the proposed Borrowing Base Cash Release, and (y) Availability as of the proposed date of such Borrowing Base Cash Release after giving effect thereto is not less than fifteen percent (15%) of the Collateral Line Cap, in each case as certified by a Responsible Officer of Administrative Borrower and accompanied by such evidence as Agent may reasonably request.
8.3.8    Cash Management. Administrative Borrower, on behalf of Borrowers, will maintain the Borrowing Base Cash Account, Borrowers’ primary unrestricted excess cash account, and their Master Account with Agent.
8.4    General Provisions.
8.4.4    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Loan Parties. Agent shall not be liable or responsible for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession and except for acts or omissions arising from Agent’s gross negligence, willful misconduct or bad faith), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Loan Parties’ sole risk.
8.4.5    Defense of Title to Collateral. Unless otherwise agreed by Administrative Borrower and Agent, each Loan Party shall at all times, at the reasonable request of Agent, use commercially reasonable actions necessary to defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
8.4.6    Information Regarding Collateral. Each Loan Party shall within a reasonable time after written request by Agent, furnish or cause to be furnished to Agent, in such manner and in such detail as may be reasonably requested by Agent, additional information with respect to the Collateral which is necessary for the perfection of security interests in the Collateral.
8.5    Power of Attorney. Subject to the terms herein and, in any event, subject to five (5) Business Days’ prior written notice to directly or indirectly exercise voting rights with respect to the Equity Interests of any Loan Party, each Loan Party hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Loan Party’s true and lawful agent (and attorney-in-fact) for the purposes provided in this Section. Subject to the terms of the Term Debt Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, Agent, or Agent’s designee, may, without notice (except as otherwise expressly provided herein) and in either its or a Loan Party’s name, but at the cost and expense of Loan Parties:
(o)    endorse a Loan Party’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
(p)    (i) subject to five (5) Business Days’ prior written notice, notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Loan Party’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Loan Party, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Loan Party’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing Equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Loan Party is a beneficiary; and (xii) take all other actions as Agent deems appropriate in its Permitted Discretion to fulfill any Loan Party’s obligations under the Loan Documents.
SECTION 9.    REPRESENTATIONS AND WARRANTIES
9.1    General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Loan Party represents and warrants that:
9.1.7    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite organizational power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party and, in the case of Borrowers, to borrow hereunder, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions, and (e) has all requisite franchises, licenses, authorizations, qualifications, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to any Borrower), (c), (d) or (e), to the extent that failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
9.1.8    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) are within such Loan Party’s organizational powers, (b) have been duly authorized by all necessary corporate or other organizational action, and (c) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under (other than as permitted by Section 10.2.1), or require any payment to be made under (x) any Debt of such Person in excess of the Threshold Amount or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (c)(ii) and (iii), to the extent that such violation, conflict, breach, contravention or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
9.1.9    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents, (c) the perfection or maintenance of the Liens created under the Loan Documents (including the priority thereof) to the extent required thereunder or (d) the exercise by Agent, or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, except for (i) approvals, consents, exemptions, authorizations or other actions by, or notices to, or filings necessary to perfect the Liens on the Collateral granted by Loan Parties in favor of the Secured Parties (or release existing Liens), (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement), and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
9.1.10    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
9.1.11    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements fairly present in all material respects the financial condition of Parent and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.
(b)    The Unaudited Financial Statements fairly present in all material respects the financial condition of Parent and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and the absence of footnotes.
(c)    The forecasts of income statements of Parent and its Subsidiaries which have been furnished to Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts it being understood by Agent and Lenders that such projections as to future events (i) are not to be viewed as facts, (ii)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of Parent and Restricted Subsidiaries, (B) no assurance is given by Parent and Restricted Subsidiaries that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (iii) are not a guarantee of performance and that actual results during the period or periods covered by any such projections may vary significantly from the projected results and such differences may be material.
(d)    Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
9.1.12    Compliance With Laws. Neither Parent nor any Restricted Subsidiary or any of their respective properties or assets is in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where in each case such violation or default, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
9.1.13    Ownership of Property; Liens.
(a)    Each of Parent and Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Property material to its business), free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 10.2.1 and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    As of the Closing Date, Schedule 9 to the Perfection Certificate dated the Closing Date contains a true and complete list of each Material Real Property owned by each Loan Party.
(c)    As of the Closing Date, except as otherwise disclosed in writing to Agent, no Mortgage encumbers improved Mortgaged Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the Flood Laws unless Evidence of Flood Insurance has been delivered to Agent.
9.1.14    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)    Parent and each Restricted Subsidiary is and has been in compliance with all applicable Environmental Laws, which includes obtaining and maintaining all Environmental Permits required under such Environmental Laws to carry on the business of Loan Parties and Restricted Subsidiaries;
(b)    None of Parent nor any Restricted Subsidiary has received notice alleging any Environmental Liability or proposing or seeking to revoke, modify or deny the renewal of any Environmental Permit required to be held by Loan Parties or Restricted Subsidiaries, and none of Parent nor any Restricted Subsidiary have become subject to any Environmental Liability;
(c)    there has been no Release, discharge or disposal of Hazardous Materials (i) on, to, at, under or from any Real Property or any vehicles or facilities owned or leased by Parent or any Restricted Subsidiary, or, to the Knowledge of Loan Parties, formerly owned, operated or leased by Parent or any Restricted Subsidiary, or (ii) arising out of the conduct of Parent or any Restricted Subsidiary; that, in the case of (i) or (ii), could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by or on behalf of Parent or any Restricted Subsidiary or for which Parent or any Restricted Subsidiary reasonably could be expected to otherwise incur any Environmental Liability; and
(d)    there are no facts, circumstances or conditions arising out of or relating to, and there are no pending or reasonably anticipated requirements under applicable Environmental Law associated with, the operations of Parent or Restricted Subsidiaries or any Real Property, vehicles or facilities currently or, to the knowledge of Loan Parties, previously owned or leased by Parent or any Restricted Subsidiary; that, in such case, are known to or would reasonably be likely to require investigation, remedial activity or corrective action or cleanup by or on behalf of Parent or any Restricted Subsidiary or that in such case are known to or would reasonably be likely to result in Parent or any Restricted Subsidiary incurring any Environmental Liability or capital expenditures to achieve or maintain compliance with applicable Environmental Laws.
This Section 9.1.8 contains the sole and exclusive representations and warranties of Loan Parties with respect to any environmental, health or safety matters, including any matters arising under Environmental Laws.
9.1.15    Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Parent and Restricted Subsidiaries have timely filed all tax returns required to be filed (including any extensions thereof), and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted if such contest shall have the effect of suspending enforcement or collection of such Taxes and for which adequate reserves have been provided in accordance with GAAP.
9.1.16    ERISA Compliance. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws (and the regulations and published interpretations thereunder); and
(b)    No ERISA Event has occurred.
9.1.17    Subsidiaries. As of the Closing Date (after giving effect to the Transactions), none of Parent nor any Restricted Subsidiary has any direct or indirect Subsidiaries other than those specifically disclosed in Schedule 9.1.11, and all of the outstanding Equity Interests owned by Parent or any Restricted Subsidiary in such Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable and all Equity Interests owned by Parent or any Restricted Subsidiary in such Subsidiaries are owned free and clear of all Liens except (a) those created hereunder, under the other Security Documents or under the Term Debt Documents (which Liens shall be subject to the Term Debt Intercreditor Agreement) and (b) any other Lien that is permitted under Section 10.2.1. As of the Closing Date, (i) Section 2(c) of the Perfection Certificate sets forth the name and jurisdiction of each Loan Party and (ii) Schedule 5 to the Perfection Certificate sets forth the direct ownership interest of any Loan Party in each such Subsidiary, including the percentage of such ownership. Schedule 9.1.11 indicates, as of the Closing Date, whether each of the Subsidiaries identified therein is a Borrower, a Guarantor, a Restricted Subsidiary, an Unrestricted Subsidiary, an Excluded Subsidiary and/or an Immaterial Subsidiary.
9.1.18    Margin Regulations; Investment Company Act.
(b)    None of Parent nor any Restricted Subsidiary is engaged nor will it engage principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.
(c)    None of Parent nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
9.1.19    Disclosure. No confidential information memorandum, report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information, budgets, estimates and information of a general economic or industry nature) to Agent or any Lender about Parent and its Subsidiaries in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein (when taken as a whole as modified or supplemented by other information so furnished), in the light of the circumstances under which they were or will be made, not materially misleading. With respect to projected financial information and pro forma financial information, Loan Parties represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood and agreed by Agent and Lenders that such projections as to future events (i) are not to be viewed as facts, (ii)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of Parent and Restricted Subsidiaries, (B) no assurance is given by Parent and Restricted Subsidiaries that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (iii) are not a guarantee of performance and that actual results during the period or periods covered by any such projections may vary significantly from the projected results and such differences may be material.
9.1.20    Labor Matters.
(a)    Except as, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (i) there are no strikes or other labor disputes against Parent or any of Restricted Subsidiaries pending or, to the knowledge of Loan Parties, threatened in writing; (ii) hours worked by and payment made to employees of Parent or any of Restricted Subsidiaries have not been in violation of the FLSA or any other Applicable Law dealing with such matters; and (iii) all payments due from Parent or any of Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party. Except as disclosed on Schedule 9.1.14, as of the Closing Date no Loan Party is a party to or bound by any collective bargaining agreement or, with respect to any Foreign Subsidiary, any similar agreement. To the knowledge of any Loan Party, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.
(b)    (i) the IBT Agreement is in full force and effect and (ii) other than as contemplated by the IBT Transactions, the IBT Agreement has not been amended, waived or otherwise modified in any respect materially adverse to Parent and its Subsidiaries (taken as a whole). For purposes of this Section 9.1.14(b), it is understood that the resolution in the ordinary course of business of an employee grievance seeking to enforce the IBT Agreement terms will not be deemed to constitute an amendment, waiver of other modification to the IBT Agreement.
9.1.21    Insurance. Each of Parent and Restricted Subsidiaries maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of Parent and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which Parent or each such Subsidiary, as applicable, operates.
9.1.22    Solvency. Parent and Restricted Subsidiaries, on a consolidated basis, are Solvent.
9.1.23    Reserved.
9.1.24    Security Documents.
(a)    Valid Liens. The Security Documents are, or on execution and delivery thereof by the parties thereto will be, effective to create in favor of Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally) and (i) when financing statements and other filings in appropriate form are filed in the offices specified in Section 2 of the Perfection Certificate (and payments of all applicable fees) and (ii) upon the taking of possession or control by Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Agent to the extent possession or control by Agent is required hereby), and (iii) the Lien of Agent on all certificates of title in respect of any Collateral, the Liens created hereby or by the other Security Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral, in each case prior and superior in right to any other Person, other than Liens permitted by Section 10.2.1 or any Permitted Refinancing thereof and Liens securing Term Debt, Term Refinancing Debt or any Permitted Refinancing thereof that are intended to be junior to the Liens of the Security Documents).
(b)    PTO Filing; USCO Filing. When the Grant of Security Interest is properly filed (and payments of all fees) in the United States Patent and Trademark Office and the USCO, to the extent such filings may perfect such interests, the Liens created by such agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks registered or applied for with the United States Patent and Trademark Office or Copyrights registered or applied for with the United States Copyright Office, as the case may be, in each case prior and superior in right to any other Person, other than Liens permitted by Section 10.2.1 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).
(c)    Mortgages. Upon recording thereof in the appropriate recording office (and payments of all fees), each Mortgage is effective to create, in favor of Agent, for the benefit of Secured Parties, legal, valid and enforceable perfected Liens on, and a security interest in, all of Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 10.1.11 and 10.1.13 such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Loan Party to such Mortgage in the Mortgaged Property described therein and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by Section 10.2.1.
(d)    Rolling Stock. Upon the recording thereof on the applicable certificate of title (and the filing of financing statements and payment of applicable fees, which shall be for the account of the Loan Parties), the notation of Agent’s lien on any Rolling Stock or other goods subject to a certificate of title is effective to create, in favor of Agent, for the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and a security interest in, all of Loan Parties’ right, title and interest in and to such Collateral and the proceeds thereof, subject only to the Term Debt Intercreditor Agreement and Liens permitted hereunder, in each case prior and superior in right to any other Person, other than Liens permitted by Section 10.2.1.
Notwithstanding anything herein (including this Section 9.1.18 or Section 9.1.4) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of Agent or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 10.1.13, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 6.1.
9.1.25    Compliance with Anti-Terrorism and Corruption Laws.
(a)    To the extent applicable, Parent and Restricted Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.
(b)    None of Parent nor any Restricted Subsidiary nor, to the knowledge of Loan Parties, any director, officer, agent, employee or Controlled Affiliate of Parent or any Restricted Subsidiary, (i) is a Blocked Person or (ii) is currently subject to any U.S. sanctions administered by OFAC that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and none of Parent nor any Restricted Subsidiary will use the proceeds of the Loans on the Closing Date for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
(c)    No part of the proceeds of the Loans will be used by Parent or any Restricted Subsidiary for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS
10.1    Affirmative Covenants. Until Full Payment of the Obligations, each Loan Party shall, and shall cause each Restricted Subsidiary to:
10.1.9    Financial Statements, Reports, Etc. In the case of Parent, deliver to Agent for prompt further distribution to each Lender:
(d)    within 90 days after the end of each Fiscal Year of Parent and its Subsidiaries (beginning with the Fiscal Year ending December 31, 2013), a consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP, any other independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm approved by Agent (such approval not to be unreasonably withheld, delayed or conditioned), which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards, (ii) shall not be subject to qualifications or exceptions as to the scope of such audit, (iii) shall be without a “going concern” disclosure or like qualification or exception (it being understood that for the Fiscal Year ending December 31, 2013, the audit may have a going concern explanatory paragraph); provided, that solely with respect of the Fiscal Year ending December 31, 2018, the audited financial statements may have a “going concern” qualification arising solely due to the pending maturity of the Obligations and/or the Term Debt (or any replacement or refinancing thereof), and (iv) shall be accompanied by customary management discussion and analysis;
(e)    within 45 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of Parent (commencing with the Fiscal Quarter ended March 31, 2014), a consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related (x) consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (y) consolidated statements of cash flows for such Fiscal Quarter and the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (and accompanied by customary management discussion and analysis);
(f)    within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2013) of Parent, a reasonably detailed consolidated budget for the following Fiscal Year on a quarterly basis (including a projected consolidated balance sheet of Parent and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flows and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of Parent stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood by Agent and Lenders that such projections as to future events (i) are not to be viewed as facts, (ii)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of Parent and Restricted Subsidiaries, (B) no assurance is given by Parent and Restricted Subsidiaries that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (iii) are not a guarantee of performance and that actual results during the period or periods covered by any such projections may vary significantly from the projected results and such differences may be material; and
(g)    within five (5) days of delivery of each set of consolidated financial statements referred to in Sections 10.1.1(a) and 10.1.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form) from such consolidated financial statements.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 10.1.1 or Section 10.1.2(b) may be satisfied with respect to information of Parent and Restricted Subsidiaries by furnishing within the time period specified in the applicable paragraph (A) the applicable financial statements of Parent or (B) Parent's Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, with respect to clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 10.1.1, such materials are accompanied by a report and opinion of KPMG LLP, any other independent registered public accounting firm of nationally recognized standing or any other independent public accounting firm approved by Agent (such approval not to be unreasonably withheld, conditioned or delayed), which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards, (ii) shall not be subject to qualifications or exceptions as to the scope of such audit and (iii) shall be without a "going concern" disclosure or like qualification or exception (other than with respect to, or disclosure or an exception or qualification solely resulting from, the (A) impending maturity of any Debt or (B) any prospective or actual default under any financial covenant or (C) in respect of the fiscal year ending December 31, 2013).
Documents required to be delivered pursuant to Section 10.1.1(a), (b), (c) and (d) or Section 10.1.2(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) Parent posts such documents, or provides a link thereto on Parent’s website on the Internet and provides notice thereof to Agent; (ii) such documents are posted on Parent’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided, that: (i) promptly following written request by Agent, Parent shall deliver paper copies of such documents to Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by Agent and (ii) Parent shall notify (which may be by facsimile or electronic mail) Agent of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from Agent and maintaining its copies of such documents. Notwithstanding anything contained herein, in every instance Parent shall be required to provide paper copies of the Compliance Certificates required by Section 10.1.2(a) to Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 10.1.2(a).
10.1.10    Certificates; Other Information. Deliver to Agent for prompt further distribution to each Lender:
(e)    Concurrently with the delivery of the financial statements referred to in Sections 10.1.1(a) and 10.1.1(b) (or the date on which such delivery is required), commencing with the first full Fiscal Quarter completed after the Closing Date, a duly completed Compliance Certificate signed by a Responsible Officer of Parent;
(f)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Parent or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to Agent pursuant hereto;
(g)    promptly after the furnishing thereof, copies of any material notices of default received by Parent or any Restricted Subsidiary (other than in the ordinary course of business) or furnished to any holder of Debt or debt securities of Parent or any Restricted Subsidiary pursuant to the terms of the Term Debt, any Junior Financing Documentation, any documentation governing Permitted Junior Debt or Term Refinancing Debt or any Permitted Refinancing of any of the foregoing, in each case (other than with respect to the Term Debt) in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to Lenders pursuant to any clause of this Section 10.1.2;
(h)    together with the delivery of each Compliance Certificate pursuant to Section 10.1.2(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections of the Perfection Certificate describing the legal name and the jurisdiction of organization or formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 5.4 and (iii) a list of each Subsidiary of Parent that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary and as a Loan Party or a non-Loan Party as of the date of delivery of such Compliance Certificate;
(i)    promptly, such additional information regarding the business, legal, financial or corporate affairs of Loan Parties or any of their respective Restricted Subsidiaries, as Agent or any Lender through Agent may from time to time reasonably request;
(j)    promptly after the written request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;
(k)    promptly after the receipt thereof by Parent or any of Restricted Subsidiaries, a copy of any final “management letter” received by any such Person from its certified public accountants and the management’s response thereto; and
(l)    promptly following any request therefor by Agent or any Lender, copies of (i) any material documents described in Section 101(k) of ERISA that any Loan Party may request with respect to any Multiemployer Plan and (ii) any material notices described in Section 101(l) of ERISA that any Loan Party may request with respect to any Plan or Multiemployer Plan, provided, that if any Loan Party have not requested such material documents or material notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, such Loan Party shall make a request for such material documents or material notices from the such administrator or sponsor at the earliest date on which such Loan Party determines that it is commercially reasonable to so request in order to avoid the occurrence of an event that could reasonably be expected to result in a material liability, and shall provide copies of such material documents and material notices promptly after receipt thereof.
Notwithstanding anything to the contrary, neither Parent nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to Agent or any Lender (or their representatives or contractors) is prohibited by law or any binding agreement, or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.
10.1.11    Notices. Promptly after Parent or any Loan Party has obtained knowledge thereof, notify Agent:
(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    of the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, against Parent or any Restricted Subsidiary that has a reasonable likelihood of adverse determination and such determination could reasonably be expected to result in a Material Adverse Effect; and
(d)    of the occurrence of any ERISA Event following the Closing Date that, alone or together with any other ERISA Events that have occurred following the Closing Date, could reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Parent (x) that such notice is being delivered pursuant to Section 10.1.3(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to in Section 10.1.3(a), (b), (c) or (d), as applicable, and stating what action Parent has taken and proposes to take with respect thereto.
10.1.12    Payment of Taxes. Promptly pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP if such contest shall have the effect of suspending enforcement or collection of such Taxes or, where the failure to pay, discharge or otherwise satisfy the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
10.1.13    Preservation of Existence, Etc. (a)Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 11.1.4 or Section 11.1.5 and (b) obtain, maintain, renew, extend and keep in full force and effect all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (a) (other than with respect to Parent) or (b), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
10.1.14    Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in satisfactory working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.
10.1.15    Maintenance of Insurance.
(c)    Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parent and Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons in such similar or same locations.
(d)    Requirements of Insurance. (A) Use commercially reasonable efforts to cause, not later than 30 days after the Closing Date (or such longer period as Agent may agree in writing in its reasonable discretion), all insurance required pursuant to Section 10.1.7(a) (x) to provide (and to provide at all times thereafter) that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than ten (10) days’ prior written notice thereof by the insurer to Agent or (ii) for any other reason (except for events related to Inventory) upon not less than twenty (20) days’ prior written notice thereof by the insurer to Agent and (y) subject to the terms, conditions and provisions of the Term Loan Agreement to name Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable (and to continue to so name Agent at all times thereafter), (B) use commercially reasonable efforts to deliver, not later than 30 days after the Closing Date (or such longer period as Agent may agree in writing in its reasonable discretion), a copy of the policy (and to the extent any such policy is cancelled or not renewed, a renewal or replacement policy) or other evidence thereof to Agent, or insurance certificate with respect thereto, and (C) in the case of all such property insurance policies located in the United States, not later than twenty (20) days after such date (or such longer period as Agent may agree in writing in its reasonable discretion) cause such policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to Agent, which endorsement shall provide that, from and after such date, if the insurance carrier shall have received written notice from Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to Loan Parties under such policies directly to Agent during the continuance of an Event of Default.
(e)    Flood Insurance. Following the Closing Date, Parent shall deliver to Agent annual renewals of the flood insurance policy under the property policy or annual renewals of a force-placed flood insurance policy.
(f)    Reserved.
(g)    Notify Agent promptly whenever any separate insurance concurrent in form or contributing in the event of material loss with that required to be maintained under this Section 10.1.7 is taken out by any Loan Party; and promptly deliver to Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto once available.
10.1.16    Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
10.1.17    Books and Records. Maintain proper books of record and account, in which entries are made that are full, true and correct in all material respects and are in conformity with GAAP (except as noted therein) and which reflect all material financial transactions and matters involving the assets and business of Parent or a Restricted Subsidiary, as the case may be.
10.1.18    Inspection Rights. Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, to conduct commercial field exams, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of Parent and subject to bona fide confidentiality obligations, limitations imposed by law and attorney-client privilege and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Parent; provided, that, excluding any such visits and inspections during the continuation of an Event of Default, (x) only Agent on behalf of Lenders may exercise rights of Agent and Lenders under this Section 10.1.10 and (y) Agent shall not exercise such rights more often than one (1) time during any calendar year (or two (2) times per calendar year during an Accelerated Reporting Trigger Period); provided, further, that when an Event of Default exists, Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrowers at any time during normal business hours and upon reasonable advance notice. Agent and Lenders shall give Loan Parties the opportunity to participate in any discussions with Loan Parties’ independent public accountants. For purposes of clarity, Agent confirms that it shall conduct the commercial field exams referenced in clause (y) above.
10.1.19    Additional Collateral; Additional Guarantors. Subject to the terms, conditions and provisions of the Term Debt Intercreditor Agreement, at Borrowers’ expense, take all actions which are necessary or reasonably requested by Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
(c)    Upon (x) the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, (y) the designation in accordance with Section 10.1.14 of any existing direct or indirect wholly owned Domestic Subsidiary as a Restricted Subsidiary, or (z) any wholly owned Domestic Subsidiary that is an Excluded Subsidiary ceasing to be an Excluded Subsidiary necessary such that no direct or indirect wholly owned Domestic Subsidiary will be an Excluded Subsidiary by virtue of the provisions set forth in clause (c) of the definition of “Excluded Subsidiary” in Section 1.1):
(i)    within sixty (60) days after such formation, acquisition, designation or other event, or such longer period as Agent may agree in writing in its reasonable discretion:
(A)    causing each such Domestic Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to Agent joinders to this Agreement as Guarantors, Grants of Security Interest, and other security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 10.1.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to Agent (consistent with the Mortgages (if any), intellectual property security agreements, this Agreement and other security agreements in effect on the Closing Date) and Borrowers, in each case granting Liens required by the Collateral and Guarantee Requirement;
(B)    subject to the Term Debt Intercreditor Agreement, causing each such Domestic Subsidiary that is not an Excluded Subsidiary (and the parent of each such Domestic Subsidiary that is a Loan Party) to deliver to Agent (or its bailee) any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;
(C)    taking and causing each such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and the delivery of stock and membership interest certificates to Agent (or its bailee)) as may be necessary in the reasonable opinion of Agent to vest in Agent (or in any representative of Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;
(ii)    if reasonably requested by Agent, within 45 days after such request (or such longer period as Agent may agree in writing in its reasonable discretion), delivering to Agent a signed copy of an opinion, addressed to Agent and Lenders, of counsel for Loan Parties as to such matters set forth in this Section 10.1.11(a) as Agent may reasonably request;
(iii)    promptly after the reasonable request therefor by Agent, delivering to Agent with respect to each Material Real Property, any existing surveys, title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of Borrowers; provided, however, that there shall be no obligation to deliver to Agent any existing environmental assessment report whose disclosure to Agent would require the consent of a Person other than a Loan Party or one of its Subsidiaries, and where, despite the commercially reasonable efforts of Loan Parties to obtain such consent, such consent cannot be obtained; and
(d)    if reasonably requested by Agent, within 60 days (or 30 days with respect to the delivery of any Deposit Account Control Agreement) after such request (or such longer period as Agent may agree in writing in its reasonable discretion), delivering to Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to the validity, perfection, existence and priority of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (c) below.
(e)    not later than 120 days after (or such longer period as granted pursuant to the Term Loan Debt Documents) (i) the acquisition by any Loan Party of any Material Real Property or (ii) the release of any first lien security interest on any Real Property securing the obligations under the Contribution and Deferral Agreement, in each case that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement (or such longer period as granted under the Term Loan Debt Documents or otherwise that Agent may agree in writing in its reasonable discretion), which Material Real Property would not be automatically subject to another Lien pursuant to pre-existing Security Documents, causing such property to be subject to a Lien in favor of Agent for the benefit of Secured Parties and taking, or causing the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.
10.1.20    Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent Loan Parties or Restricted Subsidiaries are required to do so by applicable Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.
10.1.21    Further Assurances and Post-Closing Conditions.
(a)    Within sixty (60) days after the Closing Date (subject to, solely with respect to the Term Priority Collateral, extension granted under the Term Loan Debt Documents or otherwise that the by Agent agrees to in its reasonable discretion), deliver each Loan Document set forth on Schedule 10.1.13(a) , duly executed by each Loan Party party thereto, together with all documents and instruments required to perfect the security interest of Agent in the Collateral free of any other pledges, security interests or mortgages, except Liens expressly permitted hereunder, to the extent required pursuant to the Collateral and Guarantee Requirement.
(b)    Promptly upon reasonable request by Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral (including, without limitation, any defect or error related to certificates of title for vehicles and other Rolling Stock) as to which Parent reasonably agrees is a defect or error, and (ii) subject to the terms of the Loan Documents, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Loan Documents and to cause the Collateral and Guarantee Requirement to be and remain satisfied. If Agent reasonably determines that it is required by Applicable Law to have appraisals prepared in respect of each Material Real Property of any Loan Party subject to a Mortgage, Borrowers shall cooperate with Agent, as applicable, in obtaining such appraisals and shall pay all reasonable costs and expenses relating thereto.
10.1.22    Designation of Subsidiaries. Parent may at any time after the Closing Date designate any Restricted Subsidiary of Parent or other Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Term Debt Documents, any Junior Financing Documentation or the documentation governing any Permitted Junior Debt or Term Refinancing Debt. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by Parent therein at the date of designation in an amount equal to the fair market value of the aggregate Investment therein of Parent and its Subsidiaries (as applicable). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Debt or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Parent in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the lesser of (x) the fair market value at the date of such designation of Parent’s or its Subsidiary’s (as applicable) Investment in such Subsidiary and (y) the amount of the Investment originally made in respect of the designation of such Subsidiary as an Unrestricted Subsidiary.
10.1.23    Reserved.
10.1.24    Use of Proceeds. Borrowers shall use the proceeds of the Loans borrowed on the Closing Date to fund the Transactions on the Closing Date, to pay Transaction Expenses, for working capital and for other general corporate purposes.
10.2    Negative Covenants. Until Full Payment of the Obligations, Parent shall not, and shall cause each Restricted Subsidiary not to:
10.2.7    Liens. Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (each, a “Permitted Lien”):
(c)    Liens created pursuant to any Loan Document;
(d)    Liens existing or contemplated on the Closing Date and listed on Schedule 10.2.1(b); provided, that (i) the Lien does not extend to any additional property other than (A) any replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Debt and other obligations incurred prior to such time and which Debt and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, or asset of Parent or any Restricted Subsidiary and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender), and (ii) such Lien does not secure any obligation (including unused commitments) other than those it secured on the Closing Date or, to the extent constituting Debt, any Permitted Refinancing of the Debt secured thereby on the Closing Date or, to the extent not constituting Debt, any extensions, renewals, restructurings, refinancings and replacements thereof;
(e)    Liens for unpaid utilities, taxes, assessments or governmental charges that are (i) not overdue for a period of more than thirty (30) days and are not otherwise delinquent, securing obligations in an amount not to exceed $5,000,000, or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) otherwise not required to be paid pursuant to Section 10.1.4;
(f)    Statutory, lease, contractual or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Debt) in favor of landlords, in each case arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, that either secure obligations in an amount not to exceed $1,000,000 or are being contested in good faith and by appropriate actions if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(g)    (i) Liens in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) and (ii) Liens in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent or any of Restricted Subsidiaries;
(h)    Liens to secure the performance of bids, trade contracts, governmental contracts and leases (in the case of each of the foregoing, other than for Debt for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;
(i)    (i) easements, rights-of-way, restrictions (including zoning restrictions and other land use regulations), rights of way, encroachments, protrusions, reservations and other similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of Parent and Restricted Subsidiaries, taken as a whole, (ii) any exceptions to the Mortgage Policies issued in connection with the Mortgaged Properties (including, without limitation, any exceptions issued after the Closing Date in the reasonable discretion of Agent), and (iii) ground leases in respect of Real Property on which facilities owned or leased by Parent or any of Restricted Subsidiaries are located; provided in the case of this clause (ii) that such ground leases do not confer rights on the counter-party(ies) thereto superior to those of Agent in the relevant property;
(j)    Liens securing judgments not constituting an Event of Default under Section 11.1(g);
(k)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Parent and Restricted Subsidiaries, taken as a whole, or (ii) secure any Debt;
(l)    Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;
(m)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) arising in the ordinary course of business in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to the general terms and conditions of such banking institutions;
(n)    Liens (i) on cash earnest money deposits or other cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 10.2.2(e), (h), (l), (p), (r) or (v) in each case to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 10.2.5 in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(o)    Liens (i) in favor of Parent or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing Debt permitted under Section 10.2.3 and (ii) in favor of any Loan Party;
(p)    any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by Parent or any of Restricted Subsidiaries in the ordinary course of business; provided, that no such lease or sublease shall constitute a Capitalized Lease;
(q)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.2.2(a);
(r)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(s)    Liens (including any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor or sublessor under Capitalized Leases) securing Debt permitted under Section 10.2.3(e) or (ee); provided, that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease or improvement, as applicable, of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Debt and the proceeds and products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(t)    Liens on property (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Debt of the applicable Foreign Subsidiary permitted under Section 10.2.3;
(u)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 10.1.14), in each case after the Closing Date; provided, that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Debt and other obligations incurred prior to such time and which Debt and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Debt secured thereby is permitted under Section 10.2.3(g);
(v)    Liens arising from precautionary UCC financing statements or similar filings;
(w)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto in the ordinary course of business;
(x)    Liens on the Collateral securing Debt permitted under Section 10.2.3(o) or other obligations secured pursuant to the documentation governing such Debt; provided, that such Liens shall be subject to the Term Debt Intercreditor Agreement or other intercreditor agreement reasonably satisfactory to Agent;
(y)    Reserved;
(z)    Liens on the Equity Interests of any joint venture entity or non-wholly owned Subsidiary of Parent consisting of a transfer restriction, purchase option, call or similar right of a third party joint venture partner;
(aa)    cash collateral posted as security for Parent’s or any Restricted Subsidiary’s obligations under Hedging Agreements, in an aggregate amount for all such cash collateral at any time not to exceed $15,000,000; provided, that cash collateral posted for the account of Lenders or Agent in respect of non-speculative currency or interest rate Hedging Agreements shall not be subject to such limit;
(bb)    Reserved;
(cc)    Liens arising in connection with a Receivables Facility;
(dd)    Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods, or (ii) encumbering deposits made to secure obligations arising from contractual or warranty requirements;
(ee)    Utility and similar deposits in the ordinary course of business;
(ff)    Liens in respect of (i) Unrestricted Subsidiaries and joint ventures or non-wholly owned Subsidiaries, or (ii) cash and Cash Equivalents, deposit accounts and securities accounts collateralizing letters of credit permitted by Section 10.2.3(y);
(gg)    Liens related to Sale and Leaseback Transactions in an aggregate amount not to exceed $50,000,000; and
(hh)    other Liens with respect to Property of Parent or any of Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of (i) $30,000,000 and (ii) 2% of Consolidated Total Assets at the time of such incurrence.
10.2.8    Investments. Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make or hold any Investments, except:
(h)    Investments by Parent or any of Restricted Subsidiaries in cash or Cash Equivalents;
(i)    loans or advances to officers, directors and employees of any Loan Party or any of Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, in each case, consistent with past practices (including pursuant to use of any credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services), (ii) in connection with such Person’s purchase of Equity Interests of Parent and (iii) for any other corporate purposes not described in the foregoing clauses (i) and (ii); provided, that the aggregate principal amount of loans and advances outstanding at any time under this Section 10.2.2(b)(ii) and (iii) shall not exceed $2,000,000;
(j)    Investments (i) by Parent or any Restricted Subsidiary in any Loan Party (or any newly formed wholly owned Restricted Subsidiary that is not an Excluded Subsidiary and is to become a Loan Party in accordance with Section 10.1.11), (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party, and (iii) by any Loan Party in a Restricted Subsidiary that is not a Loan Party; provided, that the aggregate amount of Investments at any time outstanding under this clause (iii) shall not exceed $15,000,000;
(k)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit or other credits to suppliers in the ordinary course of business;
(l)    Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 10.2.2(e) (including unused commitments) and any modification, replacement, renewal or extension thereof and (ii) existing on the Closing Date by Parent or any other Restricted Subsidiary in any Restricted Subsidiary and any modification, replacement, renewal or extension thereof; provided, that in the case of clause (i) and clause (ii) the amount of the original Investment is not increased except by the terms of such original Investment as set forth on Schedule 10.2.2(e) or as otherwise permitted by this Section 10.2.2 (and in such case made in reliance on the other paragraph of this Section 10.2.2 so permitting such modification, replacement, renewal or extension thereof);
(m)    Investments in Hedging Agreements permitted under Section 10.2.3;
(n)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 10.2.5;
(o)    subject to the satisfaction (or waiver) of the Payment Conditions, any acquisition by Parent or any Restricted Subsidiary of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares, shares issued to foreign nationals as required by Applicable Law or any options for Equity Interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) in, a Person or division, business unit or line of business of a Person (or any subsequent investment made in a Person, division, business unit or line of business previously acquired in a Permitted Acquisition), in each case in a single transaction or series of related transactions, if (i) all transactions related thereto shall be consummated in all material respects in accordance with Applicable Laws; (ii) any acquired or newly formed Restricted Subsidiary shall not be liable for any Debt except for Debt otherwise permitted by Section 10.2.3; (iii) to the extent required by the Collateral and Guarantee Requirement, (x) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (y) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary) shall become a Guarantor, in each case, to the extent required by and in accordance with Section 10.1.11; (iv) the businesses acquired in such purchase or other acquisition shall be in compliance with Section 10.2.7; and (v) Administrative Borrower shall have delivered to Agent a certificate of a Responsible Officer of Administrative Borrower certifying that the conditions set forth in the preceding clauses (i) through (iv) have been satisfied and that the Payment Conditions have been satisfied (any such acquisition, a “Permitted Acquisition”); provided, that the aggregate amount of Investments made by Loan Parties pursuant to this Section 10.2.2(h) in assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such Permitted Acquisition shall not exceed $15,000,000 at any time outstanding;
(p)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
(q)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers;
(r)    advances of payroll payments to employees in the ordinary course of business;
(s)    Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Equity Interests) of Parent or the Net Proceeds received from the issuance thereof;
(t)    Investments of a Restricted Subsidiary acquired after the Closing Date pursuant to a Permitted Acquisition or of a corporation merged or amalgamated or consolidated into Parent or any Restricted Subsidiary, in each case in accordance with this Section 10.2.2 and Section 10.2.4 after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(u)    Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary made pursuant to Section 10.2.2(c)(i), Section 10.2.2(c)(iii) or Section 10.2.2(p);
(v)    Guarantees by Parent or any Restricted Subsidiary of operating leases (other than Capitalized Leases) or of other obligations that do not constitute Debt, in each case, which leases or other obligations are entered into by any Loan Party in the ordinary course of business.
(w)    other Investments (including for Permitted Acquisitions) in an aggregate amount outstanding pursuant to this clause (p) at any time not to exceed $20,000,000;
(x)    (i) make lease, utility and other similar deposits or any other advance or deposit permitted by this Agreement in the ordinary course of business or (ii) make prepayments and deposits to suppliers in the ordinary course of business;
(y)    to the extent constituting Investments, capital expenditures otherwise permitted under this Agreement;
(z)    Investments in deposit accounts or securities accounts opened in the ordinary course of business;
(aa)    solely to the extent not prohibited under Section 10.2.13, subject, in any event, to the conditions set forth therein (as applicable), the repurchase, retirement or repayment of any Debt, including, without limitation, the acquisitions of Term Debt in accordance with the Term Debt Documents;
(bb)    Investments made in connection with a Receivables Facility;
(cc)    Investments consisting of or resulting from (i) Debt permitted under Section 10.2.3, (ii) Liens permitted under Section 10.2.1, (iii) Restricted Payments permitted under Section 10.2.6, (iv) Dispositions permitted by Section 10.2.5, and (v) fundamental changes permitted by Section 10.2.4;
(dd)    Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 10.2.2;
(ee)    loans and advances to Parent in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made in accordance with Section 10.2.6 (other than Section 10.2.6(e));
(ff)    Guarantee obligations of Parent or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of Parent to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;
(gg)    the repurchase, retirement, repayment, redemption, discharge, conversion or exchange of any other Debt relating to the Existing Series A Notes and Existing Series B Notes; and
(hh)    other Investments not to exceed $10,000,000 in any Fiscal Year, in each case so long as no Event of Default shall have occurred and be continuing at the time of such Investment or would result therefrom.
10.2.9    Debt. Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Debt, except:
(m)    Debt of any Loan Party under the Loan Documents;
(n)    (i) Debt outstanding on the Closing Date and listed on Schedule 10.2.3(b) and any Permitted Refinancing thereof and (ii) intercompany Debt outstanding on the Closing Date and listed on Schedule 10.2.3(b) and any Permitted Refinancing thereof; provided, that (x) any intercompany Debt in excess of $5,000,000 shall be evidenced by an Intercompany Note, and (y) any Intercompany Debt of any Loan Party owed to any Person that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the subordination provisions reasonably acceptable to Agent;
(o)    Guarantees by Parent and any Restricted Subsidiary in respect of Debt of Parent or any Restricted Subsidiary otherwise permitted hereunder; provided, that (i) no Guarantee by any Restricted Subsidiary of any Term Debt, any Permitted Junior Debt, any Term Refinancing Debt or any Permitted Refinancing of any of the foregoing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein (provided, further, that, this clause (i) shall not apply in the case of a Guarantee by any Foreign Subsidiary of any Debt of another Foreign Subsidiary), and (ii) if the Debt being Guaranteed is, or is required by this Agreement to be, Subordinated Debt, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms (taken as a whole) at least as favorable to Lenders as those contained in the subordination of such Debt;
(p)    Debt (other than Debt permitted under Section 10.2.3(b)) of Parent or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or consisting of a Guaranty on behalf of Parent or any Restricted Subsidiary) to the extent constituting an Investment permitted by Section 10.2.2; provided, that (x) all such Debt of any Loan Party shall be evidenced by any Intercompany Note, and (y) any intercompany Debt owed to any Person that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the subordination provisions reasonably acceptable to Agent;
(q)    Attributable Debt and other Debt of Parent or any Restricted Subsidiary (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred prior to or within 270 days after the acquisition, lease or improvement of the applicable asset in an aggregate amount (together with any Permitted Refinancings thereof) not to exceed $50,000,000 at any time outstanding;
(r)    Debt in respect of Hedging Agreements designed to hedge against Parent’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities (including fuel) pricing risks incurred not for speculative purposes;
(s)    Debt of Parent or any Restricted Subsidiary (i) assumed in connection with any Permitted Acquisition or other Investment permitted hereunder, provided, that such Debt is not incurred in contemplation of such Investment, and any Permitted Refinancing thereof or (ii) incurred to finance a Permitted Acquisition or other Investment permitted hereunder and any Permitted Refinancing thereof; provided, that (w) in the case of clauses (i) and (ii), such Debt and all Debt resulting from a Permitted Refinancing thereof is unsecured (except for (A) Liens permitted by Section 10.2.1(s) and (B) Liens permitted by Section 10.2.1(ff)), (x) in the case of clauses (i) and (ii), both immediately prior and after giving effect thereto, (1) no Event of Default shall exist or result therefrom, and (2) immediately after giving effect to the incurrence of such Debt, the Total Leverage Ratio calculated on a Pro Forma Basis shall not be greater than the Total Leverage Ratio immediately prior to the consummation of the transaction, and (y) in the case of any such incurred Debt under clause (ii), such Debt matures after, and (except for any payments in respect of a Change of Control, asset sales, AHYDO catch-ups, and similar such payments) does not require any scheduled amortization or other scheduled payments of principal prior to, the then Latest Maturity Date;
(t)    Debt representing deferred compensation to employees of Parent or any Restricted Subsidiary incurred in the ordinary course of business and other obligations and liabilities arising under employee benefit plans in the ordinary course of business;
(u)    Debt consisting of unsecured promissory notes issued by Parent or any Restricted Subsidiary to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent permitted by Section 10.2.6;
(v)    Debt incurred by Parent or any Restricted Subsidiary in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition expressly permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts and holdbacks) or other similar adjustments;
(w)    Debt in respect of treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds, overdraft or any similar services incurred in the ordinary course of business or any similar cash management services relating or secured pursuant to this Agreement or the Term Debt Documents (including Bank Product Debt) and any hedges related to the Term Debt Documents or this Agreement;
(x)    Debt consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, in the ordinary course of business;
(y)    Debt incurred by Parent or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business and not in connection with the borrowing of money, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt incurred in the ordinary course of business with respect to reimbursement-type obligations regarding workers compensation claims;
(z)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Term Debt Documents or any of Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice and not in connection with the borrowing of money or Hedging Agreements;
(aa)    Term Debt of any Loan Party (including any Incremental Term Loans (as defined in the Term Debt Agreement)), (y) Term Refinancing Debt of any Loan Party and (z) any Permitted Refinancing of either of the foregoing, in each case to the extent permitted under, and subject to, the Term Debt Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to Agent and Administrative Borrower;
(bb)    Reserved.
(cc)    Reserved.
(dd)    Permitted Junior Debt of a Loan Party; provided, that (x) no Event of Default shall have occurred and be continuing at the time of the incurrence of such Debt or would result therefrom and (y) immediately after giving effect to the incurrence of such Permitted Junior Debt, the Total Leverage Ratio calculated on a Pro Forma Basis shall not be greater than 5.00 to 1.00 (as of the last day of the most-recently ended Fiscal Quarter for which financials statements have been delivered);
(ee)    Debt of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding not to exceed $25,000,000;
(ff)    all premiums (if any), interest (including post-petition interest and interest paid in kind), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (0) above and (u) through (ee) below;
(gg)    Debt in respect of the Specified Pension Fund Obligations and Guarantees thereof, to the extent existing on the Closing Date, by any Guarantor in an aggregate principal amount at any time outstanding not to exceed the amount outstanding as of the Closing Date (and as adjusted from time to time pursuant to any audits), plus any interest paid in kind thereon and any accrued but unpaid interest thereon;
(hh)    Debt in respect of the Existing Series A Notes that is fully discharged;
(ii)    Debt in respect of the Existing Series B Notes in an aggregate principal amount not to exceed $17,000,000 (plus any increase in the principal amount thereof in respect of any interest paid in kind (rather than in cash) thereunder in accordance with the terms and conditions of the applicable indenture in effect as of the Closing Date, but minus any principal payments in respect thereof made in accordance with the terms and conditions of this Agreement) at any time outstanding;
(jj)    Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder;
(kk)    Debt under any letter of credit (to the extent that such letter of credit is collateralized with cash, Cash Equivalents, deposit accounts or securities accounts maintaining cash, Cash Equivalents or investment property or the proceeds of the foregoing); provided, that the aggregate principal amount of Debt permitted by this clause (y) shall not exceed $25,000,000 at any time outstanding;
(ll)    Debt arising under any Receivables Facility in an amount not to exceed $20,000,000 in the aggregate at any one time outstanding; provided, that, for purposes of this clause (z), the obligations under any such Receivables Facility may be full-recourse to Parent or any Restricted Subsidiary; and provided, further, that Accounts sold or otherwise disposed of in connection with any full-recourse Receivables Facility described in the preceding proviso are limited to those Accounts permitted to be sold under Section 10.2.5(g);
(mm)    Debt in respect of Sale and Leaseback Transactions in an amount not to exceed $50,000,000 at any time outstanding;
(nn)    Debt in respect of Investments not prohibited by Section 10.2.2;
(oo)    Debt and other obligations in respect of Disqualified Equity Interests in an amount not to exceed $25,000,000 outstanding at any time;
(pp)    Debt incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the Ordinary Course of Business; and
(qq)    other Debt of Parent or any Restricted Subsidiary, in an aggregate principal amount at any time outstanding not to exceed the greater of $30,000,000 and 2% of Consolidated Total Assets at the time of such incurrence.
Notwithstanding the provisions of Section 10.2.3(c) or any other provision hereof, no Restricted Subsidiary that is not a Loan Party may Guarantee any Term Debt, any Permitted Junior Debt, any Junior Financing or any Term Refinancing Debt (except for any Permitted Refinancing of any of the foregoing.
10.2.10    Fundamental Changes. Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(e)    any Restricted Subsidiary may merge, amalgamate or consolidate with (i) Parent (including a merger, the purpose of which is to reorganize Parent into a new jurisdiction); provided, that (w) no Event of Default exists or would result therefrom, (x) Parent shall be the continuing or surviving Person, (y) such transaction does not result in Parent ceasing to be organized under the laws of the United States, any State thereof or the District of Columbia and (z) such transaction does not have an adverse effect in any material respect on the perfection or priority of the Liens granted under the Loan Documents or (ii) one or more other Restricted Subsidiaries; provided, in the case of this clause (ii), that when such transaction involves a Loan Party and/or a permitted Excluded Subsidiary, a Loan Party or a permitted Excluded Subsidiary shall be the continuing or surviving Person except to the extent otherwise constituting an Investment permitted by Section 10.2.2;
(f)    (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if Parent determines in good faith that such action is in the best interest of Parent and Restricted Subsidiaries and is not disadvantageous to Lenders in any material respect (it being understood that (other than a transaction constituting a permitted Investment under Section 10.2.2 or involving a permitted Excluded Subsidiary) in the case of any liquidation or dissolution of a Guarantor, such Guarantor shall transfer its assets to a Loan Party, and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor and such transaction shall not have an adverse effect on the perfection or priority of the Liens granted under the Security Documents);
(g)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Parent or to another Restricted Subsidiary; provided, that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or Parent or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Debt of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 10.2.2 and 10.2.3, respectively;
(h)    so long as no Event of Default exists or would result therefrom, Parent may merge with any other Person; provided, that (i) Parent shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not Parent (any such Person, “Successor Parent”), (A) Successor Parent shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and such transaction shall not have an adverse effect in any material respect on the perfection or priority of the Liens granted under the Security Documents, (B) Successor Parent shall expressly assume all the obligations of Parent under this Agreement and the other Loan Documents to which Parent is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to Agent and Parent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Parent’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Security Documents confirmed that the collateral granted by it to secure its obligations thereunder shall apply to secure its and Successor Parent’s obligations under the Loan Documents, (E) if reasonably requested by Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to Agent) confirmed that the collateral granted by it to secure its obligations thereunder shall apply to secure its and Successor Parent’s obligations under the Loan Documents, and (F) Parent shall have delivered to Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided, further, that if the foregoing are satisfied (or waived), Successor Parent will succeed to, and be substituted for, Parent under this Agreement; provided, further, that Parent agrees to provide any documentation and other information about Successor Parent as shall have been reasonably requested in writing by any Lender through Agent that is required by regulatory authorities or under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;
(i)    any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person (other than Parent) in order to effect an Investment permitted pursuant to Section 10.2.2; provided, that either (x) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of Restricted Subsidiaries, shall have complied with the requirements of Section 10.11 to the extent required pursuant to the Collateral and Guarantee Requirement or (y) the transaction shall otherwise constitute a permitted Investment;
(j)    reserved;
(k)    any Restricted Subsidiary may effect a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 10.2.5; and
(l)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the extent that such Disposition (or series of related Dispositions) is not prohibited under Section 10.2.5.
10.2.11    Dispositions. Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make any Disposition, except:
(d)    (w) Dispositions (including abandonment) of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (x) Dispositions (including abandonment) in the ordinary course of business of surplus property or property no longer used or useful in the conduct of the business of Parent or any Restricted Subsidiary, (y) Dispositions of immaterial assets (considered in the aggregate) in the ordinary course of business; and (z) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;
(e)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, or (iii) such property is swapped in exchange for services or other assets of comparable or greater value or usefulness to the business of Parent and its Subsidiaries taken as a whole, as determined in good faith by the management of Parent;
(f)    Dispositions of property to Parent or any Restricted Subsidiary; provided, that if the transferor of such property is a Loan Party (i) either (x) the transferee thereof must be a Loan Party and if such property constitutes Collateral, it shall continue to constitute Collateral after such Disposition or (y) the transferee is not a Loan Party and the aggregate amount disposed of in any calendar year shall not exceed $10,000,000 or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 10.2.2;
(g)    Dispositions of cash and Cash Equivalents;
(h)    leases, subleases, licenses or sublicenses (including the provision of software under an open source license) or any abandonment thereof, in each case (i) in the ordinary course of business and without interfering in any material respect with the business of Parent or any of Restricted Subsidiaries, in each case, and any abandonment thereof;
(i)    transfers of property subject to Casualty Events upon the receipt (where practical) of the Net Proceeds of such Casualty Event;
(j)    the Disposition of Accounts that do not constitute Eligible Accounts in connection with the collection thereof in the Ordinary Course of Business; provided, that the aggregate face amount of all Accounts subject to Disposition under this clause (g) shall not exceed $10,000,000 in any Fiscal Year;
(k)    Dispositions consisting of write-offs, compromises and discounts without recourse of accounts receivable and related assets in connection with the compromise or collection thereof in the Ordinary Course of Business;
(l)    any sale of Equity Interests in, or Debt or other securities of, an Unrestricted Subsidiary;
(m)    Dispositions of Investments in joint ventures or other non-wholly owned Subsidiaries to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(n)    the unwinding of any Hedging Agreement or cash management agreement;
(o)    Dispositions of Property not otherwise permitted under this Section 10.2.5; provided, that (i) at the time of such Disposition (other than any such Disposition of Property made pursuant to a legally binding commitment entered into at a time when no Event of Default exists (including any Event of Default arising due to a change to the Borrowing Base arising from such Disposition) so long as such Disposition is consummated no later than ninety (90) days following the date Loan Parties entered into such legally binding commitment), no Event of Default shall exist or would result from such Disposition (including any Event of Default arising due to a change to the Borrowing Base arising from such Disposition), and (ii) with respect to any Disposition or series of related Dispositions pursuant to this clause (l) for a purchase price in excess of $10,000,000, Parent or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 10.2.1 and Liens permitted by Section 10.2.1(a), (c), (d), (f), (i), (j), (k), (l) (o), (p), (v), (w), (z), (aa), (bb), (cc), (dd) and (ee); provided, however, that for the purposes of this clause (l)(iii), the following shall be deemed to be cash: (A) any liabilities contingent or otherwise (as shown on Parent’s most recent consolidated balance sheet provided hereunder or in the footnotes thereto) of Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to or in connection with the applicable Disposition and for which Parent and all Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Parent or the applicable Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, (C) aggregate non-cash consideration received by Administrative Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed $10,000,000 at any time (net of any non-cash consideration converted into cash and Cash Equivalents), (D) Debt of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent Parent and each other Restricted Subsidiary are released from any Guarantee of payment of such Debt in connection with such Disposition, (E) consideration consisting of Debt of Parent (other than Subordinated Debt) received after the Closing Date from Persons who are not Parent or any Restricted Subsidiary, and (F) the fair market value (as determined by Parent) of non-cash consideration received by Parent or a Restricted Subsidiary in connection with a Disposition (and which will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.2.5);
(p)    any Disposition of Receivables Assets in connection with a Receivables Facility;
(q)    the disposition of any assets existing on the Closing Date that are set forth on Schedule 10.2.5;
(r)    dispositions from and after the Closing Date of non-core or obsolete assets acquired in connection with any Permitted Acquisition or other permitted Investments;
(s)    the incurrence of Liens permitted hereunder;
(t)    sales or dispositions of Equity Interests of any Subsidiary (other than Parent) in order to qualify members of the governing body of such Subsidiary if required by Applicable Law;
(u)    sales, transfers and other dispositions of (i) any Equity Interests in Unrestricted Subsidiaries or their assets or (ii) other Excluded Property;
(v)    Restricted Payments made pursuant to Section 10.2.6; and
(w)    Permitted Sale and Leaseback Transactions in an aggregate principal amount not to exceed $50,000,000 at any time;
provided, that any Disposition of any property pursuant to this Section 10.2.5 (except pursuant to Sections 10.2.5(a), (c), (e), (f), (g), (j), (k), (m), (n), (o), (q), (r), (s) and (t) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 10.2.5 to any Person other than a Loan Party, such Collateral shall be automatically sold free and clear of the Liens created by the Loan Documents, and, if requested by Parent, upon the certification delivered to Agent by Parent that such Disposition is permitted by this Agreement, Agent shall be authorized to take, and shall take, any actions reasonably requested by Parent in order to effect the foregoing (at Borrowers’ expense) and/or to expressly subordinate any Lien in favor of Agent on such Collateral that is disposed of.
10.2.12    Restricted Payments. Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except:
(e)    each Restricted Subsidiary may make Restricted Payments to Parent or any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Parent and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);
(f)    Parent and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests unless such Disqualified Equity Interests would be permitted by Section 10.2.3) of such Person;
(g)    (i) repurchases of Equity Interests in Parent deemed to occur upon the exercise of stock options or warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests of Parent or (iii) Restricted Payments made in respect of any other transaction involving fractional shares; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Agreement;
(h)    Parent may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Parent held by any present or former employee, officer, director or consultant of Parent or any Restricted Subsidiary or equity based awards held by such Persons, in each case, upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of Parent or any Restricted Subsidiary; provided, that the aggregate amount of Restricted Payments made pursuant to this clause (d) shall not exceed $7,500,000 in any Fiscal Year plus the proceeds of any key man life insurance; and provided, further, that to the extent that the aggregate amount of Restricted Payments made by Parent and Restricted Subsidiaries pursuant to this clause (d) in any fiscal year is less than the amount set forth above, 100% of the amount of such difference may be carried forward and used to make such Restricted Payments pursuant to this clause (d) in the next two succeeding fiscal years (provided, that any such amount carried forward shall be deemed to be used to make such Restricted Payments in any fiscal year after the amount set forth above for such fiscal year shall be deemed to be used to make such Restricted Payments for such fiscal year;
(i)    Restricted Payments made (i) in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other permitted Investments (other than pursuant to Section 10.2.2(x)) and (ii) to satisfy indemnity and other similar obligations under the Permitted Acquisitions or other permitted Investments;
(j)    Parent may make Restricted Payments consisting of Equity Interests in any Unrestricted Subsidiary, whether pursuant to a distribution, dividend or any other transaction not prohibited hereunder;
(k)    Restricted Payments in respect of transactions related to (i) fundamental changes permitted under Section 10.2.4 and (ii) Investments permitted under Section 10.2.5; and
(l)    additional Restricted Payments subject to the satisfaction of the Payment Conditions in connection therewith.
10.2.13    Change in Nature of Business; Organization Documents.
(a)    Parent shall not, nor shall Parent permit any Restricted Subsidiary to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Parent and Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.
(b)    Parent shall not, nor shall Parent permit any Restricted Subsidiary to, amend, restate, supplement or otherwise modify to, or waive of any of its rights under, its Organization Documents to the extent any of the foregoing could reasonably be expected to be material or adverse to Lenders (in their capacities as such).
10.2.14    Transactions with Affiliates. Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business, other than (a) transactions between or among Loan Parties or any entity that becomes a Loan Party as a result of such transaction and transactions between or among Restricted Subsidiaries that are not Loan Parties, (b) on terms (taken as a whole) substantially not less favorable to Parent or such Restricted Subsidiary as would be obtainable by Parent or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions, (d) the issuance of Equity Interests or equity based awards to any officer, director, employee or consultant of Parent or any of Restricted Subsidiaries in the ordinary course of business, (e) Investments made pursuant to Section 10.2.2, Debt incurred pursuant to Section 10.2.3, Dispositions made pursuant to Section 10.2.5(c)(i)(y) and Restricted Payments permitted under Section 10.2.6, (f) customary employment, consulting and severance arrangements between Parent and Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and similar arrangements in the ordinary course of business, (h) the payment of customary fees and reasonable out of pocket costs to, and customary indemnities provided on behalf of, directors, officers, employees and consultants of Parent and Restricted Subsidiaries in the ordinary course of business, (i) any customary transaction in connection with a Receivables Facility, (j) transactions pursuant to registration rights agreements and similar arrangements, (k) transactions in which Parent or any Restricted Subsidiary, as the case may be, delivers to Agent a letter from an independent financial advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 10.2.8, and (l) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 10.2.8 or any amendment thereto to the extent such an amendment (taken as a whole) is not adverse to Lenders in any material respect.
10.2.15    Burdensome Agreements. Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any Contractual Obligation (other than (i) this Agreement or any other Loan Document or (ii) any Term Debt Documents, documents governing any Term Refinancing Debt or any Permitted Refinancing thereof) that limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to any Loan Party or to make or repay loans or advances to or otherwise transfer assets to or make Investments in any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.2.9) are listed on Schedule 10.2.9 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Debt, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Debt so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation in any material respect (as determined in good faith by Administrative Borrower), (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) represent Debt of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 10.2.3, (iv) arise in connection with any Disposition permitted by Section 10.2.4 or 10.2.5 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures or other` non-wholly owned Subsidiaries permitted under Section 10.2.2 and applicable solely to such joint venture or non-wholly owned Subsidiaries and are entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Debt (other than any Junior Financing) permitted under Section 10.2.3 but solely to the extent any negative pledge relates to the property financed by such Debt, (vii) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (viii) comprise restrictions imposed by any agreement governing secured Debt permitted pursuant to Section 10.2.3 to the extent that such restrictions apply only to the property or assets securing such Debt, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Parent or any Restricted Subsidiary entered into in the ordinary course of business, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are customary restrictions contained in the Term Debt Documents, (xii) arise in connection with cash or other deposits permitted under Sections 10.2.1 and 10.2.2 and limited to such cash or deposit, (xiii) are customary restrictions set forth in the documentation governing any Receivables Facility covering the Receivables Assets related thereto, (xiv) comprise restrictions imposed by any agreement governing Debt entered into on or after the Closing Date and permitted under Section 10.2.3 if the restrictions contained in any such agreement taken as a whole (a) are not materially less favorable to Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by Parent) or (b) either (I) Parent determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, Borrowers’ ability to make principal or interest payments required hereunder or (II) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument.
10.2.16    Financial Covenant. At all times on or after March 31, 2014 during a Financial Covenant Trigger Period, Parent and Restricted Subsidiaries, on a consolidated basis, shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.10 to 1.00 tested (x) immediately upon the occurrence of a Financial Covenant Trigger Event as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 10.1.1 (or, in the event of the occurrence of a Financial Covenant Trigger Event prior to delivery of the financial statements for the Fiscal Quarter ended March 31, 2014, as of December 31, 2013), and (y) thereafter, as of the last day of each Fiscal Quarter, in each case calculated for the immediately preceding twelve Fiscal Months.
10.2.17    Capital Expenditures. Parent and Restricted Subsidiaries shall not make Capital Expenditures during any period set forth below in excess of the amount set forth below for such period:

Calendar Year	Amount
2014	$200,000,000
2015	$200,000,000
2016	$200,000,000
2017	$200,000,000
2018	$200,000,000
The amount of permitted Capital Expenditures set forth above in respect of any Fiscal Year commencing with the Fiscal Year ending on December 31, 2015, shall be increased (but not decreased) by (a) the amount of unused permitted Capital Expenditures for the immediately preceding Fiscal Year less (b) the amount (if any) equal to unused Capital Expenditures carried forward to such preceding Fiscal Year. The amount of permitted Capital Expenditures set forth above in respect of any Fiscal Year may at the option of Administrative Borrower be increased by the amount of Capital Expenditures scheduled to be available for the next succeeding year, with a corresponding reduction in the amount of permitted Capital Expenditures for such next succeeding year. In no event shall Parent or Restricted Subsidiaries permit the aggregate amount of Capital Expenditures during all periods set forth above to exceed the aggregate amount of permitted Capital Expenditures during all such periods as a result of the carry-forward and carry-back provisions set forth in the two immediately preceding sentences and/or the unlimited amount subject to meeting Payment Conditions when such Capital Expenditures are incurred.
Notwithstanding the foregoing, Parent and Restricted Subsidiaries may make additional Capital Expenditures subject to the satisfaction of the Payment Conditions.
10.2.18    Fiscal Year. Neither Parent nor any Restricted Subsidiary shall make any change in its Fiscal Year or Fiscal Quarters (it being understood that Parent’s Fiscal Year ends on December 31 of each year, and that each of the first three Fiscal Quarters of each Fiscal Year of Parent ends on the March 31, June 30 and September 30, respectively); provided, however, that Parent may on its own behalf and on behalf of Restricted Subsidiaries, upon written notice to Agent, change its and Restricted Subsidiaries’ Fiscal Year and Fiscal Quarters to any other Fiscal Year (and any other Fiscal Quarters), in which case, Parent and Agent will, and are hereby authorized by Lenders to, make any adjustments to this Agreement that are necessary to reflect such changes.
10.2.19    Prepayments, Etc. of Debt.
(a)    Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, (x) voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted unless such payments violate any subordination terms of any Junior Financing Documentation) any Permitted Junior Debt, Term Debt, Term Refinancing Debt or any Permitted Refinancing of any of the foregoing, or (y) prepay the Term Debt or Term Refinancing Debt out of excess cash flow (or an equivalent terms) in accordance with the terms thereof, or (z) make any payment in violation of any subordination terms of any Junior Financing Documentation except (i) any Permitted Refinancing permitted in respect thereof, (ii) the conversion of any such Debt (or any Permitted Refinancing thereof) to Equity Interests (other than Disqualified Equity Interests unless such Disqualified Equity Interests would be permitted by Section 10.2.3) of Parent, (iii) the prepayment of Debt of Parent or any Restricted Subsidiary to Parent or any Restricted Subsidiary to the extent not prohibited by applicable subordination provisions, (iv) prepayments, redemptions, purchases, defeasances, other payments and satisfaction from the proceeds of equity issuances, (v) AHYDO catch-up payments, (vi) any payment permitted to be made pursuant to Section 10.2.6(i) if it were a Restricted Payment, and (vii) other prepayments, redemptions, purchases, defeasances and other payments in respect of Debt subject to the satisfaction of the Debt Repayment Conditions in connection therewith. For greater certainty, nothing in this Section 10.2.13(a) or elsewhere in this Agreement shall limit or restrict the ability of Parent or any Restricted Subsidiary to prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Existing Series A Notes or Existing Series B Notes or any Debt listed on Schedule 10.2.3(b), in each case that remain outstanding after the consummation of the Recapitalization Transactions and the other Transactions on the Closing Date.
(b)    Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, amend, modify, change, terminate or release in any manner materially adverse to the interests of Lenders any term or condition of any Junior Financing Documentation (or any Permitted Refinancing thereof) if the effect thereof would be to cause such Junior Financing to no longer constitute Junior Financing without the consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed).
SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1    Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(c)    Any Loan Party fails to pay (i) when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or (iii) within ten (10) days after the same becomes due, any other amount payable hereunder or with respect to any other Loan Document;
(d)    Any representation or warranty made or deemed made or other written statement of any Loan Party made in connection with any Loan Documents is incorrect or misleading in any material respect when given;
(e)    Any Loan Party breaches or fails to perform any covenant contained in Sections 7.2, 8.1, 10.1.3(a), 10.1.5 (solely as it relates to the maintenance of existence) or 10.2;
(f)    Any Loan Party breaches or fails to perform any covenant contained in any Loan Document (and not specified in clause (c) above), and such breach or failure is not cured within thirty (30) days (or (x) three (3) Business Days with respect to a breach or failure under Section 8.2.4 or 8.3, or (y) five (5) Business Days with respect to a breach or failure under Section 10.1.1 or 10.1.2(a)) after a Responsible Officer of such Loan Party receives notice thereof from Agent, whichever is sooner;
(g)    Any Guarantor repudiates, revokes or attempts to revoke in writing the Guaranty (other than in accordance with its terms); any Loan Party denies or contests in writing the validity or enforceability of the Loan Documents or the Loans, or the perfection or priority of any Lien granted to Agent; or Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);
(h)    Any Loan Party or any Restricted Subsidiary (i) fails to make any payment after the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any other Debt (other than Debt hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Debt, or any other event occurs (other than, with respect to Debt consisting of swap contracts, termination events or equivalent events pursuant to the terms of such swap contracts and not as a result of any other default thereunder by any Loan Party), after all grace periods having expired and all required notices having been given, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after all grace periods having expired and all required notices having been given, such Debt to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity;
(i)    One or more final judgments, orders or decrees for the payment of money is entered against a Loan Party in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Loan Parties, the Threshold Amount (to the extent not covered by independent third-party insurance or indemnity and such insurer or indemnitor has not denied coverage thereof), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise, unless such judgment is vacated, discharged or satisfied in full, in each case within sixty (60) consecutive days;
(j)    Except as otherwise permitted hereunder, Parent and Restricted Subsidiaries (or any one of them) is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of the business of Parent and Restricted Subsidiaries (taken as a whole) or there is a cessation of any material part of the business of Parent and Restricted Subsidiaries (taken as a whole) for a material period of time;
(k)    Any Loan Party agrees to or commences any liquidation, dissolution or winding up of its affairs, except to the extent otherwise permitted under this Agreement; or Loan Parties on a consolidated basis cease to be Solvent;
(l)    (i) Any Insolvency Proceeding is commenced by any Loan Party; (ii) an Insolvency Proceeding is commenced against any Loan Party and such Loan Party consents to the institution of the proceeding against it, the petition commencing the proceeding is not timely controverted by such Loan Party, such petition is not dismissed within sixty (60) consecutive days after its filing, or an order for relief is entered in the proceeding; a trustee (including an interim trustee) is appointed to take possession of any substantial Property of or to operate any of the business of any Loan Party and such appointment continues undischarged or unstayed for sixty (60) days; or (iii) any Loan Party makes an offer of settlement, extension or composition to its unsecured creditors generally;
(m)    an ERISA Event occurs that could reasonably be expected to result in a Material Adverse Effect;
(n)    a Change of Control occurs;
(o)    any security interest and Lien purported to be created by this Agreement or any Security Document shall cease to be in full force and effect, or shall cease to give Agent, for the benefit of Lenders, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or in such Security Document and except to the extent such failure to be in full force and effect, or loss of rights, powers and privileges, results from the failure of Agent to maintain possession of Collateral actually delivered to it and pledged under the Security Documents or to file UCC amendments relating to a Loan Party’s change of name or jurisdiction of formation (solely to the extent that a Loan Party provides Agent written notice thereof in accordance with the Loan Documents) and continuation statements) in favor of Agent, or shall be asserted in writing by Borrower or any other Borrower not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;
(p)    any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any Affiliate thereof, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations in writing;
(q)    the subordination and intercreditor provisions of the documents evidencing or governing any Term Debt, Term Refinancing Debt or Junior Financing (the “Intercreditor Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Term Debt, Term Refinancing Debt or Junior Financing (other than expressly in accordance with the terms hereof or thereof); or (ii) any Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Intercreditor Provisions, (B) that the Intercreditor Provisions exist for the benefit of the Secured Parties, or (C) that all payments of principal of or premium and interest on the applicable Term Debt, Term Refinancing Debt or Junior Financing or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Intercreditor Provisions; or
(r)    The IBT Agreement, as modified and extended through the IBT Extension Agreement, shall terminate or cease to be legally valid and in full force and effect.
11.2    Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Loan Party, then to the extent permitted by Applicable Law, all Obligations (other than Bank Product Debt and obligations of Loan Parties under Hedging Agreements) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, if any Event of Default exists, Agent may (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(q)    declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Loan Parties to the fullest extent permitted by law;
(r)    terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;
(s)    require Loan Parties to Cash Collateralize LC Obligations to the extent required by the definition of Cash Collateralization, and, if Loan Parties fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
(t)    subject to the Term Debt Intercreditor Agreement, exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Loan Parties to assemble Collateral, at Loan Parties’ expense, and make it available to Agent at a mutually convenient place designated by Agent; (iii) peaceably enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Loan Party, Loan Parties agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Loan Party agrees that ten (10) days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Loan Party’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Subject to the Term Debt Intercreditor Agreement, Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
11.3    License. Upon the occurrence and during the continuance of an Event of Default, subject to the Term Debt Intercreditor Agreement, Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property owned by Loan Parties (including any software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property), solely for the purpose of exercising Loan Parties’ other rights or remedies with respect to, any Collateral.
11.4    Setoff. Agent, Lenders and their Affiliates are each authorized by Loan Parties at any time during an Event of Default with the consent of Agent, without notice to Loan Parties, to set off and to appropriate and apply any deposits (general or special (other than deposits in Excluded Deposit Accounts)), funds, claims, obligations, liabilities or other Debt at any time held or owing by Agent, any Lender or any such Affiliate to or for the account of any Loan Party against any Obligations then due.
11.5    Remedies Cumulative; No Waiver; Commercial Reasonableness.
11.5.4    Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Loan Parties contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.
11.5.5    Waivers. The failure or delay of Agent or any Lender to require strict performance by Loan Parties with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of the Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is made in accordance with Section 15.1. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Loan Party under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Loan Parties that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date other than in respect of the covenant in Section 10.2.10.
11.5.6    Commercial Reasonableness. To the extent that Applicable Law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (m) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (n) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (o) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (p) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (q) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (r) to contact other persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (s) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (t) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (u) to dispose of assets in wholesale rather than retail markets, (v) to disclaim disposition warranties, (w) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (x) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Loan Party or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section.
SECTION 12.    AGENT
12.1    Appointment, Authority and Duties of Agent.
12.1.2    Appointment and Authority. Each Lender appoints and designates RBS as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (u) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (v) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (w) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (x) manage, supervise or otherwise deal with Collateral; and (y) exercise all rights and remedies given to Agent with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent, on behalf of Lenders, shall be authorized to determine whether any Accounts constitute Eligible Accounts or whether to impose or release any component of the Availability Reserve in its Permitted Discretion, and to exercise its Permitted Discretion in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.
12.1.3    Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders while an Event of Default exists. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.
12.1.4    Agent Professionals. Agent may perform its respective duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence (other than gross negligence) or misconduct (other than willful misconduct) of any agents, employees or Agent Professionals selected by it with reasonable care.
12.1.5    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 15.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
12.2    Agreements Regarding Collateral and Field Examination Reports.
12.2.3    Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations in accordance with Section 4.6, (b) that is the subject of a Disposition permitted hereunder, (c) subject to a Lien permitted hereunder and entitled to priority over Agent’s Liens (to the extent required by the terms of the obligations secured by such Liens), (d) constitutes Excluded Property, (e) in the case of Collateral subject to a Lien that is owned by a Guarantor (or Equity Interests issued by such Guarantor), automatically upon the release of such Guarantor from its obligations under the Guaranty as permitted hereunder, (f) to release or subordinate any Lien (or other easement or encumberance) on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property permitted hereunder (to the extent required by the terms of the obligations secured by such Liens (or other easements or encumberances) and (g) in all other cases, the release us approved, ratified or consented to by Required Lenders or, in the case of a release of substantially all of the Collateral, all Lenders (except as otherwise permitted). In connection with any release pursuant to the immediately preceding sentence of this Section 12.2.1, Agent shall promptly (after reasonable advance notice) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
12.2.4    Possession of Collateral. Agent and Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession or control. If any Lender obtains possession or control of any such Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.
12.2.5    Reports. Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination or any appraisal prepared by or on behalf of Agent with respect to any Loan Party or Collateral (“Report”). Each Lender agrees (ii) that neither RBS nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (jj) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Loan Parties’ books and records as well as upon representations of Loan Parties’ officers and employees; and (kk) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender.
12.3    Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.
12.4    Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or a Loan Party specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.
12.5    Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.7.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.7.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
12.6    Indemnification of Agent Indemnitees.
12.6.1    Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY LOAN PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF LOAN PARTIES UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, EXCEPT TO THE EXTENT SUCH CLAIMS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM AGENT INDEMNITEE’S GROSS NEGLIGENCE OF WILFUL MISCONDUCT. If Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from a Loan Party or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent, as applicable, by Lenders to the extent of each Lender’s Pro Rata share.
12.6.2    Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any proceeding is brought against any Agent Indemnitees by a Loan Party, or any Person claiming through a Loan Party, to recover damages for any act taken or omitted by Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same, except to the extent such claims are determined by a court of competent jurisdiction to result from Agent Indemnitee’s gross negligence of wilful misconduct. In Agent’s Permitted Discretion, Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders.
12.7    Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses to the extent caused by Agent’s, as applicable, gross negligence or willful misconduct. Agent do not assume any responsibility for any failure or delay in performance or any breach by any Loan Party or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
12.8    Successor Agent and Co-Agents.
12.8.1    Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least thirty (30) days written notice thereof to Lenders and Administrative Borrower (the date of resignation elected by Agent subject to the notice requirements set forth herein, the “Resignation Effective Date”). Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (rr) a Lender or an Affiliate of a Lender; or (ss) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Event of Default exists under Sections 11.1(a) or (j)) is reasonably acceptable to Administrative Borrower. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may (but shall not be obligated to) appoint a successor agent from among Lenders which successor (provided no Event of Default exists under Sections 11.1(a) or (j)) shall be reasonably acceptable to Administrative Borrower. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification expressly set forth in Sections 12.6 and 15.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent and such Agent shall continue to be subject to the confidentiality obligations set forth in Section 15.11. Any successor by merger or acquisition of the stock or assets of RBS shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
12.8.2    Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent; provided, that such Person shall not be a Disqualified Lender. If Agent so appoints a collateral agent or, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
12.9    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any Lender, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Loan Party as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of Agent, or any of its respective Affiliates.
12.10    Replacement of Certain Lenders. In the event that any Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two (2) Business Days or such Lender is otherwise a Defaulting Lender, (b) defaults in performing any of its obligations under the Loan Documents, (c) fails to give its consent to any amendment, waiver or action for which consent of all directly and adversely affected Lenders, all Lenders or Supermajority Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, of the then Administrative Borrower, may require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) pursuant to appropriate Assignment and Acceptance(s). Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with any such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
12.11    Remittance of Payments and Collections.
12.11.1    Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.
12.11.2    Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Loan Parties be entitled to receive credit for any interest paid by a Lender to Agent.
12.11.3    Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from a Loan Party and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, Lenders shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
12.12    Agent in its Individual Capacity. As a Lender, RBS shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include RBS in its capacity as a Lender. Each of RBS and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Loan Party and their Affiliates, as if RBS were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, RBS and its Affiliates may receive information regarding Loan Party, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that RBS and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.
12.13    Agent Titles. Each Lender, other than RBS, that is designated (on the cover page of this Agreement or otherwise) by RBS as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
12.14    No Third Party Beneficiaries. Except for Section 12.1.1, Section 12.2.5, Section 12.8, Section 12.10 and this Section 12.14 is an agreement solely among Lenders and Agent, and does not confer any rights or benefits upon Loan Parties or any other Person. As between Loan Parties and Agent, any action that Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.
SECTION 13.    BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
13.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent and Lenders and their respective successors and permitted assigns, except, that, (ll) no Loan Party shall have the right to assign its rights or delegate its obligations under any Loan Documents except as permitted hereby, and (mm) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
13.2    Participations.
13.2.3    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents; provided, that no Disqualified Lender shall be permitted to be a Participant. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Loan Parties shall be determined as if such Lender had not sold such participating interests, and Loan Parties and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.10 and Section 5.11 unless (x) the Participant agrees to comply with, and does in fact comply with, Sections 5.10 and 5.11, and (y) Administrative Borrower agrees otherwise in writing that such Participant is so entitled.
13.2.4    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than pursuant to Section 15.1.1(c), 15.1.1(d)(ii) or 15.1.1(d)(iv).
13.2.5    Benefit of Set-Off. Loan Parties agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it (without duplication of any amounts that may be set off by such Participant). By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
13.2.6    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and interest thereon) of each participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”). Notwithstanding any other provision of this Agreement, no sale, grant or other transfer of a participation shall be effective until recorded in the Participant Register. The entries in the Participant Register shall be conclusive and Borrowers, Lenders and Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. The Participant Register shall be available for inspection by Agent, any Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 13.2.4 shall be construed so that all loans and other indebtedness pursuant to this Agreement are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).
13.3    Assignments.
13.3.7    Permitted Assignments. A Lender may assign to any Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (x) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent, and so long as no Event of Default under Section 11.1(a) or (j) has occurred or is continuing, Administrative Borrower in their discretion) and integral multiples of $1,000,000 in excess of that amount; (y) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its Permitted Discretion); (c) reserved; (d) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance; and (e) such assignment shall be recorded in the Register. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank or to any central bank having authority over such Lender in accordance with Applicable Law, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Loan Parties to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy such Loan Parties’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, no Lender shall need the prior consent of Administrative Borrower or Agent to consolidate with or merge into any other Person or to convey or transfer all or substantially all of its properties and assets to any Person.
13.3.8    Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit J and a processing fee of $3,500, and subject to acceptance and recording thereof by Agent pursuant to Section 13.3.3, such assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From the effective date of such assignment, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as appropriate.
13.3.9    Register. Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at Agent’s office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Agent, Borrowers and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the related Commitments and Obligations as set forth next to the name of such Person in the Register, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 13.3.3 shall be construed so that all loans and other indebtedness pursuant to this Agreement are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).
13.4    Tax Treatment. If any interest in a Loan Document is transferred, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Sections 5.10 and 5.11.
13.5    Representation of Lenders. Each Lender represents and warrants to each Loan Party, Agent and other Lenders that none of the consideration used by it to fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.
SECTION 14.    GUARANTY.
14.1    Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the Full Payment of the Obligations. Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.
14.2    Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives, to the maximum extent permitted by law, (c) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (d) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (e) any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or Lien or any Property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (f) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations (other than Full Payment of the Obligations), and (g) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than Full Payment of the Obligations by Loan Parties and any defense that any other guarantee or security was or was to be obtained by Agent.
14.3    No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder (except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) any defense of payment or performance).
14.4    Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the express terms and conditions of this Section 14, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives, to the maximum extent permitted by law, any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of any Agent or any Lender in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any other Loan Party under any document evidencing or securing indebtedness of any such Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.
14.5    Liabilities Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional, other than in connection with payment of the Obligations, shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally). Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:
(ii)    any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Loan Document, including any increase in the Obligations resulting from the extension of additional credit to Borrowers or otherwise;
(jj)    any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;
(kk)    the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other Person under the provisions of this Agreement or any Loan Document or any Loan Document or instrument executed an delivered in connection herewith or therewith;
(ll)    any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;
(mm)    any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and
(nn)    other than payment of the Obligations, any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances, Letters of Credit or other financial accommodations to Borrowers pursuant to this Agreement and/or the Loan Documents.
14.6    Waiver of Notice. Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives, to the maximum extent permitted by law, any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above.
14.7    Agent’s Discretion. Upon and during the continuance of an Event of Default, Agent may at any time and from time to time (during the term of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid but otherwise in accordance with the terms of this Agreement.
14.8    Reinstatement.
(z)    The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by Agent or such Lender in payment or on account of any of the Obligations and Agent or such Lender repays all or part of said amount by reason of any final judgment, decree or order of any court or administrative body having jurisdiction over Agent or such Lender or the respective property of each, or any settlement or compromise of any claim effected by Agent or such Lender with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such final judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Agent or such Lenders.
(aa)    Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.
(bb)    No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.
(cc)    If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.
(dd)    All present and future monies payable by any Loan Party to any Guarantor as a result of its Guarantee hereunder, whether arising out of a right of subrogation or otherwise, are collaterally assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s prior right to Full Payment of the Obligations. Except to the extent prohibited otherwise by this Agreement, all monies received by any Guarantor from any Loan Party as a result of its Guarantee hereunder shall be held by such Guarantor for the benefit of Agent on behalf of Secured Parties. This assignment, postponement and subordination shall only terminate upon the Full Payment of the Obligations and this Agreement is irrevocably terminated.
(ee)    Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor on account of its Guarantee of the Obligations hereunder without the prior written consent of Agent. Each Loan Party agrees to give full effect to the provisions hereof, except as permitted hereunder.
14.9    Action Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default, Agent at written request of Required Lenders shall, without notice to or demand upon any Loan Party or any other Person, declare any Obligations of such Guarantor hereunder immediately due and payable, and shall be entitled to enforce the Obligations of each Guarantor. Subject to the Term Debt Intercreditor Agreement, each Guarantor agrees that at no time hereafter will any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against any Loan Party (the “Intercompany Claims”) be represented by any notes, other negotiable instruments or writings, except and in such event they shall, to the extent such Intercompany Claim exceeds $5,000,000, either be made payable to Agent (or its bailee), or if payable to any Guarantor, shall promptly be endorsed by such Guarantor to Agent (or its bailee). Each Guarantor agrees that no payment on account of the Intercompany Claims shall be created, received, accepted or retained during the continuance of an Event of Default described in Section 11.1(j) and notice with respect thereto by any Guarantor.
14.10    Statute of Limitations. To the extent permitted by Applicable Law, any new promise, whether by payment of principal or interest or otherwise by any Loan Party with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against Agent or Lenders shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.
14.11    Reserved.
14.12    Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the Loan Documents. Each Guarantor has made an independent investigation of Loan Parties and of the financial condition of Loan Parties. Neither Agent nor any Lender has made, and Agent and Lenders do not hereby make, any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Loan Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Loan Party to which this Section 14 applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.
14.13    Keepwell. Each Qualified ECP Loan Party, jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder to honor all of such Loan Party’s obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 14.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14.13, or otherwise under this Agreement, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 14.13 shall remain in full force and effect until Full Payment of the Obligations. Each Qualified ECP Loan Party intends that this Section 14.12 constitute, and this Section 14.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
14.14    Termination. The provisions of this Section 14 shall remain in effect until Full Payment of the Obligations and irrevocable termination of the Commitments; provided, that with respect to any Guarantor released pursuant to Section 15.19, the provisions of this Section 14 shall no longer apply to such Guarantor on and after such release.
SECTION 15.    MISCELLANEOUS
15.1    Consents, Amendments and Waivers.
15.1.10    Amendment. Except as provided in Section 2.3 and Section 2.4, no modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of an Event of Default, shall be effective without the prior written agreement of Required Lenders, and each Loan Party party to such Loan Document; provided, however, that:
(h)    without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that adversely affects any rights, duties or discretion of Agent;
(i)    without the prior written consent of each Issuing Bank, no modification shall be effective that would alter Section 2.3 in a manner adverse to the Issuing Bank, and without the prior written consent of the applicable Issuing Bank, no adverse modification shall be effective with respect to any LC Obligation of such Issuing Bank;
(j)    without the prior written consent of each directly and adversely affected Lender or Issuing Bank, as applicable, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) increase the LC Issuance Sublimit of such Issuing Bank or (iii) reduce the amount of, or waive or delay payment of, any principal, interest (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 3.1.1, as a result of a change to the definition of Availability or waiver of a mandatory prepayment) or fees payable to such Lender or Issuing Bank, as applicable, or (iv) amend Section 15.1.1;
(k)    without the prior written consent of all Lenders (except a Defaulting Lender), no modification shall be effective that would (i) alter Sections 5.4 (for the avoidance of doubt, amendments to the Borrowing Base shall not be deemed amendments to Section 5.4, but shall be governed by Section 15.1.1(e)), 5.7, 7.1 (except to add Collateral); (ii) amend the definitions of Pro Rata or Required Lenders, or Supermajority Lenders in a manner reducing the percent required to consent; (iii) except as permitted under this Agreement, release all or substantially all of the Collateral; or (iv) except as permitted under this Agreement, release all or substantially all Loan Parties from liability for any Obligations, if such Loan Party is Solvent at the time of the release; and
(l)    without the prior written consent of the Supermajority Lenders amend the definition of Borrowing Base or component definitions thereof in a manner that would increase the Borrowing Base or increase Availability, provided, that nothing herein shall limit the discretion of Agent to change, establish, or eliminate any portion of the Availability Reserve in its Permitted Discretion.
Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of Agent and Administrative Borrower without the need to obtain the consent of any Lender if such amendment is delivered in order to (x) correct or cure ambiguities, errors, omissions, defects, (y) effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or any other Loan Document. Guaranties, collateral documents, security documents, control agreements, custodial rights agreements, intercreditor agreements and related documents executed in connection with this Agreement may be in a form reasonably determined by Agent and may be amended, modified, terminated or waived, and consent to any departure therefrom (or any requirement of delivery including, without limitation, timeframe) may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guaranty, collateral document, security document or related document to be consistent with this Agreement and the other Loan Documents or (z) due to administrative convenience. Administrative Borrower and Agent may, without the consent of any Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Administrative Borrower and Agent to effect the provisions of Sections 2.3, 2,4 and 3.2. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.
In addition, notwithstanding anything else contained herein, Loan Parties (or any one of them) and Agent may enter into any other applicable intercreditor agreements for their financing sources without the consent, approval or ratification of Required Lenders.
15.1.11    Limitations. Only the consent of the parties to the Fee Letter shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.
15.1.12    Payment for Consents. No Loan Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or other thing of value is offered to all Lenders and is paid to all such Lenders that so agree to modify in the time frame set forth in the solicitation documents relating to such modification.
15.2    Indemnity. EACH LOAN PARTY SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any Loan Party have any obligation hereunder to indemnify or hold harmless an Indemnitee with respect to a Claim to the extent that is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from, for each such Indemnitee, (i) its own (or its affiliates’, directors’, officers’, employees’ or agents’) gross negligence, bad faith or willful misconduct, (ii) its own (or its affiliates’, directors’, officers’, employees’ or agents’) material breach of its obligations hereunder or (iii) any dispute among Indemnities that does not involve an act or omission by the Loan Parties or any of their subsidiaries (other than any claims against Agent or an Arranger in their capacity as such but subject to clause (i) above. This Section 15.2 does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, expenses, etc. arising from any non-Tax claim.
15.3    Notices and Communications.
15.3.3    Notice Address. Any notice or request hereunder may be given to any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 15.3.1:
If to Agent and RBS as Agent and Issuing Bank:

RBS Citizens Business Capital,
a division of RBS Asset Finance, Inc.,
a subsidiary of RBS Citizens, N.A.
71 South Wacker Drive, Suite 2900
Chicago, Illinois 60606
Attention: Kimberly A. Crotty, Vice President
Direct: 312.777.3508
Facsimile: 312.777.4001
Email: kim.crotty@rbscitizens.com

If to a Lender or Issuing Bank other than RBS, as specified on the signature pages hereof.
If to any Borrower
or any Loan Party
c/o Administrative Borrower:
YRC Worldwide Inc.
Attention of Chief Financial Officer and General Counsel
10990 Roe Avenue
Overland Park, Kansas 66211
Fax No. 913-696-6116
Tel. No. 913-696-6111 or 913-696-6132
Email:jamie.pierson@yrcw.com and                 michelle.friel@yrcw.com
with a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:    Michelle Kilkenney
Facsimile:    312-862-2487
E-mail:    michelle.kilkenney@kirkland.com

Subject to Section 4.1.3, all notices, requests and other communications by or to a party hereto shall be in writing and shall be given to any Loan Party, at Administrative Borrower’s address shown above, and to any other Person at its address shown above (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3.1. Each such notice, request or other communication shall be effective only (tt) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (uu) if given by mail, three (3) Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (vv) if given by electronic mail, when transmitted to the applicable e-mail address; (d) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.2 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Administrative Borrower shall be deemed received by all Loan Parties.
15.3.4    Electronic Communications; Voice Mail. Unless otherwise agreed by Agent, electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.3. Electronic and voice mail may not be used as effective notice under the Loan Documents.
15.3.5    Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Loan Party even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Loan Party shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Loan Party, other than any liabilities, actual losses, costs and expenses resulting from (i) its own (or its affiliates’, directors’, officers’, employees’ or agents’) gross negligence or willful misconduct as determined by a court of competent jurisdiction, (ii) its own (or its affiliates’, directors’, officers’, employees’ or agents’) material breach of its obligations hereunder or (iii) any dispute among Indemnities that does not involve an act or omission by any Loan Party or any of Loan Party’s subsidiaries (other than any claims against Agent or an Arranger in their capacity as such but subject to clause (i) above. Each Indemnitee agrees (by accepting the benefits hereof) to refund and return any and all amounts paid by any Loan Party to such indemnities to the extent any of the foregoing items described in clauses (i), (ii) or, if applicable, (iii) occurs. The Loan Parties shall not, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld, delayed or conditioned), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee. In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Administrative Borrower of the commencement of any proceeding; provided, however, that the failure so to notify the Administrative Borrower will not relieve the Loan Parties from any liability that they may have to such Indemnitee pursuant to this “Indemnity” section or from any liability that the Loan Parties may have to such Indemnitee other than pursuant to this “Indemnity” section, except and solely to the extent that the Loan Parties are materially prejudiced by such failure. Notwithstanding the above, following such notification, the Loan Parties may elect in writing to assume the defense of such proceeding, and, upon such election, the Loan Parties will not be liable for any legal costs subsequently incurred by such Indemnitee (other than reasonable costs (including reasonable attorneys’ fees and out-of-pocket expenses of one counsel for the Indemnitees of monitoring such proceeding, investigation and providing evidence) in connection therewith, unless (i) the Loan Parties have failed to provide counsel reasonably satisfactory to such Indemnitee in a timely manner, (ii) counsel provided by the Loan Parties reasonably determines that its representation of such Indemnitee would present it with a conflict of interest, or (iii) the Indemnitee reasonably determines that there are actual conflicts of interest between the Loan Parties and the Indemnitee, including situations in which there may be legal defenses available to it which are different from or in addition to those available to the Loan Parties. In connection with any one proceeding, the Loan Parties will not be responsible for the fees and expenses of more than one separate law firm for all Indemnitee plus additional conflicts and local counsel as provided herein.
15.4    Performance of Loan Parties’ Obligations. Upon the occurrence and during the continuance of an Event of Default, Agent may, in its Permitted Discretion at any time and from time to time with ten (10) days' prior notice, at Loan Parties’ expense, pay any amount or do any act required of a Loan Party under any Loan Documents or otherwise lawfully requested by Agent to (oo) enforce any Loan Documents or collect any Obligations; (pp) protect, insure, maintain or realize upon any Collateral; or (qq) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Loan Parties, promptly following written demand. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
15.5    Credit Inquiries. Subject to Section 15.11, each Loan Party hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.
15.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
15.7    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
15.8    Counterparts; Facsimile Signatures. Any Loan Document may be executed in counterparts, each of which taken together shall constitute one instrument. Loan Documents may be executed and delivered by facsimile or other electronic transmission, and they shall have the same force and effect as manually signed originals. Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile signature.
15.9    Entire Agreement. The Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.
15.10    Obligations of Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute Control of any Loan Party. Each Loan Party acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, Loan Parties, Agent, any Issuing Bank and Lenders have an arms-length business relationship that creates no fiduciary duty on the part of Agent, any Issuing Bank or any Lender, and each Loan Party, Agent, Issuing Bank and Lender expressly disclaims any fiduciary relationship.
15.11    Confidentiality. Agent and Lenders agree to maintain the confidentiality of any information that Loan Parties deliver to Agent and Lenders and only use such information in connection herewith; except, that, Agent and any Lender may disclose such information (a) to their respective officers, directors, employees, Affiliates and agents, including legal counsel, auditors and other professional advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential; (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or administrative agency; provided, that Agent or such Lender, as applicable, agrees that it will notify Administrative Borrower as soon as practicable prior to any such disclosure by such Person unless such notification is prohibited by law, rule or regulation; (d) upon the request of any Governmental Authority exercising regulatory authority over Agent or such Lender; provided, that Agent or such Lender, as applicable, agrees that it will notify Administrative Borrower as soon as practicable prior to any such disclosure by such Person unless such notification is prohibited by law, rule or regulation; (e) which becomes available to Agent or any Lender on a nonconfidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; provided, that Agent or such Lender, as applicable, agrees that it will notify Administrative Borrower as soon as practicable prior to any such disclosure by such Person unless such notification is prohibited by law, rule or regulation; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; (h) to any actual or proposed party to a Bank Product or to any Transferee, as long as such Person agrees to be bound by the provisions of this Section for the benefit of the Loan Parties; (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender; (j) to any investor or potential investor in an Approved Fund that is a Lender or Transferee, but solely for use by such investor to evaluate an investment in such Approved Fund, or to any manager, servicer or other Person in connection with its administration of any such Approved Fund; or (k) with the prior consent of Loan Parties provided, that in no event shall any such information be given to a Disqualified Lender. Notwithstanding the foregoing, Agent and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Loan Parties and a general description of Loan Parties’ businesses, and may use Loan Parties’ names in advertising and other promotional materials with the prior consent of Administrative Borrower.
15.12    Reserved.
15.13    GOVERNING LAW.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)    ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR ANY FEDERAL COURT SITTING THEREIN AS AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION..
15.14    Consent to Forum. EACH LOAN PARTY HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH LOAN PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in any other court if required to realize upon any Collateral. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
15.15    Waivers by Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party waives (s) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding, claim or counterclaim of any kind relating in any way to any Loan Documents, Obligations or Collateral; (t) except as expressly set forth in this Agreement, presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Loan Party may in any way be liable, and hereby ratifies anything Agent may do in this regard; (u) except as expressly set forth in this Agreement, notice prior to taking possession or control of any Collateral; (v) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (w) the benefit of all valuation, appraisement and exemption laws; (x) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any material Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (y) notice of acceptance hereof. Each Loan Party acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Loan Parties. Each Loan Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
15.16    Patriot Act Notice. Agent and Lenders hereby notify Loan Parties that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. In order to comply with the requirements of the Patriot Act, Agent and Lenders may require information regarding Loan Parties’ management and owners, such as legal name, address, social security number and date of birth.
15.17    No Oral Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
15.18    Term Debt Intercreditor Agreement. Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) consents to the Term Debt Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Term Debt Intercreditor Agreement, and (c) authorizes and instructs Agent to enter into the Term Debt Intercreditor Agreement as Agent on behalf of each Lender. Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Term Debt Intercreditor Agreement and, in the event of a conflict between the terms of the Term Debt Intercreditor Agreement and this Agreement, the terms of the Term Debt Intercreditor Agreement shall govern and control. No Lender that obtains the benefits of the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 15 to the contrary, Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Swap Obligations or obligations under Hedging Agreements with Lenders unless Agent has received written notice of such obligations, together with such supporting documentation as Agent may request, from the applicable Lender. Notwithstanding anything to the contrary herein, prior to the Discharge of Term Obligations (as defined in the Term Debt Intercreditor Agreement), the requirements of this Agreement to deliver possession, control or notations of Collateral to Agent shall be deemed satisfied by the delivery of possession, control or notation of such Collateral to a representative of the Secured Parties (as defined in the Term Debt Intercreditor Agreement) and as bailee for the Collateral Agent as provided in the Term Debt Intercreditor Agreement.
15.19    Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or Property of any Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party or (ii) any Guarantor becomes an Excluded Subsidiary (any such Guarantor, and any Guarantor referred to in clause (i), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 15.19 in accordance with the relevant provisions of the Collateral Documents; provided, that no Guarantor shall be released as provided in this paragraph if such Guarantor continues to be a guarantor in respect of any Term Debt, any Term Refinancing Debt, any Permitted Junior Debt, any Junior Financing or any Permitted Refinancing of any of the foregoing.
When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied, this Agreement and the Guarantees made herein shall automatically terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.
15.20    Release of Liens. Upon any of (i) Payment in Full of the Obligations, (ii) the release of any Guarantor pursuant to Section 15.19, (iii) pursuant to a Disposition not prohibited hereunder or (iv) the release of such Lien in accordance with the Term Debt Intercreditor Agreement, then, in each case, the Liens on the relevant portion of the Collateral shall be released and discharged automatically without further action.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.
BORROWERS:

YRC WORLDWIDE INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President and Treasurer

YRC INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

USF REDDAWAY INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

USF HOLLAND INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

NEW PENN MOTOR EXPRESS, INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]
[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

GUARANTORS:

EXPRESS LANE SERVICE, INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

ROADWAY LLC

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

YRC ASSOCIATION SOLUTIONS, INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

YRC MORTGAGES, LLC

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

YRC REGIONAL TRANSPORTATION, INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

YRC ENTERPRISE SERVICES, INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

ROADWAY EXPRESS INTERNATIONAL, INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

ROADWAY NEXT DAY CORPORATION

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

YRC LOGISTICS SERVICES, INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

USF BESTWAY INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

USF DUGAN INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

USF GLEN MOORE INC.

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

USF REDSTAR LLC

By:     /s/ Mark Boehmer
Name: Mark Boehmer
Title:    Vice President

ROADWAY REVERSE LOGISTICS, INC.

By:     /s/ Phil J. Gaines
Name:     Phil J. Gaines
Title:     Senior Vice President - Finance

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

AGENT AND LENDERS:

RBS CITIZENS BUSINESS CAPITAL,
a division of RBS Asset Finance, Inc.,
a subsidiary of RBS Citizens, N.A.,
as Agent and Lender

By:     /s/ Brian J. Baker
Name:     Brian J. Baker
Title:     Senior Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

ISSUING BANK:

RBS CITIZENS, NATIONAL ASSOCIATION,
as Issuing Bank

By:     /s/ Brian J. Baker
Name:     Brian J. Baker
Title:     Senior Vice President

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER:

Bank of America, N.A.,
as Lender

By:     /s/ Steve Teufel
Name:     Steve Teufel
Title:     Assistant Vice President

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

ISSUING BANK:

Bank of America, N.A.,
as Issuing Bank

By:     /s/ Steve Teufel
Name:     Steve Teufel
Title:     Assistant Vice President

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER: CIT FINANCE LLC,
as Lender

By:     /s/ Donna H. Evans
Name:     Donna H. Evans
Title:     Director

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER:

PNC Bank, National Association,
as Lender

By:     /s/ Walt Hill
Name:     Walt Hill
Title:     Vice President

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

ISSUING BANK:

PNC Bank, National Association,
as Issuing Bank

By:     /s/ Walt Hill
Name:     Walt Hill
Title:     Vice President

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER:

ALLY COMMERCIAL FINANCE LLC,
as Lender

By:     /s/ Michael Malcangi
Name:     Michael Malcangi
Title:     Director
[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER:

ING Capital LLC,
as Lender

By:     /s/ Doug S. Clarida
Name:     Doug S. Clarida
Title:     Director

By:     /s/ William C. Beddingfield
Name:     William C. Beddingfield
Title:     Managing Director

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

Lender:

Deutsche Bank AG New York Branch,
as Lender

By:     /s/ Michael Getz
Name:     Michael Getz
Title:     Vice President

By:     /s/ Peter Cucchiara
Name:     Peter Cucchiara
Title:     Vice President

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

CITY NATIONAL BANK, A NATIONAL BANKING ASSOCIATION:

as Lender

By:     /s/ Brent Phillips
Name:     Brent Phillips
Title:     Senior Vice President

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER:

Signature Bank,
as Lender

By:     /s/ Robert Love
Name:     Robert Love
Title:     Group Director - ABL

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER:

SIEMENS FINANCIAL SERVICES, INC.,
as Lender

By:     /s/ Jeffrey B. Iervese
Name:     Jeffrey B. Iervese
Title:     Vice President

By:     /s/ Andrew Beneduce
Name:     Andrew Beneduce
Title:     Collateral Specialist

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER:

Webster Business Credit Corporation,
as Lender

By:     /s/ Harvey Winter
Name:     Harvey Winter
Title:     SVP

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER:

First Niagara Commercial Finance, Inc.,
as Lender

By:     /s/ Peter Drooff
Name:     Peter Drooff
Title:     First Vice President

Exhibit A
to
Loan and Security Agreement

Form of Assignment and Acceptance Agreement

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of _____________, 20__ is made between ________________________ (the “Assignor”) and ____________________ (the “Assignee”).
W I T N E S S E T H:

Reference is made to the Loan and Security Agreement, dated as of February [●], 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among YRC Worldwide Inc., a Delaware Corporation (“Parent”), as administrative borrower (in such capacity, “Administrative Borrower”), Parent, YRC Inc., a Delaware Corporation (“YRC”), USF Reddaway Inc., an Oregon Corporation (“Reddaway”), USF Holland, Inc., a Michigan Corporation (“Holland”), and New Penn Motor Express, Inc., a Pennsylvania Corporation (“New Penn”, and together with Parent, YRC, Holland and Reddaway, “Borrowers” and each a “Borrower”), those Subsidiaries of Parent identified on Schedule 1.1(a) attached thereto (as updated from time to time) (collectively, “Guarantors” and each, a “Guarantor”); the financial institutions from time to time party to this Agreement as lenders (collectively, “Lenders” and each a “Lender”), the financial institutions from time to time party to this Agreement as issuing banks (collectively, “Issuing Banks” and each an “Issuing Bank”), and RBS Citizens Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as agent for Lenders and Issuing Banks (in such capacity, “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement. The Loan Agreement and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced are collectively referred to herein as the “Loan Documents.”
WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $___________ (the “Commitment”); and
WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $______________ (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
1.    Assignment and Acceptance.
(a)    Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Assigned Commitment Amount and [part of the] [all] of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Loan Documents, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata share of Assignee shall be _______ percent (__%).
(b)    With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement and, to the extent applicable, the other Loan Documents, including, without limitation, the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement and the other Loan Documents are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that Assignor shall not relinquish its rights under Sections 2.2, 5.5, 12.6, 14.8 and 15.2 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date, and the Assignor shall continue to be subject to the confidentiality obligations set forth in Section 15.11 of the Loan Agreement.
(c)    After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $_____________.
(d)    After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $______________ (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).
2.    Payments.
(a)    As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $____________, representing Assignee’s Pro Rata share of the principal amount of all Committed Loans.
(b)    Assignee shall pay to Agent the processing fee in the amount specified in Section 13.3.2 of the Loan Agreement.
3.    Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding LC Obligations shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.
4.    Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Parent and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.
5.    Effective Date; Notices.
(a)    As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be _______________, 20__ (the “Effective Date”); provided, that the following conditions precedent have been satisfied on or before the Effective Date:
(i)    this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;
(ii)    the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;
(iii)    if required, the approval of the Administrative Borrower (which approval shall not be unreasonably withheld or delayed) shall have been obtained;
(iv)    written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;
(v)    Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance;
(vi)    the processing fee referred to in Section 2(b) hereof shall have been paid to Agent; and
(vii)    the recording of this Assignment and Acceptance in the Register.
(6)    Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached as Exhibit J to the Loan Agreement.
7.    [Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]
(a)    Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.
(b)    Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]
8.    Withholding Tax. Assignee shall, if reasonably requested by Administrative Borrower or Agent, deliver such documentation prescribed by Applicable Law or as reasonably requested by such party, as will enable such party to determine whether such Assignee (with respect to the relevant lending office) is subject to withholding under Applicable Law, is entitled to an exemption from such withholding or is eligible for a reduced rate of withholding with respect to payments to be made to such Assignee under the Loan Documents. Without limiting the foregoing, Assignee agrees to deliver such documentation required to be delivered by it pursuant to Section 5.11 of the Loan Agreement.
9.    Representations and Warranties.
(a)    Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles, and (v) it is [not] a Defaulting Lender as of the date hereof.
(b)    Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.
(c)    Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) it meets all requirements of an Eligible Assignee under the Loan Agreement, (iv) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent applicable, the other Loan Documents and, to the extent of the Assigned Commitment Amount, shall have the obligations of a Lender thereunder, and (v) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.
10.    Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.
11.    Miscellaneous.
(a)    Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.
(b)    All payments made hereunder shall be made without any set-off or counterclaim.
(c)    Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.
(d)    This Assignment and Acceptance may be executed in any number of counterparts, each of which taken together shall constitute one instrument. This Assignment and Acceptance may be executed and delivered by facsimile or other electronic transmission, and it shall have the same force and effect as manually signed originals.
(e)    THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW OR OTHER RULE THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS). Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in or with jurisdiction over the City of New York, in any proceeding or dispute relating in any way to this Assignment and Acceptance and agrees that any such proceeding shall be brought by it solely in any such court. Each party to this Assignment and Acceptance irrevocably waives all claims, objections and defenses that it may have regarding such court’s personal or subject matter jurisdiction, venue or inconvenient forum.
(f)    TO THE FULLEST EXTENT PERMITTED BY LAW, ASSIGNOR AND ASSIGNEE EACH WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING, CLAIM OR COUNTERCLAIM OF ANY KIND RELATING IN ANY WAY TO THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, OBLIGATIONS OR COLLATERAL.
IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.
[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Exhibit B
to
Loan and Security Agreement

Form of Borrowing Base Certificate

[See attached]

**RBS CITIZENS BUSINESS CAPITAL**
**YRC Worldwide Inc.**
**Summary Availability calculation**

**Amounts as of:** 1/31/2014

**Summary Availability calculation**

| $'000 | YRCW (Parent) | YRC | Reddaway | Holland | New Penn | Total Before Caps | Adjusted Total |
|---|---|---|---|---|---|---|---|
| Accounts receivable | - | - | - | - | - | - | - |
| Total ineligible accounts receivable | - | - | - | - | - | - | - |
| Eligible Accounts (less Dilution Reserve if applicable) | - | - | - | - | - | - | - |
| *Advance rate* | | | | | | | *85%* |
| **Accounts Availability** | | | | | | | **-** |
| | | | | | | | |
| Eligible Borrowing Base Cash | - | | | | | - | - |
| *Advance rate* | | | | | | | *100%* |
| **Borrowing Base Cash Availability** | | | | | | | **-** |
| | | | | | | | |
| **Deferred Revenue Reserve** | **-** | **-** | **-** | **-** | **-** | **-** | **-** |
| | | | | | | | |
| **Availability Reserves** | | | | | | | |
| | | | | | | | |
| **Borrowing Base** | | | | | | | **-** |
| **Revolving Loan Commitments** | | | | | | | **450,00** |
| **Lesser of Borrowing Base or Revolving Loan Commitments** | | | | | | | **-** |
| Outstanding revolving loans balance | | | | | | | |
| Outstanding letters of credit balance | | | | | | | |
| **Availability / (Overadvance)** | | | | | | | **-** |

**CERTIFICATION**
This Borrowing Base Certificate is delivered pursuant to the Loan and Security Agreement dated as of February 13, 2014 (as amended, supplemented, increased, extended, restated, refinanced, repl from time to time, the "Agreement"), among YRC WORLDWIDE INC., a Delaware Corporation ("Parent") as administrative borrower (in such capacity, "Administrative Borrower"), Parent, YRC INC., a D USF REDDAWAY INC., an Oregon Corporation ("Reddaway"), USF HOLLAND INC., a Michigan Corporation ("Holland"), and NEW PENN MOTOR EXPRESS, INC., a Pennsylvania Corporation ("New Penn", a YRC, Reddaway and Holland, "Borrowers", and each a "Borrower"); the Guarantors from time to time party thereto; the financial institutions from time to time party thereto as lenders (the "Lenders") time to time party thereto as issuing banks (the "Issuing Banks"), and RBS CITIZENS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as agent for Lenders a capacity, "Agent"). Any capitalized term used but not defined herein shall have that meaning given to it in the Agreement. The undersigned, a Responsible Officer of Administrative Borrower, certifi Borrower and Borrowers, that the information set forth above and in the supporting documentation and information delivered herewith (i) is true, correct and complete in all material respects, and (ii accordance with the requirements of the Agreement.

**Prepared by:**

**Authorized Signature:**

**Date:**

RBS CITIZENS BUSINESS CAPITAL
YRCW (Parent)
AR & Cash borrowing base

$'000	
Accounts receivable	
Ineligibles:	
> 120 days past invoice	
Past due credits	
Cross-age (50%)	
Balances over 15% of consolidated agings	
Contra accounts	
Off bill discounts	
Overcharge claims	
Cargo claims	
Due from interlines	
A/R credits payable	
Insolvent accounts	
Foreign accounts (non-US or Canadian)	
Government accounts without assignment of claims (when applicable)	
Not subject to perfected 1st lien	
Evidenced by chattel paper unless delivered to Agent	
Cash / COD accounts	
Intercompany / related party accounts	
Progress billing or retainage	
Subject to legally binding commitment to be sold to a 3rd party	
Collections agency	
Unidentified account debtor	
Unapplied cash	
Unworked cash	
Other	
Dilution Reserve	-
Total ineligible accounts receivable	-

$'000	
Eligible Borrowing Base Cash	

$'000	
Deferred revenue liability	
A/R Advance Rate	85%
Deferred Revenue Reserve	**-**

RBS CITIZENS BUSINESS CAPITAL
Reddaway
AR borrowing base

$'000	
Accounts receivable	
Ineligibles:	
> 120 days past invoice	
Past due credits	
Cross-age (50%)	
Balances over 15% of consolidated agings	
Contra accounts	
Off bill discounts	
Overcharge claims	
Cargo claims	
Due from interlines	
A/R credits payable	
Insolvent accounts	
Foreign accounts (non-US or Canadian)	
Government accounts without assignment of claims (when applicable)	
Not subject to perfected 1st lien	
Evidenced by chattel paper unless delivered to Agent	
Cash / COD accounts	
Intercompany / related party accounts	
Progress billing or retainage	
Subject to legally binding commitment to be sold to a 3rd party	
Collections agency	
Unidentified account debtor	
Unapplied cash	
Unworked cash	
Other	
Dilution Reserve	-
Total ineligible accounts receivable	-

$'000	
Deferred revenue liability	
A/R Advance Rate	85%
Deferred Revenue Reserve	**-**

**RBS CITIZENS BUSINESS CAPITAL**
**Holland**
**AR borrowing base**

| **$'000** | |
|---|---|
| **Accounts receivable** | |
| **Ineligibles:** | |
| > 120 days past invoice | |
| Past due credits | |
| Cross-age (50%) | |
| Balances over 15% of consolidated agings | |
| Contra accounts | |
| Off bill discounts | |
| Overcharge claims | |
| Cargo claims | |
| Due from interlines | |
| A/R credits payable | |
| Insolvent accounts | |
| Foreign accounts (non-US or Canadian) | |
| Government accounts without assignment of claims (when applicable) | |
| Not subject to perfected 1st lien | |
| Evidenced by chattel paper unless delivered to Agent | |
| Cash / COD accounts | |
| Intercompany / related party accounts | |
| Progress billing or retainage | |
| Subject to legally binding commitment to be sold to a 3rd party | |
| Collections agency | |
| Unidentified account debtor | |
| Unapplied cash | |
| Unworked cash | |
| Other | |
| Dilution Reserve | - |
| Total ineligible accounts receivable | - |

| **$'000** | |
|---|---|
| Deferred revenue liability | |
| A/R Advance Rate | 85% |
| **Deferred Revenue Reserve** | **-** |

RBS CITIZENS BUSINESS CAPITAL
Ineligibles Caps

$'000	
Eligible Accounts	-
Cap Based on 3.5% of Eligible Accounts	-
Actual 91-120 days past invoice before cap	
Additional ineligible due to cap	**-**

$'000	
Eligible Accounts	-
Cap Based on 2.5% of Eligible Accounts	-
Actual government accounts without assignment of claims	
Additional ineligible due to cap	**-**

$'000	
Total dilutive adjustments	
Gross sales	1
Dilution	**0.0%**

Exhibit C
to
Loan and Security Agreement

Form of Compliance Certificate

Reference is made to the Loan and Security Agreement, dated as of February [●], 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among YRC Worldwide Inc., a Delaware Corporation (“Parent”), as administrative borrower (in such capacity, “Administrative Borrower”), Parent, YRC Inc., a Delaware Corporation (“YRC”), USF Reddaway Inc., an Oregon Corporation (“Reddaway”), USF Holland, Inc., a Michigan Corporation (“Holland”), and New Penn Motor Express, Inc., a Pennsylvania Corporation (“New Penn”, and together with Parent, YRC, Holland and Reddaway, “Borrowers” and each a “Borrower”), those Subsidiaries of Parent identified on Schedule 1.1(a) attached thereto (as updated from time to time) (collectively, “Guarantors” and each, a “Guarantor”); the financial institutions from time to time party to this Agreement as lenders (collectively, “Lenders” and each a “Lender”), the financial institutions from time to time party to this Agreement as issuing banks (collectively, “Issuing Banks” and each an “Issuing Bank”), and RBS Citizens Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as agent for Lenders and Issuing Banks (in such capacity, “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.
Pursuant to Section 10.1.1 and 10.1.2 of the Loan Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of Administrative Borrower, certifies, as of the date hereof, as follows:
1.    Attached hereto as Exhibit A is the consolidated balance sheet of Parent and its Subsidiaries as of [December][•], 201[•] and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP, any other independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm approved by Agent (such approval not to be unreasonably withheld, conditioned or delayed), which report and opinion (i) has been prepared in accordance with generally accepted auditing standards, (ii) shall not be subject to qualifications or exceptions as to the scope of such audit, (iii) shall be without a “going concern” disclosure or like qualification or exception (it being understood that for the Fiscal Year ending December 31, 2013, the audit may have a going concern explanatory paragraph); provided, that solely with respect of the Fiscal Year ending December 31, 2018, the audited financial statements may have a “going concern” qualification arising solely due to the pending maturity of the Obligations and/or the Term Debt (or any replacement or refinancing thereof), and (iv) is accompanied with customary management discussion analysis. Also attached hereto as Exhibit A are the related (x) consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.
2.    Attached hereto as Exhibit A is the consolidated balance sheet of Parent and its Subsidiaries as of [ ] and the related (i) consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (ii) consolidated statements of cash flows for such Fiscal Quarter and the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail. These present fairly in all material respects the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (and accompanied by customary management discussion and analysis). Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.
3.    Attached as Exhibit B hereto is a reasonably detailed consolidated budget for 20[ ] on a quarterly basis (including a projected consolidated balance sheet of Parent and its Subsidiaries as of the end of 20[ ], the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections are prepared in good faith and are based on assumptions believed to be reasonable at the time of preparation of such Projections. It is understood by Agent and Lenders that such projections as to future events (i) are not to be viewed as facts, (ii) are subject to significant uncertainties and contingencies, which may be beyond the control of Parent and Restricted Subsidiaries, (iii) are not assured by Parent and Restricted Subsidiaries as to whether the results or forecasts in any such projections will be realized, (iv) may differ from the actual results and such differences may be material, (v) are not a guarantee of performance, and (vi) may vary significantly from the actual results during the period or periods covered by any such projections and such differences may be material.
4.    To my knowledge, except as otherwise disclosed to Agent pursuant to the Loan Agreement, no Default has occurred as of the date hereof. [If unable to provide the foregoing certification, describe in reasonable detail the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.]
[5.    The following represent true and accurate calculations, as of [ ]:

Consolidated Fixed Charge Coverage Ratio:
Adjusted Consolidated EBITDA	=	[ ]
Consolidated Fixed Charges	=	[ ]
Ratio as Calculated	=	[ ] to 1.0
[Required Ratio	=	1.10 to 1.00]

[6.    The following represent true and accurate calculations for the Fiscal Year ending December 31, [______]:

Capital Expenditures:
Capital Expenditures:	=	$__________
Rollover:	=	$__________
Capital Expenditures made in compliance with the Payment Conditions	=	$__________
Capital Expenditures Applied to Cap	=	$__________]

7.    Attached hereto is the information required by Section 10.1.2(d) of the Loan Agreement.
[8.    The following represent true and accurate calculations, as of [ ]:

Total Leverage Ratio:
Consolidated Total Debt	=	[ ]
Consolidated EBITDA	=	[ ]
Ratio	=	[ ] to 1.0
Required Ratio	=	5.00 to 1.00

Supporting detail showing the calculations of Total Leverage Ratio is attached hereto as Schedule 2.]

SCHEDULE 1

Consolidated Fixed Charge Coverage Ratio Calculation Consolidated EBITDA (with those reductions reflected below) divided by Consolidated Fixed Charges
(1) Consolidated EBITDA:
(a) Consolidated Net Income:
(i)    the net income (or loss) of Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP on a consolidated basis (without duplication) for such period (without deduction for minority interests);
________
provided, that in determining Consolidated Net Income, (a) the net income of any other Person which is not a Restricted Subsidiary, is an Unrestricted Subsidiary or is accounted for by Parent by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Parent, Restricted Subsidiaries or another Restricted Subsidiary that are made during such period, (b) the net income of any Subsidiary of Parent shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Loan Documents and or the Term Debt Documentation, and (iii) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by Parent in good faith)), and (c) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Parent or any Subsidiary or the date that such Person’s assets are acquired by Parent or any Subsidiary shall be excluded.

Consolidated Net Income =	________
(b) plus, without duplication and to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income (other than clauses (viii) or (xi)), the sum of the following amounts for such period with respect to Parent and Restricted Subsidiaries:

(i) total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, any expenses or losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative obligations, letter of credit fees, costs of surety bonds in connection with financing activities and any bank fees and financing fees (including commitment, underwriting, funding, “rollover” and similar fees and commissions, discounts, yields and other fees, charges and amounts incurred in connection with the issuance or incurrence of Debt and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements entered into for the purpose of hedging interest or commodity rate risk) and annual agency, unused line, facility or similar fees paid under definitive documentation related to Debt (whether amortized or immediately expensed)
________
(ii) provision for taxes based on income, profits or capital gains of Parent and the Restricted Subsidiaries, including, without limitation, federal, state, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period
________
(iii) depreciation and amortization	________
(iv) extraordinary, unusual or non-recurring charges, expenses or losses	________
(v) non-cash expenses, charges and losses (including reserves, impairment charges or asset write-offs, write-offs of deferred financing fees, losses from investments recorded using the equity method, purchase accounting adjustments and stock-based awards compensation expense), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided, that if any of the non-cash charges referred to in this clause (v) represents an accrual or reserve for potential cash items in any future period, (1) Parent may determine not to add back such non-cash charge in the current period and (2) to the extent Parent does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid
________
(vi) restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses and expenses, and severance costs (including, for the avoidance of doubt, any bonuses payable in connection with the IBT Transactions in 2014 or 2015)
________
(vii) Transaction Expenses	________
(viii) pro forma results for acquisitions (including the commencement of activities constituting such business) and material dispositions (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition, and operational changes and operational initiatives (including, to the extent applicable, from the Transactions but excluding the IBT Transactions), including any synergies, operating expense reductions, other operating improvements and cost savings as certified by Parent as having been determined in good faith to be reasonably anticipated to be realizable within twelve (12) months following any such acquisition or disposition, operational change and operational initiatives (with the total add-back pursuant to Section 1.5.3 of the Loan Agreement to be limited in the aggregate to 20% of Consolidated EBITDA (prior to giving effect to any such adjustments pursuant to this clause (viii) and Section 1.5 of the Loan Agreement but otherwise on a pro forma consolidated basis) in any Test Period; provided, that such limitation on add-backs shall not apply if supported by a quality of earnings report prepared by a nationally recognized accounting firm or other third-party advisor reasonably acceptable to Agent or if such adjustments satisfy the requirements of Regulation S-X)
________
(ix) other transaction specific accruals, costs, charges, fees and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions, investments, restricted payments, dispositions or issuances, amendments, waivers or modifications of debt or equity (whether or not consummated) reasonably expected to be permitted under the Loan Agreement or the consummation of which would result in the repayment in full of the Obligations (other than unasserted contingent indemnity and reimbursement obligations and obligations of any Loan Party arising under any Hedging Agreement)
________
(x) proceeds of business interruption insurance received or reasonably expected to be received within 365 days after the end of such period; provided that any such expected proceeds that are not actually received in such 365 day period shall be deducted from Consolidated EBITDA in the fiscal quarter immediately following such 365 day period
________
(xi) charges, losses or expenses to the extent indemnified or insured or reimbursed or reasonably expected to be indemnified, insured or reimbursed by a third party within 365 days after the end of such period; provided that any such expected amounts that are not actually received in such 365 day period shall be deducted from Consolidated EBITDA in the fiscal quarter immediately following such 365 day period
________
(xii) the amount of any minority interest expense attributable to minority interests of third parties in the positive income of any non-wholly owned Restricted Subsidiary	________
(xiii) any net loss from disposed, abandoned or discontinued operations	________
(xiv) net realized losses from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements
________
(xv) the cumulative effect of a change in accounting principles
(xvi) realized non-cash foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Parent and Restricted Subsidiaries
________
(c) less, without duplication and to the extent included in arriving at such Consolidated Net Income:
(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) and all other non-cash items of income for such period
________
(ii) any gains and income from investments recorded using the equity method	________
(iii) any gains arising out of transactions of the types described in clauses (a)(xii), (xiii), (xiv), (xv) and (xvi) above	________
provided, that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge referred to in clause (a)(v)(B) above for a prior period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Consolidated Net Income) to Consolidated EBITDA in any subsequent period to such extent so reversed (or received)

(1) Consolidated EBITDA =	________
minus
(2) Capital Expenditures made during such Test Period	________
minus
(3) the aggregate amount of net cash taxes paid in cash during such Test Period	________
minus
(4) the amount, if any, by which the Cash Pension Contribution for such period exceeds the Pension Expense for such period	________
plus
(5) the amount, if any, by which the Pension Expense for such period exceeds the Cash Pension Contribution for such Test Period	________
(6) Adjusted Consolidated EBITDA for such Test Period (Item (1) minus Items (2) through (4) plus Item (5))	________
(7) Consolidated Fixed Charges for the Test Period
(a) cash interest expense payable during such Test Period (including amounts payable under Capitalized Leases)	________
Plus
(b) regularly scheduled principal payments payable in cash during such Test Period (including amounts payable under Capitalized Leases)	________
plus
(c) letter of credit fees payable in cash during such period	________
(7) Consolidated Fixed Charges for the Test Period (Item (7)(a) plus (7)(b) plus (7)(c))	________
(8) Consolidated Fixed Charge Coverage Ratio for the Test Period (Item (6) divided by Item (7))	________

SCHEDULE 1

Total Leverage Ratio Calculation Consolidated Total Debt to Consolidated EBITDA
(1) Consolidated Total Debt as of [ ], 20[ ]
(a) As of any date of determination on a Pro Forma Basis, the aggregate principal amount of Debt of Parent and Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Debt as provided in Section 1.4 of the Loan Agreement), consisting of:

(i) Debt for borrowed money	________
(ii) Attributable Debt or purchase money Debt	________
(iii) debt obligations evidenced by bonds, debentures, promissory notes, loan agreements or similar instruments	________
(iv) all Guarantees of any of the foregoing	________
provided that (i) Consolidated Total Debt shall not include Debt in respect of letters of credit, bankers’ acceptances and other similar contingent obligations, except to the extent of unreimbursed amounts thereunder, (ii) Consolidated Total Debt shall not include obligations under Hedging Agreements permitted hereunder and (iii) Consolidated Total Debt shall not include any Debt which Parent or any Restricted Subsidiary has either defeased or discharged and satisfied.

(1) Consolidated Total Debt =	________
divided by
(2) Consolidated EBITDA (Item 1 of Schedule 1)	________
Consolidated Total Debt to Consolidated EBITDA (Item (1) divided by Item (2)) =	[ ]:1.00

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of YRC Worldwide Inc., has executed this certificate for and on behalf of YRC Worldwide Inc. and the other Loan Parties and has caused this certificate to be delivered this ____ day of _____________, 20[__].

YRC WORLDWIDE INC., as Administrative Borrower
By:
Name:
Title:

Exhibit D
to
Loan and Security Agreement

Form of Notice of Borrowing

Date: ____________, ______

To:	RBS CITIZENS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as Agent
Ladies and Gentlemen:
Reference is made to the Loan and Security Agreement, dated as of February [●], 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among YRC Worldwide Inc., a Delaware Corporation (“Parent”), as administrative borrower (in such capacity, “Administrative Borrower”), Parent, YRC Inc., a Delaware Corporation (“YRC”), USF Reddaway Inc., an Oregon Corporation (“Reddaway”), USF Holland, Inc., a Michigan Corporation (“Holland”), and New Penn Motor Express, Inc., a Pennsylvania Corporation (“New Penn”, and together with Parent, YRC, Holland and Reddaway, “Borrowers” and each a “Borrower”), those Subsidiaries of Parent identified on Schedule 1.1(a) attached thereto (as updated from time to time) (collectively, “Guarantors” and each, a “Guarantor”); the financial institutions from time to time party to this Agreement as lenders (collectively, “Lenders” and each a “Lender”), the financial institutions from time to time party to this Agreement as issuing banks (collectively, “Issuing Banks” and each an “Issuing Bank”), and RBS Citizens Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as agent for Lenders and Issuing Banks (in such capacity, “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.
Administrative Borrower hereby requests a Borrowing of Loans:
1.    On      (a Business Day);
2.    In the amount of $_____________________;
3.    Comprised of          (Type of Borrowing); and
4.    For LIBOR Loans: with an Interest Period of ____ months.
Administrative Borrower hereby represents and warrants that (a) the Borrowing requested herein complies with the provisions of Section 4.1.1 of the Loan Agreement and (b) the conditions specified in Section 6.2 of the Loan Agreement have been satisfied on and as of the date of the applicable Borrowing.
YRC WORLDWIDE, INC.,
as Administrative Borrower

By:     __________________________________
Name:     __________________________________
Title:     __________________________________

EXHIBIT E

Form of Grant of Security Interest in Trademarks

GRANT OF SECURITY INTEREST
IN UNITED STATES TRADEMARKS
FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, each of (i) YRC Worldwide Inc., a Delaware Corporation, with principal offices at 10990 Roe Avenue, Overland Park, Kansas 66211; (ii) YRC Inc., a Delaware Corporation, with principal offices at 10990 Roe Avenue, Overland Park, Kansas 66211; (iii) USF Holland Inc., a Michigan Corporation, with principal office at 750 East 40th Street, Holland, Michigan 49423; and (iv) YRC Regional Transportation, Inc., a Delaware Corporation, with principal offices at 10990 Roe Avenue, Overland Park, Kansas 66211 (each a “Grantor” and collectively, the “Grantors”) hereby grants to RBS CITIZENS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as Agent, with principal offices at 71 South Wacker Drive, Suite 2900, Chicago, Illinois 60606, Attention: Kimberly A. Crotty, Vice President (the “Grantee”), a continuing security interest in (i) all of such Grantor’s right, title and interest in, to and under the United States trademarks, trademark registrations and trademark applications (collectively, the “Marks”) set forth on Schedule A attached hereto, (ii) all Proceeds (as such term is defined in the Loan and Security Agreement referred to below) and products of the Marks, (iii) the goodwill of the businesses with which the Marks are associated and (iv) all causes of action arising on, prior to or after the date hereof for infringement, or dilution of, or other injury to, any of the Marks or unfair competition regarding the same.
THIS GRANT is made to secure the payment or performance, as the case may be, in full of the Obligations, as such term is defined in the Loan and Security Agreement among the Grantors, the Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto; the Issuing Banks from time to time party thereto, and Grantee, as Agent, dated as of February 13, 2014 (as amended, modified, restated and/or supplemented from time to time, the “Loan and Security Agreement”).
This Grant has been granted in conjunction with the security interest granted to the Grantee under the Loan and Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Loan and Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Loan and Security Agreement, the provisions of the Loan and Security Agreement shall govern.

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the [●] day of February, 2014.
YRC WORLDWIDE INC., Grantor
By___________________________
Name:
Title:

YRC INC., Grantor
By___________________________
Name:
Title:

USF HOLLAND INC., Grantor
By___________________________
Name:
Title:

YRC REGIONAL TRANSPORTATION, INC., Grantor
By___________________________
Name:
Title:

RBS CITIZENS BUSINESS CAPITAL,
a division of RBS Asset Finance, Inc.,
a subsidiary of RBS Citizens, N.A.,
as Agent

By:
Name:
Title:

EXHIBIT F

Form of Grant of Security Interest in Patents

GRANT OF SECURITY INTEREST
IN UNITED STATES PATENTS
FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, YRC WORLDWIDE INC., a Delaware Corporation (the “Grantor”) with principal offices at 10990 Roe Avenue, Overland Park, Kansas 66211, hereby grants to RBS CITIZENS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as Agent, with principal offices at 71 South Wacker Drive, Suite 2900, Chicago, Illinois 60606, Attention: Kimberly A. Crotty, Vice President (the “Grantee”), a continuing security interest in (i) all of the Grantor’s rights, title and interest in, to and under the United States patents and patent applications (collectively, the “Patents”) set forth on Schedule A attached hereto, in each case together with (ii) all Proceeds (as such term is defined in the Loan and Security Agreement referred to below) and products of the Patents, and (iii) all causes of action arising on, prior to or after the date hereof for infringement of any of the Patents or unfair competition regarding the same.
THIS GRANT is made to secure the payment or performance, as the case may be, in full of the Obligations, as such term is defined in the Loan and Security Agreement among the Grantor, the Borrowers from time to time party thereto, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto; the Issuing Banks from time to time party thereto, and Grantee, as Agent, dated as of February 13, 2014 (as amended, modified, restated and/or supplemented from time to time, the “Loan and Security Agreement”).
This Grant has been granted in conjunction with the security interest granted to the Grantee under the Loan and Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Loan and Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Loan and Security Agreement, the provisions of the Loan and Security Agreement shall govern.

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the [13th] day of February, 2014.
YRC WORLDWIDE INC., Grantor
By___________________________
Name:
Title:

RBS CITIZENS BUSINESS CAPITAL,
a division of RBS Asset Finance, Inc.,
a subsidiary of RBS Citizens, N.A.,
as Agent

By:
Name:
Title:

EXHIBIT G

Form of Grant of Security Interest in Copyrights

GRANT OF SECURITY INTEREST
IN UNITED STATES COPYRIGHTS
WHEREAS, (i) New Penn Motor Express, Inc., a Pennsylvania Corporation, having its chief executive offices at 625 South Fifth Avenue, Lebanon, Pennsylvania 17042; (ii) YRC Inc., a Delaware Corporation, having its chief executive offices at 10990 Roe Avenue, Overland Park, Kansas 66211; and (iii) YRC Regional Transportation, Inc., a Delaware corporation, having its chief executive office at 10990 Roe Avenue, Overland Park, KS 66211 (each a “Grantor” and collectively, the “Grantors”), are the owners of all right, title and interest in and to the United States copyrights and associated United States copyright registrations and applications for registration set forth in Schedule A attached hereto (collectively, the “Copyrights”) and is an exclusive licensee of registered copyrights pursuant to each Copyright License (as such term is defined in the Loan and Security Agreement referred to below) set forth in Schedule A;
WHEREAS, RBS CITIZENS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as Agent, having its principal offices at 71 South Wacker Drive, Suite 2900, Chicago, Illinois 60606, Attention: Kimberly A. Crotty, Vice President (the “Grantee”), desires to acquire a security interest in said Copyrights and Copyright Licenses; and
WHEREAS, the Grantors are willing to grant to the Grantee a security interest in and lien upon the Copyrights and Copyright Licenses described above.
NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the terms and conditions of the Loan and Security Agreement, dated as of February 13, 2014, made by the Grantors; the Borrowers from time to time party thereto; the other Guarantors from time to time party thereto, the Lenders from time to time party thereto; the Issuing Banks from time to time party thereto; and Grantee, as Agent (as amended, modified, restated and/or supplemented from time to time, the “Loan and Security Agreement”), each Grantor hereby assigns to the Grantee as collateral security, and grants to the Grantee a continuing security interest in, to and under (i) all of such Grantor’s right, title and interest in, to and under the Copyrights and exclusive Copyright Licenses set forth in Schedule A attached hereto, in each case together with, (ii) all Proceeds (as such term is defined in the Loan and Security Agreement) and products of the foregoing, (iii) all causes of action arising on, prior to or after the date hereof for infringement of any of the Copyrights or unfair competition regarding the same, and (iv) all rights and benefits of such Grantor under the exclusive Copyright Licenses set forth in Schedule A. The assignment and security interest granted herein is made to secure the payment or performance, as the case may be, in full of the Obligations, as such term is defined in the Loan and Security Agreement.
This Grant has been granted in conjunction with the security interest granted to the Grantee under the Loan and Security Agreement. The rights and remedies of the Grantee with respect to the security interest granted herein are as set forth in the Loan and Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Loan and Security Agreement, the provisions of the Loan and Security Agreement shall govern.
[Remainder of this page intentionally left blank; signature page follows]
IN WITNESS WHEREOF, the undersigned have executed this Grant as of the [13th] day of February 2014.
NEW PENN MOTOR EXPRESS, INC., Grantor
By___________________________
Name:
Title:

YRC INC., Grantor

By___________________________
Name:
Title:

YRC REGIONAL TRANSPORTATION, INC.,
Grantor

By___________________________
Name:
Title:

RBS CITIZENS BUSINESS CAPITAL,
a division of RBS Asset Finance, Inc.,
a subsidiary of RBS Citizens, N.A.,
as Agent

By:
Name:
Title:
EXHIBIT H

Form of Perfection Certificate

PERFECTION CERTIFICATE
Reference is made to (i) the Loan and Security Agreement (as amended, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”) dated as of the date hereof by and among YRC Worldwide Inc., a Delaware corporation (“Parent”) as administrative borrower (in such capacity, the “ABL Administrative Borrower”), Parent, YRC Inc., a Delaware corporation (“YRC”), USF Reddaway Inc., an Oregon Corporation (“Reddaway”), USF Holland Inc., a Michigan Corporation (“Holland”), and New Penn Motor Express, Inc., a Pennsylvania Corporation (“New Penn”, and jointly and severally with the Parent, YRC, Holland and Reddaway, the “ABL Borrowers” or each individually an “ABL Borrower”), Guarantors party thereto from time to time, the financial institutions party thereto from time to time as lenders (the “ABL Lenders”), the financial institutions party thereto from time to time as issuing banks (the “Issuing Banks”), and RBS Citizens Business Capital, a division of RBS Asset Finance, Inc., a corporation organized under the laws of the State of New York, a subsidiary of RBS Citizens, N.A., as agent for the Lenders and the Issuing Banks (in such capacity, the “ABL Agent”) and (ii) the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”, and together with the ABL Credit Agreement, the “Credit Agreements”) dated as of the date hereof by and among YRC Worldwide Inc., a Delaware corporation (the “Term Loan Borrower”, together with the other Guarantors under the Term Loan Credit Agreement, the “Term Loan Grantors”; the ABL Borrowers and the Term Loan Borrower, collectively, the “Borrowers”; the ABL Borrowers and the Term Loan Grantors, collectively, the “Grantors”), the lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Term Loan Administrative Agent”, and together with the ABL Agent, the “Administrative Agents”) and Credit Suisse AG, Cayman Islands Branch, as collateral agent (in such capacity, the “Term Loan Collateral Agent”, and together with the ABL Agent, the “Collateral Agents”). Capitalized terms used but not defined herein have the meanings set forth in either the Credit Agreements or the Security Agreements referred to therein, as applicable.
The undersigned Responsible Officer of the ABL Administrative Borrower and Term Loan Borrower hereby certifies, solely in the official capacity listed below and not in any individual capacity, to the Administrative Agents and each other Secured Party, that as of the date hereof:
1. Names. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of formation, is as follows:

Exact Legal Name of Each Grantor

(b)  Set forth below is each other legal name each Grantor has had in the past five years, together with the date of the relevant change:

Grantor	Other Legal Name in Past 5 Years	Date of Name Change

(c)  Except as set forth below, no Grantor has changed its identity or corporate structure in any way that requires an amendment to such Grantor’s articles of organization, certificate of formation or certificate of incorporation (or similar governing document) within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1 the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

Grantor	Change in Identity or Corporate Structure	Date of Such Change

(d)  The following is a list of all other names (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

Grantor	Other Name Used

(e)  Set forth below is the organizational identification number, if any, issued by the jurisdiction of formation, organization or incorporation of each Grantor that is a registered organization:

Grantor	Organizational Identification Number

(f)  Set forth below is the Federal Taxpayer Identification Number of each Grantor:

Grantor	Federal Taxpayer Identification Number

2.  Current Locations. (a)  The chief executive office of each Grantor is located at the address set forth opposite its name below:

Grantor	Mailing Address	County	State

(b)  Set forth below opposite the name of each Grantor are all locations where such Grantor maintains any books or records relating to any Accounts Receivable (with each location at which chattel paper, if any, is kept being indicated by an “*”):

Grantor	Mailing Address	County	State

(c)  The jurisdiction of formation, organization or incorporation of each Grantor that is a registered organization is set forth opposite its name below:

Grantor	Jurisdiction

(d) Attached hereto as Schedule 2 is a schedule setting forth, opposite the name of each Grantor, all the locations where such Grantor maintains any Equipment or other Collateral not identified above (other than any such Equipment or other Collateral with a net book value in an aggregate amount not to exceed $500,000 or any of same which is in transit, subject to being repaired or in use in the ordinary course of business, or vehicles).

(e)  Set forth below opposite the name of each Grantor are all the places of business of such Grantor not identified in paragraph (a), (b) or (d) above:

Grantor	Mailing Address	County	State

(f)  Set forth below is a list of all real property held by each Grantor, whether owned or leased, the name of the Grantor that owns or leases said property:

(g) Set forth below opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Collateral of such Grantor (other than such Collateral with a net book value in an aggregate amount not to exceed $500,000 or any of same which is in transit, subject to being repaired or in use in the ordinary course of business):

Grantor	Mailing Address	County	State

3.  Unusual Transactions. Except as set forth below, all Accounts Receivable have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business:

4.  File Search Reports. File search reports reasonably acceptable to the Borrowers and Administrative Agent have been previously obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no liens against any of the Collateral other than (i) those liens permitted under the Credit Agreements, (ii) those liens to be terminated in connection with entry into the Credit Agreements, (iii) any liens which the Borrowers believe are unauthorized, and (iv) any other liens for which evidence of termination has been provided to the Administrative Agents on or prior to the date hereof.
5.  Stock Ownership and other Equity Interests. Attached hereto as Schedule 5 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of the Borrower and each Subsidiary and (except for equity interests that are publicly traded) the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 5 is each equity investment of the Borrower or any Subsidiary that represents 50% or less of the equity of the entity in which such investment was made. Notwithstanding anything else to the contrary, it is understood that the percentage of equity interests owned of each Subsidiary (in lieu of the number of issued and outstanding equity interests) shall fulfill the requirements of this paragraph.
6.  Debt Instruments. Attached hereto as Schedule 6 is a true and correct list of all promissory notes and other evidence of indebtedness in excess of $5,000,000 held by the Borrower and each Subsidiary that are required to be pledged under the Credit Agreements or Security Agreements, as applicable, including all intercompany notes in excess of $5,000,000 between the Borrower and each subsidiary of the Borrower and each subsidiary of the Borrower and each other such subsidiary.
7. Deposit Accounts. Attached hereto as Schedule 7 is a true and correct list of deposit accounts, brokerage accounts or securities investment accounts maintained by each Grantor, including the name of the depositary institution, the type of account and the account number.

8. Assignment of Claims Act. Attached hereto as Schedule 8 is a true and correct list of all written contracts between the Borrower or any Subsidiary and the United States government or any department or agency thereof that have a remaining value of at least $5,000,000, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act should be sent), contract start date and end date, agency with which the contract was entered into, and a description of the contract type.

9.  Mortgaged Property. Attached hereto as Schedule 9 is a schedule setting forth, with respect to each mortgaged property, (a) the address of such property and (b) an indication of the ownership of such property, with additional information related to the applicable Collateral and Guarantee requirements to be provided post-closing as is reasonably requested by the Collateral Agent and the ABL Agent.

10. Intellectual Property. Attached hereto as Schedule 10A in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s Patents, Patent Licenses, Trademarks and Trademark Licenses, including the name of the registered owner, the registration number and the expiration date of each Patent, Patent License, Trademark and Trademark License owned by any Grantor. Attached hereto as Schedule 10B in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor’s Copyrights and Copyright Licenses, including the name of the registered owner, the registration number and the expiration date of each Copyright or Copyright License owned by any Grantor.

11.  Commercial Tort Claims. Attached hereto as Schedule 11 is a true and correct list of commercial tort claims in excess of $5,000,000 held by any Grantor, including a brief description thereof.
12.  Vehicles. Attached hereto as Schedule 12 is a true and correct list of all vehicles covered by certificates of title (other than employee or light vehicles (but including Tractor Trailers, Rolling Stock and equipment) having an individual fair market value not in excess of $40,000) (“Vehicles”) owned by the Grantors, identifying the VIN numbers and the state where such vehicle is titled.
IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this ___ day of _____.
YRC WORLDWIDE INC.,

by

Name:
Title:

Exhibit I
to
Loan and Security Agreement

Form of Notice of Continuation / Conversion

Date: ____________, ______

To:	RBS CITIZENS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as Agent
Ladies and Gentlemen:
Reference is made to the Loan and Security Agreement, dated as of February [●], 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among YRC Worldwide Inc., a Delaware Corporation (“Parent”), as administrative borrower (in such capacity, “Administrative Borrower”), Parent, YRC Inc., a Delaware Corporation (“YRC”), USF Reddaway Inc., an Oregon Corporation (“Reddaway”), USF Holland, Inc., a Michigan Corporation (“Holland”), and New Penn Motor Express, Inc., a Pennsylvania Corporation (“New Penn”, and together with Parent, YRC, Holland and Reddaway, “Borrowers” and each a “Borrower”), those Subsidiaries of Parent identified on Schedule 1.1(a) attached thereto (as updated from time to time) (collectively, “Guarantors” and each, a “Guarantor”); the financial institutions from time to time party to this Agreement as lenders (collectively, “Lenders” and each a “Lender”), the financial institutions from time to time party to this Agreement as issuing banks (collectively, “Issuing Banks” and each an “Issuing Bank”), and RBS Citizens Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as agent for Lenders and Issuing Banks (in such capacity, “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.
Administrative Borrower hereby requests a [conversion of Loans from one Type to the other][a continuation of LIBOR Loans]:
1.    On      (a Business Day);
2.    In the amount of $_____________________;
3.    Comprised of          (Type of Borrowing); and
4.    For LIBOR Loans: with an Interest Period of ____ months.
Administrative Borrower hereby represents and warrants that the conditions specified in Sections 6.2.2 and 6.2.3 of the Loan Agreement have been satisfied on and as of the date of the applicable Borrowing; provided, however, that, upon election of Required Lenders by written notice to Administrative Borrower, no portion of the outstanding principal amount of any Loans may be converted to, or continued as, LIBOR Loans when any Event of Default has occurred and is continuing.
YRC WORLDWIDE, INC.,
as Administrative Borrower

By:     __________________________________
Name:     __________________________________
Title:     __________________________________

Exhibit J
to
Loan and Security Agreement

Form of Assignment Notice

________ __, 20__

RBS CITIZENS BUSINESS CAPITAL,
a division of RBS Asset Finance, Inc. a subsidiary of RBS Citizens, N.A., as Agent
28 State Street
Boston, Massachusetts 02109
Attention: ________________

Re:    ________________________________________

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement, dated as of February [●], 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among YRC Worldwide Inc., a Delaware Corporation (“Parent”), as administrative borrower (in such capacity, “Administrative Borrower”), Parent, YRC Inc., a Delaware Corporation (“YRC”), USF Reddaway Inc., an Oregon Corporation (“Reddaway”), USF Holland, Inc., a Michigan Corporation (“Holland”), and New Penn Motor Express, Inc., a Pennsylvania Corporation (“New Penn”, and together with Parent, YRC, Holland and Reddaway, “Borrowers” and each a “Borrower”), those Subsidiaries of Parent identified on Schedule 1.1(a) attached thereto (as updated from time to time) (collectively, “Guarantors” and each, a “Guarantor”); the financial institutions from time to time party to this Agreement as lenders (collectively, “Lenders” and each a “Lender”), the financial institutions from time to time party to this Agreement as issuing banks (collectively, “Issuing Banks” and each an “Issuing Bank”), and RBS Citizens Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as agent for Lenders and Issuing Banks (in such capacity, “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.
Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan Agreement.
1. We hereby give you notice of, and request your consent to, the assignment by __________________________ (the “Assignor”) to ___________________________ (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to ________ percent (__%) of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $_____________, as the same may be further reduced by other assignments on or after the date hereof.
2. Assignee agrees that, upon receiving the consent of Agent and the approval of Administrative Borrower (if required) to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were Lender originally holding such interest under the Loan Agreement.
3. The following administrative details apply to Assignee:
(A)    Notice address:
Assignee name:

Address:

Attention:

Telephone:

Facsimile:
(B)    Payment instructions:
Account No.:

At:

Reference:

Attention:
4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.
IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.
Very truly yours,

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

RBS CITIZENS BUSINESS CAPITAL,
a division of RBS Asset Finance, Inc. a subsidiary
of RBS Citizens, N.A., as Agent

By:
Name:
Title:

YRC WORLDWIDE, INC.,
as Administrative Borrower

By:
Name:
Title:                        ]

Schedule 1.1(a)
Guarantors as of the Closing Date

Guarantors
Express Lane Service, Inc.
Roadway Express International, Inc.
Roadway LLC
Roadway Next Day Corporation
Roadway Reverse Logistics, Inc.
USF Bestway Inc.
USF Dugan Inc.
USF Glen Moore Inc.
USF RedStar LLC
YRC Association Solutions, Inc.
YRC LOGISTICS SERVICES, INC.
YRC MORTGAGES, LLC
YRC Enterprise Services, Inc.
YRC Regional Transportation, Inc.

SCHEDULE 1.1(b)

COMMITMENTS OF LENDERS

Lender	Commitment ($)	Allocation (%)
RBS Citizens Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A.	60,000,000.00	13.333
Bank of America, N.A.	60,000,000.00	13.333
CIT Finance LLC	47,500,000.00	10.556
PNC Bank, National Association	55,000,000.00	12.222
Ally Commercial Finance LLC	50,000,000.00	11.111
ING Capital LLC	45,000,000.00	10.000
Deutsche Bank AG, New York Branch	25,000,000.00	5.556
City National Bank, a national banking association	25,000,000.00	5.556
Signature Bank	25,000,000.00	5.556
Siemens Financial Services, Inc.	30,000,000.00	6.667
Webster Business Credit Corporation	15,000,000.00	3.333
First Niagara Commercial Finance, Inc.	12,500,000.00	2.778
TOTAL	450,000,000.00	100.000

OBLIGATIONS TO ISSUE LETTERS OF CREDIT

Lender	LC Issuance Sublimit ($)
RBS Citizens Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A.	125,000,000.00
Bank of America, N.A.	250,000,000.00

Schedule 1.1(c)
Copyrights

LOAN PARTY = NEW PENN MOTOR EXPRESS, INC.
Title	Country	Registration No.	Registration Date	Expiration Date
National class rate tariff 572 for New Penn Motor Express, Inc.: ICC MAC 572.	U.S.	TX 3-426-361	10/05/92	10/05/2087
Tariff 572-B for New Penn Motor Express, Inc.: local and joint class rates.	U.S.	TX 3-780-931	03/31/94	03/31/2089
Tariff 573 for New Penn Motor Express, Inc., MC-70832: local and joint class rates ... between points in the United States (except Alaska and Hawaii) and points in the provinces of Ontario and Quebec, Canada.
	U.S.	TX 3-784-219	03/31/94	03/31/2089

LOAN PARTY = YRC INC. (YRC INC. (F/K/A ROADWAY EXPRESS, INC., YELLOW FREIGHT SYSTEM, INC., YELLOW FREIGHT SYSTEMS, INC. and/or YELLOW TRANSPORTATION, INC.)
Title	Country	Registration No.	Registration Date	Expiration Date
Spotlight. (serial publication)	U.S.	CSN 007-390 See below	1978-1980
"Promises" to keep.	U.S.	PA 039-409	03/07/1979	03/07/2074
Equal employment opportunity and the law.	U.S.	PA 055-826	08/01/1979	08/01/2074
Equal employment opportunity: Equal employment opportunity (R E X policy).	U.S.	PA 055-827	08/01/1979	08/01/2074
Hazardous materials vehicle placards.	U.S.	PA 061-661	09/28/1979	09/28/2074
Hazardous materials: pt. 1 (A).	U.S.	PA 061-662	09/28/1979	09/28/2074
Hazardous materials: pt. 1 (B).	U.S.	PA 061-663	09/28/1979	09/28/2074
Spotlight. (serial publication)	U.S.	CSN 035-279 See below	1980-1982	2075
It’s not a laughing matter!: Skids--cause, control, prevention!.	U.S.	PA 062-684	01/21/1980	01/21/2075
Overcoming objections!	U.S.	PA 072-681	05/21/1980	05/21/2075
A Treacherous season!: Surviving winter driving conditions	U.S.	PA 109-280	10/27/1980	10/27/2075
Looking back and moving ahead.	U.S.	PA 095-569	01/16/1981	01/16/2076
Financial comments and highlights.	U.S.	PA 095-570	01/16/1981	101/16/2076
How will Roadway survive?.	U.S.	PA 095-571	01/16/1981	01/16/2076
Getting it done in ’81.	U.S.	PA 095-572	01/16/1981	01/16/2076
The "New" environment.	U.S.	PA 095-573	01/16/1981	01/16/2076
Selling in a changing marketplace.	U.S.	PA 095-574	01/16/1981	01/16/2076
Roadway’s ’81 E. E. O. offense.	U.S.	PA 095-575	01/16/1981	01/16/2076
Keep the momentum in ’81.	U.S.	PA 095-576	01/16/1981	01/16/2076
Scoring the point: or, How to close the sale.	U.S.	PA 105-855	02/05/1981	02/05/2076
Unionism!: From journeyman associations to the Teamsters.	U.S.	PA 105-642	04/20/1981	04/20/2076
Tuning the 6V 92TT Detroit diesel engine/produced in association with Detroit Diesel Allison.	U.S.	PA 105-643	04/20/1981	04/20/2076
Traction improver, air bag retrofit.	U.S.	PA 104-567	04/27/1981	04/27/2076
The Decision is yours.	U.S.	PA 110-764	07/14/1981	07/14/2076
The Road to excellence.	U.S.	PA 128-471	10/15/1981	10/15/2076
How well can we do in ’82?.	U.S.	PA 131-425	01/29/1982	01/29/2077
Pulling your E. E. O. weight in ’82.	U.S.	PA 131-426	01/29/1982	01/29/2077
Roadway and crew in ’82.	U.S.	PA 131-427	01/29/1982	01/29/2077
Comments from the chairman.	U.S.	PA 131-428	01/29/1982	01/29/2077
Roadway and crew in ’82.	U.S.	PA 131-429	01/29/1982	01/29/2077
Honing the crew for ’82.	U.S.	PA 131-430	01/29/1982	01/29/2077
Following through in ’82.	U.S.	PA 131-431	01/29/1982	01/29/2077
Here we go again!.	U.S.	PA 131-432	01/29/1982	01/29/2077
Reflections and directions.	U.S.	PA 131-433	01/29/1982	01/29/2077
The Best just got better for you!/Produced by Roadway Express, Inc., Video Productions.	U.S.	PA 136-539	04/01/1982	04/01/2077
Antitrust: pt. 2 / produced by Roadway Express, Inc., Video Productions.	U.S.	PA 141-716	05/24/1982	05/24/2077
Antitrust : pt. 1.	U.S.	PA 141-717	05/24/1982	05/24/2077
Class tariff/Roadway Express, Inc. (serial publication)	U.S.	TX 1-205-935	1983	2078
Roadway responds.	U.S.	PA 169-809	01/06/1983	01/06/2078
Roadway responds.	U.S.	PA 169-810	01/06/1983	01/06/2078
Administrative reactions.	U.S.	PA 169-811	01/06/1983	01/06/2078
Responses.	U.S.	PA 169-812	01/06/1983	01/06/2078
Planning for change in marketing and sales.	U.S.	PA 169-813	01/06/1983	01/06/2078
The Roadway response.	U.S.	PA 169-814	01/06/1983	01/06/2078
You.	U.S.	PA 169-815	01/06/1983	01/06/2078
Work.	U.S.	PA 174-753	04/28/1983	04/28/2078
The Shipping game.	U.S.	PA 174-754	04/28/1983	04/28/2078
More is less!.	U.S.	PA 176-846	05/23/1983	05/23/2078
The Champ.	U.S.	PA 186-536	08/22/1983	08/22/2078
Leadership program--Rex activity pac.	U.S.	TX 1-205-796	10/11/1983	10/11/2078
Leadership program with coach’s guide: Roadway supervisor enrichment programs--training, orientation, leadership.	U.S.	TX 1-205-879	10/11/1983	10/11/2078
Roadway Express, Inc., leadership program: pts. I & II, pre-act & re-act.	U.S.	TX 1-205-936	10/11/1983	10/11/2078
Roadway Express, Inc., leadership program: pt. I, pre-act.	U.S.	TX 1-205-937	10/11/1983	10/11/2078
The Name of the game.	U.S.	PA 347-097	01/16/1984	01/16/2079
Soaring and scoring.	U.S.	PA 347-098	01/16/1984	01/16/2079
Kickoff ; Whoever said it would be easy?	U.S.	PA 347-099	01/16/1984	01/16/2079
Continue to soar in ’84.	U.S.	PA 347-100	01/16/1984	01/16/2079
You did it!	U.S.	PA 347-101	01/16/1984	01/16/2079
The Right stuff.	U.S.	PA 347-102	01/16/1984	01/16/2079
Administration update for ’84.	U.S.	PA 347-103	01/16/1984	01/16/2079
Quiktrak plus.	U.S.	PA 347-104	01/16/1984	01/16/2079
Transportation of hazardous materials.	U.S.	PA 199-196	02/02/1984	02/02/2079
There is a difference.	U.S.	PA 208-333	03/05/1984	03/05/2079
Roadway’s 1970 consent decree.	U.S.	PA 210-939	04/30/1984	04/30/2079
International freight: an overview.	U.S.	PA 221-498	06/11/1984	06/11/2079
International freight (terms and flow).	U.S.	PA 221-806	07/12/1984	07/12/2079
Survival : work II.	U.S.	PA 234-175	10/29/1984	10/29/2079
EEO’85--what else is there?.	U.S.	PA 240-716	01/08/1985	01/08/2080
Quality thru good administration.	U.S.	PA 240-717	01/08/1985	01/08/2080
Survival through quality.	U.S.	PA 240-718	01/08/1985	01/08/2080
Quality & the marketplace.	U.S.	PA 240-719	01/08/1985	01/08/2080
Minding our P’s and Q’s.	U.S.	PA 240-720	01/08/1985	01/08/2080
Quality comes alive in ’85: [Hoss].	U.S.	PA 240-721	01/08/1985	01/08/2080
Quality comes alive in ’85: [Zodrow].	U.S.	PA 240-722	01/08/1985	01/08/2080
The State of the industry--Roadway versus the competition.	U.S.	PA 245-484	03/25/1985	03/25/2080
Preventing back injuries.	U.S.	PA 260-350	05/06/1985	05/06/2080
Roadway’s position in the market.	U.S.	PA 255-282	06/17/1985	06/17/2080
Eliminate checking errors.	U.S.	PA 257-009	07/15/1985	07/15/2080
A Growing partnership.	U.S.	PA 263-288	08/13/1985	08/13/2080
The Roadway road driver’s manual.	U.S.	TX 1-882-230	08/08/1986	08/08/2081
The Roadway dockworker’s manual.	U.S.	TX 1-882-231	08/08/1986	08/08/2081
KIP System handbook: Keys to Injury Prevention on the dock.	U.S.	TX 5-030-985	05/28/1999	05/28/2094
ISO 9002 certification : sales and marketing plan.	U.S.	TX 5-437-064	09/10/2001	09/10/2096
Commercial Vehicle Safe Training Guidebook	U.S.	TX 5-589-226	05/14/2002	05/14/2097
Spotlight.	U.S.	TX 959-667	08/04/1982	08/04/2077
Spotlight.	U.S.	TX 914-896	06/01/1982	06/01/2077
Spotlight.	U.S.	TX 914-897	06/01/1982	06/01/2077
Spotlight.	U.S.	TX 914-898	06/01/1982	06/01/2077
Spotlight.	U.S.	TX 914-899	06/01/1982	06/01/2077
Spotlight.	U.S.	TX 914-900	06/01/1982	06/01/2077
Spotlight.	U.S.	TX 914-902	06/01/1982	06/01/2077
Spotlight.	U.S.	TX 914-901	06/01/1982	06/01/2077
Spotlight.	U.S.	TX 914-903	06/01/1982	06/01/2077
Spotlight.	U.S.	TX 767-577	09/17/1981	09/17/2076
Spotlight.	U.S.	TX 767-576	09/17/1981	09/17/2076
Spotlight.	U.S.	TX 767-579	09/17/1981	09/17/2076
Spotlight.	U.S.	TX 767-580	09/17/1981	09/17/2076
Spotlight.	U.S.	TX 767-581	09/17/1981	09/17/2076
Spotlight.	U.S.	TX 767-582	09/17/1981	09/17/2076
Spotlight.	U.S.	TX 767-583	09/17/1981	09/17/2076
Spotlight.	U.S.	TX 767-578	09/17/1981	09/17/2076
Spotlight.	U.S.	TX 615-041	01/19/1981	01/19/2076
Spotlight.	U.S.	TX 615-042	01/19/1981	01/19/2076
Spotlight.	U.S.	TX 615-043	01/19/1981	01/19/2076
Spotlight.	U.S.	TX 615-044	01/19/1981	01/19/2076
Spotlight.	U.S.	TX 615-045	01/19/1981	01/19/2076
Spotlight.	U.S.	TX 615-046	01/19/1981	01/19/2076
Spotlight.	U.S.	TX 615-047	01/19/1981	01/19/2076
Spotlight.	U.S.	TX 615-048	01/19/1981	01/19/2076
Spotlight.	U.S.	TX 615-040	01/19/1981	01/19/2076
Spotlight.	U.S.	TX 508-126	01/23/1980	01/23/2075
Spotlight.	U.S.	TX 508-125	01/23/1980	01/23/2075
Spotlight.	U.S.	TX 508-124	01/23/1980	01/23/2075
Spotlight.	U.S.	TX 508-123	01/23/1980	01/23/2075
Spotlight.	U.S.	TX 508-122	01/23/1980	01/23/2075
Spotlight.	U.S.	TX 508-121	01/23/1980	01/23/2075
Spotlight.	U.S.	TX 508-119	01/23/1980	01/23/2075
Spotlight.	U.S.	TX 508-120	01/23/1980	01/23/2075
Spotlight.	U.S.	TX 508-118	01/23/1980	01/23/2075
Spotlight.	U.S.	TX 508-117	01/23/1980	01/23/2075
Spotlight.	U.S.	TX 513-196	04/21/1980	04/21/2075
Spotlight.	U.S.	TX 513-195	04/21/1980	04/21/2075
Spotlight.	U.S.	TX 513-194	04/21/1980	04/21/2075
Spotlight.	U.S.	TX 182-803	07/20/1978	07/20/2073
Spotlight.	U.S.	TX 180-643	01/22/1979	01/22/2074
Spotlight.	U.S.	TX 180-649	01/22/1979	01/22/2074
Spotlight.	U.S.	TX 180-648	01/22/1979	01/22/2074
Spotlight.	U.S.	TX 180-647	01/22/1979	01/22/2074
Spotlight.	U.S.	TX 180-646	01/22/1979	01/22/2074
Spotlight.	U.S.	TX 180-645	01/22/1979	01/22/2074
Spotlight.	U.S.	TX 180-644	01/22/1979	01/22/2074
Spotlight.	U.S.	TX 212-580	03/21/1979	03/21/2074
Spotlight.	U.S.	TX 212-581	03/21/1979	03/21/2074
Spotlight.	U.S.	TX 212-579	03/21/1979	03/21/2074
Spotlight.	U.S.	TX6301	03/02/1978	03/02/2073
Spotlight.	U.S.	TX 27-229	04/20/1978	04/20/2073
Spotlight.	U.S.	TX 47-189	05/30/1978	05/30/2073
Customer driven sales: yellow open lock.	U.S.	TX 6-074-751	10/22/2004	10/22/2099
Open lock selling skills.	U.S.	TX 6-074-737	10/22/2004	10/22/2099
General provisions regarding yellow tariff 500	U.S.	TX 1-284-414	10/11/1983	10/11/2078
Zone index pricing (yellow tariff 500)	U.S.	TX 1-284-415	10/11/1983	10/11/2078
Zone index pricing.	U.S.	TX 1-284-416	02/15/1984	02/15/2079
Yellow central collection accounts.	U.S.	TX 1-305-383	02/07/1984	02/07/2079
Zone index pricing: text of computer program.	U.S.	TX 1-534-191	03/05/1985	03/05/2080
Zone index pricing: IBM personal computer application, version 2.0.	U.S.	TX 1-568-275	03/5/1985	03/05/2080
Shipment information retrieval system/SIRSINST.	U.S.	TX 1-833-674	06/19/1986	06/19/2081
Shipment information retrieval system/reindex.	U.S.	TX 1-835-066	06/20/1986	06/20/2081
Autocode of city routes.	U.S.	TX 1-836-145	06/20/1986	06/20/2081
Shipment information retrieval system/SIRSMENU.	U.S.	TX 1-836-161	06/20/1986	06/20/2081
Zip disk: U.S./Canadian instruction manual.	U.S.	TX 2-105-688	06/24/1987	06/24/2082
International three character postal code rate basis/distance tariff.	U.S.	TX 2-172-914	06/22/1987	06/22/2082
PC resource.	U.S.	TX 3-507-845	03/15/1993	03/15/2088
International class rates; class tariff, international, tariff 510.	U.S.	TX 2-098-502	06/18/1987	06/18/2082
National three digit zip zone rate basis; distance tariff, tariff 125.	U.S.	TX 2-098-503	06/18/1987	06/18/2082
Yellow freight system pro-rate factors.	U.S.	TX 326-161	1979	2074

LOAN PARTY = YRC REGIONAL TRANSPORTATION, INC. (F/K/A USFREIGHTWAYS CORPORATION)
Title	Country	Registration No.	Registration Date	Expiration Date
USFreightways.	U.S.	TX 5-817-696	02/10/2003	02/10/2098
USFreightways corporation 1st quarter earnings conference call: date of transcription, April 23, 2002	U.S.	TX 5-701-131	02/20/2003	02/20/2098
USFreightways corporation 2nd quarter earnings conference call: 07/19/2002	U.S.	TX 5-702-324	02/06/2003	02/06/2098
USFreightways corporation 3rd quarter earnings conference call	U.S.	TX 5-664-311	01/21/2003	01/21/2098
3rd quarter earnings conference call	U.S.	TX 5-672-526	03/10/2003	03/10/2098

Schedule 1.1(d)
Excluded Real Property

JPM Site No.	Location	Street Address	City	State	Zip Code	Company	Approx. Gross Book Value (Feb. 2009)	Approx Gross Book Value (Dec. 31, 2013)	Number
400	Dothan, AL	686 Murray Road	Dothan	AL	36303	YRC Inc.	$627,267	$627,416	1
401	Huntsville, AL	1901 Highway 20 West	Decatur	AL	35601	YRC Inc.	$544,545	$543,999	2
402	Mobile, AL	1111 Virginia St	Mobile	AL	36604	YRC Inc.	$406,210	$406,210	3
403	Montgomery, AL	5680 Old Hayneville Rd	Montgomery	AL	36108	YRC Inc.	$549,344	$581,083	4
410	Springdale, AR	1543 Ford Avenue	Springdale	AR	72764	YRC Inc.	$249,443	$253,787	5
413	Lake Havasu City, AZ	1951 San Juan Dr	Lake Havasu City	AZ	86403	USF Reddaway	$260,066	$260,066	6
414	Flagstaff, AZ	1814 N Main	Flagstaff	AZ	86004	YRC Inc.	$138,666	$198,903	7
416	Grand Junction, CO	3207 "F" Road	Clifton	CO	81520	YRC Inc.	$68,152	$801,895	8
420	LaGrange, GA	677 Hudson Road	LaGrange	GA	30240	YRC Inc.	$332,400	$332,400	9
422	Macon, GA	4241 Interstate Dr	Macon	GA	31210	YRC Inc.	$275,909	$275,723	10
423	Savannah, GA	3501 Edwin Avenue	Savannah	GA	31405	YRC Inc.	$263,437	$272,386	11
427	Dubuque, IA	18806 Kapp Drive	Peosta	IA	52068	YRC Inc.	$371,400	$371,507	12
432	Sioux City, IA	2425 Bridgeport Dr	Sioux City	IA	51111	YRC Inc.	$250,687	$249,898	13
433	Mason City, IA	1514 S Pierce	Mason City	IA	50401	YRC Inc.	$158,366	$163,737	14
434	Quincy, IL	2620 N 36th St	Quincy	IL	62301	YRC Inc.	$176,258	$177,297	15
442	Monroe, LA	158 Parker Rd	Monroe	LA	71202	YRC Inc.	$220,696	$220,206	16
443	Alexandria, LA	333 N 3rd St	Alexandria	LA	71301	YRC Inc.	$89,903	$89,803	17
446	Saginaw, MI	3770 Hess Street	Saginaw	MI	48601	YRC Inc.	$630,000	$630,221	18
450	Worthington, MN	172 Industrial Parkway	Jackson	MN	56143	USF Holland	$568,141	$568,141	19
452	Duluth, MN	4425 W First St	Duluth	MN	55807	YRC Inc.	$284,653	$286,663	20
456	Tupelo, MS	2226 McCullough Blvd.	Tupelo	MS	38801	YRC Inc.	$370,000	$370,046	21
458	Hattiesburg, MS	96 Wesley Grant Road	Hattiesburg	MS	39401	YRC Inc.	$604,086	$604,141	22
459	Greenville, MS	152 Seven Oaks Road	Leland	MS	38756	YRC Inc.	$630,000	$630,000	23
460	Kalispell, MT	3340 Hwy 2 East	Kalispell	MT	59901	USF Reddaway	$687,452	$687,452	24
463	Fayetteville, NC	1061 River Rd	Fayetteville	NC	28301	YRC Inc.	$51,399	$51,590	25
466	Jacksonville, NC	161 Center Street	Jacksonville	NC	28546	YRC Inc.	$260,000	$260,045	26
468	Wilmington, NC	3511 Hwy 421 N	Wilmington	NC	28401	YRC Inc.	$295,557	$294,552	27
469	Fargo, ND	2502 7th Ave N	Fargo	ND	58102	YRC Inc.	$461,871	$460,506	28
470	Kearney, NE	614 Third Ave	Kearney	NE	68845	YRC Inc.	$262,151	$263,246	29
473	Atlantic City, NJ	1641 Eden Road	Millville	NJ	8332	YRC Inc.	$560,000	$560,000	30
475	Youngstown, OH	3020 Gale Ave	Hubbard	OH	44425	YRC Inc.	$790,000	$790,056	31
476	Lima, OH	1505 Bowman Road	Lima	OH	45804	YRC Inc.	$539,348	$539,478	32
477	Parkersburg, WV	300 Drag Strip Road	Belpre	OH	45714	YRC Inc.	$760,538	$759,000	33
483	Erie, PA	3111 McCain Ave	Erie	PA	16510	YRC Inc.	$581,941	$605,012	34
488	Florence, SC	2257 S Main St	Florence	SC	29501	YRC Inc.	$301,427	$304,273	35
492	Waco, TX	3230 Clay Ave	Waco	TX	76711	YRC Inc.	$297,325	$297,062	36
496	Sherman, TX	211 Dorset	Sherman	TX	75092	YRC Inc.	$235,107	$232,136	37
499	Wichita Falls, TX	4020 Reilly Rd	Wichita Falls	TX	76305	YRC Inc.	$395,451	$395,321	38
515	Madison, WI	2573 Progress Rd	Madison	WI	53716	YRC Inc.	$1,139,281	$1,188,825	39
517	Eau Claire, WI	3617 McIntyre Ave	Eau Claire	WI	54703	YRC Inc.	$360,060	$362,103	40
522	Clarksburg, WV	Route #2 Box 142A	Bridgeport	WV	26330	YRC Inc.	$288,153	$288,153	41
523	Mexico City, MX	Col. Nuevo Industrial	Mexico City	MX		Transcontinental Lease, S. de R.L. de C.V.	$1,962,807	$1,871,429	42
524	Puebla, MX	Carretera Federal Puebla-		MX		Transcontinental Lease, S. de R.L. de C.V.	$268,766	$168,259	43
601	Sacramento, CA	3210 52nd Ave	Sacramento	CA	95823	YRC Inc.	$2,378,667	$2,393,976	44
602	San Jose, CA	750 Capitol Ave.	Milipitas	CA	95035	YRC Inc.	$3,900,060	$3,901,502	45
604	Stockton, CA	3233 Loomis Road	Stockton	CA	95205	YRC Inc.	$1,185,615	$1,185,615	46
606	Sacramento, CA	620 Harbor Blvd	W Sacramento	CA	95691	USF Reddaway	$939,902	$968,914	47
615	Lafayette, IN	3221 Imperial Parkway	LaFayette	IN	47905	YRC Inc.	$470,000	$470,762	48
622	South Kearny, NJ	19 Hackensack Avenue	South Kearny	NJ	7032	New Penn	$658,190	$703,941	49
628	Providence, RI	2110 Plainfield Pike	Cranston	RI	02910-2038	New Penn	$1,943,397	$2,032,223	50
630	White Pine, TN (R30)	2730 Valley Home Road	White Pine	TN	37890	YRC Inc.	$613,356	$613,356	51
631	Burlington, VT	123 Orion Dr	Colchester	VT	5446	YRC Inc.	$469,175	$469,175	52
640	Fall River/New Bedford, MA	30 Borden Street	Westport	MA	2790	YRC Inc.	$490,000	$490,000	53

Schedule 1.1(e)
Existing Letters of Credit

Issuing Bank	LOC #	Beneficiary	Letter of Credit Total
Bank of America, N.A.	64143132	Protective Insurance Company	$6,245,473.00
Bank of America, N.A.	64143741	Safety National Casualty Corp.	$8,500,000.00
Bank of America, N.A.	64144452	Travelers Casualty and Surety Co. of America	$1,586,500.00
Bank of America, N.A.	64145088	AI Transport, a Division of the Insurance Company of the State of Pennsylvania	$3,385,262.00
Bank of America, N.A.	64145089	Insurance Company of North America	$1,000,000.00
Bank of America, N.A.	64146146	Old Republic Insurance Company of Canada	$1,931,160.00
Bank of America, N.A.	68001404	Michael Bertone, ESQ	$250,000.00
Bank of America, N.A.	68001413	North Central Electric Power Association	$11,000.00
Bank of America, N.A.	68001416	Old Republic Insurance Company	$104,773,257.00
Bank of America, N.A.	68001422	Liberty Mutual Insurance Co.	$25,676,488.00
Bank of America, N.A.	68001434	Matrix Hamilton Land Development	$295,387.50
Bank of America, N.A.	68001440	RKA Petroleum Companies, Inc.	$1,250,000.00
Bank of America, N.A.	68006224	United States Fidelity and Guaranty Company	$600,000.00
Bank of America, N.A.	68067360	Argonaut Insurance Co.	$2,907,000.00
Bank of America, N.A.	68067361	Mansfield Oil Company of Gainesville	$1,750,000.00
Bank of America, N.A.	68067362	Atlantic Specialty Insurance Company	$11,339,906.00
Bank of America, N.A.	68067359A	Westchester Fire Insurance Company	$25,074,812.12

Schedule 1.1(f)
Licenses

None.

Schedule 1.1(g)
Patents

LOAN PARTY = YRC WORLDWIDE INC.
Title	Country	Application No.	Registration No.	Status – Appl. Pending/Registered	Expiration Date
CONTAINER FOR SECURE TRANSPORT OF CARGO	U.S.	10/677,998	6981828 B2	Registered	10/02/2023
REVERSE LOGISTICS PROCESS	U.S.	10/878,808	7,596,516	Registered	06/28/2024
CONTAINER FOR SECURE TRANSPORT OF CARGO	Canada	2483353	2483353	Registered	09/30/2024
CONTAINER FOR SECURE TRANSPORT OF CARGO	Mexico	PA/a/2004/009623	256441	Registered	10/01/2024
REVERSE LOGISTICS PROCESS	Canada	2472706		Application Pending
SYSTEMS AND METHODS FOR PREDICTIVE BILL ENTRY	U.S.	12/171964		Application Pending

Schedule 1.1(h)
Pension Fund Entities

•	Central States, Southeast and Southwest Areas Pension Fund

•	Western Conference of Teamsters Pension Trust

•	I.B. of T. Union Local No. 710 Pension Fund

•	Central Pennsylvania Teamsters Pension Fund

•	Road Carriers Local 707 Pension Fund

•	Teamsters Local 641 Pension Fund

•	Teamsters Pension Trust Fund of Philadelphia and Vicinity

•	Western Conference of Teamsters Supplemental Benefit Trust Fund

•	Suburban Teamsters of No. IL. Pension Fund

•	Freight Drivers and Helpers Local 557 Pension Fund

•	Teamsters JC 83 Pension Fund

•	Hagerstown Motor Carriers and Teamsters Pension Plan

•	Trucking Employees of North Jersey Welfare Fund Inc. - Pension Fund

•	Mid-Jersey Trucking Ind. & Teamsters Local 701 Pension Fund

•	Management Labor Welfare & Pension Funds Local 1730, I.L.A.

•	Employer-Teamsters Local Nos. 175/505 Pension Trust Fund

•	International Association of Machinists Motor City Pension Fund

•	Hawaii Truckers-Teamsters Union Pension Fund

•	Southwestern Pennsylvania and Western Maryland Teamsters & Employers Pension Fund

•	Teamsters Local 617 Pension Fund

•	New England Teamsters & Trucking Industry Pension Fund

•	New York State Teamsters Conference Pension and Retirement Fund

•	Local 705 International Brotherhood of Teamsters Pension Fund

•	Western Pennsylvania Teamsters and Employers Pension Fund

•	Teamsters Local 639 Employer’s Pension Trust

•	Teamsters Local 445 Pension Fund

Schedule 1.1(i)
Trademarks

GRANTOR = YRC INC. (FORMERLY KNOWN AS ROADWAY EXPRESS, INC.)
Mark	Country	Application No.	Registration No.	Status – Appl. Pending/Registered	Expiration Date
R ROADWAY & Design	Mexico	239170	312947	Registered	9/26/2014
R ROADWAY & Design	New Zealand	229101	229101	Registered	2/14/2016
R ROADWAY & Design	Puerto Rico	42,190	42,190	Registered	01/13/2018
ROADWAY	Mexico	UNKNOWN	306610	Registered	09/26/2014
ROADWAY	Puerto Rico	7,254	7,254	Registered	10/10/2016
ROADWAY EXPRESS	Puerto Rico	39,059	39,059	Registered	10/10/2016

GRANTOR = USF BESTWAY INC.
Mark	Country	Application No.	Registration No.	Status – Appl. Pending/Registered	Expiration Date
USF	Hong Kong	14226/1999	B15392/2000	Registered	10/11/2016
USF	Hong Kong	9972/1999	B15381/2000	Registered	07/29/2016
USF & Design	Hong Kong	14227/1999	B15393/2000	Registered	10/11/2016
USF & Design	Hong Kong	9973/1999	B15382/2000	Registered	07/29/2016

GRANTOR = USF CORPORATION (n/k/a YRC Regional Transportation, Inc.)
Mark	Country	Application No.	Registration No.	Status – Appl. Pending/Registered	Expiration Date
RED STAR EXPRESS (Stylized)	U.S	73/770,118	1,581,923	Registered	02/06/2010
U.S. FREIGHTWAYS	Canada	807799	TMA501,615	Registered	09/30/2028
USF	Canada	807801	TMA515,982	Registered	08/31/2014
USF	European Community	782045	782045	Registered	03/26/2018
USF & Design	Canada	807800	TMA495,691	Registered	06/08/2028
USF & Design	European Community	782094	782094	Registered	03/26/2018
USF EXPEDITED	Canada	1127992	TMA630,054	Registered	01/12/2015
USF GUARANTEED	Canada	1128007	TMA629,892	Registered	1/11/2015
USF PREMIER	Canada	1128537	TMA635,986	Registered	03/23/2015
USF PREMIERPLUS	Canada	1128538	TMA630,051	Registered	01/12/2015
USFREIGHTWAYS	Canada	808741	TMA516,951	Registered	09/23/2014
USFREIGHTWAYS (Stylized)	Canada	810118	TMA500,330	Registered	09/10/2028
USFREIGHTWAYS & Design (Wave Design)	Canada	810117	TMA513,904	Registered	08/04/2014

GRANTOR = USF HOLLAND INC.
Mark	Country	Application No.	Registration No.	Status – Appl. Pending/Registered	Expiration Date
A GREAT WAY TO GO	U.S.	73/360,302	1,226,218	Registered	02/01/2013

GRANTOR = YRC WORLDWIDE INC.
Mark	Country	Application No.	Registration No.	Status – Appl. Pending/Registered	Expiration Date
ANY NEED. ANY SPEED. GUARANTEED.	Canada	1545212	TMA837,599	Registered	12/04/2027
ANY NEED. ANY SPEED. GUARANTEED.	Mexico	1216266	1340501	Registered	09/30/2021
ANY NEED. ANY SPEED. GUARANTEED.	Mexico	1216270	1341389	Registered	09/30/2021
ANY NEED. ANY SPEED. GUARANTEED.	U.S.	85/315,834	4,073,936	Registered	12/20/2021
“Around the World Group Company Ltd.” In Mandarin (YRC Worldwide Inc.’s Chinese Name)	Hong Kong	300592506	300592506	Registered	03/02/2016
“Around the World Group” in Mandarin (YRC Worldwide’s Chinese Name)	Taiwan	95013410	1267782	Registered	06/15/2017
2-DAY USA	U.S.	74/726,752	2,014,616	Registered	11/05/2016
BE CONFIDENT. IT'S A YRC DELIVERY.	Canada	1445718	TMA785,033	Registered	12/15/2025
BE CONFIDENT. IT'S A YRC DELIVERY.	Mexico	1021878	1170844	Registered	07/23/2019
BE CONFIDENT. IT'S A YRC DELIVERY.	Mexico	1021881	1131031	Registered	07/23/2019
BE CONFIDENT. IT'S A YRC DELIVERY.	U.S.	77/655,694	3,775,974	Registered	04/13/2020
CONFIDENCE DELIVERED.	Mexico	1030012	1181672	Registered	08/27/2019
CONFIDENCE DELIVERED.	U.S.	77/680,626	3,765,099	Registered	03/23/2020
CREATING POSSIBILITIES	Canada	1321043	TMA705,985	Registered	01/29/2023
CREATING POSSIBILITIES	Mexico	809966	971073	Registered	09/29/2016
DEFINITE DELIVERY	Canada	1321479	TMA700,726	Registered	11/13/2022
EXACT	U.S.	75/585,614	2,359,522	Registered	06/20/2020
EXACT EXPRESS	Canada	1325080	TMA718,033	Registered	07/08/2023
EXACT EXPRESS	European Community	5833728	5833728	Registered	04/16/2017
EXACT EXPRESS	Mexico	848872	1000875	Registered	04/17/2017
EXACT EXPRESS	U.S.	75/513,434	2,230,978	Registered	03/19/2019
EXACT EXPRESS	U.S.	77/022,884	3,278,704	Registered	08/14/2017
EXACT EXPRESS EXPEDITED AIR & GROUND DELIVERY and Design	U.S.	75/800,721	2,375,251	Registered	08/08/2020
EXPEDITED PRECISION	Canada	1453897	TMA780,394	Registered	10/22/2025
EXPEDITED PRECISION	U.S.	77/708,039	3,760,194	Registered	03/16/2020
EXPRESS LANE SERVICES	U.S.	76/615,074	3,273,174	Registered	08/07/2017
EXPRESSWORKS	U.S.	74/703,902	2,037,882	Registered	02/11/2017
E-Z EXPORT	U.S.	74/145,006	1,671,364	Registered	01/07/2022
FAST-AS-FLITE	Canada	483535	TMA275948	Registered	01/21/2028
GENUINE HEAVYWEIGHT EXPERTS	U.S.	77/770,478	3,805,032	Registered	06/15/2020
GLOBAL QBT	U.S.	77/065,043	3,305,695	Registered	10/09/2017
GUARANTEED PRECISION	Canada	1453898	TMA780,739	Registered	10/26/2025
GUARANTEED PRECISION	U.S.	77/708,034	3,760,193	Registered	03/16/2020
GUARANTEED WINDOW	U.S.	77/564,415	3,888,216	Registered	12/07/2020
HOLLAND	U.S.	77/728,792	3,801,991	Registered	06/15/2020
MERGE-IN-TRANSIT	U.S.	74/513,843	1,895,361	Registered	05/23/2015
MY ROADWAY	Canada	1,321,030	TMA696,915	Registered	0920/2022
MY ROADWAY	Mexico	809964	1012665	Registered	09/29/2016
NEW PENN & Design	U.S.	74/160,265	1,712,273	Registered	09/01/2022
PREVIEW	U.S.	74/332,721	1,829,003	Registered	03/29/2014
QUIKTRAK	U.S.	73/386,468	1,288,108	Registered	07/31/2014
R & Design	Canada	491,500	TMA283,088	Registered	09/09/2028
R ROADWAY & Design	Canada	689,722	TMA419,149	Registered	11/05/2023
R ROADWAY & Design	U.S.	73/097,035	1,068,287	Registered	06/21/2017
REDDAWAY	U.S.	77/728,774	3,801,990	Registered	06/15/2020
REGIONAL OUTFITTERS	U.S.	77/065,059	3,279,235	Registered	08/14/2017
REIMER	Canada	1443006		Application Pending
REIMER	U.S.	77/682,160	3,766,225	Registered	03/30/2020
REIMER EXPRESS LINES LTD.	Canada	1306265	TMA725,159	Registered	10/02/2023
REIMER EXPRESS LINES LTD.	U.S.	76/560,709	2,961,833	Registered	06/14/2014
REIMER EXPRESS LINES LTD. ROADWAY EXPRESS & Design	Canada	1194843	TMA730,354	Registered	12/08/2023
RELAY	U.S.	73/642,383	1,458,659	Registered	09/22/2007
RELAY (Stylized)	U.S.	73/642,381	1,474,437	Registered	01/26/2008
RESIDENTIAL CONNECT	Canada	1,360,955	TMA724,085	Registered	09/19/2023
RESIDENTIAL CONNECT	Mexico	877860	1009544	Registered	08/27/2017
RESIDENTIAL CONNECT	U.S.	77/121,992	3,323,647	Registered	10/30/2017
ROADWAY	Canada	491,502	TMA354,213	Registered	3/31/2019
ROADWAY	China	5264419	5264419	Registered	08/20/2019
ROADWAY	China	5264418	5264418	Registered	08/20/2019
ROADWAY	Singapore	T06/06549D	T06/06549D	Registered	04/06/2016
ROADWAY	Singapore	T06/06552D	T06/06552D	Registered	04/06/2016
ROADWAY	Taiwan	95016084	1259891	Registered	04/15/2017
ROADWAY	U.S.	73/059,298	1,050,952	Registered	10/19/2016
ROADWAY EXPRESS	Canada	491,501	TMA354,212	Registered	3/31/2019
ROADWAY EXPRESS	U.S.	75/099,548	2,115,325	Registered	11/25/2017
ROADWAY TIME-ADVANTAGE	U.S.	77/352,942	3,593,844	Registered	03/24/2019
ROADWAY TIME-CRITICAL	Mexico	865686	1156767	Registered	07/03/2017
ROADWAY TIME-CRITICAL	Mexico	865685	1083039	Registered	07/03/2017
ROADWAY TIME-CRITICAL	U.S.	77/079,193	3,274,110	Registered	08/07/2017
SEALED EXHIBIT	Canada	1321850	TMA696,747	Registered	09/18/2022
SEALED EXHIBIT	Mexico	815679	1275513	Registered	10/27/2016
SEALED EXHIBIT	U.S.	78/877,811	3,198,956	Registered	01/16/2017
SHIFT TO HIGHER PERFORMANCE	Canada	1321029	698,631	Registered	10/16/2022
SPECIALIZED SOLUTIONS	U.S.	77/347,139	3,593,359	Registered	03/17/2019
SWAMP HOLLY	Canada	1358900	TMA718,242	Registered	07/09/2023
SWAMP HOLLY	China	6220566	6220566	Registered	09/20/2020
SWAMP HOLLY	Mexico	873654	1020991	Registered	08/07/2017
SWAMP HOLLY	U.S.	77/108,361	3,316,864	Registered	10/23/2017
TRANSPORTE A SU MANERA	Mexico	41779	58485	Registered	06/29/2017
TRANSPORTE A SU MANERA	Mexico	41780	43510	Registered	06/29/2017
USF	Mexico	327379	578430	Registered	03/26/2018
USF	U.S.	75/048,801	2,076,453	Registered	07/01/2017
USF & Design	Mexico	327,378	594802	Registered	03/26/2018
USF & Design	U.S.	75/048,800	2,076,452	Registered	07/01/2017
USFREIGHTWAYS	Mexico	327380	578431	Registered	03/26/2018
USFREIGHTWAYS	U.S.	75/054,518	2,154,111	Registered	04/28/2018
USFREIGHTWAYS (Stylized)	U.S.	75/054,822	2,154,112	Registered	04/28/2018
YELLOW	China	5264421	5264421	Registered	06/06/2020
YELLOW	China	5264420	5264420	Registered	01/27/2020
YELLOW	Hong Kong	10891/95	10680/96	Registered	08/30/2016
YELLOW	Mexico	243256	243256	Registered	03/12/2014
YELLOW	Singapore	7594/95	T95/07594F	Registered	08/16/2015
YELLOW	Taiwan	84047409	87916	Registered	01/15/2017
YELLOW	United Kingdom	1,317,266A	1,317,264	Registered	07/30/2018
YELLOW	U.S.	78/490,508	3,666,792	Registered	08/11/2019
YELLOW	U.S.	73/340,429	1,212,749	Registered	10/12/2022
YELLOW & Design	Canada	545,475	TMA324,496	Registered	3/06/2017
YELLOW & Design	Japan	104205/95	4120400	Registered	03/06/2018
YELLOW & Design	United Kingdom	1,317,266A	1,317,266	Registered	07/30/2018
YELLOW & Design	U.S.	77/382,468	3,575,015	Registered	02/17/2019
YELLOW & Design	U.S.	73/340,431	1,212,751	Registered	10/12/2022
YELLOW & Design (in black border)	U.S.	73/340,430	1,212,750	Registered	10/12/2022
YELLOW CORPORATION	U.S.	74/370,304	1,866,137	Registered	12/06/2014
YELLOW RACING	Mexico	830099	987173	Registered	01/16/2017
YELLOW RACING & Design	Mexico	840585	1049705	Registered	03/06/2017
YELLOW RACING & Design	Mexico	840583	994940	Registered	03/06/2017
YELLOW RACING & Design	Mexico	840581	994939	Registered	03/06/2017
YELLOW RACING & Design	Mexico	840584	994941	Registered	03/06/2017
YELLOW RACING & Design	Mexico	840586	994942	Registered	03/06/2017
YELLOW ROADWAY	Canada	1218708	TMA687,059	Registered	05/04/2022
YELLOW ROADWAY	European Community	3860475	3860475	Registered	05/24/2014
YELLOW ROADWAY	Mexico	657658	884278	Registered	05/24/2014
YELLOW ROADWAY	U.S.	76/561,489	3,886,496	Registered	12/07/2020
YELLOW ROADWAY CORP.	U.S.	77/578,559	4,364,940	Registered	07/09/2023
YELLOW ROADWAY CORPORATION & Design	China	4913699	4913699	Registered	05/06/2019
YELLOW TRANSPORTATION	Canada	1218707	TMA688,475	Registered	05/29/2022
YELLOW TRANSPORTATION	European Community	3860483	3860483	Registered	05/24/2014
YELLOW TRANSPORTATION	Mexico	657659	884279	Registered	05/24/2014
YELLOW TRANSPORTATION	U.S.	76/561,486	3,570,947	Registered	02/10/2019
YELLOW VOLUME ADVANTAGE	Canada	1402102	TMA759,984	Registered	02/22/2025
YELLOW VOLUME ADVANTAGE	China	6822543	6822543	Registered	09/20/2020
YELLOW VOLUME ADVANTAGE	Mexico	945763	1068824	Registered	07/07/2018
YELLOW VOLUME ADVANTAGE	U.S.	77/365,873	3,653,148	Registered	07/14/2019
YR & Design (Flag)	China	5686693	5686693	Registered	11/06/2019
YR & Design (Flag)	China	5686692	5686692	Registered	11/06/2019
YR & Design (Flag)	Hong Kong	300747405	300747405	Registered	10/24/2016
YR & Design (Flag)	Thailand	674896	Bor42382	Registered	09/30/2017
YR & Design (Flag)	Thailand	674897	Bor41172	Registered	09/30/2017
YR & Design (Flag)	U.S.	76/582,306	2,935,940	Registered	03/29/2015
YRC	Argentina	2,754,176	2231943	Registered	05/28/2018
YRC	Argentina	2,754,178	2231945	Registered	05/28/2018
YRC	Australia	1176437	1176437	Registered	05/16/2017
YRC	Brazil	829193782	829193782	Registered	12/22/2019
YRC	Brazil	829193766	829193766	Registered	08/02/2021
YRC	Canada	1348235	TMA712,782	Registered	04/24/2023
YRC	Chile	774.101	805.325	Registered	01/10/2018
YRC	China	5111454	5111454	Registered	04/27/2019
YRC	China	5111455	5111455	Registered	04/27/2019
YRC	Colombia	07-050113	397178	Registered	03/08/2020
YRC	Colombia	07-050110	344036	Registered	01/16/2018
YRC	Costa Rica	2007-5701	175999	Registered	06/12/2018
YRC	European Community	5911491	5911491	Registered	05/16/2017
YRC	Guatemala	M-4048-2007	158219	Registered	07/29/2018
YRC	Guatemala	M-4049-2007	154053	Registered	02/04/2018
YRC	Honduras	16.750-2007	14.677	Registered	05/05/2019
YRC	Honduras	16.751-2007	13.157	Registered	02/28/2018
YRC	Hong Kong	300560934	300560934	Registered	01/05/2016
YRC	India	1559716		Application Pending
YRC	Indonesia	J00-2007-020128	IDM000187241	Registered	06/22/2017
YRC	Indonesia	J00-2007-020129	IDM000187242	Registered	06/22/2017
YRC	Japan	2007-48664	5287128	Registered	12/11/2019
YRC	Malaysia	7008801	7008801	Registered	5/16/2017
YRC	Malaysia	7008802	7008802	Registered	05/16/2017
YRC	Mexico	855399	1156491	Registered	05/18/2017
YRC	Mexico	855397	997753	Registered	05/18/2017
YRC	New Zealand	768478	768478	Registered	05/16/2017
YRC	Nicaragua	2007-01728	0800864 LM	Registered	04/22/2018
YRC	Norway	200705668	244264	Registered	02/14/2018
YRC	Panama	161539	161539	Registered	05/17/2017
YRC	Panama	161540	161540	Registered	05/17/2017
YRC	Peru	315072	49766	Registered	03/07/2018
YRC	Peru	315073	48506	Registered	11/29/2017
YRC	Republic of Korea	2007-13560	169948	Registered	07/02/2018
YRC	Singapore	T07/10577E	T0710577E	Registered	05/16/2017
YRC	Singapore	T07/10580E	T07/10580E	Registered	05/16/2017
YRC	Suriname	20901	20901	Registered	10/10/2021
YRC	Switzerland	55404/2007	564686	Registered	05/21/2017
YRC	Taiwan	95001470	1262082	Registered	04/30/2017
YRC	U.S.	78/653,745	3,272,882	Registered	07/31/2017
YRC	Venezuela	12153-2007		Application Pending
YRC	Venezuela	12154-2007	S042861	Registered	07/28/2024
YRC	Vietnam	4-2007-10951	127315	Registered	06/14/2017
YRC & Design (Banner Logo)	Canada	1445712	TMA784,289	Registered	12/07/2025
YRC & Design (Banner Logo)	Mexico	1021874	1170843	Registered	07/23/2019
YRC & Design (Banner Logo)	Mexico	1021876	1133478	Registered	07/23/2019
YRC & Design (Banner Logo)	U.S.	77/655,672	3,775,973	Registered	04/13/2020
YRC CONFIDENCE DELIVERED. & Design	Mexico	1024832	1171479	Registered	08/05/2019
YRC CONFIDENCE DELIVERED. & Design	Mexico	1024833	1133511	Registered	08/05/2019
YRC CONFIDENCE DELIVERED. & Design	U.S.	77/665,523	3,773,115	Registered	04/06/2020
YRC FREIGHT	Canada	1,570,540	TMA852,311	Registered	06/03/2028
YRC FREIGHT	European Community	10736973	10736973	Registered	03/19.2022
YRC FREIGHT	Mexico	1261023	1308340	Registered	03/26/2022
YRC FREIGHT	Mexico	1261024	1303655	Registered	03/26/2022
YRC FREIGHT	U.S.	85/567,937	4,190,840	Registered	08/14/2022
YRC FREIGHT & Design (Black & White)	Canada	1,570,539		Application Pending
YRC FREIGHT & Design (Black & White)	European Community	10971992	10971992	Registered	06/30/2022
YRC FREIGHT & Design (Black & White)	Mexico	1261029	1308343	Registered	03/26/2022
YRC FREIGHT & Design (Black & White)	Mexico	1261030	1303658	Registered	03/26/2022
YRC FREIGHT & Design (Black & White)	U.S.	85/508,410	4,259,092	Registered	12/11/2022
YRC FREIGHT & Design (Orange)	Canada	1,570,538		Application Pending
YRC FREIGHT & Design (Orange)	Mexico	1261027	1308342	Registered	03/26/2022
YRC FREIGHT & Design (Orange)	Mexico	1261028	1303657	Registered	03/26/2022
YRC FREIGHT & Design (Orange)	U.S.	85/508,429	4,369,431	Registered	07/16/2023
YRC FREIGHT & Design (Blue)	Canada	1,570,541	TMA865,819	Registered	11/25/2028
YRC FREIGHT & Design (Blue)	Mexico	1261025	1308341	Registered	03/26/2022
YRC FREIGHT & Design (Blue)	Mexico	1261026	1303656	Registered	03/26/2022
YRC FREIGHT & Design (Blue)	U.S.	85/508,470	4,259,093	Registered	12/11/2022
YRC GLEN MOORE	U.S.	77/728,783	3,809,215	Registered	06/29/2020
YRC LOGISTICS	U.S.	78/745,566	3,341,439	Registered	11/20/2017
YRC LOGISTICS in Chinese Characters	China	6329154	6329154	Registered	06/27/2020
YRC LOGISTICS in Chinese Characters	China	6329153	6329153	Registered	06/27/2020
YRC NORTH AMERICAN TRANSPORTATION	U.S.	77/498,875	3,656,715	Registered	07/21/2019
YRC REGIONAL TRANSPORTATION	Canada	1354791	TMA729,810	Registered	12/01/2023
YRC REGIONAL TRANSPORTATION	Mexico	867335	1160940	Registered	07/10/2017
YRC REGIONAL TRANSPORTATION	Mexico	867334	1036846	Registered	07/10/2017
YRC REGIONAL TRANSPORTATION	U.S.	77/100,428	3,395,557	Registered	03/11/2018
YRC REIMER	Canada	1432725		Application Pending
YRC REIMER	U.S.	77/680,597	3,776,056	Registered	04/13/2020
YRC REIMER & Design	Canada	1,564,688		Application Pending
YRC REIMER & Design	Mexico	1284673	1397648	Registered	06/20/2022
YRC REIMER & Design	Mexico	1284674	1397649	Registered	06/20/2022
YRC REIMER & Design	U.S.	85/544,719	4,198,525	Registered	08/28/2022
YRC TIME-ADVANTAGE	Canada	1428085	TMA784,137	Registered	12/06/2025
YRC TIME-ADVANTAGE	China	7202131	7202131	Registered	11/20/2020
YRC TIME-ADVANTAGE	Mexico	989998	1099634	Registered	02/16/2019
YRC TIME-ADVANTAGE	U.S.	77/640,863	3,764,931	Registered	03/23/2020
YRC TRANSPORTATION	U.S.	77/500,305	3,569,587	Registered	02/03/2019
YRC WORLDWIDE	Australia	A0004617	1158924	Registered	05/02/2016
YRC WORLDWIDE	China	5285484	5285484	Registered	06/27/2019
YRC WORLDWIDE	China	5285483	5285483	Registered	06/27/2019
YRC WORLDWIDE	European Community	910134	910134	Registered	05/02/2016
YRC WORLDWIDE	Hong Kong	300560943	300560943	Registered	01/05/2016
YRC WORLDWIDE	Japan	910134	910134	Registered	05/02/2016
YRC WORLDWIDE	Madrid Protocol (TM)	910134	910134	Registered	05/02/2016
YRC WORLDWIDE	Norway	910134	910134	Registered	05/02/2016
YRC WORLDWIDE	Singapore	T07/02324H	T07/02324H	Registered	05/02/2016
YRC WORLDWIDE	Singapore	T07/02325F	T07/02325F	Registered	05/02/2016
YRC WORLDWIDE	Taiwan	95016086	1259892	Registered	04/15/2017
YRC WORLDWIDE	U.S.	78/745,559	3,266,262	Registered	07/17/2017
YRC WORLDWIDE & Design	Canada	1,308,618	TMA695,673	Registered	09/06/2022
YRC WORLDWIDE & Design	Mexico	791849	1098092	Registered	06/30/2016
YRC WORLDWIDE & Design	Mexico	791848	982536	Registered	06/30/2016
YRC WORLDWIDE & Design	U.S.	78/785,744	3,174,011	Registered	11/21/2016
YRC WORLDWIDE BIZCONNECT	U.S.	77/498,793	3,569,563	Registered	02/03/2019
YRCRT	U.S.	77/101,711	3,285,422	Registered	08/28/2017
YRCW	China	5111452	5111452	Registered	04/27/2019
YRCW	China	5111453	5111453	Registered	04/27/2019
YRCW	Hong Kong	300560925	300560925	Registered	01/05/2016
YRCW	Taiwan	95001468	1262081	Registered	04/30/2017
YRCW	U.S.	78/784,239	3,393,133	Registered	03/04/2018
ZIP DISK	U.S.	76/292,907	3,089,016	Registered	05/09/2016

GRANTOR = YRC WORLDWIDE INC. (TRANSFERRED BY ASSIGNMENT FROM YRC REGIONAL TRANSPORTATION, INC. TO YRC WORLDWIDE INC.)
Mark	Country	Application No.	Registration No.	Status – Appl. Pending/Registered	Expiration Date
HOLLAND	Canada	806071	TMA515,885	Registered	08/31/2014
REDDAWAY	Canada	806070	TMA485,808	Registered	11/19/2027

Schedule 6.1.6
Local Counsel

•	Ohio: Baker & Hostetler LLP

•	Oregon: Stoel Rives LLP

•	Michigan: Clark Hill PLC

•	Pennsylvania: Morgan, Lewis & Bockius LLP

•	Kansas: Stinson Leonard Street LLP

•	Arizona: Snell & Wilmer L.L.P.

Schedule 7.1.1(a)
Pledged Collateral

Pledged Equity

Grantor	Issuer	Issued and Outstanding Shares/Equity Interests	Record and Beneficial Owner	Pledged Equity %
YRC Worldwide Inc.	1105481 Ontario, Inc.	100 shares	100% by YRC Worldwide Inc.	65%
YRC Worldwide Inc	Express Lane Service, Inc.	100 shares	100% by YRC Worldwide Inc.	100%
YRC Worldwide Inc	YRC Association Solutions, Inc.	10,000 shares	100% by YRC Worldwide Inc.	100%
YRC Worldwide Inc	YRC International Investments, Inc.	1,000 shares	100% by YRC Worldwide Inc.	65%
YRC Worldwide Inc	YRC MORTGAGES, LLC	10,000 units	100% by YRC Worldwide Inc.	100%
YRC Worldwide Inc	YRC Regional Transportation, Inc.	1,000 shares	100% by YRC Worldwide Inc.	100%
YRC Worldwide Inc	YRC Enterprise Services, Inc.	1,000 shares	100% by YRC Worldwide Inc.	100%
Roadway LLC	YRC Inc.	200 shares	100% by Roadway LLC	100%
Roadway LLC	Roadway Next Day Corporation	100 shares	100% by Roadway LLC	100%
YRC Inc.	Reimer Express Lines Ltd.	100 Class B Common 7,511,000 Class A Voting Common	100% by YRC Inc.	65%
YRC Inc.	Roadway Express International, Inc.	1,000 shares	100% by YRC Inc.	100%
YRC Inc.	Roadway Reverse Logistics, Inc.	100 shares	100% by YRC Inc.	100%
Roadway Next Day Corporation	New Penn Motor Express, Inc.	7 shares	100% by Roadway Next Day Corporation	100%
YRC Regional Transportation, Inc	YRC LOGISTICS SERVICES, INC.	50 shares	100% by YRC Regional Transportation, Inc.	100%
YRC Regional Transportation, Inc	USF Bestway Inc.	283.4 shares	100% by YRC Regional Transportation, Inc.	100%
YRC Regional Transportation, Inc	USF DUGAN INC.	1,000,000 shares	100% by YRC Regional Transportation, Inc.	100%
YRC Regional Transportation, Inc	USF Glen Moore Inc.	100,000	100% by YRC Regional Transportation, Inc.	100%
YRC Regional Transportation, Inc	USF Holland Inc.	1,131 Common Stock 2,610 Preferred Stock	100% by YRC Regional Transportation, Inc.	100%
YRC Regional Transportation, Inc	USF Reddaway Inc.	40.5 shares	100% by YRC Regional Transportation, Inc.	100%

Pledged Debt

Grantor	Maker	Payee	Original Principal Amount
Each Loan Party	Each Loan Party	Each Loan Party	N/A
Roadway LLC	YRC Inc. (fka Roadway Express, Inc.)	Roadway LLC	$500,000,000.00
YRC Worldwide Inc.	YRC Inc. (fka Roadway Express, Inc.)	YRC Worldwide Inc.	$200,000,000.00
Roadway LLC	New Penn Motor Express, Inc.	Roadway LLC	$150,000,000.00
YRC Worldwide Inc.	YRC Logistics Asia Limited	YRC Worldwide Inc.	$10,203,693.27

SCHEDULE 7.1.1(b)
Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan and Security Agreement to which this Schedule 7.1.1(b) is appended (the “Agreement”). Unless otherwise noted, all references to sections and schedules herein are to the sections and schedules of the Agreement.
1.1    Pledge of Securities.
1.1.1    Delivery of the Pledged Collateral.
(a)    On the Closing Date (in the case of any Loan Party that grants a Lien on any of its assets hereunder on the Closing Date (a “Closing Date Grantor”) or on the date on which it signs and delivers a joinder to the Agreement as a Guarantor and such other security agreements and documents required under Section 10.1.11(a)(i)(A) of the Agreement, each Loan Party shall deliver or cause to be delivered to Agent, for the benefit of the Secured Parties (or Term Agent so long as the Term Debt Intercreditor Agreement is in effect), any and all Pledged Securities (other than any Uncertificated Securities, but only for so long as such Securities remain uncertificated) to the extent such Pledged Securities, in the case of Promissory Notes and Instruments evidencing Debt, are required to be delivered pursuant to paragraph (b) of this Section 1.1.1. Thereafter, whenever such Loan Party acquires any other Pledged Security (other than any Uncertificated Securities, but only for so long as such Uncertificated Securities remain uncertificated), such Loan Party shall concurrently with the first Compliance Certificate required to be delivered thereafter pursuant to Section 10.1.2 of the Agreement deliver or cause to be delivered to Agent (or Term Agent so long as the Term Debt Intercreditor Agreement is in effect) such Pledged Security as Collateral hereunder to the extent such Pledged Securities, in the case of Promissory Notes and Instruments evidencing Debt, are required to be delivered pursuant to Section 1.1.1(b) hereof.
(b)    Each Loan Party will cause (i) all Debt of Parent and Restricted Subsidiaries that, in each case, is owing to such Loan Party to be evidenced by the Intercompany Note or other Promissory Note, (ii) the Intercompany Note or such other Promissory Note to be pledged and delivered to Agent (or Term Agent so long as the Term Debt Intercreditor Agreement is in effect) pursuant to the terms hereof and (iii) any Debt for borrowed money having an aggregate principal amount equal to or in excess of $5,000,000 owed to such Loan Party by any Person (other than Parent or a Restricted Subsidiary) to be evidenced by a duly executed Promissory Note that is pledged and delivered to Agent, for the benefit of the Secured Parties, (or Term Agent so long as the Term Debt Intercreditor Agreement is in effect), within 30 days after creation or acquisition thereof, pursuant to the terms hereof.
(c)    Upon delivery to Agent (or Term Agent so long as the Term Debt Intercreditor Agreement is in effect), (i) any Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to Agent and by such other instruments and documents as Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by instruments of assignment duly executed by the applicable Loan Party and such other instruments or documents as Agent may reasonably request. For any period in which Pledged Securities are delivered to the Agent (or Term Agent so long as the Term Debt Intercreditor Agreement is in effect), the Loan Parties shall provide with the first Compliance Certificate required to be delivered thereafter pursuant to Section 10.1.2 of the Agreement a schedule describing the securities, which schedule shall be deemed to supplement Schedule 7.1.1(a) to the Agreement and be made a part hereof; provided, that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.
(d)    Notwithstanding the foregoing, to the extent that any Closing Date Grantor does not or cannot deliver any Pledged Collateral (other than Pledged Collateral consisting of the Equity Interests of Parent or any wholly-owned Domestic Subsidiary of Parent) on the Closing Date notwithstanding its use of commercially reasonable efforts to do so, such Closing Date Grantor shall not be required to deliver such Pledged Collateral until the date that is sixty (60) days following the Closing Date (or such longer period as Agent may agree in its reasonable discretion).
(e)    The assignment, pledge and security interest granted in Section 7.1.1 of the Agreement are granted as security only and shall not subject Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Loan Party with respect to or arising out of the Pledged Collateral.
1.1.2    Representations, Warranties and Covenants. Each Loan Party represents, warrants and covenants, as to itself and the other Loan Parties, to and with Agent, for the benefit of the Secured Parties, that:
(a)    Schedule 7.1.1(a) to the Agreement correctly sets forth, as of the Closing Date and as of each date on which a supplement to such Schedule 7.1.1(a) is delivered pursuant to Section 1.1.1(c) hereof, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, Promissory Notes and Instruments required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement;
(b)    the Pledged Equity issued by a Restricted Subsidiary and the Pledged Debt (solely with respect to Pledged Debt issued by a Person other than Parent or a Restricted Subsidiary, to the best of Parent’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity (other than Pledged Equity consisting of limited liability company interests or partnership interests which, pursuant to the relevant Organization Documents, cannot be fully paid and non-assessable), are fully paid and nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than Parent or a wholly owned Restricted Subsidiary of Parent, to the best of Parent’s knowledge), are legal, valid and binding obligations of the issuers thereof, subject to applicable Debtor Relief Laws and general principles of equity.
(c)    (i) each Loan Party holds the Pledged Securities indicated on Schedule 7.1.1(a) to the Agreement as owned by such Loan Party free and clear of all Liens, other than (A) Liens created by the Security Documents and (B) Liens expressly permitted pursuant to Section 10.2.1, and (ii) will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 1.1.2(c)), however, arising, of all Persons whomsoever;
(d)    (i) except for (x) restrictions and limitations imposed by the Loan Documents or securities laws generally or Liens expressly permitted pursuant to Section 10.2.1 and (y) in the case of Pledged Equity of Persons that are not Subsidiaries, transfer restrictions that exist at the time of acquisition of Equity Interests in such Persons, and (ii) except as described in the Perfection Certificate, or any other Loan Document, including, without limitation, 10.2.1 of the Agreement, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that would prohibit, impair, delay or otherwise affect in any manner material and adverse to Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by Agent of rights and remedies hereunder;
(e)    each of Loan Parties has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;
(f)    no consent or approval of any Governmental Authority in the United States, any securities exchange or any other Person was or is necessary to the validity and perfection of the pledge effected hereby (other than such as have been obtained and are in full force and effect);
(g)    by virtue of the execution and delivery by Loan Parties of this Agreement, when any Pledged Securities are delivered to Agent (or Term Agent so long as the Term Debt Intercreditor Agreement is in effect) in accordance with this Agreement together with such stock powers or similar instruments of transfer executed in blank, Agent will obtain a legal, valid and, to the extent governed by the UCC, first-priority (subject to any Liens permitted pursuant by Section 10.2.1) perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and
(h)    the pledge effected hereby is effective to vest in Agent, for the benefit of Secured Parties, the rights of Agent in the Pledged Collateral as set forth herein.
Notwithstanding anything herein to the contrary, none of Loan Parties shall be required: (i) other than in respect of Pledged Collateral constituting Certificated Securities of wholly-owned Restricted Subsidiaries directly owned by any Loan Party and Dominion Accounts (subject to the provisions of Section 8.3.1), to perfect the security interests hereunder through “control”, (ii) to perfect by possession of Promissory Notes or any other Instruments evidencing a face principal amount not in excess of $5,000,000 and (iii) to take any actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the U.S. or to perfect any security interest in such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).
1.1.3    Certification of Limited Liability Company and Limited Partnership Interests. Each Loan Party acknowledges and agrees that, to the extent any interest in any limited liability company or limited partnership controlled by any Loan Party and pledged under Section 7.1.1 of the Agreement is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be represented by a certificate. Each Loan Party further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the Closing Date by such Loan Party and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Loan Party shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is delivered to Agent (or Term Agent so long as the Term Debt Intercreditor Agreement is in effect) pursuant to the terms hereof.
1.1.4    Registration in Nominee Name; Denominations. If an Event of Default shall occur and be continuing and Agent shall give Administrative Borrower 5 Business Days prior written notice of its intent to exercise such rights, (a) Agent, on behalf of Secured Parties, shall have the right (in its sole and absolute discretion) to cause each of the Pledged Securities to be transferred of record into the name of Agent and (b) Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement; provided, that, notwithstanding the foregoing, if a Bankruptcy Event of Default (defined below) shall have occurred and be continuing, Agent shall not be required to give the notice referred to above in order to exercise the rights described above.. Each Loan Party will use commercial reasonable efforts to take any and all actions reasonably requested by Agent to facilitate compliance with this Section 1.1.4. “Bankruptcy Event of Default” shall mean any Event of Default under Sections 11.01(j) or (k) of the Agreement, provided that, for the purposes of this Agreement only in determining whether such an Event of Default has occurred, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstances referred to in any such clause.
1.1.5    Voting Rights; Dividends and Interest.
(a)Unless and until an Event of Default shall have occurred and be continuing and Agent shall have notified Administrative Borrower in writing 5 Business Days prior thereto that the rights of Loan Parties under this Section 1.1.5 are being suspended:
(i)    Each Loan Party shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents; provided, that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of Agent or the other Secured Parties under this Agreement or any other Loan Document or the ability of Secured Parties to exercise the same.
(ii)    Agent shall promptly execute and deliver to each Loan Party, or cause to be executed and delivered to such Loan Party, all such proxies, powers of attorney and other instruments as such Loan Party may reasonably request in writing for the purpose of enabling such Loan Party to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above, in each case as shall be specified in such request and be in form reasonably satisfactory to Agent.
(iii)    Each Loan Party shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities, to the extent (and only to the extent) that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions hereof, the other Loan Documents and Applicable Law; provided, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Loan Party, shall not be commingled by such Loan Party with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of Agent and the Secured Parties and shall be forthwith delivered to Agent (or Term Agent so long as the Term Debt Intercreditor Agreement is in effect) in the same form as so received (with any necessary endorsement reasonably requested by Agent). So long as no Event of Default has occurred and is continuing, Agent shall promptly deliver to each Loan Party any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities.
(b)    Upon the occurrence and during the continuance of an Event of Default, after Agent shall have notified Administrative Borrower in writing and within 5 Business Days of the suspension of the rights of Loan Parties under Section 1.1.5(a)(iii) hereof, then all rights of any Loan Party to dividends, interest, principal or other distributions that such Loan Party is authorized to receive pursuant to Section 1.1.5(a)(iii) hereof shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions, subject to the rights of the Term Agent under the Term Debt Intercreditor Agreement. All dividends, interest, principal or other distributions received by any Loan Party contrary to the provisions of this Section 1.1.5 shall be held in trust for the benefit of Agent, shall be segregated from other property or funds of such Loan Party and shall be forthwith delivered to Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by Agent). Any and all money and other property paid over to or received by Agent pursuant to the provisions of this paragraph (b) shall be retained by Agent in an account to be established by Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.7 of the Agreement. After all Events of Default have been cured or waived and, other than in the case of a waiver of which Agent is aware, Administrative Borrower has delivered to Agent a certificate to such effect, Agent shall promptly repay to each Loan Party (without interest) all dividends, interest, principal or other distributions that such Loan Party would otherwise be permitted to retain pursuant to the terms of Section 1.1.5(a)(iii) hereof in the absence of an Event of Default and that remain in such account.
(c)    Upon the occurrence and during the continuance of an Event of Default, after Agent shall have notified Administrative Borrower in writing and within 5 Business Days of the suspension of the rights of Loan Parties under Section 1.1.5(a)(iii) hereof, then all rights of any Loan Party to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 1.1.5(a)(i) hereof, and the obligations of Agent under Section 1.1.5(a)(ii) hereof, shall cease, and all such rights shall thereupon become, subject to the rights of the Term Agent under the Term Debt Intercreditor Agreement, vested in Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided, that, unless otherwise directed by Required Lenders, Agent shall have the right from time to time following and during the continuance of an Event of Default to permit Loan Parties to exercise such rights. After all Events of Default have been cured or waived and, other than in the case of a waiver of which Agent is aware, Administrative Borrower has delivered to Agent a certificate to such effect, each Loan Party shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Loan Party would otherwise be entitled to exercise pursuant to the terms of Section 1.1.5(a)(i) hereof, and the obligations of Agent under Section 1.1.5(a)(ii) hereof shall be reinstated.
(d)    Any notice given by Agent to Administrative Borrower suspending the rights of Loan Parties under Section 1.1.5(a) hereof (i) shall be given in writing, (ii) may be given with respect to one or more of Loan Parties at the same or different times and (iii) may suspend the rights of Loan Parties under Section 1.1.5(a)(i) or (iii) hereof in part without suspending all such rights (as specified by Agent in its sole and absolute discretion) and without waiving or otherwise affecting Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary contained in Section 1.1.5(a), (b) or (c) hereof, if a Bankruptcy Event of Default shall have occurred and be continuing, Agent shall not be required to give any notice referred to in said Section in order to exercise any of its rights described in such Section, and the suspension of the rights of each Loan Party under each such Section shall be automatic upon the occurrence of such Bankruptcy Event of Default.
1.1.6    Agent Not a Partner or Limited Liability Company Member. Nothing contained in this Agreement shall be construed to make Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless Agent shall become the absolute owner of Pledged Equity consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among Agent, any other Secured Party, any Loan Party and/or any other Person.
1.2    Security Interests in Personal Property.
1.2.1     Each Loan Party hereby further authorizes Agent to file a Grant of Security Interest substantially in the form of Exhibit E, F, or G, as applicable, covering Intellectual Property Collateral with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, and such other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Loan Party hereunder, without the signature of such Loan Party, and naming such Loan Party, as debtor, and Agent, as secured party.
1.2.2    Representations and Warranties. Each Loan Party represents and warrants, as to itself and the other Loan Parties, to Agent and the Secured Parties that as of the Closing Date:
(a)    Each Loan Party has good and valid rights (not subject to any Liens other than Liens permitted by Section 10.2.1) and/or good and marketable title in the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder (which rights and/or title, are in any event, sufficient under Section 9-203 of the UCC), and has full power and authority to grant to Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.
(b)    A Perfection Certificate has been duly executed and delivered to Agent and the information set forth therein, including the exact legal name of each Loan Party and its jurisdiction of organization, is correct and complete in all material respects as of the Closing Date. The UCC financing statements (including fixture filings, as applicable) prepared by Agent based upon the information provided to Agent in the Perfection Certificate (or specified by notice from the applicable Loan Party to Agent after the Closing Date in the case of filings, recordings or registrations required by Section 10.1.11), are all the filings, recordings and registrations (other than any filings required to be made in the United States Patent and Trademark Office, the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of Intellectual Property and any filing required to be made by notating a lien on any certificate of title) that are necessary to establish a legal, valid and perfected security interest in favor of Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration with respect to such Article 9 Collateral is necessary in any such jurisdiction, except as provided under Applicable Law with respect to the filing of continuation statements. Each Loan Party represents and warrants that, as of the Closing Date, fully executed Grants of Security Interest in the form attached as Exhibit E, F, or G, as applicable, containing a description of all Intellectual Property Collateral consisting of Patents (other than any Patents that are not material to the operation of the business of the Loan Parties taken as a whole or do not otherwise have significant value), registered Trademarks (and Trademarks for which registration applications are pending) (other than any Trademarks or Trademark registrations that are not material to the operation of the business of Grantors, taken as a whole or do not otherwise have significant value) or registered Copyrights (and Copyrights for which registration applications are pending) (other than with respect to any Copyright that is not material to the operation of the business of Loan Parties, taken as a whole or do not otherwise have significant value), as applicable, have been delivered to Agent for recording by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder.
(c)    The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 1.2.2(b) hereof, a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC, (iii) a security interest that shall be perfected in all Article 9 Collateral (other than with respect to any Copyright that is not material to the business of Loan Parties taken as a whole) in which a security interest may be perfected upon the receipt and recording of the relevant Grants of Security Interest with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205 and (iv) subject to the notations of lien described in Section 1.2.2(b) hereof, a perfected security interest in all Article 9 Collateral covered by a certificate of title. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted pursuant to 10.2.1 (other than Liens securing Debt permitted under Section 10.2.3(o) and any Permitted Refinancing to the extent set forth in the Term Debt Intercreditor Agreement).
(d)    No Loan Party has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other Applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Loan Party assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) any assignment in which any Loan Party assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 10.2.1.
(e)    All Commercial Tort Claims of each Loan Party where the amount of damages claimed by such Loan Party is equal to or in excess of $5,000,000 in existence on the Closing Date of this Agreement (or on the date upon which such Loan Party becomes a party to this Agreement) are described on Schedule 7.1(c) to the Agreement.
1.2.3    Covenants.
(a)    Administrative Borrower agrees to promptly (and in any event within 30 calendar days thereafter) notify Agent of any change (i) in the legal name of any Loan Party, (ii) in the identity or type of organization or corporate structure of any Loan Party, (iii) in the jurisdiction of organization of any Loan Party, (iv) in the Location of any Loan Party or (v) in the organizational identification number of any Loan Party. Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations have been made (or will be made in a timely fashion) under the UCC or any other Applicable Law that are required in order for Agent to continue at all times following such change to have a valid, legal and first-priority (subject only to (i) any nonconsensual Lien that is expressly permitted pursuant to Section 10.2.1 and has priority as a matter of law and (ii) Liens expressly permitted pursuant to Section 10.2.1 (other than Liens securing Debt permitted under Section 10.2.3(o) and any Permitted Refinancing to the extent set forth in the Term Debt Intercreditor Agreement).) perfected security interest in all Article 9 Collateral. In addition, if any Loan Party does not have an organizational identification number on the Closing Date (or the date such Loan Party becomes a party to this Agreement) and later obtains one, Administrative Borrower shall promptly thereafter notify Agent of such organizational identification number and shall take all actions reasonably satisfactory to Agent to the extent necessary to maintain the security interests (and the priority thereof) of Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.
(b)    Subject to Section 1.2.3(h) hereof, each Loan Party shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of Agent in the Article 9 Collateral and the priority thereof against any known Lien not expressly permitted pursuant to Section 10.2.1.
(c)    Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 10.1.1, Administrative Borrower shall deliver to Agent a certificate executed by a Responsible Officer of Administrative Borrower setting forth the information required pursuant to Sections 1(a), 1(e), 2(a), 2(b), 2(c), 2(d), 2(e), 2(g), 5, 6, 7 and 12 of the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 1.2.3(c).
(d)    Subject to Section 1.2.3(h) hereof and any other limitations on creation, perfection or protection of the Agent’s security interest set forth herein or in any other Loan Document, each Loan Party agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents with respect to Collateral and take all such actions as Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. Each Loan Party will, at its own expense, promptly make, execute, endorse, acknowledge, file and/or deliver to Agent from time to time such lists, descriptions and designations of its then owned Tractor Trailers and Rolling Stock (including certificate of title numbers and jurisdictions of registration of each such Tractor Trailer and Rolling Stock), documents of title, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps and actions relating to such Tractor Trailers, Rolling Stock and other property or rights covered by the security interest hereby granted necessary to perfect, preserve or protect its security interest in such Tractor Trailers, Rolling Stock and other property or rights. Each Loan Party agrees to execute all documentation reasonably required to effect such recordations and to cause the notation of lien and filing of relevant certificates of title with the appropriate state governmental agency. If any amount payable under or in connection with any of the Article 9 Collateral (other than by a Loan Party) that equals or exceeds $5,000,000 shall be or become evidenced by any Promissory Note or Instrument, such Promissory Note or Instrument shall be, concurrently with the first Compliance Certificate required to be delivered pursuant to Section 10.1.2 of the Agreement thereafter pledged delivered to Agent, for the benefit of the Secured Parties (or Term Agent so long as the Term Debt Intercreditor Agreement is in effect), duly endorsed in a manner reasonably satisfactory to Agent.
(e)    At its option, Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 10.2.1, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Loan Party fails to do so as required by this Agreement and within a reasonable period of time after Agent has requested that it do so, and each Loan Party jointly and severally agrees to reimburse Agent within 10 days after written demand for any payment made or any reasonable expense incurred by Agent pursuant to the written foregoing authorization. Nothing in this paragraph shall be interpreted as excusing any Loan Party from the performance of, or imposing any obligation on Agent or any Secured Party to cure or perform, any covenants or other promises of any Loan Party with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.
(f)    If at any time any Loan Party shall take a security interest in any property of an Account Debtor or any other Person the value of which equals or exceeds $1,000,000 to secure payment and performance of an Account, such Loan Party shall, concurrently with the first Compliance Certificate required to be delivered pursuant to Section 10.2.1 of the Agreement thereafter, collaterally assign such security interest to Agent for the benefit of the Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.
(g)    Each Loan Party (rather than Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Loan Party jointly and severally agrees to indemnify and hold harmless Agent and the Secured Parties from and against any and all liability for such performance, to the extent of, and subject to the terms, conditions and limitations set forth in, the Agreement, including, without limitation, Section 3.4 thereof.
(h)    Notwithstanding anything herein to the contrary, no Loan Party shall be required: (i) other than in respect of Pledged Collateral constituting Certificated Securities of wholly-owned Restricted Subsidiaries directly owned by any Loan Party and Dominion Accounts (subject to the provisions of Section 8.3.1), to perfect the security interests hereunder through “control”, (ii) to complete any filings or other action with respect to the perfection of the security interests, including of any Intellectual Property, created hereby in any jurisdiction outside of the United States or any State thereof, (iii) to perfect by possession of any intercompany notes evidencing an aggregate principal amount not in excess of $5,000,000, (iv) to perfect by possession of Promissory Notes or any other Instruments evidencing an aggregate principal amount not in excess of $5,000,000, and (iv) to take any actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the U.S. (including the Equity Interests of any Foreign Subsidiary) or to perfect any security interest in such assets, including any Intellectual Property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).
1.3    Special Provisions Concerning Intellectual Property Collateral.
1.3.1    Grant of License to Use Intellectual Property. Without limiting the provisions of Section 7.1.2 of the Agreement or any other rights of Agent as the holder of a Security Interest in any Intellectual Property Collateral, for the purpose of enabling Agent to exercise rights and remedies under this Agreement at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Loan Party hereby grants to Agent an irrevocable, nonexclusive license (exercisable without payment of rent, royalty or other compensation to Loan Parties) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Loan Party, and wherever the same may be located (whether or not any license agreement by and between any Loan Party and any other Person relating to the use of such Intellectual Property Collateral may be terminated hereafter), and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided, however, that any license granted by Agent to a third party shall include reasonable and customary terms necessary to preserve the existence, validity, and value of the affected Intellectual Property Collateral, including, without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, protecting Trademarks in the manner set forth below (it being understood and agreed that, without limiting any other rights and remedies of Agent under this Agreement, any other Loan Document or Applicable Law, nothing in the foregoing license grant shall be construed as granting Agent rights in and to such Intellectual Property Collateral above and beyond (x) the rights to such Intellectual Property Collateral that each Loan Party has reserved for itself and (y) in the case of Intellectual Property Collateral that is licensed to any such Loan Party by a third party, the extent to which such Loan Party has the right to grant a sublicense to such Intellectual Property Collateral hereunder). The use of such license by Agent may only be exercised, at the option of Agent, during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by Agent in accordance herewith shall be binding upon Loan Parties notwithstanding any subsequent cure of an Event of Default. In the event the license set forth in this Section 1.3.1 is exercised with regard to any Trademarks, then the following shall apply: (i) all goodwill arising from any licensed or sublicensed use of any Trademark shall inure to the benefit of Loan Party; (ii) the licensed or sublicensed Trademarks shall only be used in association with goods or services of a quality and nature consistent with the quality and reputation with which such Trademarks were associated when used by Loan Party prior to the exercise of the license rights set forth herein; and (iii) at Loan Party's request and expense, licensees and sublicensees shall provide reasonable cooperation in any effort by Loan Party to maintain the registration or otherwise secure the ongoing validity and effectiveness of such licensed Trademarks, including, without limitation the actions and conduct described in Section 1.3.2 below. The license granted to Agent herein shall be inapplicable to any Commercial Software License that constitutes Intellectual Property Collateral to the extent the applicable Loan Party is prohibited by written agreement from granting a license in such Commercial Software License to Agent, except to the extent such prohibition is ineffective (or deemed ineffective) under the UCC or other Applicable Law.
1.3.2    Protection of Agent’s Security.
(a)    Except to the extent permitted by subsection 1.3.2(f) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property Collateral for which such Loan Party has standing to do so, each Loan Party agrees to take, at its expense, all steps, including, without limitation, in the USPTO, the USCO and any other Governmental Authority located in the United States to (i) maintain the validity and enforceability of any registered Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Loan Party, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the USPTO, the USCO or other Governmental Authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.
(b)    Except to the extent permitted by subsection 1.3.2(f) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, no Loan Party shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in case of a trade secret, lose its competitive value).
(c)    Except to the extent permitted by subsection 1.3.2(f) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, each Loan Party shall take all steps to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.
(d)    Each Loan Party agrees that, should it obtain an ownership or other interest in any Intellectual Property Collateral after the Closing Date (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such after-acquired Intellectual Property Collateral and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.
(e)    Concurrently with the delivery of a Compliance Certificate for each fiscal quarter, each Loan Party shall sign and deliver to Agent a security agreement in form and substance reasonably satisfactory to Agent and related Grant of Security Interest with respect to applications for registration or registrations of Intellectual Property Collateral (other than with respect to any Copyright that is not material to the business of Loan Parties, taken as a whole) owned or exclusively licensed by it as of the last day of such fiscal quarter, to the extent that such Intellectual Property Collateral is not covered by any previous such security agreement (and Grant of Security Interests) so signed and delivered by it. In each case, it will promptly cooperate as reasonably necessary to enable Agent to make any necessary or reasonably desirable recordations with the USCO or the USPTO, as appropriate.
(f)    Notwithstanding the foregoing provisions of this Section 1.3.2 or elsewhere in this Agreement, nothing in this Agreement shall prevent any Loan Party from discontinuing the use or maintenance of any or its Intellectual Property Collateral, the enforcement of license agreements or the pursuit of actions against infringers, to the extent permitted herein if such Loan Party determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.
(g)    Upon and during the continuance of an Event of Default, each Loan Party shall, if requested by Agent, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each License to effect the assignment of all such Loan Party’s right, title and interest thereunder to Agent or its designee.
1.4    Conflicts.

Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Schedule are subject to the Term Debt Intercreditor Agreement and, in the event of a conflict between the terms of the Term Debt Intercreditor Agreement and this Agreement, the terms of the Term Debt Intercreditor Agreement shall govern and control. Notwithstanding anything to the contrary herein, prior to the Discharge of Term Obligations (as defined in the Term Debt Intercreditor Agreement), the requirements of this Agreement to deliver possession, control or notations of Collateral to Agent shall be deemed satisfied by the delivery of possession, control or notation of such Collateral to a representative of the Secured Parties (as defined in the Term Debt Intercreditor Agreement) and as bailee for the Collateral Agent as provided in the Term Debt Intercreditor Agreement.

Schedule 7.1(c)
Commercial Tort Claims

Certain commercial tort claims set forth in the complaint which was filed on April 12, 2012 in the United States District Court for the District of South Carolina, Charleston Division (Case No. 2:12-cv-1008-CWH) (subsequently re-filed in the United States District Court for the Middle District of Florida, Case No. 3:12-cv-01180-J-32JBT) by certain plaintiffs, including YRC Worldwide Inc., New Penn Motor Express, Inc., USF Reddaway, Inc., YRC Inc., YRC Enterprise Services, Inc. and YRC Logistics Services against Sea Star Line, LLC, Saltchuk Resourses, Inc., Totem Ocean Trailer Express, Inc., Crowley Maritime Corporation, Crowley Liner Services, Inc. and Leanard Sharpiro as defendants.

Certain commercial tort claims set forth in a complaint filed in 2008 (No. 08 L 6760, Cook Co., IL) by USF Holland against a former law firm representing Holland in a vehicle accident lawsuit.

Schedule 8.3
Deposit Accounts

Name of Loan Party	Name of Institution	Account Number	Account Type
New Penn Motor Express, Inc.	Bank of America	**REDACTED**	Checking (Field Deposit)
New Penn Motor Express, Inc.	Bank of Nova Scotia	**REDACTED**	Checking (Depository and PR)
New Penn Motor Express, Inc.	JPMorgan	**REDACTED**	Lockbox
New Penn Motor Express, Inc.	US Bank	**REDACTED**	Checking (Payroll)
New Penn Motor Express, Inc.	Valley National Bank	**REDACTED**	Checking (Pier Account)
Roadway Reverse Logistics, Inc.	JPMorgan	**REDACTED**	Checking (Concentration)
USF Holland Inc.	Bank of Nova Scotia	**REDACTED**	Checking (General Acct)
USF Holland Inc.	JPMorgan	**REDACTED**	Checking (Accounts Payable)
USF Holland Inc.	JPMorgan	**REDACTED**	Checking (Payroll)
USF Holland Inc.	JPMorgan	**REDACTED**	Checking (ACH Prefund)
USF Reddaway Inc.	JPMorgan	**REDACTED**	Checking (Operating)
USF Reddaway Inc.	US Bank	**REDACTED**	Checking (Payroll)
YRC Regional Transportation, Inc.	JPMorgan	**REDACTED**	Checking (Concentration)
YRC Inc.	Bank of America	**REDACTED**	Checking (PR Field Drafts)
YRC Inc.	Bank of America	**REDACTED**	Checking (AP Field Drafts)
YRC Inc.	Bank of America	**REDACTED**	CD (Utility Deposit)
YRC Worldwide Inc.	Bank of Nova Scotia	**REDACTED**	Checking
YRC Worldwide Inc.	Bank of Nova Scotia	**REDACTED**	Checking (EFT Account)
YRC Inc.	JPMorgan	**REDACTED**	Checking (Non PeopleSoft Payables)
YRC Inc.	JPMorgan	**REDACTED**	Checking (Concentration)
YRC Inc.	Toronto Dominion	**REDACTED**	Checking
YRC Worldwide Inc.	United Missouri Bank	**REDACTED**	Trust Account
YRC Worldwide Inc.	United Missouri Bank	**REDACTED**	Trust Account
YRC Inc.	Wells Fargo	**REDACTED**	CD (Landscaping)
YRC Worldwide Inc.	Bank of America	**REDACTED**	Checking (Concentration)
YRC Worldwide Inc.	JPMorgan	**REDACTED**	Checking (Concentration)
YRC Worldwide Inc.	JPMorgan	**REDACTED**	Checking (ATM)
YRC Worldwide Inc.	JPMorgan	**REDACTED**	Checking (AP/PR Concentration)
YRC Worldwide Inc.	JPMorgan	**REDACTED**	Checking (PeopleSoft Payables)
YRC Worldwide Inc.	JPMorgan	**REDACTED**	Checking (Govt Debits)
YRC Worldwide Inc.	JPMorgan	**REDACTED**	Checking (Workers Comp)
YRC Worldwide Inc.	JPMorgan	**REDACTED**	Checking (BIPD)
YRC Worldwide Inc.	JPMorgan	**REDACTED**	Checking (Prefund PeopleSoft Payables)
YRC Worldwide Inc.	JPMorgan	**REDACTED**	Checking (Group Life AD&D)
YRC Worldwide Inc.	USBank	**REDACTED**	Checking
YRC Worldwide Inc.	USBank	**REDACTED**	Checking (Direct Deposit)
YRC Worldwide Inc.	JPMorgan	**REDACTED**	Escrow (WC & BIPD)
YRC Worldwide Inc.	RBS Citizens, N.A.	**REDACTED**	Commercial Checking (ABL Cash Dominion Account)
YRC Worldwide Inc.	RBS Citizens, N.A.	**REDACTED**	Commercial Checking (ABL Cash Collateral Account)
YRC Worldwide Inc.	RBS Citizens, N.A.	**REDACTED**	Commercial Checking (Concentration Account)
YRC Worldwide Inc.	RBS Citizens, N.A.	**REDACTED**	Commercial Checking (Investment Account)
YRC Inc.	JPMorgan	**REDACTED**	YRC Inc Lockbox
YRC Inc.	JPMorgan	**REDACTED**	Merchant Card Deposit
USF Reddaway Inc.	JPMorgan	**REDACTED**	Reddaway Lockbox
USF Holland Inc.	JPMorgan	**REDACTED**	Holland Lockbox
YRC Inc.	JPMorgan	**REDACTED**	YRC Inc. ACH Deposit

Schedule 9.1.11
Subsidiaries

Subsidiary	Direct Owner	Status
1105481 Ontario, Inc.	YRC Worldwide Inc.	Excluded Subsidiary
Express Lane Service, Inc.	YRC Worldwide Inc.	Guarantor
OPK Insurance Co. Ltd.	YRC Worldwide Inc.	Immaterial Subsidiary and Excluded Subsidiary
Roadway LLC	YRC Worldwide Inc.	Guarantor and Immaterial Subsidiary and Excluded Subsidiary
YRC Association Solutions, Inc.	YRC Worldwide Inc.	Guarantor
YRC Logistics Asia Limited	YRC Worldwide Inc.	Immaterial Subsidiary and Excluded Subsidiary
YRC International Investments, Inc.	YRC Worldwide Inc.	Excluded Subsidiary
YRC Mortgages, LLC	YRC Worldwide Inc.	Guarantor
JHJ International Transportation Co., Ltd.	YRC Worldwide Inc.	Excluded Subsidiary
YRC Regional Transportation, Inc.	YRC Worldwide Inc.	Guarantor
YRC Enterprise Services, Inc.	YRC Worldwide Inc.	Guarantor
YRCW Receivables LLC	YRC Worldwide Inc.	Immaterial Subsidiary and Excluded Subsidiary
YRC Inc.	Roadway LLC	Borrower and Guarantor
Roadway Next Day Corporation	Roadway LLC	Guarantor
Reimer Express Lines Ltd.	YRC Inc.	Excluded Subsidiary
Roadway Express International, Inc.	YRC Inc.	Guarantor
Roadway Express, S.A. de C. V.	YRC Inc.	Immaterial Subsidiary and Excluded Subsidiary
Roadway Reverse Logistics, Inc.	YRC Inc.	Guarantor
Transcontinental Lease, S. de R.L. de C.V.	YRC Inc.	Immaterial Subsidiary and Excluded Subsidiary
YRC Transportation, S.A. de C.V.	YRC Inc.	Immaterial Subsidiary and Excluded Subsidiary
YRC Services S. de R.L. de C.V.	YRC Transportation, S.A. de C.V.	Excluded Subsidiary
New Penn Motor Express, Inc.	Roadway Next Day Corporation	Borrower and Guarantor
YRC (Shanghai) Management Consulting CO., LTD.	YRC Logistics Asia Limited	Excluded Subsidiary
PT Meridian IQ Indonesia International	YRC (Shanghai) Management Consulting CO., LTD.	Excluded Subsidiary
YRC Worldwide Pte. Ltd.	YRC International Investments, Inc.	Excluded Subsidiary
YRC Logistics Services, Inc.	YRC Regional Transportation, Inc.	Guarantor
YRC Logistics Inc.	YRC Logistics Services, Inc.	Immaterial Subsidiary and Excluded Subsidiary
USF Bestway Inc.	YRC Regional Transportation, Inc.	Guarantor
USF Dugan Inc.	YRC Regional Transportation, Inc.	Guarantor
USF Glen Moore Inc.	YRC Regional Transportation, Inc.	Guarantor
USF Holland Inc.	YRC Regional Transportation, Inc.	Borrower and Guarantor
USF Holland International Sales Corporation	USF Holland Inc.	Immaterial Subsidiary and Excluded Subsidiary
USF RedStar LLC	YRC Regional Transportation, Inc.	Guarantor and Immaterial Subsidiary and Excluded Subsidiary
USF Reddaway Inc.	YRC Regional Transportation Inc.	Borrower and Guarantor

Schedule 9.1.14
Labor Matters

•	IBT Agreement

•	IBT Extension Agreement

Operating Company	Contract Name	Union Name	Union Type
Holland	Office and Clerical Employees Agreement	Teamsters Local Union No. 364	Teamsters
Holland	St. Louis Office Employees Rider	Teamsters Local Union No. 688	Teamsters
Holland	Office Clerical Supplemental / NMFA Agreement	Teamsters Local No. 24	Teamsters
Holland	Office and Clerical Employees Agreement	Local Union No. 20	Teamsters
Holland	USF Holland Local Cartage Agreement of General Teamsters Local 179	Local Union No. 179	Teamsters
Holland	USF Holland and Teamsters Truck Drivers Union, Local No. 407 Cleveland Office Clerical	Local Union No. 407	Teamsters
Holland	USF Holland and General Drivers, Warehousemen and Helpers Teamsters Local Union No. 89 Louisville, KY Clerical Agreement	Local Union No. 89	Teamsters
Holland	Office Employees Rider to the National Master Freight Agreement and Central States Area Local Cartage Supplemental Agreement	Teamsters Local 600	Teamsters
Holland	USF Holland & Teamsters Local Union No. 371 Office Clerical Employees Addendum	Teamsters Local Union No. 371	Teamsters
Holland	Agreement between Teamsters Local Union No. 120 and USF Holland, Coon Rapids, MN Terminal NMFA Office Personnel Addendum	Teamsters Local Union No. 120	Teamsters
Holland	Addendum to the National Master Freight Agreement and the Central States Area Local Cartage Supplement Agreement between USF Holland and Chauffeurs, Teamsters and Helpers Local #26	Chauffeurs, Teamsters and Helpers Local #26	Teamsters
Holland	USF Holland Motor Express, Inc. Office and Miscellaneous Truck Terminal Employee's Agreement Rockford, IL	Teamsters Local Union No. 325	Teamsters
Holland	Kansas City Garage Addendum	Teamsters Local Union #41	Teamsters
Holland	Addendum to the National Master Freight Agreement and the Central States Area Local Cartage Supplement Agreement between USF Holland and General Drivers and Helpers Union Local No. 554	General Drivers and Helpers Union Local No. 554	Teamsters
Holland	Agreement between Central States Motor Carriers Association, Inc. and IA of M & AW District Lodge 60	IA of M & AW District Lodge 60 and Local Union No. 698	Machinists and Aerospace Workers
Holland	USF Holland, Inc. Youngstown Terminal Office Clerical Supplemental/NMFA Agreement	Teamsters Local Union 377	Teamsters
Holland	Appleton Area and Vicinity Office and Clerical Employees Supplement to the Central States Area Local Cartage Supplemental Agreement to the National Master Freight Agreement	Teamsters Local Union 662	Teamsters
Holland	Uniform Indiana Automotive Maintenance Agreement	Teamsters Joint Council 69	Teamsters
Holland	Philadelphia, Pennsylvania and Vicinity Supplemental Agreement Covering Local Cartage and Over the Road	Highway Truck Drivers and Helpers Local No. 107, 676, Teamsters Locals No. 312, 326, 331, 470, Truck Drivers Chauffeurs Helpers Local 384, Food Drivers, Helpers and Warehouse Employees Local No. 500	Teamsters
Holland	Cincinnati Garage Employees Agreement	Teamsters Local Union 100	Teamsters
Holland	Agreement Between Teamsters Local Union 160 and USF Holland, Owatonna, MN Terminal	Teamsters Local Union 160	Teamsters
Holland	Addendum to the 2008 - 2013 Local 710 Dock Agreement Covering Custodial Employees	Teamsters Local 710	Teamsters
Holland	Central Region Local Cartage Supplemental Agreement	Central Region of Teamsters	Teamsters
Holland	Central Region Over-the-Road Supplemental Agreement	Central Region of Teamsters	Teamsters
Holland	Supplement to the Central Region Local Cartage Supplemental Agreement to the National Master Freight Agreement covering Milwaukee and Waukesha Areas	Local Union No. 200	Teamsters
Holland	Indiana Uniform Office Clerical Agreement	Teamsters Local Unions 135, 215, 364, 414	Teamsters
Holland	Addendum to the National Master Freight Agreement and the Central States Area Local Cartage Supplemental Agreement	Teamsters Local Union 554	Teamsters
Holland	Agreement between Mechanic's Local 701 IAM & AW and Central States Motor Carrier's Association (CSMCA) and Trucking Management Inc: For: YRC Inc; YRC Holland, Inc	Mechanic's Local 701 IAM & AW and Central States Motor Carrier's Association	Machinists and Aerospace Workers
Holland	Supplement to the Central Region Over-the-Road Supplemental Agreement to the National Master Freight Agreement Covering Milwaukee-based Over-the-Road Drivers	Teamsters Local Union 200	Teamsters
Holland	National Master Freight Agreement	International Brotherhood of Teamsters	Teamsters
Holland	Teamsters State of Michigan Office Workers Supplemental Agreement to the National Master Freight Agreement	Teamsters State of Michigan	Teamsters
Holland	Southern Region Local Freight Forwarding Garage Supplemental Agreement	International Brotherhood of Teamsters	Teamsters
Holland	Southern Region Area Over-the-Road Motor Freight Supplemental Agreement	International Brotherhood of Teamsters	Teamsters
Holland	Upstate Michigan Garage Addendum to NMFA and Central States Area Local Cartage Supplemental Agreement	Teamster Union 406	Silent
New Penn	Mechanics Areawide Agreement	Teamsters Local Union No. 677	Teamsters
New Penn	Appendix Covering the Classifications of Mechanics and Garage Employees	Local Union 707	Teamsters
New Penn	Appendix to New Jersey / New York Area General Trucking Supplement Agreement	Merchandise Drivers Local No. 641	Teamsters
New Penn	Highway and Local Motor Freight Drivers Dockmen and Helpers Local Union 707 Clerical Appendix	Local Union 707	Teamsters
New Penn	Addendum between New Penn and Teamsters Local Union No. 355	Teamsters Local Union 355	Teamsters
New Penn	Mechanics Agreement between New Penn and Teamsters Local Union No. 251	Local Union 251	Teamsters
New Penn	National Master Freight Agreement and Central Pennsylvania Supplemental Agreement	Central Pennsylvania and Local Cartage Unions 229, 401, 429, 764, 777, 773 and 776	Teamsters
New Penn	PPA Pension Proposal Outline	ILA Local Union 1730	Longshoremen
New Penn	General Freight Agreement Between Inland Terminal Workers 1730 and New Penn Motor Express, Inc.	ILA Local Union 1730	Longshoremen
New Penn	New York State Freight Division Supplemental Agreement Covering Over the Road and Cartage	Locals 118,118A,182, 264, 264A, 294, 317, 375, 449, 529, 687, 693	Teamsters
New Penn	Philadelphia, Pennsylvania and Vicinity Supplemental Agreement covering Local Cartage and Over the Road	Highway Truck Drivers and Helpers Local No. 107, 676, Teamsters Locals No. 312, 326, 331, 470, Truck Drivers Chauffeurs Helpers Local 384, Food Drivers, Helpers and Warehouse Employees Local No. 500	Teamsters
New Penn	Central Region Local Cartage Supplemental Agreement	Central Region of Teamsters	Teamsters
New Penn	Central Region Over-the-Road Supplemental Agreement	Central Region of Teamsters	Teamsters
New Penn	Joint Council No. 40 Freight Council Supplemental Agreement	Teamsters Local Unions 30, 110, 249 261, 397, 491, 538, 585	Teamsters
New Penn	Central Pennsylvania Mechanics and Office Employees Agreement	Teamsters Local Unions 229, 401, 429, 764, 771, 773, 776	Teamsters
New Penn	Addendum to the Central Pennsylvania Mechanics and Office Employees Agreement	Teamsters Local Unions 776	Teamsters
New Penn	National Master Freight Agreement	International Brotherhood of Teamsters	Teamsters
Reddaway	USF Reddaway Western Contract	Teamsters Local Unions Nos. 63, 70, 104, 492	Teamsters
Reddaway	Master Agreements, Supplement Agreements, and Letters of Understanding	Teamsters Local Unions 162, 206, 324, 962, 37, 174	Teamsters
Reddaway	Master Agreement Supplemental Agreements and Memos of Understanding	Teamsters Local Unions 63, 70, 104, 492	Teamsters
Reddaway	USF Reddaway Negotiations Tentative Agreement on Economic Terms	International Brotherhood of Teamsters	Teamsters
Reddaway	Rider to the USF Reddaway Western Contract Regarding Freight Handler Employee Classification	Teamsters Local Unions 63, 70, 104, 492	Teamsters
Roadway Express, Inc.	Memorandum of Agreement Between Inland Terminal Workers, Local 1730, ILA, and Roadway Express, Inc.	ILA Local Union 1730	Longshoremen
Roadway Express, Inc.	Line-Haul Mechanic Maintenance Addendum to the National Master Freight Agreement and the Maryland/District of Columbia Supplemental Agreement	General Teamsters Allied Workers Local 992	Teamsters
Roadway Express, Inc.	Terminal Office Clerical Agreement Winston-Salem, NC	Teamsters Local Union 391	Teamsters
Roadway Express, Inc.	Addendum to the NMFA and the Carolina Automotive Maintenance Agreement	Teamsters Local Union 391	Teamsters
Roadway Express, Inc.	Addendum to the NMFA and MD-DC Supplemental Agreements	Teamsters Local Union 355	Teamsters
Roadway Express, Inc.	Collective Agreement between Roadway Express, Inc. and Canada Council of Teamsters represented by Teamsters Local Unions 879 & 880	Teamsters Local Unions 879 & 880	Teamsters
Roadway Express, Inc.	Roadway Express Akron Garage Employees Agreement	Local Union No. 24	Teamsters
Roadway Express, Inc.	Teamsters Local Union No. 413 Roadway Express, Inc. Columbus, OH Garage Contract	Local Union No. 413	Teamsters
Roadway Express, Inc.
Garage Employees Agreement between Truck Drivers, Chauffeurs and Helpers, Public Employees Construction Division, Airlines - Greater Cincinnati / Northern Kentucky Airport and Miscellaneous Jurisdiction, Local Union No. 100
		Local Union No. 100	Teamsters
Roadway Express, Inc.	Kansas City Janitor Service Contract	Local Union No. 41	Teamsters
Roadway Express, Inc.	Office and Clerical Employees Agreement between Roadway Express, Inc. and Local Union No. 20	Local Union No. 20	Teamsters
Roadway Express, Inc.	Agreement with Teamsters Local Union No. 25	Local Union No. 25	Teamsters
Roadway Express, Inc.	Breakbulk Building Maintenance Appendix [sic]	Teamsters Local Union 707	Teamsters
Roadway Express, Inc.	Kansas City Shop Service Contract	Teamsters Local Union 41	Teamsters
Roadway Express, Inc.	Toledo Garage Employees Agreement	Teamsters Local Union 20	Teamsters
Roadway Express, Inc.	Office Employees Addendum to the Maryland-District of Columbia Supplemental Agreement National Master Freight Agreement ("NMFA")	Teamsters Local Union 992	Teamsters
Roadway Express, Inc.	Agreement Between IBT Local 677 and Roadway Express, Inc. Terminal 107 Cheshire, CT Office Employees and Rider to the New England Supplemental and Master Freight Agreement	Teamsters Local Union 677	Teamsters
Roadway Express, Inc.	Roadway Express Clerical Contract	Teamsters Local Union 701	Teamsters
Roadway Express, Inc.	Line-Haul Mechanic Maintenance Addendum to the National Master Freight Agreement (NMFA) and the Maryland/District of Columbia Supplemental Agreement	Teamsters Local Union 992	Teamsters
Roadway Express, Inc.	Joint Area Cartage Agreement Covering Local Cartage Employees of Road Carriers of Local 179, 330, 673	Teamsters Local Unions 142, 179, 301, 330, 673	Teamsters
Roadway Express, Inc.	Addendum to the Terminal Maintenance Which is an Addendum to the NMFA and the Carolina Automotive Maintenance Agreement	Teamsters Local Union 391	Teamsters
Roadway Express, Inc.	Agreement between Roadway Express Inc and Office and Professional employees. International Union, Local 29, AFL-CIO	Office and Professional employees International Union, Local 29, AFL-CIO	Professional Employees International Union
Roadway Express, Inc.
Central Pennsylvania Mechanics and Office Employees Agreement Teamsters Local Unions No. 229 - Scranton Pa. No. 401 - Wilkes-Barre, Pa. No. 429 - Reading Pa. No. 764 - Milton Pa. No. 771 - Lancaster Pa. No. 773 - Allentown Pa. No. 776 - Harristown Pa. And Transport Employers Association, Inc
		Teamsters Local Unions No. 229 - Scranton Pa.; No. 401 - Wilkes-Barre, Pa.; No. 429 - Reading, Pa.; No. 764 - Milton, Pa.; No. 771 - Lancaster, Pa.; No. 773 - Allentown Pa.; No. 776 - Harristown Pa.	Teamsters
Roadway Express, Inc.	Roadway Express, Inc. Terminal Maintenance, Mechanic, and Janitor Addendum to the National Master Freight Agreement (NMFA) and the Maryland/DC Supplemental Agreement	Teamsters Local Union 992	Teamsters
Silent	Carolina Freight Council Over-the-Road Supplemental Agreement	Local Union No. __	Teamsters
Silent	Truckload Proposed Contract	Silent	Teamsters
Yellow Freight System, Inc.	Agreement between Teamsters Local Union No. 688 and St. Louis Office Employees Rider	Teamsters Local Union #688	Teamsters
Yellow Freight System, Inc.	Office Clerical Contract between Teamsters Local Union No. 651 and Yellow Freight Systems, Inc. for Lexington, KY Office	Teamsters Local Union No. 651	Teamsters
Yellow Transportation
Yellow Transportation, Inc. Leadmen, Preventative Maintenance, Preventative Maintenance Helpers, Tiremen, Lubricators and Tankers, Parts Department, Washers, Janitors, and Other Garage Miscellaneous Help Employees Supplement to the Central Region Local Cartage Supplemental Agreement to the National Master Freight Agreement
		Teamsters Local Union 200	Teamsters
Yellow Transportation	Supplement to the Central Region Local Cartage Supplemental Agreement to the National Master Freight Agreement Covering Milwaukee and Waukesha Areas for the Period April 1, 2008 through March 31, 2013	Teamsters Local Union 200	Teamsters
Yellow Transportation	Buffalo Area Office Agreement	Teamsters Local Union No. 375	Teamsters
Yellow Transportation	Cleveland, OH Shop Agreement	Teamsters Local Union #964	Teamsters
Yellow Transportation	Cleveland Janitor / Dock Maintenance Employee Rider to the Central States Local Cartage Supplemental Agreement	Teamsters Local #407	Teamsters
Yellow Transportation	Cleveland Office Employees Rider to the Central States Area Local Cartage Supplemental Agreement	Teamsters Local #407	Teamsters
Yellow Transportation	Pittsburgh, PA and Local 926's Office Employees' Rider to the Teamsters Joint Council No. 40 Freight Council Supplemental Agreement and NMFA	Teamsters Local 926	Teamsters
Yellow Transportation	Richmond Office Clerical Agreement	Teamsters Local Union No. 592	Teamsters
Yellow Transportation	Office Clerical Agreement between Teamsters Local Union 71 and Yellow Transportation	Teamsters Local Union No. 71	Teamsters
Yellow Transportation	Office Employees Collective Bargaining Agreement between Yellow Transportation and Local Union #639	Local Union #639	Teamsters
Yellow Transportation	Office Employees Agreement Appendix to New Jersey-New York Area General Trucking Supplemental Agreement	Teamsters Local Union No. 641	Teamsters
Yellow Transportation	Collective Agreement between Yellow Transportation, Inc. and Teamsters Local Unions No. 91, 879, 938 and Teamsters, Chauffeurs, Warehousemen and Helpers Local Union No. 880	Teamsters Local Unions No. 91, 879, 938 and 880	Teamsters
Yellow Transportation	Tentative Agreement Yellow Freight Transportation, Inc and International Association of Machinists and Aerospace Workers, IAM and AW	International Association of Machinists and Aerospace Workers, IAM and AW	Machinists and Aerospace Workers
Yellow Transportation	Multi-States Area Agreement with the International Association of Machinists and Aero-space Workers, AFL-CIO	International Association of Machinists and Aerospace Workers, ALF-CIO and participating Local Unions (Districts 9, 10, 71, Lodge 778, 77 IAMAW)	Machinists and Aerospace Workers
Yellow Transportation	International Association of Machinists and Aerospace Workers Yellow Transportation, Inc Western States Trucking Maintenance Agreement April 1, 2008 through March 31, 2013	International Association of Machinists and Aerospace Workers	Machinists and Aerospace Workers
Yellow Transportation	Office and Clerical Employees Agreement between Teamsters Local Union No. 325 and Yellow Transportation	Teamsters Local Union No. 325	Teamsters
Yellow Transportation	Local 618 White Paper Agreement with Yellow Transportation	Local 618	Silent
Yellow Transportation	Cleveland Office Employees Rider to the Central States Area Local Cartage Supplemental Agreement	Teamsters Truck Drivers Union No. 407	Teamsters
Yellow Transportation	Sioux Falls Area Office and Clerical Employees Supplement To the Central Region Local Cartage Supplemental Agreement to the NMFA	General Drivers and Helpers Union Local No. 120	Teamsters
Yellow Transportation	Middletown Office Employees Rider to the New England Supplemental Freight Agreement Rider	Teamsters Local 671	Teamsters
Yellow Transportation	Tentative Agreement between Hawaii Teamsters and Allied Workers, Local 996 and Yellow Transportation	Hawaii Teamsters and Allied Workers, Local Union 996	Teamsters
Yellow Transportation	Agreement between General States Motor Carriers Association, Inc and IA of M & AW District Lodge 60	IA of M & AW District Lodge 60; IAM Local 698	Machinists and Aerospace Workers
Yellow Transportation	Area Cartage Agreement Covering Local Cartage Employees of Road Carriers (T.M.I./C.S.M.C.A.)	Teamsters Local Union 705	Teamsters
Yellow Transportation	Highway & Local Motor Freight Drivers, Dockworkers and Helpers, Local Union 707, IBT Breakbulk Clerical Appendix	Local Union 707, IBT	Teamsters
Yellow Transportation	Springfield Office Employee's Rider to the New England Supplemental Freight Agreement [sic]	Teamsters Local Union 404	Teamsters
Yellow Transportation	Agreement by and between: Yellow Transportation Inc, Buffalo, NY and Automobile Mechanics Local Union #447 - of District 15 International Association of Machinists and Aerospace Workers AFL-CIO	Automobile Mechanics Local Union #447 - of District 15 International Association of Machinists and Aerospace Workers AFL-CIO	Machinists and Aerospace Workers
Yellow Transportation	Highway and Local Motor Freight Drivers, Dockmen and Helpers Local Union 707 I.B.T. Appendix Covering the classification of Mechanics and Garage Employees of Break Bulk Terminals	Teamsters Local Union 707	Teamsters
Yellow Transportation	Office Employees Collective Bargaining Agreement By and Between Yellow Transportation, Inc. and Teamsters Local Union 355	Teamsters Local Union 355	Teamsters
Yellow Transportation	CSMCA/Yellow Transportation, Inc. Teamsters Local Union 673 Office and Clerical Employees Addendum to the Joint Area Cartage Agreement	Teamsters Local Union 673	Teamsters
Yellow Transportation	Supplement to the Central Region Over-the-Road Supplemental Agreement to the National Master Freight Agreement Covering Milwaukee-based Over-the-Road Drivers	Teamsters Local Union 200	Teamsters
Yellow Transportation	Yellow Transportation INC, Multi States Area Agreement With the International Association of Machinists and Aerospace Workers, AFL-CIO	International Association of Machinists and Aerospace Workers, AFL-CIO	Machinists and Aerospace Workers
Yellow Transportation	Yellow Transportation Inc Kansas City Addendum to the Multi States Area Agreement Local Lodge 778, International Association of Machinists and Aerospace Workers	Local Lodge 778, International Association of Machinists and Aerospace Workers	Machinists and Aerospace Workers
Yellow Transportation	Local Contract and Working Agreement Covering Office and Miscellaneous Truck Terminal Employees	Teamsters Local Union 710	Teamsters
Yellow Transportation	Yellow Transportation and Teamster Local Union 371 Office Clerical Employees Addendum	Teamsters Local Union 371	Teamsters
Yellow Transportation	Appendix Covering the Classifications of Mechanics and Garage Employees	Teamsters Local Union 707	Teamsters
Yellow Transportation	Louisville, Kentucky Clerical Agreement	Teamsters Local Union 89	Teamsters
Yellow Transportation	Cincinnati Office Agreement between Local Union No. 100 and Yellow Transportation System, Inc.	Teamsters Local Union 100	Teamsters
Yellow Transportation	Appendix to the Western States Trucking Maintenance Agreement for San Francisco Local Lodge 1305	Local Lodge 1305, International Association of Machinists and Aerospace Workers	Machinists and Aerospace Workers
YRC Freight	National Master Freight Agreement	International Brotherhood of Teamsters	Teamsters
YRC Freight	Upstate Michigan Garage Addendum to NMFA and Central States Area Local Cartage Supplemental Agreement	Teamster Union 406	Silent
YRC Freight	Tentative Agreement St. Louis Addendum to the Multi-States Area Agreement International Association of Machinists and Aerospace Workers, Yellow Freight Transportation, Inc.	International Association of Machinists and Aerospace Workers	Machinists and Aerospace Workers
YRC Freight	Office Agreement	Teamsters Local Union No. 251	Teamsters
YRC Freight	Agreement between Yellow Transportation Company and General Drivers and Helpers, Local Union No. 823	Local Union No. 823	Teamsters
YRC Freight	Agreement between YRC Inc. and General Drivers and Helpers, Local Union No. 696	Local Union No. 696	Teamsters
YRC Freight	Carolina Freight Council City Cartage Supplemental Agreement	Silent	Silent
YRC Freight	West Virginia Freight Council of the Eastern Region of Teamsters Supplemental Agreement	Teamsters Local Union 175	Teamsters
YRC Freight	Office Employees Agreement Appendix to New Jersey-New York Area General Trucking Supplemental Agreement	Teamsters Local Union 560	Teamsters
YRC Freight	Virginia Freight Council Over-the-Road Supplemental Agreement	International Brotherhood of Teamsters	Teamsters
YRC Freight	Virginia Freight Council City Pickup and Delivery Over-the-Road Supplemental Agreement	Teamsters Local Unions 22, 29, 171, 592, 822	Teamsters
YRC Freight	Teamsters State of Michigan Office Workers Supplemental Agreement to the National Master Freight Agreement	Teamsters State of Michigan	Teamsters
YRC Freight	Southern Region Office Clerical Employees Supplemental Agreement	International Brotherhood of Teamsters	Teamsters
YRC Freight	Addendum to the National Master Freight Agreement and the Central States Area Local Cartage Supplemental Agreement	Teamsters Local Union 554	Teamsters
YRC Freight	Southern Region Local Freight Forwarding Garage Supplemental Agreement	International Brotherhood of Teamsters	Teamsters
YRC Freight	Mechanics Agreement Appendix to New Jersey-New York Area General Trucking Supplemental Agreement	Teamsters Local Union 641	Teamsters
YRC Freight	New Jersey-New York General Trucking Supplemental Agreement and Local 701	Teamsters Joint Council Nos. 16, 73	Teamsters
YRC Freight	New Jersey-New York Over-the-Road Supplemental Agreement Covering Employers of Private, Common and Contract Carriers	Teamsters Joint Council Nos. 16, 73	Teamsters
YRC Freight	New Jersey-New York General Trucking Supplemental Agreement	Teamsters Joint Council Nos. 16, 73	Teamsters
YRC Freight	Maintenance Employees (Porters) Agreement Appendix to New Jersey-New York Area General Trucking Supplemental Agreement	Teamsters Local Union 560	Teamsters
YRC Freight	Tentative Agreement: Yellow Freight Transportation, Inc., and International Association of Machinists and Aerospace Workers, IAM and AW	IAM District 9	Machinists and Aerospace Workers
YRC Freight	Tentative Agreement: Yellow Freight Transportation, Inc., and International Association of Machinists and Aerospace Workers, IAM and AW (Kansas City Addendum)	IAM Local Lodge 778	Machinists and Aerospace Workers
YRC Freight	Tentative Agreement: Yellow Freight Transportation, Inc., and International Association of Machinists and Aerospace Workers, IAM and AW (Twin Cities Addendum)	IAM District 77	Machinists and Aerospace Workers
YRC Freight	Tentative Agreement: St. Louis Addendum to the Multi-States Agreement	IAM District 9	Machinists and Aerospace Workers
YRC Freight	Agreement for the Restructuring of the YRC Worldwide, Inc. Operating Companies	International Brotherhood of Teamsters	Teamsters
YRC Freight	Agreement Between Yellow Transportation, Inc. and Transportation Communications International Union	Teamsters Local Union 998, 1908	Teamsters
YRC Freight	Appendix to the Western States Trucking Maintenance Agreement for the designated Southern California Area District 947 and affiliated Lodges	District 947 and Affiliated Lodges	Machinists
YRC Freight	New York State Freight Division Supplemental Agreement Covering Over the Road and Cartage	Locals 118,118A,182, 264, 264A, 294, 317, 375, 449, 529, 687, 693	Teamsters
YRC Freight	Western States Area Supplemental Agreements	The Western Master Freight Division and Local Union	Teamsters
YRC Freight	New Jersey - New York General Trucking Supplemental Agreement and Local 701	Local 701	Teamsters
YRC Freight	Addendum to the 2008 - 2013 Local 710 Dock Agreement Covering Custodial Employees	Teamsters Local 710	Teamsters
YRC Freight	Cincinnati Office Agreement between Local Union No. 100 and Yellow Freight System, Inc.	Local Union No. 100	Teamsters
YRC Freight	Southern Region Area Over-the-Road Motor Freight Supplemental Agreement	International Brotherhood of Teamsters	Teamsters
YRC Reimer	Agreement Between Reimer Express Lines, Ltd. and General Teamsters Local Union 979	Teamsters Local Union 979	Teamsters
YRC Reimer	Agreement between Reimer Express Line Employees Association and Reimer Express Lines Ltd	Reimer Express Line Employees Association	Silent
YRC Reimer	Collective Agreement between Reimer Express Lines Ltd and General Teamsters Local Union No. 979	General Teamsters Local Union No.979 - Winnipeg Terminal	Teamsters
YRC Reimer	Collective Agreement between Reimer Express Lines Ltd and General Teamsters Local Union No. 362	General Teamsters Local Union No.362 - Edmington Terminal	Teamsters
YRC Reimer	Collective Agreement between Reimer Express Lines Ltd and Teamsters Local Union No. 879 (Woodstock) and Teamsters, Chauffeurs, Warehousemen and Helps of America Local 880 and Teamsters Local Union 938	Teamsters Union Local 938, 880 and 879	Teamsters
YRC Reimer	Memorandum of Agreement between Reimer Express Lines Ltd and Teamsters Quebec Local 106	Teamsters Quebec Local 106	Teamsters
YRC Reimer	Agreement between Reimer Express Lines Ltd (Kenora, Dryden and Thunder Bay) and Teamster's Local Union 938	Teamsters Local Union 938	Teamsters
YRC Reimer	Collective Agreement between Reimer Express Lines Limited (Clerical) and Teamsters, Chauffeurs, Warehousemen and Helpers Local Union No. 879 and Teamsters Canada	Teamsters, Chauffeurs, Warehousemen and Helpers Local Union No. 879 and Teamsters Canada	Teamsters
YRC Reimer	Collective Agreement between Reimer Express Lines Ltd Drivers and National Automobile, Aerospace, Transportation and General Workers Union of Canada (CAW-Canada) Local 4209	National Automobile, Aerospace, Transportation and General Workers Union of Canada (CAW - Canada) Local 4209	National Automobile, Aerospace, Transportation and General Workers Union of Canada
YRC Reimer	Collective Agreement between Reimer Express Lines Ltd. Owner Operators and National Automobile, AeroSpace Transportation and General Workers Union of Canada (CAW-Canada) Local 4209	National Automobile, AeroSpace Transportation and General Workers Union of Canada (CAW-Canada) Local 4209	National Automobile, Aerospace, Transportation and General Workers Union of Canada
YRC Reimer	Agreement between Reimer Express Lines Ltd. Maintenance Facility Winnipeg and General Teamsters Local Union No. 979	General Teamsters Local Union No. 979	Teamsters
YRC Reimer	Collective Labour Agreement between Transport Drivers, Warehousemen and General Workers, Teamsters Quebec Section Locale 106 (FTQ) and Reimer Express Lines Ltd.	Transport Drivers, Warehousemen and General Workers, Teamsters Quebec Section Locale 106 (FTQ)	Teamsters
YRC Reimer	Collective Agreement between Roadway Express Inc. and Canada Council of Teamsters represented by Teamsters Local Unions 879 and 880	Teamsters Local Unions 879 and 880	Teamsters
YRC Reimer	Collective Agreement between Yellow Transportation, Inc. and the Teamsters Local Unions No's 91, 879, 938 and the Teamsters, Chauffeurs, Warehousemen and Helpers Local Union No, 880	Teamsters Local Unions No's 91, 879, 938 and the Teamsters, Chauffeurs, Warehousemen and Helpers Local Union No. 880	Teamsters
YRC Reimer	Agreement Between Reimer Express Lines Ltd Employees Association and Reimer Express Lines Ltd.	Reimer Express Lines Ltd. Employees Association	Silent
YRC Reimer	Collective Agreement between Reimer Express Lines Ltd. And Teamsters, Chauffeurs, Warehousemen and Helpers Local Union No. 879	Teamsters Local Union No. 879	Teamsters
YRC Reimer	Collective Agreement Between YellowTransportation of British Columbia, Inc. and Teamsters Local Union No. 31	Teamsters Local Union 31	Teamsters
YRC Inc.	Office Agreement Between YRC Inc. - Office, Dayton, OH and Teamsters Local Union 957	Teamsters Local Union 957	Teamsters
YRC Inc.	Freight Line Office Contract Supplemental Agreement to the 2008-2013 Central Region Local Cartage Supplement to the National Master Freight Agreement between Teamsters Union Local 795, Wichita, Kansas	Teamsters Union Local 795	Teamsters
YRC Inc.	Agreement between Mechanic's Local 701 IAM & AW and Central States Motor Carrier's Association (CSMCA) and Trucking Management Inc: For: YRC Inc; YRC Holland, Inc	Mechanic's Local 701 IAM & AW and Central States Motor Carrier's Association	Machinists and Aerospace Workers
YRC Inc.	Addendum to the National Master Freight Agreement and the Carolina Automotive Maintenance Agreement	Teamsters Local Union 509	Teamsters
YRC Inc.
Addendum to the National Master Freight Agreement and Carolina Supplemental Agreement for the Period April 1, 2008 through March 31, 2013 Covering Janitor Employs Domiciled at YRC Inc. Charlotte, North Carolina
		Teamsters Local Union 71	Teamsters
YRC Inc.	Upstate Michigan Garage Addendum to the National Master Freight Agreement Central States Area Local Cartage Supplemental Agreement	Silent	Silent
YRC Inc.	Philadelphia, Pennsylvania and Vicinity Supplemental Agreement covering Local Cartage and Over the Road	Highway Truck Drivers and Helpers Local No. 107, 676, Teamsters Locals No. 312, 326, 331, 470, Truck Drivers Chauffeurs Helpers Local 384, Food Drivers, Helpers and Warehouse Employees Local No. 500	Teamsters
YRC Inc.	Roadway Express Garage Office Clerical Agreement	Teamsters Local Union No. 391	Teamsters
YRC Inc.	Labor Contract and Working Agreement covering Office and Miscellaneous Truck Terminal Employees with Local Union No. 301	Local Union No. 301	Teamsters
YRC Inc.	Joint Area Cartage Agreement Covering Local Cartage Employees of Road Carriers with Local 301	Local Union No. 301, 142, 179, 330, 673	Teamsters
YRC Inc.	Central Region Local Cartage Supplemental Agreement	Central Region of Teamsters	Teamsters
YRC Inc.	Central Region Over-the-Road Supplemental Agreement	Central Region of Teamsters	Teamsters
YRC Inc.	Supplement to the Central Region Local Cartage Supplemental Agreement to the National Master Freight Agreement covering Milwaukee and Waukesha Areas	Local Union No. 200	Teamsters
YRC Inc.	New England Supplemental Agreement	Local Unions No. 25, 59, 170, 191, 251, 404, 443, 493, 653, 671, 677	Teamsters
YRC Inc.	Joint Council No. 7 Bay Area Local Pickup and Delivery Supplemental Agreement	Locals 70, 287, 315, 624, 890, 912, 2785	Teamsters
YRC Inc.	Carolina Freight Council Automotive Maintenance Supplemental Agreement	International Brotherhood of Teamsters	Teamsters
YRC Inc.	Northern New England General Freight Supplemental Agreement to the National Master Freight Agreement	International Brotherhood of Teamsters	Teamsters
YRC Inc.	Mechanics Agreement	Teamsters Local Union 560	Teamsters
YRC Inc.	Multi-Employer Kansas City City Office Contract	Teamsters Local Union 41	Teamsters
YRC Inc.	Norfolk Office Agreement	Teamsters Local Union 822	Teamsters
YRC Inc.	Milwaukee Area Office and Clerical Employees Supplement to the Central Region Local Cartage Supplemental Agreement to the National Master Freight Agreement	Teamsters Local Union 200	Teamsters
YRC Inc.	Office Employee's Rider to te New York State Supplemental Freight Agreement	Teamsters Local Union 294	Teamsters
YRC Inc.	Roadway Addendum to the 710 Custodial Addendum to Cover Maintenance Employees	Teamsters Local Union 710	Teamsters
YRC Inc.	Labor Contract and Working Agreement	Teamsters Local Union 710	Teamsters
YRC Inc.	Addendum to the National Master Freight Agreement Between YRC Inc. - Office Personnel and Teamsters Local Union 120	Teamsters Local Union 120	Teamsters
YRC Inc.	Indiana Uniform Office Clerical Agreement	Teamsters Local Unions 135, 215, 364 414
YRC Inc.	Indiana Maintenance Agreement	Teamsters Local Union 135	Teamsters
YRC Inc.	Sacramento Janitor	Teamsters Local Union 150	Teamsters
YRC Inc.	Mason City Office Contract	Teamsters Local Union 238	Teamsters
YRC Inc.	Albuquerque Shop	Teamsters Local Union 492	Teamsters
YRC Inc.	Albuquerque Janitor	Teamsters Local Union 492	Teamsters
YRC Inc.	Denver Shop	Teamsters Local Union 961	Teamsters
YRC Inc.	Denver Janitor	Teamsters Local Union 691	Teamsters
YRC Inc.	Charlotte Clerical	Teamsters Local Union 71	Teamsters
YRC Inc.	Albany Office Clerical	Teamsters Local 294	Teamsters
YRC Inc.	Scranton Office Clerical	Teamsters Local 401	Teamsters
YRC Inc.	Scranton Garage Mechanics	Teamsters Local 401	Teamsters
YRC Inc.	Union City Mechanics	Teamsters Local 560	Teamsters
YRC Inc.	Union City Janitorial	Teamsters Loal 560	Teamsters

Schedule 10.1.13(a)
Further Assurances and Post-Closing Conditions

•
Within 60 days of the Closing Date, or such later date as the Agent may agree in its sole discretion, Mortgage Releases in favor of JPMorgan Chase Bank, N.A., as first lien agent, and US Bank, National Association, as second lien agent.

•
Within 30 days of the Closing Date, or such later date as the Agent may agree in its sole discretion, evidence reasonably satisfactory to the Agent or the Administrative Agent of the termination of that certain unauthorized lien filing against USF Glen Moore, Inc.

•
Within 60 days of the Closing Date, or such later date as the Agent may agree in its sole discretion, delivery of any equity interest in Newgistics, Inc., to the extent that it has not been otherwise disposed of or tendered in that ongoing tender offer by Littlejohn & Co.

•
Within 60 days of the Closing Date, or such later date as the Agent may agree in its sole discretion, delivery of Mortgages with respect to owned real property to the extent required by the Collateral and Guarantee Requirement.

•
Within 90 days of the Closing Date, or such later date as the Agent may agree in its sole discretion, evidence reasonably satisfactory to the Agent of the fulfillment by the custodial administrator of its obligations under the Custodial Administration Agreement.

•	To the extent not inconsistent with Section 10.1.7(b), the Borrowers will use commercially reasonable efforts to deliver insurance endorsements required thereunder.

•
Within 5 Business Days of the Closing Date, or such later date as the Agent may agree in its sole discretion, delivery of reasonably necessary intellectual property releases from each of JP Morgan Chase Bank, National Association, as agent, in respect of the Existing Term Facility and US Bank, National Association, as collateral trustee, in relation to the Existing Series A Notes and Existing Series B Notes.

Schedule 10.2.1(b)
Liens

•	Incorporated by reference are all capital lease obligations provided in Schedule 10.2.3(b).
New Penn Motor Express, Inc.

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of the Commonwealth, Pennsylvania	UCC 11/19/2013	2008121704739 12/17/2008	New Penn Motor Express, Inc. 625 s 5th Ave Lebanon, PA 17042	Toyota Material Handling, U.S.A., Inc. P.O. Box 17419 Irvine, CA 92623-74419	Inventory of all new Toyota.
Secretary of the Commonwealth, Pennsylvania	CONT 11/19/2013	2013091204428 09/12/2013			Continuation.
Secretary of the Commonwealth, Pennsylvania	UCC 11/19/2013	2009030605236 03/06/2009	New Penn Motor Express, Inc. 625 S. 5th Avenue Lebanon, PA 17042	RBS Asset Finance, Inc. 71 S. Wacker Drive 28th Floor Chicago, IL 60606	Lease of specific equipment.
Secretary of the Commonwealth, Pennsylvania	UCC 11/19/2013	2012032103205 03/20/2012	NEW PENN MOTOR EXPRESS, INC. 625 S. 5TH AVENUE LEBANON, PA 17042	Nations Fund I, Inc. 101 Merritt Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of the Commonwealth, Pennsylvania	UCC 11/19/2013	2012050301334 05/02/2012	NEW PENN MOTOR EXPRESS, INC. 625 S. 5TH AVENUE LEBANON, PA 17042	Nations Fund I, Inc. 101 Merritt Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of the Commonwealth, Pennsylvania	UCC 11/19/2013	2012091300672 09/11/2012	NEW PENN MOTOR EXPRESS, INC. 625 S. 5TH AVENUE LEBANON, PA 17042	Nations Fund I, Inc. 101 Merritt Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of the Commonwealth, Pennsylvania	UCC 11/19/2013	2012092509194 09/25/2012		UTICA LEASECO, LLC 44225 UTICA ROAD UTICA, MI 48317	Secured Party assignment to: UTICA LEASECO, LLC 44225 UTICA ROAD UTICA, MI 48317
Secretary of the Commonwealth, Pennsylvania	UCC 02/03/2014	2014010301188 12/31/2013	NEW PENN MOTOR EXPRESS, INC. 625 S. 5TH AVENUE LEBANON, PA 17042	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association 1310 Madrid Street Marshall, MN 56258	Lease of specific equipment.

Roadway, LLC

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Kansas	FTL 12/05/2013	6714554 07/16/2010	ROADWAY CORPORATION, a Corporation 10990 ROE AVE OVERLAND PARK, KS 66211-1213	Internal Revenue Service	$10,413.73
Secretary of State, Kansas	Release of FTL 12/05/2013	677901 03/04/2011			Release of Federal Tax Lien in the amount of $10,413.73.

USF Glen Moore Inc.

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of the Commonwealth, Pennsylvania	UCC 11/19/2013	33030586 09/05/2000	USF Glen Moore Inc. P.O. Box 760 Carlisle, PA 17013	Financial Federal Credit Inc. 201 McCullough Drive Suite 320 Charlotte, NC 28262	Blanket lien.
Secretary of the Commonwealth, Pennsylvania	CONT 11/19/2013	2005071900586 07/18/2005			Continuation.
Secretary of the Commonwealth, Pennsylvania	TERM 11/19/2013	2008050701369 05/05/2008			Termination by Finance Federal Credit Inc.
Secretary of the Commonwealth, Pennsylvania	CONT 11/19/2013	2010032301617 03/22/2010			Continuation.
Secretary of the Commonwealth, Pennsylvania	UCC 11/19/2013	33030589 09/05/2000	USF Glen Moore Inc. P.O. Box 760 Carlisle, PA 17013	Financial Federal Credit Inc. 201 McCullough Drive Suite 320 Charlotte, NC 28262	Blanket lien.
Secretary of the Commonwealth, Pennsylvania	CONT 11/19/2013	2005071900574 07/18/2005			Continuation.
Secretary of the Commonwealth, Pennsylvania	TERM 11/19/2013	2008050701371 05/05/2008			Termination by Financial Federal Credit Inc.
Secretary of the Commonwealth, Pennsylvania	CONT 11/19/2013	2010032301605 03/22/2010			Continuation.

USF Holland Inc.

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
US District Court, Kansas	LIT 12/03/2013	2:13-cv-02205-EFM-GLR 05/02/2013	Defendant: USF Holland, Inc.	Plaintiff: Zachary Alden	Wrongful termination. Family Medical Leave Act.
US District Court, Kansas	LIT 12/03/2013	2:13-cv-02575-EFM-JPO 11/05/2013	Defendant: Ronald Beckham USF Holland, Inc. YRC Worldwide, Inc.	Plaintiff: Mary Eastwood	Wrongful Death Seeking damages in excess of $75,000
Department of State, Michigan	UCC 12/09/2013	2008194256-2 12/22/2008	USF Holland, Inc. 750 E 40th St Holland, MI 49423	Toyota Material Handling, U.S.A., Inc. P.O. Box 17419 Irvine, CA 92637419
Inventory of all new Toyota, manufactured industrial, construction and agricultural equipment and all similar used equipment, whether now owned or hereafter acquired and wherever located, including in transit trucks that have been delivered by or on behalf of Toyota Material Handling, USA, Inc. and that have not yet been paid for in whole.

Department of State, Michigan	CONT 12/09/2013				Continuation.
Department of State, Michigan	UCC 12/09/2013	2012042144-1 03/20/2012	USF HOLLAND, INC. 750 EAST 40TH STREET HOLLAND, MI 49423	Nations Fund I, Inc. 101 Merritt Seven Norwalk, CT 06851	Lease of specific equipment.
Department of State, Michigan	UCC 12/09/2013	2012052055-4 04/06/2012	USF HOLLAND, INC. 750 EAST 40TH STREET HOLLAND, MI 49423	Nations Fund I, Inc. 101 Merritt Seven Norwalk, CT 06851	Lease of specific equipment.
Department of State, Michigan	UCC 12/09/2013	2012095428-6 07/02/2012	USF HOLLAND, INC. 750 EAST 40TH STREET HOLLAND, MI 49423	Nations Fund I, Inc. 101 Merritt Seven Norwalk, CT 06851	Lease of specific equipment.
Department of State, Michigan	UCC 12/09/2013	2012129194-0 09/11/2012	USF HOLLAND, INC. 750 EAST 40TH STREET HOLLAND, MI 49423	Nations Fund I, Inc. 101 Merritt Seven Norwalk, CT 06851	Lease of specific equipment.
Department of State, Michigan	AMEND 12/09/2013	2012133070-4 09/19/2012	YRC, INC. 10990 ROE AVE OVERLAND PARK, KS 66211		Debtor change to: YRC, INC. 10990 ROE AVE OVERLAND PARK, KS 66211
Department of State, Michigan	ASSGN 12/09/2013	2012140129-8 10/03/2012		Utica Leaseco, LLC 44225 UTICA ROAD UTICA, MI 48317	Secured Party assignment to: Utica Leaseco, LLC 44225 UTICA ROAD UTICA, MI 48317
Department of State, Michigan	UCC 12/09/2013	2012179056-8 12/27/2012	USF HOLLAND INC. 750 E. 40TH STREET HOLLAND, MI 49423	Oce Financial Services, Inc. 5450 North Cumberland Chicago, IL 60656	All of Debtor's rights in all equipment subject to a lease between Debtor and Secured Party.
Department of State, Michigan	UCC 2/5/2014	2013177855-2 12/17/2013	USF HOLLAND INC. 750 E. 40TH STREET HOLLAND, MI 49423	Canon Financial Services, Inc. 158 Gaither Drive Suite 200 Mt. Laurel, NJ 08054	All equipment subject to lease and other rights arising from lease equipment

USF Reddaway Inc.

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Oregon	UCC 11/22/2013	8154506 12/17/2008	USF REDDAWAY, INC 16277 SE 130TH AVE CLACKAMAS, OR 97015	TOYOTA MATERIAL HANDLING, U.S.A., INC. P.O. BOX 17419 IRVINE, CA 92623-7419
INVENTORY OF ALL NEW TOYOTA, MANUFACTURED INDUSTRIAL, CONSTRUCTION AND AGRICULTURAL EQUIPMENT AND ALL SIMILAR USED EQUIPMENT, WHETHER NOW OWNED OR HEREAFTER ACQUIRED AND WHEREVER LOCATED, INCLUDING IN TRANSIT TRUCKS THAT HAVE BEEN DELIVERED BY OR ON BEHALF OF TOYOTA MATERIAL HANDLING, USA, INC. AND THAT HAVE NOT YET BEEN PAID FOR IN WHOLE.

Secretary of State, Oregon	CONT 11/22/2013	8154506-1 09/12/2013			Continuation.
Secretary of State, Oregon	UCC 11/22/2013	8433679 01/04/2010
USF REDDAWAY INC.

PO BOX 1035
CLACKAMAS, OR 97015

USF REDDAWAY, INC.

16277 SE 130TH AVE
CLACKAMAS, OR 97015

USF REDDAWAY INC.

12250 SE FORD DRIVE
CLACKAMAS, OR 97015

USF REDDAWAY INC.

10990 ROE AVENUE MS A515
OVERLAND PARK, KS 66211

				FLUID CONNECTOR PRODUCTS, INC. PO BOX 10308 PORTLAND, OR 97296	Specific equipment.
Secretary of State, Oregon	UCC 11/22/2013	89146492 03/20/2012	USF REDDAWAY, INC. 16277 S.E. 130TH AVENUE CLACKAMAS, OR 97015	Nations Fund I, Inc. 101 Merritt Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Oregon	UCC 11/22/2013	89162685 04/09/2012	USF REDDAWAY, INC. 16277 S.E. 130TH AVENUE CLACKAMAS, OR 97015	Nations Fund I, Inc. 101 Merritt Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Oregon	UCC 11/22/2013	89210013 06/01/2012	USF REDDAWAY, INC. 16277 S.E. 130TH AVENUE CLACKAMAS, OR 97015	Nations Fund I, Inc. 101 Merritt Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Oregon	UCC 11/22/2013	89283578 08/22/2012	USF REDDAWAY, INC. 16277 S.E. 130TH AVENUE CLACKAMAS, OR 97015	Nations Fund I, Inc. 101 Merritt Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Oregon	UCC 11/22/2013	89759879 06/18/2013	USF REDDAWAY INC. D/B/A REDDAWAY 7720 S.W. MOHAWK ST, BUILDING H TULATIN, OR 97062	STOUGHTON TRAILERS ACCEPTANCE BY LLC 416 S. ACADEMY STREET STOUGHTON, WI 53589	Lease of specific equipment. *Debtor name is not compliant with Article 9.
Secretary of State, Oregon	UCC 11/22/2013	89890102 11/19/2013	USF REDDAWAY INC. D/B/A REDDAWAY 7720 S.W. MOHAWK ST, BUILDING H TULATIN, OR 97062	STOUGHTON TRAILERS ACCEPTANCE BY LLC 416 S. ACADEMY STREET STOUGHTON, WI 53589	Lease of specific equipment. *Debtor name is not compliant with Article 9.

USFreightways Corporation

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 12/03/2013	31630311 06/26/2003	US FREIGHTWAYS CORPORATION 630 E KENMOOR, STE 200 GRAND RAPIDS, MI 49546	DELL FINANCIAL SERVICES, L.P. 12234 N. IH-35 BLDG B AUSTIN, TX 78753	Lease of specific equipment.
Secretary of State, Delaware	CONT 12/03/2013	20081862471 06/01/2008			Continuation.
Secretary of State, Delaware	AMEND 12/03/2013	20083248935 09/24/2008		DELL FINANCIAL SERVICES L.L.C. 12234 N. IH-35 BLDG B AUSTIN, TX 78753.	Secured Party change to: DELL FINANCIAL SERVICES L.L.C. 12234 N. IH-35 BLDG B AUSTIN, TX 78753.
Secretary of State, Delaware	CONT 12/03/2013	20131370056 04/10/2013			Continuation.

YRC Inc.

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 12/03/2013	20102884538 08/18/2010	YRC INC. 200 N BELTLINE RD IRVING, TX 75061	GENERAL ELECTRIC CAPITAL CORPORATION PO BOX 35701 BILLINGS, MT 59107-570	Lease of specific equipment
Secretary of State, Delaware	UCC 12/03/2013	20121040460 03/19/2012	YRC, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	NATIONS FUND I, INC. 1201 MERRITT SEVEN NORWALK, CT 06851	Lease of specific equipment.
Secretary of State, Delaware	UCC 12/03/2013	20121537473 04/20/2012	YRC, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	NATIONS FUND I, INC. 1201 MERRITT SEVEN NORWALK, CT 06851	Lease of specific equipment.
Secretary of State, Delaware	ASSGN 12/03/2013	20123708577 09/26/2012		MILESTONE EQUIPMENT CORPORATION 1660 TIBURON BLVD, SUITE E TIBURON, CA 94920	Secured Party assignment to: MILESTONE EQUIPMENT CORPORATION 1660 TIBURON BLVD, SUITE E TIBURON, CA 94920
Secretary of State, Delaware	UCC 12/03/2013	20122075275 05/30/2012	YRC, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	NATIONS FUND I, INC. 1201 MERRITT SEVEN NORWALK, CT 06851	Lease of specific equipment.
Secretary of State, Delaware	UCC 12/03/2013	20122075648 05/30/2012	YRC, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	NATIONS FUND I, INC. 1201 MERRITT SEVEN NORWALK, CT 06851	Lease of specific equipment.
Secretary of State, Delaware	ASSGN 12/03/2013	20123708825 09/26/2012		MILESTONE EQUIPMENT CORPORATION 1660 TIBURON BLVD, SUITE E TIBURON, CA 94920	Secured Party assignment to: MILESTONE EQUIPMENT CORPORATION 1660 TIBURON BLVD, SUITE E TIBURON, CA 94920
Secretary of State, Delaware	UCC 12/03/2013	20122680124 07/12/2012	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	NATIONS FUND I, INC. 1201 MERRITT SEVEN NORWALK, CT 06851	Lease of specific equipment.
Secretary of State, Delaware	UCC 12/03/2013	20122922427 07/30/2012	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	NATIONS FUND I, INC. 1201 MERRITT SEVEN NORWALK, CT 06851	Lease of specific equipment.
Secretary of State, Delaware	UCC 12/03/2013	20123001106 08/03/2012	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	NATIONS FUND I, INC. 1201 MERRITT SEVEN NORWALK, CT 06851	Lease of specific equipment.
Secretary of State, Delaware	ASSGN 12/03/2013	20123708890 09/26/2012		MILESTONE EQUIPMENT CORPORATION 1660 TIBURON BLVD, SUITE E TIBURON, CA 94920	Secured Party assignment to: MILESTONE EQUIPMENT CORPORATION 1660 TIBURON BLVD, SUITE E TIBURON, CA 94920
Secretary of State, Delaware	UCC 12/03/2013	20123241256 08/21/2012	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	NATIONS FUND I, INC. 1201 MERRITT SEVEN NORWALK, CT 06851	Lease of specific equipment.
Secretary of State, Delaware	UCC 12/03/2013	20123592468 09/18/2012	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	NATIONS FUND I, INC. 1201 MERRITT SEVEN NORWALK, CT 06851	Lease of specific equipment.
Secretary of State, Delaware	ASSGN 12/03/2013	20123819424 10/03/2012		UTICA LEASECO, LLC 44225 UTICA ROAD UTICA, MI 48317	Secured Party assignment to: UTICA LEASECO, LLC 44225 UTICA ROAD UTICA, MI 48317
Secretary of State, Delaware	UCC 12/03/2013	20123667005 09/13/2012	YRC INC. 10990 Roe Avenue Overland Park, KS 66211	Nations Fund I, Inc. 101 Merritt Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Delaware	ASSGN 12/03/2013	20124032142 10/03/2012		PMC FINANCIAL SERVICES GROUP, LLC 3816 EAST LA PALMA AVE ANAHEIM, CA 92807	Secured Party assignment to: PMC FINANCIAL SERVICES GROUP, LLC 3816 EAST LA PALMA AVE ANAHEIM, CA 92807
Secretary of State, Delaware	UCC 12/03/2013	20125096484 12/31/2012	YRC, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	NATIONS FUND I, INC. 1201 MERRITT SEVEN NORWALK, CT 06851	Lease of specific equipment.
Secretary of State, Delaware	UCC 12/03/2013	20131036327 03/18/2013	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	CIT FINANCE LLC 10201 CENTURION PARKWAY N. JACKSONVILLE, FL 32256	Specific equipment.
Secretary of State, Delaware	TERM 12/03/2013	20131074971 03/20/2013			Termination by CIT Finance LLC.
Secretary of State, Delaware	UCC 12/03/2013	20131074690 03/20/2013	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	CIT FINANCE LLC 10201 CENTURION PARKWAY N. JACKSONVILLE, FL 32256	Specific equipment.
Secretary of State, Delaware	UCC 12/03/2013	20132927771 07/18/2013	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. PO Box 203106 Dallas, TX 75320-3106	Lease of specific equipment.
Secretary of State, Delaware	UCC 12/03/2013	20134021334 10/08/2013	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. PO Box 203106 Dallas, TX 75320-3106	Lease of specific equipment.
Secretary of State, Delaware	UCC 12/03/2013	20134369279 11/04/2013	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. PO Box 203106 Dallas, TX 75320-3106	Lease of specific equipment.
Secretary of State, Delaware	UCC 1/30/2014	20135162830 12/30/2014	YRC, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. 101 Merritt Seven 5th Floor Norwalk, CT 06851	All equipment subject to lease and other rights arising from lease equipment.
Secretary of State, Kansas	UCC 12/05/2013	6887905 03/20/2012	YRC, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. 101 Merrit Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Kansas	UCC 12/05/2013	6896716 04/23/2012	YRC, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. 101 Merrit Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Kansas	ASSGN 12/05/2013	71253509 09/26/2012		MILESTONE EQUIPMENT CORPORATION 1660 TIBURON BLVD, SUITE E TIBURON, CA 94920	Secured Party assignment to: MILESTONE EQUIPMENT CORPORATION 1660 TIBURON BLVD, SUITE E TIBURON, CA 94920
Secretary of State, Kansas	UCC 12/05/2013	6909386 06/01/2012	YRC, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. 101 Merrit Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Kansas	UCC 12/05/2013	6909402 06/01/2012	YRC, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. 101 Merrit Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Kansas	ASSGN 12/05/2013	71253780 09/26/2012		MILESTONE EQUIPMENT CORPORATION 1660 TIBURON BLVD, SUITE E TIBURON, CA 94920	Secured Party assignment to: MILESTONE EQUIPMENT CORPORATION 1660 TIBURON BLVD, SUITE E TIBURON, CA 94920
Secretary of State, Kansas	UCC 12/05/2013	6920961 07/13/2012	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. 101 Merrit Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Kansas	UCC 12/05/2013	6924781 07/31/2012	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. 101 Merrit Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Kansas	UCC 12/05/2013	6926026 08/06/2012	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. 101 Merrit Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Kansas	ASSGN 12/05/2013	71253798 09/26/2012		MILESTONE EQUIPMENT CORPORATION 1660 TIBURON BLVD, SUITE E TIBURON, CA 94920	Secured Party assignment to: MILESTONE EQUIPMENT CORPORATION 1660 TIBURON BLVD, SUITE E TIBURON, CA 94920
Secretary of State, Kansas	UCC 12/05/2013	6930549 08/22/2012	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. 101 Merrit Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Kansas	UCC 12/05/2013	6933816 09/07/2012	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. 101 Merrit Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Kansas	ASSGN 12/05/2013	6939532 10/03/2012		PMC FINANCIAL SERVICES GROUP, LLC 3816 EAST LA PALMA AVE ANAHEIM, CA 92807	Secured Party assignment to: PMC FINANCIAL SERVICES GROUP, LLC 3816 EAST LA PALMA AVE ANAHEIM, CA 92807
Secretary of State, Kansas	UCC 12/05/2013	6936462 09/19/2012	YRC, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. 101 Merrit Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Kansas	ASSGN 12/05/2013	71258987 10/03/2012		UTICA LEASECO, LLC 44225 UTICA ROAD UTICA, MI 48317	Secured Party assignment to: UTICA LEASECO, LLC 44225 UTICA ROAD UTICA, MI 48317
Secretary of State, Kansas	UCC 12/05/2013	6959944 01/02/2013	YRC, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. 101 Merrit Seven Norwalk, CT 06851	Lease of specific equipment.
Secretary of State, Kansas	UCC 12/05/2013	6999189 05/28/2013	YRC INC. D/B/A YRC FREIGHT 10990 ROE AVENUE OVERLAND PARK, KS 66211	STOUGHTON TRAILERS ACCEPTANCE COMPANY, LLC 416 S. ACADEMY STREET STOUGHTON, WI 53589	Lease of specific equipment. *Debtor name is not compliant with Article 9.
Secretary of State, Kansas	UCC 12/05/2013	7008287 07/01/2013	YRC INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	Nations Fund I, Inc. PO Box 203106 Dallas, TX 75320-3106	Lease of specific equipment.

YRC Enterprise Services, Inc.

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 12/03/2013	20103749383 10/26/2010	YRC ENTERPRISE SERVICES, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	COMSOURCE, INC. 8104 CAZENOVIA ROAD MANLIUS, NY 13104	Lease of specific equipment.
Secretary of State, Delaware	ASSGN 12/03/2013	20104533489 12/21/2010		MB FINANCIAL BANK, N.A. 6111 N. RIVER ROAD ROSEMONT, IL 60018	Secured Party assignment to: MB FINANCIAL BANK, N.A. 6111 N. RIVER ROAD ROSEMONT, IL 60018
Secretary of State, Delaware	ASSGN 12/03/2013	20110265101 01/24/2011		MB FINANCIAL BANK, N.A. 6111 N. RIVER ROAD ROSEMONT, IL 60018	Secured Party assignment to: MB FINANCIAL BANK, N.A. 6111 N. RIVER ROAD ROSEMONT, IL 60018
Secretary of State, Delaware	UCC 12/03/2013	20111360844 03/30/2011	YRC Enterprise Services, Inc. 10990 Roe Ave Overland Park, KS 66211	Forsythe Solutions Group, Inc. 7770 Frontage Road Skokie, IL 60077	Specific equipment.
Secretary of State, Delaware	UCC 12/03/2013	20114124858 10/26/2011	YRC ENTERPRISES SERVICES, INC. 10990 ROE AVENUE OVERLAND PARK, KS 62207	NORTH AMERICAN COMMUNICATIONS RESOURCE, INC. 3344 HWY 149 EAGAN, MN 55121	Telecommunications equipment.
Secretary of State, Delaware	TERM 12/03/2013	20130167164 01/11/2013			Termination by North American Communications Resource, Inc.

YRC Logistics Services, Inc.

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Illinois	UCC 12/04/2013	14278044 05/08/2009	YRC LOGISTICS SERVICES, INC. 10990 ROE AVE OVERLAND PARK, KS 66211	NMHG FINANCIAL SERVICES, INC. 44 OLD RIDGEBURY ROAD DANBURY, CT 06810	All equipment now or hereafter leased by Lessor to Lessee.
Secretary of State, Illinois	CONT 12/04/2013	09270983 11/22/2013			Continuation.
Secretary of State, Illinois	AMEND 12/04/2013	09270982 11/22/2013		NMHG FINANCIAL SERVICES, INC. PO BOX 35701 Billings, MT 59107-5701	Secured Party change to: NMHG FINANCIAL SERVICES, INC. PO BOX 35701 Billings, MT 59107-5701
Secretary of State, Illinois	UCC 12/04/2013	14814787 12/02/2009	YRC LOGISTICS SERVICES, INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	GREATWIDE DEDICATED TRANSPORT, LLC 12404 PARK CENTRAL DR, STE 300 SOUTH DALLAS, TX 75251
Reference is made to (i) that certain Indemnification Escrow Agreement, dated as of November 23,2009 (the "Indemnification Escrow Agreement") between Debtor, Secured Party and JPMorgan Chase Bank, N.A. and (ii) that certain Adjustment Escrow Agreement, dated as of November 23,2009 (the "Adjustment Escrow Agreement") between Debtor, Secured Party and JPMorgan Chase Bank, N.A.

This financing statement covers (1) all of the Debtor's rights under the Indemnification Escrow Agreement, (2) the Indemnification Escrow Account, the Indemnification Escrow Amount and all investments thereof, in each case, as referred to in the Indemnification Escrow Agreement, (3) all of the Debtor's rights under the Adjustment Escrow Agreement and (4) the Adjustment Escrow Account, the Adjustment Escrow Amount and all, investments thereof, in each case, as referred to in the Adjustment Escrow Agreement.

YRC Worldwide Inc.

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 12/03/2013	20084198477 12/17/2008	YRC WORLDWIDE, INC. 10990 ROE AVE. OVERLAND PARK, KS 66211	TOYOTA MATERIAL HANDLING, U.S.A., INC. P.O. BOX 17419 IRVINE, CA 92623-741
Inventory of all new Toyota, manufactured industrial, construction and agricultural equipment and all similar used equipment, whether now owned or hereafter acquired and wherever located, including in transit trucks that have been delivered by or on behalf of Toyota Material Handling, USA, Inc. and that have not yet been paid for in whole.

Secretary of State, Delaware	CONT 12/03/2013	20133558716 09/12/2013			Continuation.
Secretary of State, Delaware	UCC 12/03/2013	20101549991 05/04/2010	YRC WORLDWIDE INC. 10990 ROE AVE OVERLAND PARK, KS 66211	GENERAL ELECTRIC CAPITAL CORPORATION PO BOX 35701 BILLINGS, MT 59107-570	Lease of specific equipment.
Secretary of State, Delaware	UCC 12/03/2013	20122122051 06/04/2012	YRC WORLDWIDE INC. 10990 ROE AVENUE OVERLAND PARK, KS 66211	MACQUARIE EQUIPMENT FINANCE, LLC 2285 FRANKLIN ROAD SUITE 100 BLOOMFIELD HILLS, MI 48302	Lease of specific equipment.
Register of Deeds, Johnson County, Kansas	STL 12/04/2013	20130411-0004822 04/11/2013	YRC WORLDWIDE INC. (as a corporation) 10990 Roe Ave Shawnee Mission, KS 66211-1213	State of Kansas Department of Labor Delinquent Account Unit 401 S.W. Topeka Blvd. Topeka, KS 66603-3182	$10,008.26
Register of Deeds, Johnson County, Kansas	STL 12/04/2013	20130729-0012027 07/29/2013	YRC WORLDWIDE INC. (as a corporation) 10990 Roe Ave Shawnee Mission, KS 66211-1213	State of Kansas Department of Labor Delinquent Account Unit 401 S.W. Topeka Blvd. Topeka, KS 66603-3182	$236.48
US District Court, Kansas	LIT 12/03/2013	2:11-cv-02072-KHV-JPO 02/07/2011	Defendant: YRC Worldwide Inc.	Plaintiff: Stan Better YRC Investors Group	Securities Exchange Act Plaintiffs suing in class action against YRC Worldwide Inc. for misleading conduct in company valuation.
US District Court, Kansas	LIT 12/03/2013	2:13-cv-02575-EFM-JPO 11/05/2013	Defendant: Ronald Beckham USF Holland, Inc. YRC Worldwide, Inc.	Plaintiff: Mary Eastwood	Wrongful death.

Schedule 10.2.2(e)
Investments

•	Included by reference are all Intercompany Notes listed on Schedule 10.2.3(b).

•	YRC Regional Transportation, Inc. owns preferred shares of Newgistics, Inc., which were converted into right to receive $3.4 million on Newgistics, Inc. merger

Wholly Owned Subsidiaries

Issuer	Issued and Outstanding Shares/Equity Interests	Record and Beneficial Owner
YRC Worldwide Inc.	28,629,938 583,334 shares of Class A Convertible Preferred Stock 1 share of Series A Preferred Stock	Publicly traded
1105481 Ontario, Inc.	100 shares	100% by YRC Worldwide Inc.
Express Lane Service, Inc.	100 shares	100% by YRC Worldwide Inc.
OPK Insurance Co. Ltd.	Unknown	100% by YRC Worldwide Inc.
Roadway LLC	100 shares	100% by YRC Worldwide Inc.
YRC Association Solutions, Inc.	10,000 shares	100% by YRC Worldwide Inc.
YRC Logistics Asia Limited	357,501,711 shares	100% by YRC Worldwide Inc.
YRC International Investments, Inc.	1,000 shares	100% by YRC Worldwide Inc.
YRC MORTGAGES, LLC	10,000 units	100% by YRC Worldwide Inc.
YRC Regional Transportation, Inc.	1,000 shares	100% by YRC Worldwide Inc.
YRC Enterprise Services, Inc.	1,000 shares	100% by YRC Worldwide Inc.
YRCW Receivables LLC	$1,000 paid in capital	100% by YRC Worldwide Inc.
YRC Inc.	200 shares	100% by Roadway LLC
Roadway Next Day Corporation	100 shares	100% by Roadway LLC
Reimer Express Lines Ltd.	100 Class B Common 7,511,100 Class A Voting Common	100% by YRC Inc.
Roadway Express International, Inc.	1,000 shares	100% by YRC Inc.
Roadway Reverse Logistics, Inc.	100 shares	100% by YRC Inc.
YRC Services S. de R.L. de C.V.	N/A	100% by YRC Transportation, S.A. de C.V.
New Penn Motor Express, Inc.	7 shares	100% by Roadway Next Day Corporation
YRC (Shanghai) Management Consulting CO., LTD.	No shares	100% by YRC Logistics Asia Limited
PT Meridian IQ Indonesia International	$50,000 paid in capital	100% by YRC Logistics Asia Limited
YRC Worldwide Pte. Ltd.	100 shares	100% by YRC International Investments, Inc.
YRC LOGISTICS SERVICES, INC.	50 shares	100% by YRC Regional Transportation, Inc.
YRC Logistics Inc.	100 shares	100% by YRC LOGISTICS SERVICES, INC.
USF Bestway Inc.	283.4 shares	100% by YRC Regional Transportation, Inc.
USF DUGAN INC.	1,000,000 shares	100% by YRC Regional Transportation, Inc.
USF Glen Moore Inc.	100,000	100% by YRC Regional Transportation, Inc.
USF Holland Inc.	1,131 Common Stock 2,610 Preferred Stock	100% by YRC Regional Transportation, Inc.
USF Holland International Sales Corporation	100,000 shares	100% by USF Holland Inc.
USF RedStar LLC	Unknown	100% by YRC Regional Transportation, Inc.
USF Reddaway Inc.	40.5 shares	100% by YRC Regional Transportation, Inc.

Less Than Wholly Owned Subsidiaries

Issuer	Issued and Outstanding Shares/Equity Interests	Record and Beneficial Owner
JHJ International Transportation	$10,000,000 paid in capital	50% by YRC Worldwide Inc. and 50% by Shanghai Jin Jiang International Industrial Investment Co., Ltd.
Roadway Express, S.A. de C.V.	9,210,800 shares	99.99% by YRC Inc. .01% by Transcontinental Lease, S. de R.L de C.V.
Transcontinental Lease, S. de R.L. de C.V.	50 shares	99.99% by YRC Inc. .01% by Roadway Express International, Inc.
YRC Transportation, S.A. de C.V.	5,000 shares	58.9% by YRC Inc. 41.1% by Reimer Express Lines Ltd.

Schedule 10.2.3(b)
Debt

•	5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 and the subsidiary guarantees of them, with remaining aggregate principal amount of $177,000.

•
Indebtedness arising under contracts entered into in the ordinary course of business for the purchase of goods and services, whether or not delivered or accepted, which constitute take or pay obligations.

•	Included by reference are all liens listed on Schedule 10.2.1(b).

Additional Outstanding Notes

Maker	Payee	Original Principal Amount
Each Loan Party	Each Loan Party	N/A
YRC Inc. (fka Roadway Express, Inc.)	Roadway LLC	$500,000,000.00
YRC Inc. (fka Roadway Express, Inc.)	YRC Worldwide Inc.	$200,000,000.00
New Penn Motor Express, Inc.	Roadway LLC	$150,000,000.00
YRC Logistics Asia Limited	YRC Worldwide Inc.	$10,203,693.27
YRC Logistics Asia Limited	YRC Worldwide Inc.	1, 563,062.02
Reimer Express Lines Ltd.	YRC Logistics Inc.	$ 3,674,434.39 CAD
YRC Worldwide Inc.	Reimer Express Lines Ltd.	$19,000,000.00
YRC Inc.	Reimer Express Lines Ltd.	$ 5,870,361.00 CAD
Transcontinental Lease, S. de R.L. de C.V.	YRC Transportation, S.A. de C.V.	$1,047,718.92

Capital Lease Obligations

Lessee	Lessor	Opco	Location/Description	1/31/14 Balance
YRC Worldwide Inc.	Bloomington Industrial Property Owner, LLC	YRC	NAT #1 Bloomington - Terminal C4	19,078,779.20
YRC Worldwide Inc.	1313 Grand Street Realty, LLC	YRC	NAT #1 Brooklyn - Terminal C4	5,898,925.60
YRC Worldwide Inc.	NATMI Truck Terminals, LLC c/o NorthAmerican Terminals Management, Inc.	YRC	NAT #1 Chula Vista - Terminal C4	2,074,577.49
YRC Worldwide Inc.	NATMI Truck Terminals, LLC c/o NorthAmerican Terminals Management, Inc.	YRC	NAT #1 Denver - Terminal C4	4,898,324.72
YRC Worldwide Inc.	KTR Property Trust I	URD	NAT #1 Fontana - Terminal C4	10,324,335.07
YRC Worldwide Inc.	Prologis Targeted US Logistics Fund, LP	YRC	NAT #1 Gardena - Terminal C4	4,634,586.79
YRC Worldwide Inc.	NATMI Truck Terminals, LLC c/o NorthAmerican Terminals Management, Inc.	URD	NAT #1 Henderson - Terminal C4	3,155,981.50
YRC Worldwide Inc.	NATMI Truck Terminals, LLC c/o NorthAmerican Terminals Management, Inc.	URD	NAT #1 Las Vegas - Terminal C4	2,691,607.83
YRC Worldwide Inc.	NATMI Truck Terminals, LLC c/o NorthAmerican Terminals Management, Inc.	YRC	NAT #1 Manassas - Terminal C4	1,994,214.80
YRC Worldwide Inc.	Orange Batavia I LLC	URD	NAT #1 Orange - Terminal C4	5,469,230.22
YRC Worldwide Inc.	GPT Orlando Terminal Owner LLC c/o Gramercy Capital Corp.	YRC	NAT #1 Orlando - Terminal C4	1,781,154.80
YRC Worldwide Inc.	Bel Air T.T., LLC (c/o Pacific Industrial, LLC)	YRC	NAT #1 San Diego - Terminal C4	2,197,405.00
YRC Worldwide Inc.	M4 Terminals, LLC c/o Mark IV Capital, Inc.	YRC	NAT #1 San Jose - Terminal C4	1,956,910.11
YRC Worldwide Inc.	M4 Terminals, LLC c/o Mark IV Capital, Inc.	URD	NAT #1 Santa Clara - Terminal C4	2,537,893.92
YRC Worldwide Inc.	KTR Property Trust I	YRC	NAT #1 Seattle - Terminal C4	6,450,485.73
YRC Worldwide Inc.	NATMI Truck Terminals, LLC c/o NorthAmerican Terminals Management, Inc.	YRC	NAT #1 Sparks - Terminal C4	1,732,906.54
YRC Worldwide Inc.	NATMI Truck Terminals, LLC c/o NorthAmerican Terminals Management, Inc.	NPM	NAT #2 Billerica - Terminal C4	3,991,776.29
YRC Worldwide Inc.	Terreno Dell LLC	YRC	NAT #2 Carlstadt - Terminal C4	3,517,707.62
YRC Worldwide Inc.	GPT Houston Terminal Owner LLC c/o Gramercy Capital Corp.	YRC	NAT #3 - Houston - Terminal C4	3,563,775.63
YRC Worldwide Inc.	NATMI Truck Terminals, LLC c/o NorthAmerican Terminals Management, Inc.	YRC	NAT #3 Phoenix - Terminal C4	4,384,666.83
YRC Worldwide Inc.	NATMI Truck Terminals, LLC c/o NorthAmerican Terminals Management, Inc.	YRC	NAT #3 Portland - Terminal C4	7,627,074.06
YRC Worldwide Inc.	DCT Regentview Avenue LLC c/o DCT Industrial Trust Inc.	URD	NAT #4 - Downey CA v2 - Terminal C4	5,330,837.07
YRC Worldwide Inc.	DCT Eckhoff Street LLC c/o DCT Industrial Trust Inc.	YRC	NAT #4 - Orange CA v2 - Terminal C4	5,580,927.72
YRC Worldwide Inc.	DCT Peoria Street LLC c/o DCT Industrial Trust Inc.	YRC	NAT #4 - Sun Valley CA - Terminal C4	3,648,379.41
YRC Worldwide Inc.	GPT Deer Park Terminal Owner LLC c/o Gramercy Property Trust	YRC	NAT #5 - Deer Park NY - Terminal C4	2,179,445.82
YRC Worldwide Inc.	Terreno Clawiter LLC c/o Cassidy Turley	YRC	NAT #5 - Hayward/Okland CA - Terminal C4	3,756,728.40
YRC Worldwide Inc.	Prologis Targeted US Logistics Fund, LP	YRC	NAT #5 - Tacoma WA - Terminal C4	2,727,643.28
YRC Worldwide Inc.	Estes Express Lines	YRC	Estes - Charlotte, NC - Terminal C4	5,586,472.44
YRC Worldwide Inc.	Estes Express Lines	UHL	Estes - Coon Rapids - Terminal C4	4,645,616.92
YRC Worldwide Inc.	Estes Express Lines (G. I. Trucking Company)	URD	Estes - Eugene, OR - Terminal C4	1,293,636.81
YRC Worldwide Inc.	Estes Terminals LLC	UHL	Estes - Joilet - Terminal C4	7,249,164.66
YRC Worldwide Inc.	Estes Express Lines	YRC	Estes - Kearny, NJ - Terminal C4	7,446,011.87
YRC Worldwide Inc.	Estes Express Lines	YRC	Estes - Lake Park, GA - Terminal C4	3,834,690.79
YRC Worldwide Inc.	Estes Express Lines, Inc.	UHL	Estes - Milwaukee - Terminal C4	4,553,172.52
YRC Worldwide Inc.	Estes Express Lines	YRC	Estes - Morrisville, NC - Terminal C4	2,166,992.91
YRC Worldwide Inc.	Estes Express Lines (G. I. Trucking Company)	URD	Estes - Redmond, OR - Terminal C4	638,874.55
YRC Worldwide Inc.	Estes Terminals LLC	UHL	Estes - Rockford - Terminal C4	3,717,940.43
YRC Worldwide Inc.	Estes Express Lines, Inc.	UHL	Estes - South Bend - Terminal C4	4,660,177.30
YRC Worldwide Inc.	Estes Terminals LLC	YRC	Estes - Sparks, NV - Terminal C4	5,104,767.77
YRC Worldwide Inc.	Estes Express Lines (G. I. Trucking Company)	URD	Estes - Tacoma, WA - Terminal C4	5,615,755.75
YRC Worldwide Inc.	Estes Express Lines	URD	Estes - Three Forks, MT - Terminal C4	309,384.59
YRC Worldwide Inc.	Estes Express Lines	UHL	Estes - Tomah Monroe County - Terminal C4	1,137,914.92
YRC Worldwide Inc.	Estes Express Lines	YRC	Estes - Wichita, KS - Terminal C4	1,190,145.94
YRC Worldwide Inc.	NATMI National San Bernardino, LP	YRC	Centerpoint - San Bernardino CA - Terminal C4	8,648,015.83
YRC Worldwide Inc.	EXOL Properties, LLC	URD	EXOL - Boise ID - Terminal C4	1,034,275.43
YRC Worldwide Inc.	EXOL Properties, LLC	YRC	EXOL - Meridian ID - Terminal C4	1,462,257.79
YRC Worldwide Inc.	Freight Line Properties LLC	YRC	Freight Line - Salt Lake City, UT - Terminal C4	2,949,166.55
YRC Worldwide Inc.	Kestrel Crossdock LLC	URD	Kestrel Crossdock - Missoula, MT - Terminal C4	1,293,227.68
YRC Worldwide Inc.	Mad Acquisitions, LLC	YRC	Other - Roanoke, VA - Terminal C4	633,638.46
YRC Worldwide Inc.	RLR Investments, LLC (Attn: Corp Legal Dept)	UHL	RLR - Appleton WI - Terminal C4	3,380,468.85
YRC Worldwide Inc.	RLR Investments LLC (Attn: Corp Legal Dept)	YRC	RLR - Atlanta GA - Terminal C4	6,924,155.14
YRC Worldwide Inc.	RL Roberts LLC (Attn: Corp Legal Dept)	YRC	RLR - Chicago West IL - Terminal C4	3,796,028.10
YRC Worldwide Inc.	RLF Booth SPE, LLC	YRC	RLR - Kansas City, MO - Terminal C4	4,931,781.34
YRC Worldwide Inc.	R. L. Roberts, LLC	NPM	RLR - Scranton PA - Terminal C4	1,489,923.38
YRC Worldwide Inc.	ProLogis Targeted U.S. Logistics Fund, L.P. (Attn: Diane Obringer)	YRC	SSF - San Francisco CA - Terminal C4	6,943,267.76
YRC Worldwide Inc.	RLR Investments LLC	URD	TAC - Spokane WA (URD) - Terminal C4	1,477,082.54
YRC Worldwide Inc.	TAC Spokane, LLC	YRC	TAC - Spokane, WA - Terminal C4	975,798.60
YRC Worldwide Inc.	Thunderbolt Management Group Inc (Attn Barry Jenkins)	YRC	Thunderbolt Colorado Springs CO - Terminal C4	639,191.61
YRC Worldwide Inc.	Dauntless ULC c/o Crown Enterprises	YRC	Other - Mississauga/Toronto Canada - Terminal C4	9,229,920.84
YRC Worldwide Inc.	Price Property and Investments LLC and Green-Blue 1818 LLC	YRC	Tower and 5200 Building - Terminal C4	20,368,745.70
YRC Worldwide Inc.	GPT Elkridge Terminal Owner LLC c/o Gramercy Property Trust Inc.	NPM	SE - Elkridge/Baltimore MD - Terminal C4	5,210,767.90
YRC Worldwide Inc.	Southeastern Freight Lines, Inc.	YRC	SE - Lubbock TX - Terminal C4	946,780.16
YRC Worldwide Inc.	A. Duie Pyle, Inc.	NPM	SE - Maspeth - Terminal C4	11,049,181.97
YRC Worldwide Inc.	A. Duie Pyle, Inc.	NPM	SE - Newburgh - Terminal C4	2,734,071.72
YRC Worldwide Inc.	Southeastern Freight Lines, Inc.	YRC	SE - Odessa TX - Terminal C4	557,574.47
YRC Worldwide Inc.	Southeastern Freight Lines, Inc.	YRC	SE - Amarillo, TX - Terminal C4	1,240,096.86
YRC Worldwide Inc.	Southeastern Freight Lines, Inc.	YRC	SE - McAllen, TX - Terminal C4	1,479,453.46
YRC Worldwide Inc.	Southeastern Freight Lines, Inc.	YRC	SE - Miami, FL - Terminal C4	10,574,256.99
YRC Worldwide Inc.	Southeastern Freight Lines, Inc.	YRC	SE - Tulsa - Terminal C4	1,374,813.83
YRC Worldwide Inc.	Southeastern Freight Lines, Inc.	YRC	SE - Van Buren - Terminal C4	620,383.41
YRC Worldwide Inc.	A. Duie Pyle, Inc.	YRC	SE - Westbrook (Portland, ME) - Terminal C4	742,826.07
YRC Worldwide Inc.	A. Duie Pyle, Inc.	YRC	SE - Williston - Terminal C4	879,862.09
YRC Inc.	Clean Energy Finance, LLC	YRC	(4) 2011 Peterbuilt LNG 384 Series Tractors	231,502.46
YRC Enterprise Services, Inc.	Kronos	YRC	HRIS Workforce Software	910,335.59

Letters of Credit

Issuing Bank	LOC #	Beneficiary	Letter of Credit Total
SunTrust Bank	F844353	Old Republic Insurance Company	$132,243,850.00
SunTrust Bank	F856462	National Union Fire Insurance Company of Pittsburgh, PA, et al	$9,900,000.00
Wells Fargo Bank, N.A.	517615P	Hartford Fire Insurance Co.	$450,000.00
Wells Fargo Bank, N.A.	IS0014715U	QBE Insurance Corporation	$878,775.00
JPMorgan Chase Bank, N.A.	CPCS-742627	Bank of America, National Association, Canada Branch, FIA Card Services, National Association	$2,710,000.00
JPMorgan Chase Bank, N.A.	CPCS-793046	Liberty Mutual Insurance Company	$8,000,000.00
JPMorgan Chase Bank, N.A.	CPCS-918562	Safety National Casualty Corporation	$3,000,000.00
JPMorgan Chase Bank, N.A.	TFTS-239248	Westchester Fire Insurance Company	$4,060,000.00
JPMorgan Chase Bank, N.A.	TFTS-271022	ExxonMobil Oil Corporation	$150,000.00
JPMorgan Chase Bank, N.A.	TFTS-333618	Macquarie Equipment Finance, LLC	$3,860,000.00
JPMorgan Chase Bank, N.A.	TFTS-359598	Canadian National Railway Company	$100,000.00
JPMorgan Chase Bank, N.A.	TFTS-777114	Truman Arnold Companies	$480,000.00
JPMorgan Chase Bank, N.A.	TFTS-780064	Musket Corporation	$1,500,000.00
JPMorgan Chase Bank, N.A.	TFTS-780065	Southern Counties Oil Co., a CA limited partnership	$250,000.00
JPMorgan Chase Bank, N.A.	TFTS-796000	Mansfield Oil Company of Gainesville, Inc.	$450,000.00

Schedule 10.2.5
Closing Date Dispositions

•	Sale of property located at 2385 Route 715, Tannersville, PA 18372.

•	Sale of property located at 9711 State Avenue, Kansas City, Wyandotte County, Kansas

•	Sale of property located at 9717 State Avenue, Kansas City, Wyandotte County, Kansas

•	Sale of preferred shares of Newgistics, Inc.

Schedule 10.2.8
Transactions with Affiliates

Included by reference are all transactions with affiliates provided for in the 10-Q filed on November 12, 2013 and the 10-K filed on February 21, 2013 by YRC Worldwide Inc.

Schedule 10.2.9
Burdensome Agreements

Included by reference are all contractual obligations provided for in the 10-Q filed on November 12, 2013 and the 10-K filed on February 21, 2013 by YRC Worldwide Inc.